Filed Pursuant to Rule 424(b)(4)

File No. 333-219029

PROSPECTUS

$5,011,875
Units

DOLPHIN ENTERTAINMENT, INC.

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We are offering $5,011,875 of units with each unit consisting of one share of our common stock, $0.015 par value per share and one warrant to purchase one share of our common stock per unit at an exercise price equal to $4.74 per share (115% of the public offering price) and expiring three years after the issuance date. The units will not be issued or certificated. Purchasers will receive only shares of common stock and warrants. The common stock and warrants are immediately separable and will be issued separately. The offering also includes the shares issuable from time to time upon exercise of the warrants.

Our shares of common stock are currently quoted on the OTC Pink Marketplace, operated by OTC Markets Group. The symbol for our common stock is “DPDM”. There is currently no public market for our warrants. We have applied to have our common stock and warrants offered hereby listed on The Nasdaq Capital Market under the symbols “DLPN” and “DLPNW,” respectively. On December 19, 2017, the last reported sale price of our common stock on the OTC Pink Marketplace was $8.00 per share.

Our business and an investment in our common stock involve significant risks. See “Risk Factors” beginning on page 8 of this prospectus to read about factors that you should consider before making an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

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	Per Unit	Total
Public offering price(1)	$4.125	$5,011,875
Underwriting discount(2)	$0.28875	$350,831
Proceeds before expenses	$3.83625	$4,661,044

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(1)

The public offering price and underwriting discount corresponds to (i) a public offering price per share of common stock of $4.115 and (ii) a public offering price per share underlying the warrants of $0.01.

(2)

In addition to the underwriting discount, we have agreed to issue to the underwriters warrants to purchase a number of shares of common stock equal to 7% of the total number of shares being sold in the offering, including the over-allotments, if any, and to reimburse the underwriters for expenses incurred by it in an amount not to exceed $150,000. See “Underwriting” beginning on page 83 of this prospectus for additional information regarding total underwriter compensation.

We have granted the underwriters the option for a period of 45 days to purchase additional shares of common stock and/or warrants to purchase shares of common stock (up to 15% of the number of shares of common stock and warrants sold in the primary offering) solely to cover over-allotments, if any. If the underwriters exercise their right to purchase additional shares of common stock and/or warrants to cover over-allotments in full, we estimate that we will receive gross proceeds of $5,763,656  from the sale of the common stock and/or warrants being offered and net proceeds of $5,360,200 after deducting $403,456 for underwriting discounts and commissions.

The underwriters expect to deliver our shares and warrants to purchasers in the offering on or about December 26, 2017.

Joint Book-Running Managers

Maxim Group LLC	Ladenburg Thalmann

The date of this prospectus is December 20, 2017.

i

You should rely only on the information contained in this prospectus that we have authorized for use in connection with this offering. Neither we nor the underwriters have authorized any other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

Industry and Market Data

We obtained the industry, market and competitive position data described or referred to in this prospectus from our own internal estimates and research as well as from industry and general publications and research, surveys and studies conducted by third parties. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.

Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires.

Information contained in, and that can be accessed through, our web site www.dolphinentertainment.com shall not be deemed to be part of this prospectus or incorporated herein by reference and should not be relied upon by any prospective investors for the purposes of determining whether to purchase the securities offered hereunder.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the units. You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements, before making an investment decision. In this prospectus, the terms “Dolphin,” “company,” “we,” “us” and “our” refer to Dolphin Entertainment, Inc.

Our Business

We are a leading independent entertainment marketing and premium content development company. Through our recent acquisition of 42West, LLC, we provide expert strategic marketing and publicity services to all of the major film studios, and many of the leading independent and digital content providers, as well as for hundreds of A-list celebrity talent, including actors, directors, producers, recording artists, athletes and authors. The strategic acquisition of 42West brings together premium marketing services with premium content production, creating significant opportunities to serve our respective constituents more strategically and to grow and diversify our business. Our content production business is a long established, leading independent producer, committed to distributing premium, best-in-class film and digital entertainment. We produce original feature films and digital programming primarily aimed at family and young adult markets.

Our Market Opportunity

We believe the market for premium content marketing and content development and production is large, growing and rapidly evolving. Drivers of growth in our markets include:

•

Global proliferation of high speed data networks and devices among consumers creating more frequent engagement and on demand access to media and content

•

Increasing demand for more, engaging and original video content

•

Success and growth of new platforms such as Netflix, Amazon, Facebook and more

•

Multibillion dollar strategic initiatives by these new platforms to develop original video content

•

Increasing complexity and fragmentation of the media ecosystem driving increased emphasis on and requirements for expert marketing capabilities

Entertainment Publicity

On March 30, 2017, we acquired 42West, one of the leading full-service marketing and public-relations firms in the entertainment industry, offering clients preeminent experience, contacts, and expertise. The name 42West symbolizes the agency’s position in the nation’s largest entertainment markets: from Manhattan’s 42nd Street (where the firm got its start) to the West Coast (which it serves from its offices in Los Angeles). 42West’s professional capabilities are equally broad, encompassing talent, entertainment and targeted marketing, and strategic communications services.

42West grew out of The Dart Group, which was launched by Leslee Dart in 2004. Amanda Lundberg teamed up with Dart a few months later. In 2006, after Allan Mayer joined the partnership, the company was rechristened 42West. Over the next ten years, 42West grew to become one of the largest independently-owned public-relations firms in the entertainment industry. This past December, the New York Observer listed 42West as one of the six most powerful PR firms of any kind in the United States.

Content Production

In addition to 42West’s leading entertainment publicity business, we are dedicated to the production of high-quality digital and motion picture content. We also intend to expand into television production in the near future. Our CEO, William O’Dowd, is an Emmy-nominated producer and recognized leader in family entertainment, with previous productions available in millions of homes worldwide. Mr. O’Dowd received 2017’s prestigious worldwide KidScreen Award for Best New Tween/Teen Series as Executive Producer of sitcom “Raising Expectations,” starring Molly Ringwald and Jason Priestley.

Films rated PG or PG-13 constituted 23 of the top 25 domestic grossing films in 2016 and family films are consistently the highest grossing category at the box office. We have developed a production pipeline of feature films aimed at the family market and are currently exploring television series aimed at the same market. Furthermore, we have had a dedicated division servicing the digital video market for over 6 years, during which time we have worked with most major ad-supported online distribution channels, including Facebook, Yahoo!, Hulu and AOL. Our digital productions have been recognized for their quality and creativity, earning multiple award nominations, a Streamy Award and a WGA Award.

Competitive Advantages

We have a long and loyal list of marquee clients. 42West’s list of active clients is both long (upwards of 400 in 2016) and distinguished (including many of the world’s most famous and acclaimed screen and pop stars, its most honored directors and producers, every major movie studio, and virtually every digital platform and content distributor, along with a host of production companies and media firms as well as consumer-product marketers). The extensive A-list nature of 42West’s client list is a huge competitive advantage in an industry where the first question following a new-business pitch is invariably: “Who else is involved?” The firm’s client roster is also highly stable and many of 42West’s clients have been with the firm for years.

A stable and experienced work force, led by an exceptional management team. Our CEO, Mr. O’Dowd, has a 20-year history of producing and delivering high-quality family entertainment. In addition, 42West’s three co-CEO’s, Leslee Dart, Amanda Lundberg, and Allan Mayer, are all longtime PR practitioners, with decades of experience, widely regarded as being among the top communications strategists in the entertainment industry. They lead a staff of approximately 80 PR professionals that is known for both its skill and its longevity. Our 42West employee base is steady, with staff turnover that we believe is far below industry norms, and six of the company’s seven managing directors have been with 42West for more than nine years.

We believe that we are one of the only entertainment companies that can offer clients a broad array of interrelated services. We believe that the ability to create content for our 42West clients and the ability to internally develop and execute marketing campaigns for our digital and film productions will allow us to expand and grow each of our business lines. For our 42West clients, celebrities and marketers, the ability to control the content and quality of their digital persona is critical in today’s digital world.

Growth Opportunities

We are focused on driving growth through the following:

Expand and grow 42West to serve more clients with a broad array of interrelated services. As a result of its acquisition by Dolphin, 42West now has the ability to create promotional and marketing content for clients, a critical service for celebrities and marketers alike in today’s digital world. We believe that by adding content creation to 42West’s menu of capabilities, it will provide a great opportunity to capitalize on unique synergies to drive immediate organic growth, which will allow us to both attract new clients and broaden our offering of billable services to existing ones. We also believe that the skills and experience of our 42West business in entertainment PR are readily transferable to related business sectors such as sports or fashion. The growing involvement in non-entertainment businesses by many of our existing entertainment clients has allowed 42West to establish a presence and develop expertise outside its traditional footprint with little risk or expense. Using this as a foundation, we are now working to expand our involvement in these new areas.

We also expect to continue to grow 42West’s current business divisions. For example:

•

In the Entertainment and Targeted Marketing division, several of our large key clients have announced increased movie marketing budgets over the next several years that we expect will drive growth of our revenue and profits;

•

In the Talent division, we expect to continue to drive significant growth through the hiring of additional individuals or teams whose existing books of business and talent rosters can be accretive to revenues and profits of the business. 42West experienced approximately 20% revenue growth during the nine months ended September 30, 2017 as compared to the prior year period due to an increase in the number of new clients. We expect that new hires, such as the new managing director hired in July 2017, who was previously a 12-year public relations veteran of The Walt Disney Studios, will contribute to this continued growth of new clients and, therefore, increase revenue; and

•

In the Strategic Communications division, we believe that growth will be driven by increasing demand for these services by traditional and non-traditional media clients over the next three to five years as they expand their activities in the content production, branding, and consumer products sectors. We believe that this growth could result in the Strategic Communications division significantly increasing its contribution to revenue and profit, as this division typically generates higher profit margins than the other 42West divisions.

Organically grow through future synergies between 42West and our digital and film productions. Adding content creation to 42West’s menu of capabilities provides a great opportunity for immediate growth, as it will allow us to both attract new clients and broaden our offering of billable services to existing ones. Furthermore, bringing marketing expertise in-house will allow us to review a prospective digital or film project’s marketing potential prior to making a production commitment, thus allowing our marketing strategy to be a driver of our creative content. In addition, for each project greenlit for production, we can potentially create a comprehensive marketing plan before the start of principal photography, allowing for relevant marketing assets to be created while filming. We can also create marketing campaigns for completed films, across all media channels, including television, print, radio, digital and social media.

Opportunistically grow through more complementary acquisitions. We plan to selectively pursue acquisitions in the future, to further enforce our competitive advantages, scale and grow our business and increase profitability. Our acquisition strategy is based on identifying and acquiring companies that complement our existing content production and entertainment publicity services businesses. We believe that complementary businesses, such as data analytics and digital marketing, can create synergistic opportunities and bolster profits and cash flow. We have identified potential acquisition targets and are in various stages of discussion and diligence with such targets. We intend to complete at least one acquisition over the next year, although there is no assurance that we will be successful in doing so.

Build a portfolio of premium film, television and digital content. We intend to grow and diversify our portfolio of film and digital content by capitalizing on demand for high quality digital media and film content throughout the world marketplace. We plan to balance our financial risks against the probability of commercial success for each project. We believe that our strategic focus on content and creation of innovative content distribution strategies will enhance our competitive position in the industry, ensure optimal use of our capital, build a diversified foundation for future growth and generate long-term value for our shareholders. Finally, we believe that marketing strategies that will be developed by 42West will drive our creative content, thus creating greater potential for profitability.

Our Company Background

We were first incorporated in the State of Nevada on March 7, 1995 and were domesticated in the State of Florida on December 4, 2014. Effective July 6, 2017, we changed our name from Dolphin Digital Media, Inc. to Dolphin Entertainment, Inc. Our principal executive offices are located at 2151 Le Jeune Road, Suite 150-Mezzanine, Coral Gables, Florida 33134. We also have offices located at 600 3rd Avenue, 23rd Floor, New York, New York, 10016 and 1840 Century Park East, Suite 700, Los Angeles, California 90067. Our telephone number is (305) 774-0407 and our website address is www.dolphinentertainment.com. Neither our website nor any information contained on our website is part of this prospectus.

Recent Developments

Effective September 14, 2017, we amended our Amended and Restated Articles of Incorporation to effectuate a 1-to-2 reverse stock split. The reverse stock split was approved by our Board of Directors, or the Board, on August 10, 2017 and shareholder approval was not required. Immediately after the reverse stock split, the number of authorized shares of common stock was reduced from 400,000,000 to 200,000,000 shares. As a result, each shareholder’s percentage ownership interest in the Company and proportional voting power remained unchanged. Any fractional shares resulting from the reverse stock split were rounded up to the nearest whole share of common stock. Unless otherwise indicated, the numbers set forth in this prospectus have been adjusted to reflect the reverse stock split.

The Offering

The following summary contains basic information about the offering and the securities we are offering and is not intended to be complete.  It does not contain all the information that is important to you.  For a more complete understanding of the securities we are offering, please refer to the section of this prospectus titled “Description of Securities.”

Securities being offered	$5,011,875 of units, each consisting of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $4.74 per share.
Offering Price	$4.125 per unit.
Over-allotment option

We have granted the underwriters the option to purchase up to 182,250 additional shares of common stock, and/or warrants to purchase shares of common stock, solely to cover over-allotments, if any, at the price to the public set forth on the cover page to this prospectus less the underwriting discounts and commissions. The over-allotment option may be used to purchase shares of common stock, or warrants, or any combination thereof, as determined by the underwriters, but such purchases cannot exceed an aggregate of 15% of the number of shares of common stock and warrants sold in the primary offering. The over-allotment option is exercisable for 45 days from the date of this prospectus.

Underwriters’ warrants

The Underwriting Agreement provides that we will issue to the underwriters warrants covering a number of shares of common stock equal to 7% of the total number of shares being sold in the offering, including the over-allotments, if any.

Common stock outstanding before this offering	9,350,789 shares of common stock(1)
Common stock outstanding after this offering	10,565,789 shares of common stock (or 10,748,039 shares if the underwriters exercise their over-allotment option in full).(2)
Common stock underlying the warrants	1,215,000 shares of common stock.
Use of proceeds

We intend to use the net proceeds from this offering for (i) growth initiatives of our entertainment publicity business, including acquisitions of comparable businesses and groups with public relations expertise, (ii) the budget for our content production business and (iii) general corporate purposes, including working capital. See “Use of Proceeds” for additional information.

Risk factors

Investing in our securities involves risks. You should read carefully the “Risk Factors” section of this prospectus for a discussion of factors that you should carefully consider before deciding to invest in our securities.

OTC Pink Marketplace ticker symbol	“DPDM”

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(1)

The number of shares of our common stock outstanding is based on 9,350,789 shares outstanding as of December 13, 2017, which excludes:

•

1,612,115 shares of our common stock issuable upon the exercise of outstanding warrants having exercise prices ranging from $6.20 to $10.00 per share. For a discussion on the terms of the outstanding warrants, see “Description of Securities—Warrants.”;

•

shares of our common stock issuable upon the conversion of 50,000 shares of Series C Convertible Preferred Stock outstanding. For a discussion of the conditions upon which the shares of Series C Convertible Preferred Stock become convertible, and the number of shares of common stock into which such preferred stock would be convertible upon satisfaction of such conditions, see “Description of Securities—Series C Convertible Preferred Stock”;

•

shares of our common stock issuable in connection with the 42West acquisition as follows: (i) 980,911 shares of our common stock that we will issue to the sellers on January 2, 2018 and (ii) up to 981,563 shares of our common stock that we may issue to the sellers based on the achievement of specified financial performance targets over a three-year period as set forth in the membership interest purchase agreement;

•

108,894 shares of our common stock issuable upon the conversion of nine convertible promissory notes in the aggregate principal amount of $875,000 (calculated based on the 90-trading day average price per share as of December 13, 2017). For a discussion of the terms of conversion of the promissory notes and the number of common stock into which such promissory notes would be convertible, see “Description of Securities—Convertible Promissory Notes;” and

•

940,680 shares of our common stock reserved for future issuance under our 2017 Equity Incentive Plan.

In addition, we may be required to purchase up to 1,054,235 shares of our common stock from the sellers during certain specified exercise periods up until December 2020, pursuant to certain put agreements. For a discussion of the terms of the put agreements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(2)

Includes the issuance of the shares of common stock sold as part of the units, but excludes the issuances of the shares underlying the warrants issued as part of the units and the underwriters’ warrants.

Except as otherwise stated herein, the information in this prospectus assumes no exercise by the underwriters of their over-allotment option.

Summary Consolidated Financial Data and Pro Forma Data

The following tables include our summary historical financial data. The historical financial data as of December 31, 2016 and 2015 and for the years ended December 31, 2016 and 2015 have been derived from our audited financial statements, which are included elsewhere in this prospectus. The historical financial data as of December 31, 2014 and for the year ended December 31, 2014 have been derived from our audited financial statements, which are not included in this prospectus. The historical financial data as of September 30, 2017 and for the nine months ended September 30, 2017 and 2016 have been derived from our unaudited financial statements, which are included elsewhere in this prospectus. Certain items have been reclassified for presentation purposes. Our financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States. The results indicated below are not necessarily indicative of our future performance.

The following tables also include summary unaudited pro forma financial data reflecting our acquisition of 42West that was completed on March 30, 2017. The unaudited pro forma financial data for the year ended December 31, 2016 and the nine months ended September 30, 2017 have been derived from the unaudited pro forma combined financial information included elsewhere in this prospectus. The unaudited pro forma financial data for the year ended December 31, 2016 gives effect to the transaction as if it had occurred on January 1, 2016. The unaudited pro forma financial data for the nine months ended September 30, 2017 gives effect to the transaction as if it had occurred on January 1, 2017.

The financial information set forth below is only a summary. You should read this information together with our “Capitalization”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Selected Financial Data”, “Unaudited Pro Forma Combined Statements of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

Pro Forma Data:	Pro Forma For the year ended December 31, 2016	Pro Forma For the nine months ended September 30, 2017
	(unaudited)	(unaudited)
Revenues	$27,959,374	$19,862,073
Operating Income (Loss)	(14,989,692)	1,753,711
Net Income (Loss)	$(35,769,543)	$10,714,571
Net Income (Loss) attributable to common shareholders for basic calculation	$(41,016,770)	$10,714,571
Net Income (Loss) attributable to common shareholders for fully diluted calculation	$(41,016,770)	$3,028,964
Income (Loss) Per Share:
Basic	$(6.66)	$1.20
Diluted	$(6.66)	$0.29
Weighted average number of shares used in per share calculation:
Basic	6,157,425	8,904,238
Diluted	6,157,425	10,415,293

Consolidated Financial Data:	Historical For the year ended December 31,			Historical For the nine months ended September 30,
	2014	2015(1)	2016	2016	2017
	(audited)			(unaudited)
Revenues:
Entertainment publicity	$—	$—	$—	$—	$10,546,716
Production and distribution	51,192	3,031,073	9,367,222	1,144,157	4,625,801
Service	2,000,000	—	—	—	—
Membership	19,002	69,761	28,403	27,253	—
Total Revenue	2,070,194	3,100,834	9,395,625	1,171,410	15,172,517
Income (Loss) before other income (expense)	(1,252,925)	(5,373,132)	(17,702,264)	(13,142,705)	1,039,168
Net Income (Loss)	$(1,873,505)	$(8,836,362)	$(37,189,679)	$(22,792,952)	$9,575,304
Net Income (Loss) attributable to common shareholders for basic calculation	$(1,873,505)	$(8,836,362)	$(42,436,906)	$(28,027,012)	$9,575,304
Net Income (Loss) attributable to common shareholders for fully diluted calculation	$(1,873,505)	$(8,836,362)	$(42,436,906)	$(28,027,012)	$1,889,697
Income (Loss) Per Share:
Basic	$(0.92)	$(4.32)	$(9.67)	$(7.37)	$1.11
Diluted	$(0.92)	$(4.32)	$(9.67)	$(7.37)	$0.20
Weighted average number of shares used in per share calculation:
Basic	2,047,309	2,047,309	4,389,097	3,801,626	8,640,543
Diluted	2,047,309	2,047,309	4,389,097	3,801,626	9,479,840

	As of December 31,			As of September 30,
	2014	2015(1)	2016	2017
		(audited)		(unaudited)
				Actual	Adjusted(2)
Cash and cash equivalents	$198,470	$2,392,685	$662,546	$1,957,235	$6,118,279
Intangible assets	—	—	—	8,611,334	8,611,334
Goodwill	—	—	—	14,351,368	14,351,368
Total Assets	$1,493,240	$21,369,113	$14,197,241	$33,762,220	$37,923,264
Total Liabilities	10,285,083	54,233,031	46,065,038	31,028,526	31,028,526
Total Stockholders’ Equity (Deficit)	(8,791,843)	(32,863,918)	(31,867,797)	2,733,694	6,894,738

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(1)

Financial information has been retrospectively adjusted for the acquisition of Dolphin Films. See Notes 1 and 4 to our consolidated financial statements included elsewhere in this prospectus.

(2)

The as adjusted balance sheet data give effect to our issuance and sale of units in this offering at an offering price of $4.125 per unit, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before deciding to purchase our securities. If any of the events, contingencies, circumstances or conditions described in the risks below actually occur, our business, financial condition or results of operations could be seriously harmed. The trading price of our securities could, in turn, decline and you could lose all or part of your investment.

Risks Related to our Business and Financial Condition

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern.

For each of the years ended December 31, 2016 and 2015, our independent auditors issued an explanatory paragraph in their audit report expressing substantial doubt about our ability to continue as a going concern based upon our net losses and negative cash flows from operations for the years ended December 31, 2016 and 2015 and our levels of working capital as of December 31, 2016 and 2015. The financial statements do not include any adjustments that might result from the outcome of these uncertainties. Management is planning to raise any necessary additional funds to fund our operating expenses through loans and additional sales of our common stock, securities convertible into our common stock, debt securities or a combination of such financing alternatives, including the proceeds from this offering; however, there can be no assurance that we will be successful in raising any necessary additional capital. If we are not successful in raising additional capital, we may not have enough financial resources to support our business and operations and, as a result, may not be able to continue as a going concern and could be forced to liquidate.

We have a history of net losses and may continue to incur net losses.

We have a history of net losses and may be unable to generate sufficient revenue to achieve profitability in the future. For the fiscal year ended December 31, 2016, our net loss was $37,189,679. Although we had net income of $9,575,304 for the nine months ended September 30, 2017, a substantial portion of such net income was attributable to a change in fair value of warrant liability and gain on extinguishment of debt. Our accumulated deficit was $90,236,900 and $99,812,204 at September 30, 2017 and December 31, 2016, respectively. Our ability to generate net profit in the future will depend on our ability to successfully produce and commercialize multiple web series and films, as no single project is likely to generate sufficient revenue to cover our operating expenses, and to realize the financial benefits from the operations of 42West. If we are unable to generate net profit at some point, we will not be able to meet our debt service requirements or our working capital requirements. As a result we may need to (i) issue additional equity, which could dilute the value of your share holdings, (ii) sell a portion or all of our assets, including any project rights which might have otherwise generated revenue, or (iii) cease operations.

We currently have substantial indebtedness which may adversely affect our cash flow and business operations and may affect our ability to continue to operate as a going concern.

We currently have a substantial amount of debt. We do not currently have sufficient assets to repay such debt in full when due, and our available cash flow may not be adequate to maintain our current operations if we are unable to repay, extend or refinance such indebtedness. The table below sets forth our total principal amount of debt and stockholders’ equity as of December 31, 2016 and September 30, 2017. Approximately $3.7 million of the total debt as of September 30, 2017 represents the fair value of the put options in connection with the 42West acquisition, which may or may not be exercised by the sellers and approximately $4.0 million represents the fair value of the contingent consideration to the sellers of 42West and is dependent on 42West achieving certain financial targets over a three year period which may or may not be achieved. Approximately $5.1 million of our indebtedness as of September 30, 2017 ($2.4 million outstanding under the prints and advertising loan agreement plus $2.7 million outstanding under the production service agreement) was incurred by our subsidiary Dolphin Max Steel Holdings LLC and Max Steel Productions, LLC, a variable interest entity (or VIE) created in connection with the financing and production of Max Steel (the “Max Steel VIE”). The prints and advertising loan is partially secured by a $4.5 million corporate guaranty from a party associated with the motion picture, of which we have agreed to backstop $620,000. As a condition precedent to closing the loans, Dolphin Max Steel Holdings LLC delivered to the lenders clear chain-of-title to the rights of the motion picture Max Steel. Repayment of these loans was intended to be made from revenues generated by Max Steel in the U.S. and outside of the U.S. Max Steel did not generate sufficient funds to repay either of these loans prior to the maturity date. As a result, if the lenders foreclose on the collateral securing the loans, our subsidiary will lose the copyright for Max Steel and, consequently, will no longer receive any revenues from Max Steel. In addition, we would impair the entire capitalized production costs and accounts receivable related to the foreign sales of Max Steel included as assets on our balance sheet, which as of September 30, 2017 were $1.9 million and $1.4 million, respectively. We are not parties to either of the loan agreements and have not guaranteed to the lenders any of the amounts outstanding, although we have provided a $620,000 backstop to the guarantor of the prints and advertising loan, as described above. As such, we believe that the only recourse to the lenders under the loans is to foreclose on the collateral securing the loans, which consists of the copyright for Max Steel. However, if a lender were to successfully assert that we are liable to the lenders for the payment of our subsidiary’s or the Max Steel VIE’s debt despite the lack of contractual obligation, we do not have sufficient funds to repay these loans, which would have a material adverse effect on our liquidity and financial condition.

	As of December 31, 2016	As of September 30, 2017
Related party debt	$684,326	$1,734,867
Max Steel debt	$18,743,069	$5,063,846
Total Debt (including related party debt)	$19,727,395	$13,523,713
Total Stockholders’ Equity (Deficit)	$(31,867,797)	$2,733,694

Our indebtedness could have important negative consequences, including:

•

our ability to obtain additional financing for working capital, capital expenditures, future productions or other purposes may be impaired or such financing may not be available on favorable terms or at all;

•

we may have to pay higher interest rates upon obtaining future financing, thereby reducing our cash flows; and

•

we may need a substantial portion of our cash flow from operations to make principal and interest payments on our indebtedness, reducing the funds that would otherwise be available for operations and future business opportunities.

Our ability to service our indebtedness will depend upon, among other things, our future financial and operating performance and our ability to obtain additional financing, which will be affected by prevailing economic conditions, the profitability of our content production and entertainment publicity businesses and other factors contained in these Risk Factors, some of which are beyond our control.

If we are not able to generate sufficient cash to service our current or future indebtedness, we will be forced to take actions such as reducing or delaying digital or film productions, selling assets, restructuring or refinancing our indebtedness or seeking additional debt or equity capital or bankruptcy protection. We may not be able to effect any of these remedies on satisfactory terms or at all and our indebtedness may affect our ability to continue to operate as a going concern.

Litigation or legal proceedings could expose us to significant liabilities.

We are, and in the future may become, party to litigation claims and legal proceedings. For example, 42West was named as one of the defendants in a putative class action alleging fraudulent misrepresentation, negligent misrepresentation, fraud in the inducement, breach of contract, and violation of various state consumer protection laws. The putative class action, which was filed in the U.S. District Court for the Southern District of Florida on May 5, 2017, alleged that 42West and the other defendants made false and misleading representations in promoting the “Fyre Festival”, which did not live up to the luxury experience that it was represented to be. The plaintiffs sought to certify a nationwide class action and seek damages in excess of $5,000,000 on behalf of themselves and the class. A class action lawsuit would require significant management time and attention and would result in significant legal expenses. While the claims against 42West have been voluntarily dismissed by the plaintiffs, regardless of the merit or ultimate results of any litigation, any such claims could divert management’s attention and resources from our business, which could harm our financial condition and results of operations.

Our management has determined that our disclosure controls and procedures are not effective and we have identified material weaknesses in our internal control over financial reporting.

In connection with the preparation of our financial statements for the years ended December 31, 2016 and 2015, our management concluded that our internal control over financial reporting was not effective and we identified several material weaknesses. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. In addition, as of December 31, 2016 and September 30, 2017, our management concluded that our disclosure controls and procedures were not effective due to the material weaknesses in our internal control over financial reporting, which resulted in, among other things, late filings of current reports on Form 8-K. The material weaknesses result from the following:

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Design deficiencies related to the entity level control environment, including risk assessment, information and communication and monitoring controls:

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There is no documented fraud risk assessment or risk management oversight function.

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There are no documented procedures related to financial reporting matters (both internal and external) to the appropriate parties.

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There is no budget prepared and therefore monitoring controls are not designed effectively as current results cannot be compared to expectations.

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There is no documented process to monitor and remediate deficiencies in internal controls.

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Inadequate documented review and approval of certain aspects of the accounting process including the documented review of accounting reconciliations and journal entries that they considered to be a material weakness in internal control. Specifically:

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There is no documented period end closing procedures, specifically the individuals that are responsible for preparation, review and approval of period end close functions.

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Reconciliations are performed on all balance sheet accounts, including noncontrolling interest on at least a quarterly basis; however there is no documented review and approval by a member of management that is segregated from the period end financial reporting process.

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There is no review and approval for the posting of journal entries.

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Inadequate segregation of duties within the accounting process, including the following:

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One individual has the ability to add vendors to the master vendor file. This individual also has access to the company checkbook that is maintained in a secured location.

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One individual has sole access to our information technology system to initiate, process and record financial information. We have not developed any internal controls related to information technology systems including change management, physical security, access or program development.

In order to remediate the other material weaknesses in internal control over financial reporting, we are in the process of finalizing a remediation plan, under the direction of our Board, and intend to implement improvements during fiscal year 2017 as follows:

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Our Board will review the COSO “Internal Control over Financial Reporting - Guidance for Smaller Public Companies” that was published in 2006 including the control environment, risk assessment, control activities, information and communication and monitoring. Based on this framework, the Board will implement controls as needed assuming a cost benefit relationship. In addition, our Board will also evaluate the key concepts of the updated 2013 COSO “Internal Control – Integrated Framework” as it provides a means to apply internal control to any type of entity

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Document all significant accounting policies and ensure that the accounting policies are in accordance with accounting principles generally accepted in the U.S. and that internal controls are designed effectively to ensure that the financial information is properly reported. Management will engage independent accounting specialists, if necessary, to ensure that there is an independent verification of the accounting positions taken.

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We will implement a higher standard for document retention and support for all items related to revenue recognition. All revenue arrangements that are entered into by us will be evaluated under the applicable revenue guidance and management should document their position based on the facts and circumstances of each agreement.

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In connection with the reported inadequately documented review and approval of certain aspects of the accounting process, management has plans to assess the current review and approval processes and implement changes to ensure that all material agreements, accounting reconciliations and journal entries are reviewed and approved on a timely basis and that this review process is documented by a member of management separate from the preparer. A documented quarter end close procedure will be established whereby management will review and approve reconciliations and journal entries. Management will formally approve new vendors that are added to the master vendor file.

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In connection with the reported inadequate segregation of duties, management intends to hire additional personnel in the accounting and finance area. This will allow for adequate segregation of duties in performing the accounting processes.

Each of the material weaknesses described above could result in a misstatement of our accounts or disclosures that would result in a material misstatement of our annual or interim consolidated financial statements that would not be prevented or detected. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to remediate the material weaknesses described above or avoid potential future material weaknesses. If we are unable to report financial information timely and accurately or to maintain effective disclosure controls and procedures, our stock price could be negatively impacted and we could be subject to, among other things, regulatory or enforcement actions by the Securities and Exchange Commission, which we refer to as the SEC or the Commission.

The operation of our business could be adversely affected if Max Steel VIE goes bankrupt or becomes subject to a dissolution or liquidation proceeding.

Max Steel VIE holds certain of our intellectual property and film distribution rights which are security for certain of the Max Steel VIE’s debt obligations. Max Steel VIE is currently in default on all or a portion of those debt obligations. If Max Steel VIE is unable to repay such debts and the debt holders foreclose on such debts and take control of the intellectual property and film distribution rights, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. In addition, if Max Steel VIE undergoes a voluntary or involuntary liquidation proceeding, independent third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our future revenue from such film.

Entertainment Publicity Business

Our business could be adversely affected if we fail to retain the principal sellers, and other key employees of 42West and the clients they serve.

The success of our 42West business substantially depends on our ability to retain the services of Leslee Dart, Amanda Lundberg and Allan Mayer, each a former owner of 42West, who we refer to as the principal sellers. If we lose the services of one or more of these individuals, our ability to successfully implement our business plan with respect to our entertainment publicity business and the value of our common stock could be materially adversely affected. Although we entered into three-year employment agreements with each of the principal sellers in connection with the 42West acquisition, there can be no assurance that they will serve the term of their employment agreements or choose to remain with us following the expiration of such terms. In addition, the employees of 42West, and their skills and relationships with clients, are among our most valuable assets. An important aspect of the business’ competitiveness is its ability to retain these key employees. If 42West fails to hire and retain a sufficient number of these key employees, it may have a material adverse effect on our overall business and results of operations.

42West’s talent roster currently includes some of the best known and most highly respected members of the entertainment community in addition to major studios and networks, corporations and well-known consumer brands. These clients often form highly loyal relationships with certain public relations and marketing professionals rather than with a particular firm. The employment agreements with the principal sellers currently contain non-competition provisions that will prevent the principal sellers from continuing to provide services to such clients should they leave our company, however, clients are free to engage other public relations and marketing professionals and there can be no assurance that they will choose to remain with our company. The success of the 42West acquisition, therefore, depends on our ability to continue to successfully maintain such client relationships should the principal sellers or other key employees leave our company. If we are unable to retain the current 42West clients or attract new clients, we may lose all of the benefits of the acquisition which would materially adversely affect our business and results of operations.

42West operates in a highly competitive industry.

The entertainment publicity business is highly competitive. Through 42West, we must compete with other agencies, and with other providers of entertainment publicity services, in order to maintain existing client relationships and to win new clients. The client’s perception of the quality of an agency’s creative work and the agency’s reputation are critical factors in determining its competitive position.

The success of our 42West business depends on its ability to consistently and effectively deliver marketing and public relations services to its clients.

42West’s success depends on its ability to effectively and consistently staff and execute client engagements to achieve the clients’ unique personal or professional goals. 42West works to design customized communications or publicity campaigns tailored to the particular needs and objectives of particular projects. In some of its engagements, 42West relies on other third parties to provide some of the services to its clients, and we cannot guarantee that these third parties will effectively deliver their services or that we will have adequate recourse against these third parties in the event they fail to effectively deliver their services. Other contingencies and events outside of our control may also impact 42West’s ability to provide its services. 42West’s failure to effectively and timely staff, coordinate and execute its client engagements may adversely impact existing client relationships, the amount or timing of payments from clients, its reputation in the marketplace and ability to secure additional business and our resulting financial performance. In addition, our contractual arrangements with our clients may not provide us with sufficient protections against claims for lost profits or other claims for damages.

If we are unable to adapt to changing client demands, social and cultural trends or emerging technologies, we may not remain competitive and our business, revenues and operating results could suffer.

We operate in an industry characterized by rapidly changing client expectations, marketing technologies, and social mores and cultural trends that impact our target audiences. The entertainment industry continues to undergo significant developments as advances in technologies and new methods of message delivery and consumption emerge. These developments drive changes in our target audiences’ behavior to which we must adapt in order to reach our target audiences. In addition, our success depends on our ability to anticipate and respond to changing social mores and cultural trends that impact the entertainment industry and our target audiences. We must adapt our business to these trends, as well as shifting patterns of content consumption and changing behaviors and preferences of our target audiences, through the adoption and exploitation of new technologies. If we cannot successfully exploit emerging technologies or if the marketing strategies we choose misinterpret cultural or social trends and prove to be incorrect or ineffective, any of these could have a material adverse effect on our business, financial condition, operating results, liquidity and prospects.

A significant labor dispute in our clients’ industries could have a material adverse effect on our business.

An industry-wide strike or other job action by or affecting the Writers Guild, Screen Actors Guild or other major entertainment industry union could reduce the supply of original entertainment content, which would in turn reduce the demand for our talent and entertainment marketing services. An extensive work stoppage would affect feature film production as well as television and commercial production and could have a material adverse effect on our clients and the motion picture production industry in general. For example, on November 5, 2007, the Writers Guild declared a strike affecting the script writing for television shows and films. The strike, which lasted until February 12, 2008, significantly affected the entertainment industry which consequently, had a material adverse impact on revenue generated by public relations and entertainment marketing agencies. Contracts between entertainment industry unions and the Alliance of Motion Picture and Television Producers, which we refer to as AMPTP, expire from time to time. The failure to finalize and ratify a new agreement with the AMPTP or the failure to enter into new commercial contracts upon expiration of the current contracts could lead to a strike or other job action. Any such severe or prolonged work stoppage could have an adverse effect on the television and/or motion picture production industries and could severely impair our clients’ prospects. Any resulting decrease in demand for our talent and entertainment marketing and other public relations services would have a material adverse effect on our cash flows and results of operations.

Clients may terminate or reduce their relationships with us on short notice.

42West typically enters into contracts with its clients that are for specific short-term projects or on a month-to-month basis. Consequently, these clients may choose to reduce or terminate their relationships with us, on a relatively short time frame and for any reason. If a significant number of the 42West clients were to reduce the volume of business they conducted with us or terminate their relationships with us completely, this could have a material adverse effect upon our business and results of operations.

42West’s ability to generate new business from new and existing clients may be limited.

To increase its revenues, 42West needs to obtain additional clients or generate demand for additional services from existing clients. 42West’s ability to generate initial demand for its services from new clients and additional demand from existing clients is subject to such clients’ and potential clients’ needs, trends in the entertainment industry, financial conditions, strategic plans and internal resources of corporate clients, as well as the quality of 42West’s employees, services and reputation. To the extent 42West cannot generate new business from new or existing clients due to these limitations, the ability of 42West to grow its business, and our ability to increase our revenues, will be limited.

42West’s revenues are susceptible to declines as a result of unfavorable economic conditions.

Economic downturns often severely affect the marketing services industry. Some of our corporate clients may respond to weak economic performance by reducing their marketing budgets, which are generally discretionary in nature and easier to reduce in the short-term than other expenses related to operations. In addition, economic downturns could lead to reduced public demand for varying forms of entertainment for which we are engaged to provide public relations and media strategy and promotional services. Such reduced demand for our services could have a material adverse effect on our revenues and results of operations.

Content Production Business

Our content production business requires a substantial investment of capital and failure to access sufficient capital while awaiting delayed revenues will have a material adverse effect on our results of operation.

The production, acquisition and distribution of film or digital media content require a significant amount of capital. The budget for the projects we plan to produce will require between $6 and $8 million to produce. In addition, if a distributor does not provide the funds for the distribution and marketing of our film, we will require additional capital to distribute and market the film. We estimate distribution and marketing fees to be approximately $10,000 per theatrical screen. A significant amount of time may elapse between our expenditure of funds and the receipt of revenues from our productions. Our content production business does not have a traditional credit facility with a financial institution on which to depend for our liquidity needs and a time lapse may require us to fund a significant portion of our capital requirements through related party transactions with our CEO or other financing sources. There can be no assurance that any additional financing resources will be available to us as and when required, or on terms that will be acceptable to us. Our inability to raise capital necessary to sustain our operations while awaiting delayed revenues would have a material adverse effect on our liquidity and results of operations.

Our success is highly dependent on audience acceptance of our films and digital media productions, which is extremely difficult to predict and, therefore, inherently risky.

We cannot predict the economic success of any of our films because the revenue derived from the distribution of a film (which does not necessarily directly correlate with the production or distribution costs incurred) depends primarily upon its acceptance by the public, which cannot be accurately predicted. The economic success of a film also depends upon the public’s acceptance of competing films, the availability of alternative forms of entertainment and leisure-time activities, general economic conditions and other tangible and intangible factors, all of which can change and cannot be predicted with certainty.

The economic success of a film is largely determined by our ability to produce content and develop stories and characters that appeal to a broad audience and by the effective marketing of the film. The theatrical performance of a film is a key factor in predicting revenue from post-theatrical markets. If we are unable to accurately judge audience acceptance of our film content or to have the film effectively marketed, the commercial success of the film will be in doubt, which could result in costs not being recouped or anticipated profits not being realized. Moreover, we cannot assure you that any particular feature film will generate enough revenue to offset its distribution, fulfillment services and marketing costs, in which case we would not receive any revenues for such film from our distributors.

In addition, changing consumer tastes affect our ability to predict which digital media productions will be popular with web audiences. As we invest in various digital projects, stars and directors, it is highly likely that at least some of the digital projects in which we invest will not appeal to our target audiences. If we are unable to produce web content that appeals to our target audiences the costs of such digital media productions could exceed revenues generated and anticipated profits may not be realized. Our failure to realize anticipated profits could have a material adverse effect on our results of operations.

We may incur significant write-offs if our feature films and other projects do not perform well enough to recoup production, marketing, distribution and other costs.

We are required to amortize capitalized production costs over the expected revenue streams as we recognize revenue from our films or other projects. The amount of production costs that will be amortized each quarter depends on, among other things, how much future revenue we expect to receive from each project. Unamortized production costs are evaluated for impairment each reporting period on a project-by-project basis. If estimated remaining revenue is not sufficient to recover the unamortized production costs, the unamortized production costs will be written down to fair value. In any given quarter, if we lower our previous forecast with respect to total anticipated revenue from any individual feature film or other project, we may be required to accelerate amortization or record impairment charges with respect to the unamortized costs, even if we have previously recorded impairment charges for such film or other project. For example, in the year ended December 31, 2016, we recorded a $2 million impairment of the capitalized production costs for our feature film, Max Steel. Such impairment charges have had and in the future could have, a material adverse impact on our business, operating results and financial condition.

In the past, we purchased several scripts and project ideas for our digital media productions totaling approximately $0.6 million that failed to generate interest among distributors or advertisers. As a result of the write off of the costs incurred in purchasing such scripts and project ideas, our operating results were negatively impacted.

Our content production business is currently substantially dependent upon the success of a limited number of film releases and digital media productions in any one year and the unexpected delay or commercial failure of any one of them could have a material adverse effect on our financial results and cash flows.

Our content production business is currently substantially dependent upon the success of a limited number of film releases and digital media productions in any one year. The unexpected delay in release or commercial failure of just one of these films or digital media productions could have a significant adverse impact on our results of operations and cash flows in both the year of release and in the future. Historically, feature films that are successful in the domestic theatrical market are generally also successful in the international theatrical and ancillary markets, although each film is different and there is no way to guarantee such results. If our films fail to achieve domestic box office success, their success in the international box office and ancillary markets and our business, results of operations and financial condition could be adversely affected. Further, we can make no assurances that the historical correlation between results in the domestic box office and results in the international box office and ancillary markets will continue in the future. If our feature films do not perform well in the domestic or international theatrical markets and ancillary markets, or our digital media productions do not perform as anticipated, the failure of any one of these could a material adverse effect on our financial results and cash flows.

Delays, cost overruns, cancellation or abandonment of the completion or release of our web series or films may have an adverse effect on our business.

There are substantial financial risks relating to production, completion and release of web series and films. Actual costs may exceed their budgets due to factors such as labor disputes, unavailability of a star performer, equipment shortages, disputes with production teams or adverse weather conditions, any of which may cause cost overruns and delay or hamper film completion. We are typically responsible for paying all production costs in accordance with a budget and receive a fixed producer’s fee for our services plus a portion of any project income. However to the extent that delays or cost overruns result in us not completing the web series or film within budget, there may not be enough funds left to pay us our producer’s fee, to generate any project income or complete the project at all. If this were to occur, it would significantly and adversely affect our revenue and results of operations.

We rely on third party distributors to distribute our films and their failure to perform or promote our films could negatively impact our ability to generate revenues and have a material adverse effect on our operating results.

Our films are primarily distributed and marketed by third party distributors. If any of these third party distributors fails to perform under their respective arrangements, such failure could negatively impact the success of our films and have a material adverse effect on our business, reputation and ability to generate revenues.

We generally do not control the timing and manner in which our distributors distribute our films; their decisions regarding the timing of release and promotional support are important in determining success. Any decision by those distributors not to distribute or promote one of our films or to promote our competitors’ films or related products to a greater extent than they promote ours could have a material adverse effect on our business, cash flows and operating results.

We rely on third party relationships with online digital platforms for our advertising revenue and we may be unable to secure such relationships.

We anticipate entering into distribution agreements containing revenue share provisions with online digital platforms to distribute our digital media productions. Pursuant to these revenue share provisions, we will earn a portion of advertising revenues once our digital media productions are distributed online. If we fail to secure such relationships with online digital platforms, we will not be able to earn advertising revenues from our digital projects, which could have a material adverse effect on our liquidity and results of operations. In addition, some of our distributors have moved from an advertisement-based model to a subscription-based model which makes it more difficult for us to use our funding and distribution methods.

We may be unable to attract or retain advertisers, which could negatively impact our results of operation.

Typically, online digital platforms are responsible for securing advertisers and, as such, our ability to earn advertising revenues would depend on their success in doing so. However, at times we have, and may continue to, proactively secure advertising commitments against anticipated web series. Our ability to retain advertisers is contingent on our ability to successfully complete and deliver online projects which are commercially successful, which we may fail to do. Advertising revenues could also be adversely impacted by factors outside our control such as failure of our digital media productions to attract our target viewer audiences, lack of future demand for our digital media productions, the inability of third party online digital platforms to deliver ads in an effective manner, competition for advertising revenue from existing competitors or new digital media companies, declines in advertising rates, adverse legal developments relating to online advertising, including legislative and regulatory developments and developments in litigation. The existence of any of these factors could result in a decrease of our anticipated advertising revenues.

Our success depends on the services of our CEO.

Our success greatly depends on the skills, experience and efforts of our CEO, Mr. O’Dowd. We do not have an employment agreement with Mr. O’Dowd. If Mr. O’Dowd resigns or becomes unable to continue in his present role and is not adequately replaced, the loss of his services could have a material adverse effect on our business, operating results or financial condition.

Risks Related to our Industry

The popularity and commercial success of our digital media productions and films are subject to numerous factors, over which we may have limited or no control.

The popularity and commercial success of our digital media productions and films depends on many factors including, but not limited to, the key talent involved, the timing of release, the promotion and marketing of the digital media production or film, the quality and acceptance of other competing productions released into the marketplace at or near the same time, the availability of alternative forms of entertainment, general economic conditions, the genre and specific subject matter of the digital media production or film, its critical acclaim and the breadth, timing and format of its initial release. We cannot predict the impact of such factors on any digital media production or film, and many are factors that are beyond our control. As a result of these factors and many others, our digital media productions and films may not be as successful as we anticipate, and as a result, our results of operations may suffer.

The creation of content for the entertainment industry is highly competitive and we will be competing with companies with much greater resources than we have.

The business in which we engage is highly competitive. Our primary business operations are subject to competition from companies which, in many instances, have greater development, production and distribution and capital resources than us. We compete for the services of writers, producers, directors, actors and other artists to produce our digital media and motion picture content, as well as for advertisement dollars. Larger companies have a broader and more diverse selection of scripts than we do, which translates to a greater probability that they will be able to more closely fit the demands and interests of advertisers than we can.

As a small independent producer, we compete with major U.S. and international studios. Most of the major U.S. studios are part of large diversified corporate groups with a variety of other operations that can provide both the means of distributing their products and stable sources of earnings that may allow them better to offset fluctuations in the financial performance of their film and other operations. In addition, the major studios have more resources with which to compete for ideas, storylines and scripts created by third parties, as well as for actors, directors and other personnel required for production. Such competition for the industry’s talent and resources may negatively affect our ability to acquire, develop, produce, advertise and distribute digital media and motion picture content.

We must successfully respond to rapid technological changes and alternative forms of delivery or storage to remain competitive.

The entertainment industry continues to undergo significant developments as advances in technologies and new methods of product delivery and storage, and certain changes in consumer behavior driven by these developments emerge. New technologies affect the demand for our content, the manner in which our content is distributed to consumers, the sources and nature of competing content offerings and the time and manner in which consumers acquire and view our content. We and our distributors must adapt our businesses to shifting patterns of content consumption and changing consumer behavior and preferences through the adoption and exploitation of new technologies. If we cannot successfully exploit these and other emerging technologies, it could have a material adverse effect on our business, financial condition, operating results, liquidity and prospects.

We rely on information technology systems and could face cybersecurity risks.

We rely on information technologies and infrastructure to manage our business, including digital storage of marketing strategies, client information, films and digital programming and delivery of digital marketing services. Data maintained in digital form is subject to the risk of intrusion, tampering and theft. The incidence of malicious technology-related events, such as cyberattacks, computer hacking, computer viruses, worms or other destructive or disruptive software, denial of service attacks or other malicious activities is on the rise worldwide. Power outages, equipment failure, natural disasters (including extreme weather), terrorist activities or human error may also affect our systems and result in disruption of our services or loss or improper disclosure of personal data, business information or other confidential information.

Likewise, data privacy breaches, as well as improper use of social media, by employees and others may pose a risk that sensitive data, such as personally identifiable information, strategic plans and trade secrets, could be exposed to third parties or to the general public. We also utilize third parties, including third-party “cloud” computing services, to store, transfer or process data, and system failures or network disruptions or breaches in the systems of such third parties could adversely affect its reputation or business. Any such breaches or breakdowns could expose us to legal liability, be expensive to remedy, result in a loss of clients or clients’ proprietary information and damage our reputation. Efforts to develop, implement and maintain security measures are costly, may not be successful in preventing these events from occurring and require ongoing monitoring and updating as technologies change and efforts to overcome security measures become more sophisticated.

We have and may in the future be adversely affected by union activity.

We retain the services of actors who are covered by collective bargaining agreements with Screen Actors Guild – American Federation of Television and Radio Artists, which we refer to as SAG-AFTRA, and we may also become signatories to certain guilds such as Directors Guild of America and Writers Guild of America in order to allow us to hire directors and talent for our productions. Collective bargaining agreements are industry-wide agreements, and we lack practical control over the negotiations and terms of these agreements. In addition, our digital projects fall within SAG-AFTRA’s definition of “new media”, which is an emerging category covered by its New Media and Interactive Media Agreements for actors. As such, our ability to retain actors is subject to uncertainties that arise from SAG-AFTRA’s administration of this relatively new category of collective bargaining agreements. Such uncertainties have resulted and may continue to result in delays in production of our digital projects.

In addition, if negotiations to renew expiring collective bargaining agreements are not successful or become unproductive, the union could take actions such as strikes, work slowdowns or work stoppages. Strikes, work slowdowns or work stoppages or the possibility of such actions could result in delays in production of our digital projects. We could also incur higher costs from such actions, new collective bargaining agreements or the renewal of collective bargaining agreements on less favorable terms. Depending on their duration, union activity or labor disputes could have an adverse effect on our results of operations.

Others may assert intellectual property infringement claims or liability claims for digital media or film content against us which may force us to incur substantial legal expenses.

There is a possibility that others may claim that our productions and production techniques misappropriate or infringe the intellectual property rights of third parties with respect to their previously developed web series, films, stories, characters, other entertainment or intellectual property. In addition, as distributors of digital media and film content, we may face potential liability for such claims as defamation, invasion of privacy, negligence, copyright or trademark infringement or other claims based on the nature and content of the materials distributed. If successfully asserted, our insurance may not be adequate to cover any of the foregoing claims. Irrespective of the validity or the successful assertion of such claims, we could incur significant costs and diversion of resources in defending against them, which could have a material adverse effect on our operating results.

If we fail to protect our intellectual property and proprietary rights adequately, our business could be adversely affected.

Our ability to compete depends, in part, upon successful protection of our intellectual property. We attempt to protect proprietary and intellectual property rights to our productions through available copyright and trademark laws and distribution arrangements with companies for limited durations. Unauthorized parties may attempt to copy aspects of our intellectual property or to obtain and use property that we regard as proprietary. We cannot assure you that our means of protecting our proprietary rights will be adequate. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as the laws of the United States. Intellectual property protections may also be unavailable, limited or difficult to enforce in some countries, which could make it easier for competitors to steal our intellectual property. Our failure to protect adequately our intellectual property and proprietary rights could adversely affect our business and results of operations.

Our online activities are subject to a variety of laws and regulations relating to privacy and child protection, which, if violated, could subject us to an increased risk of litigation and regulatory actions.

In addition to our company websites and applications, we use third-party applications, websites, and social media platforms to promote our digital media productions and engage consumers, as well as monitor and collect certain information about users of our online forums. A variety of laws and regulations have been adopted in recent years aimed at protecting children using the internet such as the Children’s Online Privacy and Protection Act of 1998, which we refer to as COPPA. COPPA sets forth, among other things, a number of restrictions on what website operators can present to children under the age of 13 and what information can be collected from them. Many foreign countries have adopted similar laws governing individual privacy, including safeguards which relate to the interaction with children. If our online activities were to violate any applicable current or future laws and regulations, we could be subject to litigation and regulatory actions, including fines and other penalties.

Risks Related to Acquisitions

We are subject to risks associated with acquisitions and we may not realize the anticipated benefits of such acquisitions.

We have in the past completed acquisitions, and may in the future engage in discussions and activities with respect to possible acquisitions, intended to complement or expand our business, some of which may be significant transactions for us. For example, in March 2016, we acquired Dolphin Films, a content producer of motion pictures, and on March 30, 2017, we acquired 42West, a full-service entertainment marketing agency. Identifying suitable acquisition candidates can be difficult, time-consuming and costly, and we may not be able to identify suitable candidates or complete acquisitions in a timely manner, on a cost-effective basis or at all.

Even if we complete an acquisition, we may not realize the anticipated benefits of such transaction. Our recent acquisitions have required, and any similar future transactions may also require, significant efforts and expenditures, including with respect to integrating the acquired business with our historical business. We may encounter unexpected difficulties, or incur unexpected costs, in connection with acquisition activities and integration efforts, which include:

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diversion of management attention from managing our historical core business;

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potential disruption of our historical core business or of the acquired business;

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the strain on, and need to continue to expand, our existing operational, technical, financial and administrative infrastructure;

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inability to achieve synergies as planned;

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challenges in controlling additional costs and expenses in connection with and as a result of the acquisition;

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dilution to existing shareholders from the issuance of equity securities;

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becoming subject to adverse tax consequences or substantial depreciation;

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difficulties in assimilating employees and corporate cultures or in integrating systems and controls;

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difficulties in anticipating and responding to actions that may be taken by competitors;

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difficulties in realizing the anticipated benefits of the transaction;

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inability to generate sufficient revenue from acquisitions to offset the associated acquisition costs;

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potential loss of key employees, key clients or other partners of the acquired business as a result of the change of ownership; and

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the assumption of and exposure to unknown or contingent liabilities of the acquired businesses.

If any of our acquisitions do not perform as anticipated for any of the reasons noted above or otherwise, there could be a negative impact on our results of operations and financial condition.

Any due diligence by us in connection with potential future acquisition may not reveal all relevant considerations or liabilities of the target business, which could have a material adverse effect on our financial condition or results of operations.

We intend to conduct such due diligence as we deem reasonably practicable and appropriate based on the facts and circumstances applicable to any potential acquisition. The objective of the due diligence process will be to identify material issues which may affect the decision to proceed with any one particular acquisition target or the consideration payable for an acquisition. We also intend to use information revealed during the due diligence process to formulate our business and operational planning for, and our valuation of, any target company or business. While conducting due diligence and assessing a potential acquisition, we may rely on publicly available information, if any, information provided by the relevant target company to the extent such company is willing or able to provide such information and, in some circumstances, third party investigations.

There can be no assurance that the due diligence undertaken with respect to an acquisition, including the Dolphin Films acquisition or the 42West acquisition, will reveal all relevant facts that may be necessary to evaluate such acquisition including the determination of the price we may pay for an acquisition target or to formulate a business strategy. Furthermore, the information provided during due diligence may be incomplete, inadequate or inaccurate. As part of the due diligence process, we will also make subjective judgments regarding the results of operations, financial condition and prospects of a potential target. For example, the due diligence we conducted in connection with the Dolphin Films acquisition and the 42West acquisition may not have been complete, adequate or accurate and may not have uncovered all material issues and liabilities to which we are now subject. If the due diligence investigation fails to correctly identify material issues and liabilities that may be present in a target company or business, or if we consider such material risks to be commercially acceptable relative to the opportunity, and we proceed with an acquisition, we may subsequently incur substantial impairment charges or other losses.

In addition, following an acquisition, including the Dolphin Films acquisition and the 42West acquisition, we may be subject to significant, previously undisclosed liabilities of the acquired business that were not identified during due diligence and which could contribute to poor operational performance, undermine any attempt to restructure the acquired company or business in line with our business plan and have a material adverse effect on our financial condition and results of operations.

Claims against us relating to any acquisition may necessitate our seeking claims against the seller for which the seller may not indemnify us or that may exceed the seller’s indemnification obligations.

As discussed above, there may be liabilities assumed in any acquisition that we did not discover or that we underestimated in the course of performing our due diligence. Although a seller generally will have indemnification obligations to us under an acquisition or merger agreement, these obligations usually will be subject to financial limitations, such as general deductibles and maximum recovery amounts, as well as time limitations, as was the case in the 42West acquisition. We cannot assure you that our right to indemnification from any seller will be enforceable, collectible or sufficient in amount, scope or duration to fully offset the amount of any undiscovered or underestimated liabilities that we may incur. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our business, financial condition and operating results.

Risks Related to our Common Stock and Preferred Stock

We have recently issued, and may in the future issue, a significant amount of equity securities and, as a result, your ownership interest in our company has been, and may in the future be, substantially diluted and your investment in our common stock could suffer a material decline in value.

From January 1, 2016 to December 13, 2017, the number of shares of our common stock issued and outstanding has increased from 2,047,309 (adjusted for a 1-to-20 reverse stock split on May 10, 2016 and further adjusted for a 1-to-2 reverse stock split on September 14, 2017) to 9,350,789 shares. Of this amount, approximately 2,832,880 shares of common stock have been issued in private placements as payment to certain holders of our Company’s debt pursuant to debt exchange agreements. Consequently, we have not received any cash proceeds in connection with such issuances of common stock. In addition, 762,500 shares of common stock were issued in private placements pursuant to subscription agreements. Generally, these subscription agreements and debt exchange agreements provide for past or future purchases of, or exchanges of debt for, our common stock at a price of $10.00 per share which, upon each exercise or exchange thus far, has been below the market price of our common stock. In addition, during 2016, we issued Warrants G, H, I, J and K. Warrants G, H and I are exercisable for an aggregate of 1,250,000 shares of common stock and originally had exercise prices ranging from $10.00 to $14.00 per share. As of September 30, 2017, Warrants G, H and I were exercisable at a price of $9.22 per share. Warrants J and K were issued in exchange for debt, and to purchase the remaining membership interests in Dolphin Kids Club, and were exercised for an aggregate of 1,170,000 shares of common stock at an exercise price of $0.03 per share. Furthermore, as consideration for our 42West acquisition, we (i) issued 615,140 shares of common stock on the closing date, 172,275 shares of common stock to certain 42West employees on April 13, 2017 and 59,320 shares of restricted stock as employee stock bonuses on August 21, 2017 and (ii) will issue 980,911 shares of common stock on January 2, 2018. In addition, we may issue up to 981,563 shares of common stock based on the achievement of specified financial performance targets over a three-year period. During the nine months ended September 30, 2017, we also issued nine convertible promissory notes in the aggregate amount of $875,000 that are convertible into 108,894 shares of our common stock (calculated based on the 90-trading day average price per share as of December 13, 2017). As a result of these past issuances and potential future issuances, your ownership interest in our company has been, and may in the future be, substantially diluted. The market price for our common stock has been volatile in the past, and these issuances could cause the price of our common stock to fluctuate substantially in the future. In addition, we have historically experienced significantly low trading volumes. Once restricted stock issued in the private placements and in the 42West acquisition becomes freely tradable, these current or future shareholders may decide to trade their shares of common stock and, if our stock is thinly traded, this could have a material adverse effect on its market price.

In the near term, we will need to raise additional capital and may seek to do so by conducting one or more private placements of equity securities, securities convertible into equity securities or debt securities, selling additional securities in a registered public offering, or through a combination of one or more of such financing alternatives, including the proceeds from this offering. Such issuances of additional securities would further dilute the equity interests of our existing shareholders, perhaps substantially, and may further exacerbate any or all of the above risks.

The Series C Convertible Preferred Stock has anti-dilution protections and super voting rights that may adversely affect our shareholders.

For a period of five years from March 7, 2016, the date of issuance, the Series C Convertible Preferred Stock, which are all held by Mr. O’Dowd, will have certain anti-dilution protections. Upon triggers specified in the Series C Certificate of Designation, the number of shares of common stock into which Series C Convertible Preferred Stock held by Mr. O’Dowd (or any entity directly or indirectly controlled by Mr. O’Dowd) can be converted will be increased, such that the total number of shares of common stock held by Mr. O’Dowd (or any entity directly or indirectly controlled by Mr. O’Dowd) (based on the number of shares of common stock held as of the date of issuance) will be preserved at the same percentage of shares of common stock outstanding held by such persons on such date. As a result, your ownership interests may be further diluted.

Except as required by law, holders of Series C Convertible Preferred Stock will only have voting rights once the independent directors of the Board determine that an optional conversion threshold (as defined in the Series C Certificate of Designation) has occurred. Upon such determination by the Board, a holder of Series C Convertible Preferred Stock (Mr. O’Dowd) will be entitled to super voting rights of three votes for each share of common stock into which such holder’s shares of Series C Convertible Preferred Stock could then be converted. Holders of Series C Convertible Preferred Stock will be entitled to vote together as a single class on all matters upon which common stock holders are entitled to vote. Your voting rights will be diluted as a result of these super voting rights. In addition, the anti-dilution protections may result in an increase in the number of shares of common stock into which Series C Convertible Preferred Stock held by Mr. O’Dowd and certain eligible persons can be converted, which could further dilute your percentage of voting rights.

If you purchase the securities sold in this offering, the exercise price of certain outstanding warrants will be reduced and you will experience immediate dilution in your investment.

As of September 30, 2017, we have 1,262,115 warrants to purchase shares of our common stock which contain full ratchet anti-dilution price protection (the “Warrants”). This generally means that if we issue certain additional securities while the Warrants are outstanding at a price or with an exercise price less than the then current exercise price of the Warrants, the exercise price of those Warrants would be reduced to this lower sale price or exercise price. The Warrants were initially exercisable at $10.00 to $14.00 per share. The initial exercise price of the Warrants was reset to $9.22 per share in connection with the acquisition of 42West described elsewhere in this prospectus. If the price paid in this offering is below $9.22 per share, the exercise price of the Warrants will be reduced to such price making it more likely that the Warrants will be exercised which will result in additional dilution to our shareholders and may make it more difficult to raise additional capital in future periods.

Changes in the fair value of warrants to purchase shares of our common stock may have a material impact on, and result in significant volatility in, our reported operating results.

We have determined that our Series G Warrants, Series H Warrants and Series I Warrants to purchase shares of our common stock should be accounted for as derivatives. These warrants require us to “mark to market” (i.e., record the derivatives at fair value) based on the price as of the end of each reporting period as liabilities on our balance sheet and to record the change in fair value during each period as income or expense in our current period consolidated statements of operations. The fair value is most sensitive to changes, at each valuation date, in our common stock price, the volatility rate assumption, and the exercise price, which could change if we were to do a dilutive future financing (such as this offering). This accounting treatment could have a material impact on, and could significantly increase the volatility of, our reported operating results, even though there is no related cash flow impact to us.

Accounting for the put rights could cause variability in the results we report.

In connection with the 42West acquisition, we granted put rights to the sellers to cause us to purchase up to an aggregate of 1,187,094 of their shares of common stock received as consideration for a purchase price equal to $9.22 per share during certain specified exercise periods set forth in the put agreements up until December 2020. As of the date of this prospectus, we have repurchased an aggregate of 132,859 shares of common stock from the sellers pursuant to the put rights. The put rights are an embedded equity derivative within our common stock requiring certain fair value measurements at each reporting period. We record the fair value of the liability in the consolidated balance sheets and we record changes to the liability against earnings or loss in the consolidated statements of operations. The put rights are inherently difficult to value. Additionally, derivative accounting for the put rights also affects the accounting for other items in our financial statements, including our exercisable warrants, and these effects are inherently difficult to determine, require difficult estimates and are very subjective. We could have substantial variability in the related periodic fair value measurements, which would affect our operating results and in turn could impact our stock price.

Our common stock is quoted only on the OTC Pink Marketplace, which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTC Pink Marketplace. The OTC Pink Marketplace is a significantly more limited market than the New York Stock Exchange or Nasdaq system. The quotation of our shares on the OTC Pink Marketplace may result in an illiquid market available for existing and potential shareholders to trade shares of our common stock and depress the trading price of our common stock, and may have a long-term adverse impact on our ability to raise capital in the future.

You may experience additional dilution as a result of future equity offerings.

In order to raise additional capital, we have issued equity securities in the past and may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per unit in this offering. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions, may be lower than the price per share paid by investors in this offering.

Risks Related to the Offering

We will have broad discretion as to the use of the net proceeds from this offering, and we may not use the proceeds effectively.

We currently intend to use the net proceeds received from the sale of the securities for (i) growth initiatives of our entertainment publicity business, including acquisitions of comparable businesses and groups with public relations expertise, (ii) the budget for our content production business and (iii) general corporate purposes, including working capital. Our management has broad discretion over how these proceeds are used and could spend the proceeds in ways with which you may not agree. Pending the use of the proceeds in this offering, we will invest them. However, the proceeds may not be invested in a manner that yields a favorable or any return.

You will experience immediate and substantial dilution in the book value of the shares you purchase in this offering.

The offering price is substantially higher than the net tangible book value per share of our outstanding common stock. As a result, based on our capitalization as of September 30, 2017, you will incur immediate dilution in the book value of the shares you purchase in the offering. Based upon the issuance and sale of the units on an assumed closing date of December 26, 2017 at a public offering price of $4.125 per unit, you will incur immediate dilution of approximately $5.65 in the net tangible book value per share if you purchase units in this offering. In addition to this offering, subject to market conditions and other factors, we may pursue additional financings in the future, as we continue to build our business, which may result in further dilution to you.

Future sales of our common stock by our existing shareholders may negatively impact the trading price of our common stock.

If a substantial number of our existing shareholders decide to sell shares of their common stock in the public market following the completion of this offering, the price at which our common stock trades could decline. Additionally, the public market’s perception that such sales might occur may also depress the price of our common stock.

The warrants may not have any value.

The warrants will be exercisable for three years from the date of the closing of the offering at an initial exercise price per share equal to $4.74. In the event that the price of a share does not exceed the exercise price of the warrants during the period when the warrants are exercisable, the warrants may not have any value.

Holders of the warrants will have no rights as a shareholder until they acquire our common stock.

Until you acquire shares upon exercise of your warrants, you will have no rights with respect to our common stock. Upon exercise of your warrants, you will be entitled to exercise the rights of a common shareholder only as to matters for which the record date occurs after the exercise date.

An effective registration statement may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise his, her or its warrants at that time.

No warrant held by an investor will be exercisable and we will not be obligated to issue common stock unless at the time such holder seeks to exercise such warrant, a prospectus relating to the common stock issuable upon exercise of the warrant is current (or an exemption from registration is available) and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so, and if we do not maintain a current prospectus related to the common stock issuable upon exercise of the warrants (and an exemption from registration is not available), holders will be unable to exercise their warrants and we will not be required to net cash settle any such warrant exercise. If we are unable to issue the shares upon exercise of the warrants by an investor because there is no current prospectus relating to the common stock issuable upon exercise of the warrant (and an exemption from registration is not available) or the common stock has not been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants, the warrants will not expire until ten days after the date we are first able to issue the shares. Nevertheless, because an investor may not be able to exercise the warrants at the most advantageous time, the warrants held by an investor may have no value, the market for such warrants may be limited and such warrants may expire worthless.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus may contain “forward-looking statements” that involve certain risks and uncertainties. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and intentions and are not historical facts and typically are identified by use of terms such as “may,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements included herein represent management’s current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Specifically, this prospectus contains forward-looking statements regarding:

•

our expectations regarding the potential benefits and synergies we can derive from our acquisitions;

•

our expectations to offer clients a broad array of interrelated services, the impact of such strategy on our future profitability and growth and our belief regarding our resulting market position;

•

our expectations regarding the growth potential of the content marketing, development and production markets;

•

our expectations regarding increased movie marketing budgets at several large key clients and the impact of such increased budgets on revenue and profit in 42West’s Entertainment and Targeted Marketing division over the next several years;

•

our intention to hire new individuals or teams whose existing books of business and talent rosters can be accretive to revenues and profits of the business and our expectations regarding the impact of such additional hires on the growth of our revenues and profits;

•

our beliefs regarding the drivers of growth in 42West’s Strategic Communications division, the timing of such anticipated growth trend and its resulting impact on the overall revenue mix of 42West;

•

our intention to expand into television production in the near future;

•

our belief regarding the transferability of 42West’s skills and experience to related business sectors and our intention to expand our involvement in those areas;

•

our intention to grow and diversify our portfolio of film and digital content and our beliefs regarding our strategies to accomplish such growth and diversification;

•

our beliefs regarding the impact of our strategic focus on content and creation of innovative content distribution strategies on our competitive position in the industry, use of capital, growth and long-term shareholder value;

•

our plan to balance our financial risks against the probability of commercial success for each project;

•

our intention to selectively pursue complementary acquisitions to enforce our competitive advantages, scale and grow, our belief that such acquisitions will create synergistic opportunities and increased profits and cash flows, and our expectation regarding the timing of such acquisitions;

•

our expectations concerning our ability to derive future cash flows and revenues from the production, release and advertising of future web series on online platforms, and the timing of receipt of such cash flows and revenues;

•

our expectations concerning the timing of production and release of future feature films and digital projects, and our intention to obtain financing for such projects;

•

our intention to source potential distribution partners for our web series, South Beach – Fever, and to enter into distribution agreements for future digital productions;

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our expectation that we will continue to receive revenues from our motion picture, Max Steel from (i) international revenues expected to be derived through license agreements with international distributors and (ii) other secondary distribution revenues;

•

our intention to use our purchased scripts for future motion picture and digital productions;

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our expectations to raise funds through loans, additional sales of our common stock, securities convertible into our common stock, debt securities or a combination of financing alternatives, including the proceeds from this offering;

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our belief that the only recourse to the lenders under the production service agreement and prints and advertising loan is to foreclose on the collateral securing the loans, which consists of the copyright for Max Steel;

•

our beliefs regarding the merits of claims asserted in the class action against 42West and other defendants and our defenses against such claims; and

•

our intention to implement improvements to address material weaknesses in internal control over financial reporting.

These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, the following:

•

our ability to realize the anticipated benefits of the 42West acquisition, including synergies, expanded interrelated service offerings, growth and increased revenues;

•

our ability to accurately predict 42West’s clients’ acceptance of our differentiated business model that offers interrelated services;

•

our ability to profitably exploit the transferability of 42West’s skills and experience to related business sectors;

•

our ability to successfully identify and complete acquisitions in line with our growth strategy and anticipated timeline, and to realize the anticipated benefits of those acquisitions;

•

our ability to accurately interpret trends and predict future demand in the digital media and film industries;

•

our ability to repay our loans under the production service agreement and prints and advertising loan in accordance with the terms of the agreements so that we will be able to continue to receive revenues from Max Steel;

•

the ability of the lenders under the production service agreement and prints and advertising loan to successfully assert that we are liable to them for the payment of our subsidiary’s or Max Steel VIE’s debt;

•

adverse events, trends and changes in the entertainment or entertainment marketing industries that could negatively impact 42West’s operations and ability to generate revenues;

•

loss of a significant number of 42West clients;

•

the ability of key 42West clients to increase their movie marketing budgets as anticipated;

•

our ability to continue to successfully identify and hire new individuals or teams who will provide growth opportunities;

•

uncertainty that our strategy of hiring of new individuals or teams will positively impact our revenues and profits;

•

lack of demand for strategic communications services by traditional and non-traditional media clients who are expanding their activities in the content production, branding and consumer products sectors;

•

unpredictability of the commercial success of our current and future web series and motion pictures;

•

economic factors that adversely impact the entertainment industry, as well as advertising, production and distribution revenue in the online and motion picture industries;

•

our ability to identify, produce and develop online digital entertainment and motion pictures that meet industry and customer demand;

•

competition for talent and other resources within the industry and our ability to enter into agreements with talent under favorable terms;

•

our ability to attract and/or retain the highly specialized services of the 42West executives and employees and our CEO;

•

availability of financing from our CEO and other investors under favorable terms;

•

our ability to adequately address material weaknesses in internal control over financial reporting;

•

uncertainties regarding the outcome of pending litigation; and

•

the factors included under “Risk factors” in this prospectus.

Any forward-looking statement speaks only as to the date on which that statement is made. We assume no obligation to update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.

UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

The following unaudited pro forma combined statements of operations and related notes present our historical combined statements of operations with that of 42West, after giving effect to our acquisition of 42West that was completed on March 30, 2017. The pro forma adjustments are based upon available information and assumptions that we believe are reasonable.

The unaudited pro forma combined statements of operations for the year ended December 31, 2016 are presented as if the acquisition had occurred on January 1, 2016. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2017 are presented as if the acquisition had occurred on January 1, 2017. The historical statements of operations are adjusted in the unaudited pro forma combined statements of operations to give effect to pro forma events that are (1) directly attributable to the proposed acquisition, (2) factually supportable and (3) expected to have a continuing impact on the combined results.

Dolphin has not completed the detailed valuations necessary to estimate the fair value of the assets acquired and the liabilities assumed from 42West and the related allocations of purchase price, nor has Dolphin identified all adjustments necessary to conform 42West’s accounting policies to Dolphin’s accounting policies. Although the unaudited pro forma financial information presented herein do not contain a pro forma balance sheet, the preliminary estimated fair value of intangible assets was used to prepare certain adjustments to the combined statements of operations presented herein. Dolphin’s preliminary estimates of the fair value of 42West’s assets and liabilities is based on discussions with 42West’s management, due diligence and preliminary work performed by third-party valuation specialists. As the final valuations are being performed, increases or decreases in fair value of relevant balance sheet amounts will result in adjustments, some of which may affect the statement of operations, and may result in material differences from the information presented herein.

The unaudited pro forma adjustments are not necessarily indicative of or intended to represent the results that would have been achieved had the transaction been consummated as of the dates indicated or that may be achieved in the future. The actual results reported by the combined company in periods following the acquisition may differ significantly from those reflected in these unaudited pro forma combined financial information for a number of reasons, including cost saving synergies from operating efficiencies and the effect of incremental costs incurred to integrate the two companies.

The unaudited pro forma combined financial information should be read in conjunction with our historical consolidated financial statements and accompanying notes and the historical financial statements of 42West as of and for the years ended December 31, 2016 and 2015 included elsewhere in this prospectus.

Unaudited Pro Forma Combined Statements of Operations
For the year ended December 31, 2016

	Dolphin Digital Media, Inc. (Historical)	42West - Acquiree (Historical)	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenues	$9,395,625	$18,563,749	$—		$27,959,374
Operating expenses exclusive of depreciation and amortization	27,097,889	15,851,177	—		42,949,066
Operating (loss) income	(17,702,264)	2,712,572	—		(14,989,692)
Depreciation and amortization(1)	(476,250)	(213,846)	(997,333)	(A)	(1,687,429)
Interest expense	(4,241,841)	(21,505)			(4,263,346)
Change in fair value of warrant liability	2,195,542	—	—		2,195,542
Warrant issuance expense	(7,372,593)	—	—		(7,372,593)
Loss on extinguishment of debt	(9,601,933)	—	—		(9,601,933)
Other income (expense)	9,660	(59,752)	—		(50,092)
Net (loss) income	$(37,189,679)	$2,417,469	$(997,333)		$(35,769,543)
Deemed dividend on preferred stock	5,247,227	—	—		5,247,227
Net loss attributable to common shareholders	$(42,436,906)	$2,417,469	$(997,333)		$(41,016,770)
Basic and Diluted Loss per Share	$(9.67)	—	—		$(6.66)
Weighted average number of shares used in share calculation	4,389,096	—	—		6,157,425

——————

(1)

Depreciation and amortization have been reclassified from operating (loss) income for presentation purposes.

See accompanying notes to the Unaudited Pro Forma Combined Financial Information

Unaudited Pro Forma Condensed Combined Statements of Operations
For the nine months ended September 30, 2017

	Dolphin Entertainment, Inc. (Historical)	42West - Acquiree (Historical - January 1 through March 30, 2017)	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenues	$15,172,517	$4,689,556	$—		$19,862,073
Operating expenses	14,133,349	3,975,013	—		18,108,362
Operating (loss) income	1,039,168)	714,543	—		1,753,711
Depreciation and amortization	(648,848)	(67,656)	(249,333)	(A)	(965,837)
Interest expense	(1,273,166)	(3,559)	—		(1,276,725)
Gain on extinguishment of debt	3,877,277	—	—		3,877,277
Change in fair value of warrant liability	7,685,607	—	—		7,685,607
Change in fair value of put rights and contingent consideration	(246,000)	—	—		(246,000)
Bad debt	(85,437)	—	—		(85,437)
Acquisition related expense	(745,272)	—	745,272	(B)	—
Loss on disposal of furniture, office equipment and leasehold improvements	(28,025)	—	—		(28,025)
Total other income (expenses)	8,536,136	$(71,215)	$495,939		8,960,860
Provision for Income Taxes	—	(47,150)	47,150	(C)	—
Net Income	$9,575,304	$596,178	$543,089		$10,714,571
Income Per Share:
Basic	$1.11			(D)	$1.20
Diluted	$0.20				$0.29
Weighted average number of shares used in per share calculation:
Basic	8,640,543				8,904,238
Diluted	9,479,840				10,415,293

See accompanying notes to the Unaudited Pro Forma Combined Financial Information

NOTES TO THE UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

NOTE 1 – DESCRIPTION OF THE TRANSACTION

On March 30, 2017, we completed our acquisition of 42West. Pursuant to the terms of the purchase agreement we acquired from the members of 42West, 100% of the membership interests of 42West and 42West became our wholly-owned subsidiary. The consideration paid by us in connection with the 42West acquisition was approximately $18.7 million in shares of common stock, based on our 30-trading-day average stock price prior to the closing date of $9.22 per share as adjusted for the 1-to-2 reverse stock split (less certain working capital and closing adjustments, transaction expenses and payments of indebtedness), plus the potential to earn up to an additional $9.3 million in shares of common stock based on achieving certain financial targets. Pursuant to the terms of the purchase agreement, (i) 615,140 shares of common stock were issued on March 30, 2017, 172,275 shares of common stock were issued on April 13, 2017 and 59,320 shares of restricted stock were issued as employee stock bonuses on August 21, 2017 and (ii) 980,911 will be issued on January 2, 2018. We recalculated the weighted average shares as if the transaction occurred on January 1, 2017.

Also in connection with the 42West acquisition, on March 30, 2017, we entered into put agreements with each of the sellers. Pursuant to the terms and subject to the conditions set forth in the put agreements, we granted the sellers the right, but not obligation, to cause us to purchase up to an aggregate of 1,187,094 of the shares of common stock received as consideration for a purchase price equal to $9.22 per share as adjusted for the 1-to-2 reverse stock split during certain specified exercise periods set forth in the put agreements up until December 2020.

NOTE 2 –BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma combined statement of operations for the year ended December 31, 2016 and the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2017 combine our historical statement of operations with the historical statement of operations of 42West and (i) for the year ended December 31, 2016, was prepared as if the acquisition occurred on January 1, 2016 and (ii) for the nine months ended September 30, 2017, was prepared as if the acquisition occurred on January 1, 2017. The historical statements of operations are adjusted in the unaudited pro forma combined statements of operations to give effect to pro forma events that are (1) directly attributable to the proposed acquisition, (2) factually supportable, and (3) expected to have a continuing impact on the combined results.

We accounted for the acquisition in the unaudited pro forma combined statements of operations using the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805 “Business Combinations” or “ASC 805”. In accordance with ASC 805, we used our best estimates and assumptions to assign fair value to the tangible and intangible assets acquired and liabilities assumed at the acquisition date. Goodwill as of the acquisition date is measured as the excess of purchase consideration over the fair value of the net tangible and identifiable assets acquired.

The pro forma adjustments described below were developed based on management’s assumptions and estimates, including assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed from 42West based on preliminary estimates to fair value. The final purchase consideration and allocation of the purchase consideration will differ from that reflected in the unaudited pro forma combined statements of operations after the final valuation procedures are performed and the amounts are finalized.

The unaudited pro forma combined statements of operations are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations of the combined company would have been had the acquisition occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations.

We expect to incur costs and realize benefits associated with integrating our operations and those of 42West. The unaudited pro forma combined statements of operations do not reflect the costs of any integration activities or any benefits that may result from operating efficiencies or revenue synergies. The unaudited pro forma combined statement of operations for the year ended December 31, 2016 and the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2017 do not reflect any non-recurring charges directly related to the acquisition that the combined companies incurred upon completion of the 42West acquisition.

NOTE 3 – PRO FORMA ADJUSTMENTS

The following is a description of the unaudited pro forma adjustments reflected in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 and the nine months ended September 30, 2017:

(A)

The Company adjusted the amortization of the acquired intangible asset to reflect annual amortization for the year ended December 31, 2016 and nine months of amortization for the nine months ended September 30, 2017. The amortization of the acquired intangible assets is calculated as follows:

	Acquisition Date Opening Balance	Useful Live (Years)	Annual Amortization	Quarterly Amortization
Intangible assets:
Customer relationships	$5,980,000	10	$598,000	$149,500
Trade name	2,760,000	10	$276,000	$69,000
Non-competition agreements	370,000	3	$123,833	$30,833
	$9,110,000		$997,333	$249,333

(B)

The Company adjusted the pro forma statement of operations for the nine months ended September 30, 2017 to eliminate $745,272 of acquisition related costs since they are not expected to have a continuing impact on the operating results of the combined entities.

(C)

The Company adjusted the pro forma statement of operations for the nine months ended September 30, 2017 to eliminate $47,150 of provision for income taxes that was reflected on the historical statement of operations of 42West because the Company expects to have sufficient net accumulated operating tax losses to offset the net taxable revenues.

(D)

The Company recalculated income per share to give effect to the acquisition as if it had occurred on January 1, 2017.

	Historical	Pro Forma
	9/30/2017	9/30/2017
Numerator
Net income attributable to Dolphin Entertainment, Inc. shareholders	$9,575,304	$10,714,571
Numerator for basic earnings per share	9,575,304	10,714,571
Change in fair value of G, H and I Warrants	(7,685,607)	(7,685,607)
Numerator for diluted earnings per share	1,889,697	3,028,964
Denominator
Denominator for basic EPS - weighted-average shares	8,640,543	8,904,238
Effect of dilutive securities:
Warrants	501,918	501,918
Employee nonvested share awards	8,612	28,227
Shares issuable in January 2018 as part of the Additional Consideration for the 42West acquisition	328,767	980,911
Denominator for diluted EPS - adjusted weighted-average shares assuming exercise of warrants	9,479,840	10,415,293
Basic income (loss) per share	$1.11	$1.20
Diluted income (loss) per share	$0.20	$0.29

USE OF PROCEEDS

We estimate that the net proceeds from our sale of the units in this offering at a public offering price of $4.125 per unit, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $4,161,044. If the underwriters exercise their over-allotment option in full, we estimate that the net proceeds from this offering will be approximately $4,860,200. This amount does not include the proceeds which we may receive in connection with the exercise of the warrants. We cannot predict when or if the warrants will be exercised, and it is possible that the warrants may expire and never be exercised.

We intend to use the net proceeds from this offering for (i) growth initiatives of our entertainment publicity business, including acquisitions of comparable businesses and groups with public relations expertise, (ii) the budget for our content production business and (iii) general corporate purposes, including working capital. Although we have no specific agreements, commitments or understandings with respect to any acquisition, we evaluate acquisition opportunities and engage in related discussions with other companies from time to time.

We will have broad discretion over the manner in which the net proceeds of the offering will be applied, and we may not use these proceeds in a manner desired by our shareholders.  Although we have no present intention of doing so, future events may require us to reallocate the offering proceeds.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for our Common Stock

Our common stock currently trades on the over-the-counter market and is quoted on the OTC Pink Marketplace under the symbol “DPDM”. The high and low bid information for each quarter since January 1, 2015, as quoted on the OTC Pink Marketplace, is as follows:

Quarter	High Bid	Low Bid
2017:
October 1 to December 19	$11.99	$5.01
Third Quarter	$10.00	$6.06
Second Quarter	$10.50	$3.00
First Quarter	$12.00	$7.00
2016:
Fourth Quarter	$13.50	$4.00
Third Quarter	$14.50	$8.00
Second Quarter	$20.00	$8.00
First Quarter	$15.20	$3.20
2015:
Fourth Quarter	$12.00	$1.20
Third Quarter	$2.00	$1.20
Second Quarter	$2.40	$1.60
First Quarter	$3.60	$1.60

The over-the-counter quotations above reflect inter-dealer prices, without retail mark-up, markdown or commissions and may not reflect actual transactions. Such quotes are not necessarily representative of actual transactions or of the value of our securities, and are, in all likelihood, not based upon any recognized criteria of securities valuation as used in the investment banking community.

The trading volume for our common stock is relatively limited. There is no assurance that an active trading market will continue to provide adequate liquidity for our existing shareholders or for persons who may acquire our common stock in the future.

The closing price per share of our common stock on December 19, 2017 was $8.00 as reported by the OTC Pink Marketplace.

Holders of our Common Stock

As of December 13, 2017, an aggregate of 9,350,789 shares of our common stock were issued and outstanding and were owned by approximately 358 shareholders of record, based on information provided by our transfer agent.

Dividends

We have never paid dividends on our common stock and do not anticipate that we will do so in the near future.

DETERMINATION OF OFFERING PRICE

In determining the offering price for the units, and the exercise price of the warrants, we will consider a number of factors including, but not limited to, the current market price of our common stock, trading prices of our common stock over a period of time, the illiquidity and volatility of our common stock, prevailing market conditions, our historical performance, our future prospects and the future prospects of our industry in general, our capital structure, estimates of our business potential and earnings prospects, the present state of our development and an assessment of our management and the consideration of the above factors in relation to market valuation of companies engaged in businesses and activities similar to ours.

It is also possible that after the offering, the shares of common stock will not trade in the public market at or above the offering price.

CAPITALIZATION

The following table summarizes our capitalization and cash and cash equivalents as of September 30, 2017:

•

on an actual basis; and

•

on an as adjusted basis to reflect (i) the sale by us of units in this offering on an assumed closing date of December 26, 2017, based on a public offering price of $4.125 per unit, assuming no exercise of the underwriters’ option to purchase additional units, and (ii) the deduction of estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” as well as our financial statements and related notes and the other financial information, appearing elsewhere in this prospectus.

	As of September 30, 2017 (Unaudited)
	Actual	As Adjusted
Cash and cash equivalents	$1,957,235	$6,118,279
Debt:
Current line of credit	$750,000	$750,000
Current debt(1)	5,063,846	5,063,846
Current loan from related party	1,734,867	1,734,867
Current note payable	1,800,000	1,800,000
Current put rights(2)	947,515	947,515
Non-current put rights(2)	2,752,485	2,752,485
Non-current note payable	475,000	475,000
Total debt	$13,523,713	$13,523,713
Common stock, $0.015 par value, 200,000,000 shares authorized, 9,367,057 issued and outstanding, actual, and 10,582,057 issued and outstanding, as adjusted	140,506	158,731
Series C Convertible Preferred stock, $0.001 par value, 50,000 shares authorized, 50,000 issued and outstanding	1,000	1,000
Additional paid in capital	92,829,088	97,822,738
Accumulated deficit	(90,236,900)	(91,087,731)
Total stockholders’ equity	2,733,694	6,894,738
Total capitalization	$16,257,407	$20,418,451

———————

(1)

Consists of debt of our subsidiaries used to produce and pay the print and advertising expenses of Max Steel. In September 2017, the third party guarantor under the prints and advertising loan paid $4.5 million pursuant to the guarantee, reducing the aggregate outstanding balance of the current debt by such amount. In addition, our payables increased in the amount of $620,000 as a result of the backstop payable to the third party guarantor. For a discussion of the terms of the prints and advertising loan, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(2)

Consists of our obligation to purchase up to 1,054,235 shares of our common stock from the sellers of 42West during certain specified exercise periods up until December 2020, pursuant to put agreements. For a discussion of the terms of the put agreements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The number of shares of our outstanding common stock, actual and as adjusted, excludes:

•

1,612,115 shares of our common stock issuable upon the exercise of outstanding warrants having exercise prices ranging from $6.20 to $10.00 per share;

•

shares of our common stock issuable upon the conversion of 50,000 shares of Series C Convertible Preferred Stock outstanding. For a discussion of the conditions upon which the shares of Series C Convertible Preferred Stock become convertible, and the number of shares of common stock into which such preferred stock would be convertible upon satisfaction of such conditions, see “Description of Securities—Series C Convertible Preferred Stock”;

•

shares of our common stock issuable in connection with the 42West acquisition as follows: (i) 980,911 shares of our common stock that we will issue to the sellers on January 2, 2018 and (ii) up to 981,563 shares of our common stock that we may issue to the sellers based on the achievement of specified financial performance targets over a three-year period as set forth in the membership interest purchase agreement;

•

108,894 shares of our common stock issuable upon the conversion of nine convertible promissory notes in the aggregate principal amount of $875,000 (calculated based on the 90-trading day average price per share as of December 13, 2017). For a discussion of the terms of conversion of the promissory notes and the number of common stock into which such promissory notes would be convertible, see “Description of Securities—Convertible Promissory Notes;” and

•

940,680 shares of our common stock reserved for future issuance under our 2017 Equity Incentive Plan.

DILUTION

If you invest in the securities being offered by this prospectus, you will suffer immediate and substantial dilution in the net tangible book value per share of common stock. Our net tangible deficit as of September 30, 2017 was approximately $(20.2) million, or approximately $(2.16) per share. Net tangible deficit per share represents our total tangible assets less total tangible liabilities, divided by the number of shares of common stock outstanding as of September 30, 2017.

Dilution in net tangible book value per share represents the difference between the public offering price per unit paid by purchasers in this offering, attributing no value to the warrants offered hereby, and the net tangible book value per share of our common stock immediately after this offering. After giving effect to the sale by us of units in this offering at a public offering price of $4.125 per unit and attributing no value to the warrants, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value as of September 30, 2017 would have been approximately $(16.1) million, or approximately $(1.52) per share of common stock. This represents an immediate increase of $0.64 in net tangible book value per share to our existing shareholders and an immediate dilution of $5.65 per share to purchasers of securities in this offering. The following table illustrates this per share dilution:

Public offering price per unit	$4.125
Net tangible book value deficit per share as of September 30, 2017	$(2.16)
Increase in net tangible book value per share attributable to new investors	$0.64
Adjusted net tangible book value deficit per share as of September 30, 2017, after giving effect to the offering	$(1.52)
Dilution per share to new investors in the offering	$5.65

If the underwriters exercise their over-allotment option in full, the adjusted net tangible book value will increase to $(1.05) per share, representing an immediate dilution of $5.18 per share to new investors, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. Investors exercising their warrants may experience additional dilution.

The above discussion and tables do not include the following:

•

shares of common stock issuable upon the exercise of the warrants offered hereby;

•

1,612,115 shares of our common stock issuable upon the exercise of outstanding warrants having exercise prices ranging from $6.20 to $10.00 per share;

•

shares of our common stock issuable upon the conversion of 50,000 shares of Series C Convertible Preferred Stock outstanding. For a discussion of the conditions upon which the shares of Series C Convertible Preferred Stock become convertible, and the number of shares of common stock into which such preferred stock would be convertible upon satisfaction of such conditions, see “Description of Securities—Series C Convertible Preferred Stock”;

•

shares of our common stock issuable in connection with the 42West acquisition as follows: (i) 980,911 shares of our common stock that we will issue to the sellers on January 2, 2018 and (ii) up to 981,563 shares of our common stock that we may issue to the sellers based on the achievement of specified financial performance targets over a three-year period as set forth in the membership interest purchase agreement;

•

108,894 shares of our common stock issuable upon the conversion of nine convertible promissory notes in the aggregate principal amount of $875,000 (calculated based on the 90-trading day average price per share as of December 13, 2017). For a discussion of the terms of conversion of the promissory notes and the number of common stock into which such promissory notes would be convertible, see “Description of Securities—Convertible Promissory Notes;” and

•

940,680 shares of our common stock reserved for future issuance under our 2017 Equity Incentive Plan.

In addition, we may be required to purchase up to 1,054,235 shares of our common stock from the sellers during certain specified exercise periods up until December 2020, pursuant to put agreements. For a discussion of the terms of the put agreements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

SELECTED FINANCIAL DATA

The following table includes our selected historical financial data. The historical financial data as of December 31, 2016 and 2015 and for the years ended December 31, 2016 and 2015 have been derived from our audited financial statements, which are included elsewhere in this prospectus. The historical financial data as of December 31, 2014 and for the year ended December 31, 2014 have been derived from our audited financial statements, which are not included in this prospectus. The historical financial data as of September 30, 2017 and for the nine months ended September 30, 2017 and 2016 have been derived from our unaudited financial statements, which are included elsewhere in this prospectus. Our financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States. The results indicated below are not necessarily indicative of our future performance.

	For the year ended December 31,			For the nine months ended September 30,
	2014	2015(1)	2016	2016	2017
	(audited)			(unaudited)
Revenues:
Entertainment publicity	$—	$—	$—	$—	$10,546,716
Production and distribution	51,192	3,031,073	9,367,222	1,144,157	4,625,801
Service	2,000,000	—	—	—	—
Membership	19,002	69,761	28,403	27,253	—
Total Revenue	2,070,194	3,100,834	9,395,625	1,171,410	15,172,517

Expenses:
Direct costs	159,539	2,587,257	10,661,241	1,378,173	2,927,817
Distribution and marketing	—	213,300	11,322,616	9,237,873	950,812
Selling, general and administrative	1,533,211	1,845,088	1,245,689	1,019,641	1,871,258
Legal and professional	—	2,392,556	2,405,754	1,576,963	1,098,728
Payroll	1,630,369	1,435,765	1,462,589	1,101,465	7,284,734
Loss before other income (expense)	(1,252,925)	(5,373,132)	(17,702,264)	(13,142,705)	1,039,168

Other Income (Expenses):
Other income	40,000	96,302	9,660	9,660	—
Amortization of loan fees	—	—	(476,250)	—	—
Amortization and depreciation	—	—	—	(47,369)	(648,848)
Change in fair value of warrant liability	—	—	2,195,542	—	7,685,607
Change in fair value of put rights and contingent consideration	—	—	—	—	(246,000)
Loss on disposal of furniture, office equipment and leasehold improvements	—	—	—	—	(28,025)
Bad debt expense	—	—	—	—	(85,437)
Warrant issuance expense	—	—	(7,372,593)	—	—
Gain (Loss) on extinguishment of debt	—	—	(9,601,933)	(5,843,811)	3,877,277
Acquisition related costs	—	—	—	—	(745,272)
Interest expense	(660,580)	(3,559,532)	(4,241,841)	(3,768,727)	(1,273,166)
Total Other Income (Expenses)	(620,580)	(3,463,230)	(19,487,415)	(9,650,247)	8,536,136
Net Income (Loss)	$(1,873,505)	$(8,836,362)	$(37,189,679)	$(22,792,952)	$9,575,304

Net income attributable to noncontrolling interest	$4,750	$17,440	$—	$6,813	$—
Net loss attributable to Dolphin Films, Inc.	—	(4,786,341)	—	—	—
Net income (loss) attributable to Dolphin Entertainment, Inc.	(1,878,255)	(4,067,461)	(37,189,679)	(22,799,765)	9,575,304
	$(1,873,505)	$(8,836,362)	$(37,189,679)	$(22,792,952)	$9,575,304

Deemed dividend on preferred stock	—	—	5,247,227	(5,227,247)	—
Net income (loss) attributable to common shareholders for basic calculation	$(1,873,505)	$(8,836,362)	$(42,436,906)	(28,020,199)	9,575,302
Net income (loss) attributable to common shareholders for fully diluted calculation	$(1,873,505)	$(8,836,362)	$(42,436,906)	$(28,020,199)	$1,889,697

Income (Loss) Per Share
Basic	$(0.92)	$(4.32)	$(9.67)	$(7.37)	$1.11
Diluted	$(0.92)	$(4.32)	$(9.67)	$(7.37)	$0.20

Weighted average number of shares used in per share calculation:
Basic	2,047,309	2,047,309	4,389,097	3,801,626	8,640,543
Diluted	2,047,309	2,047,309	4,389,097	3,801,626	9,479,840

	As of December 31,			As of September 30,
	2014	2015(1)	2016	2017
	(audited)			(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$198,470	$2,392,685	$662,546	$1,957,235
Restricted cash	—	—	1,250,000	—
Capitalized production costs	693,526	15,170,768	4,654,013	2,437,163
Intangible assets	—	—	—	8,611,334
Goodwill	—	—	—	14,351,368
Total Assets	$1,493,240	$21,369,113	$14,197,241	$33,762,220
Total Liabilities	10,285,083	54,233,031	46,065,038	31,028,526
Total Stockholders’ Equity (Deficit)	(8,791,843)	(32,863,918)	(31,867,797)	2,733,694

———————

(1)

Financial information has been retrospectively adjusted for our acquisition of Dolphin Films. See Notes 1 and 4 to the consolidated financial statements included elsewhere in this prospectus.

The accompanying notes are an integral part of these consolidated financial statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our historical consolidated financial statements and the notes thereto, which are included elsewhere in this prospectus. The following discussion includes forward-looking statements that involve certain risks and uncertainties, including, but not limited to, those described in “Risk Factors”. Our actual results may differ materially from those discussed below. See “Special Note Regarding Forward-Looking Statements” and “Risk Factors”.

Overview

We are a leading independent entertainment marketing and premium content development company. Through our recent acquisition of 42West, we provide expert strategic marketing and publicity services to all of the major film studios, and many of the leading independent and digital content providers, as well as for hundreds of A-list celebrity talent, including actors, directors, producers, recording artists, athletes and authors. The strategic acquisition of 42West brings together premium marketing services with premium content production, creating significant opportunities to serve our respective constituents more strategically and to grow and diversify our business. Our content production business is a long established, leading independent producer, committed to distributing premium, best-in-class film and digital entertainment. We produce original feature films and digital programming primarily aimed at family and young adult markets.

On March 30, 2017, we acquired 42West, an entertainment public relations agency offering talent, entertainment and targeted marketing, and strategic communications services. As consideration for the 42West acquisition, we paid approximately $18.7 million in shares of common stock, par value $0.015, based on our company’s 30-trading-day average stock price prior to the closing date of $9.22 per share, as adjusted for the 1-to-2 reverse stock split, (less certain working capital and closing adjustments, transaction expenses and payments of indebtedness), plus the potential to earn up to an additional $9.3 million in shares of common stock. As a result, we (i) issued 615,140 shares of common stock on the closing date, 172,275 shares of common stock to certain 42West employees on April 13, 2017 and 59,320 shares of restricted stock as employee stock bonuses on August 21, 2017 and (ii) will issue 980,911 shares of common stock on January 2, 2018. In addition, we may issue up to 981,563 shares of common stock based on the achievement of specified financial performance targets over a three-year period as set forth in the membership interest purchase agreement.

Prior to its acquisition, 42West grew to become one of the largest independently-owned public-relations firms in the entertainment industry. Among other benefits, we believe that the 42West acquisition will strengthen and complement our current content production business, while expanding and diversifying our operations.

The principal sellers have each entered into employment agreements with us and will continue as employees of our company until March 2020. The nonexecutive employees of 42West were retained as well. In connection with the 42West acquisition, pursuant to put agreements we granted the sellers the right, but not the obligation, to cause us to purchase up to an aggregate of 1,187,094 of their shares of common stock received as consideration for a purchase price equal to $9.22 per share, as adjusted for the 1-to-2 reverse stock split, during certain specified exercise periods up until December 2020. During the nine months ended September 30, 2017, we purchased 116,591 shares of our common stock from certain of the sellers in accordance with the put agreements for an aggregate purchase price of $1,075,000. Subsequent to the nine months ended September 30, 2017, we purchased an additional 16,268 shares of our common stock for $150,000 from certain of the sellers in accordance with the put agreements.

In connection with the 42West acquisition, we acquired an estimated $9.1 million of intangible assets and recorded approximately $14 million of goodwill. The purchase price allocation and related consideration for the intangible assets and goodwill are provisional and subject to completion and adjustment. We amortize our intangible assets over useful lives of between 3 and 10 years. We have recorded amortization in the amount of approximately $0.5 million during the nine months ended September 30, 2017.

On March 7, 2016, we acquired Dolphin Films from Dolphin Entertainment, LLC, an entity wholly owned by our President, Chairman and Chief Executive Officer, Mr. William O’Dowd, IV. Dolphin Films is a content producer of family feature films. In 2016, we released our feature film, Max Steel, which was produced by Dolphin Films. All financial information has been retrospectively adjusted at the historical values of Dolphin Films, as the merger was between entities under common control.

Our acquisition strategy is based on identifying and acquiring companies that complement our existing content production and entertainment publicity services businesses. We believe that complementary businesses, such as data analytics and digital marketing, can create synergistic opportunities and bolster profits and cash flow. We have identified potential acquisition targets and are in various stages of discussion and diligence with such targets. We intend to complete at least one acquisition over the next year, although there is no assurance that we will be successful in doing so.

Effective May 10, 2016, we amended our Articles of Incorporation to effectuate a 1-to-20 reverse stock split.

Effective July 6, 2017, we amended our Articles of Incorporation to (i) change our name to Dolphin Entertainment, Inc.; (ii) cancel previous designations of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock; (iii) reduce the number of Series C Convertible Preferred Stock (described below) outstanding in light of our 1-to-20 reverse stock split from 1,000,000 to 50,000 shares; and (iv) clarify the voting rights of the Series C Convertible Preferred Stock that, except as required by law, holders of Series C Convertible Preferred Stock will only have voting rights once the independent directors of the Board determine that an optional conversion threshold has occurred.

Effective September 14, 2017, we amended our Amended and Restated Articles of Incorporation to effectuate a 1-to-2 reverse stock split. Shares of common stock have been retrospectively adjusted to reflect the reverse stock split in the following management discussion and analysis.

As a result of the acquisition of 42West, we have determined that we operate in two reportable segments, the entertainment publicity division and the content production division. The entertainment publicity division is comprised of 42West and provides clients with diversified services, including public relations, entertainment content marketing and strategic marketing consulting. The content production division is comprised of Dolphin Films and Dolphin Digital Studios and specializes in the production and distribution of digital content and feature films.

Going Concern

In the audit opinion for our financial statements as of and for the year ended December 31, 2016, our independent auditors included an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern based upon our net loss for the year ended December 31, 2016, our accumulated deficit as of December 31, 2016 and our level of working capital. The financial statements do not include any adjustments that might result from the outcome of these uncertainties. Management is planning to raise any necessary additional funds through loans and additional sales of our common stock, securities convertible into our common stock, debt securities or a combination of such financing alternatives, including the proceeds from this offering; however, there can be no assurance that we will be successful in raising any necessary additional loans or capital. Such issuances of additional securities would further dilute the equity interests of our existing shareholders, perhaps substantially. With the acquisition of 42West, we are currently exploring opportunities to expand the services currently being offered by 42West to the entertainment community. See “Prospectus Summary—Growth Opportunities” for more information. In addition, we are exploring ways to reduce expenses by identifying certain costs that can be combined, for example, subleasing one of our Los Angeles, CA facilities and consolidating our Los Angeles, CA operations. See “Properties” for more information. There can be no assurance that we will be successful in selling these services to clients or reducing expenses.

Revenues

During the year ended December 31, 2015, we derived revenue through (1) the online distribution rights of our web series, South Beach – Fever and international distribution rights to our motion picture, Believe; and (2) a portion of fees obtained from the sale of memberships to online kids clubs. During the year ended December 31, 2016, our primary source of revenue was from the release of our motion picture, Max Steel. During the nine months ended September 30, 2016, we derived revenues from a portion of fees obtained from the sale of memberships to online kids clubs and international distribution rights of our motion pictures, Believe and Max Steel. During the nine months ended September 30, 2017, we derived the majority of our revenues from our recently acquired subsidiary 42West. 42West derives its revenues from providing talent, entertainment and targeted marketing, and strategic communications services. During the nine months ended September 30, 2017, revenues from production and distribution were derived from the release of our motion picture, Max Steel. The table below sets forth the components of revenue for the years ended December 31, 2015 and 2016 and for the nine months ended September 30, 2016 and 2017:

	For the year ended December 31,		For the nine months ended September 30,
	2015	2016	2016	2017
Revenues:
Entertainment publicity	0.0%	0.0%	0.0%	69.5%
Production and distribution	98.0%	99.7%	97.7%	30.5%
Membership	2.0%	0.3%	2.3%	0.0%
Total revenue	100.0%	100.0%	100.0%	100.0%

Entertainment Publicity

Our revenue is directly impacted by the retention and spending levels of existing clients and by our ability to win new clients. We have a stable client base and continue to grow organically through referrals and actively soliciting new business. Our revenue is directly impacted by the retention and spending levels of existing clients and by our ability to win new clients. We earn revenues primarily from three sources. We provide talent services in exchange for monthly fees ranging from $5,000 to $12,000 per client. We provide entertainment marketing services under multiyear master service agreements in exchange for fixed project-based fees ranging from $25,000 to $300,000 per project. We have numerous projects per year per client for durations between three and six months. We provide strategic communications services in exchange for monthly fees ranging from $10,000 to $30,000 per client.

•

Talent– We earn fees from creating and implementing strategic communication campaigns for performers and entertainers, including television and film stars, recording artists, authors, models, athletes, and theater actors. Our talent roster includes Oscar- and Emmy-winning actors and Grammy-winning singers and musicians and New York Times best-selling authors. Our services in this area include ongoing strategic counsel, media relations, studio, network, charity, corporate liaison and event and tour support. Many of our clients have been with 42West since it was founded in 2004. Our services may be ongoing or related to a specific project that our talent is associated with.

In the Talent division, 42West experienced approximately 20% revenue growth during the nine months ended September 30, 2017 as compared to the prior year period due to an increase in the number of new clients. We intend to hire new individuals or teams whose existing books of business and talent rosters can be accretive to revenues and profits of the business. For example, we hired a new managing director in July 2017, who was previously a 12-year public relations veteran of The Walt Disney Studios. We expect to experience further significant growth through the hiring of additional individuals or teams.

•

Entertainment and Targeted Marketing – We earn fees from providing marketing direction, public relations counsel and media strategy for productions (including theatrical films, DVD and VOD releases, television programs, and online series) as well as content producers ranging from individual filmmakers and creative artists to production companies, film financiers, DVD distributors, and other entities. Our capabilities include worldwide studio releases, independent films, television programming and web productions. In addition, we provide entertainment marketing services in connection with film festivals, awards campaigns, event publicity and red carpet management. As part of our services we offer marketing and publicity services that are tailored to reach diverse audiences. Our clients for this type of service may include major studios and independent producers for whom they create strategic multicultural marketing campaigns and provide strategic guidance aimed at reaching diverse audiences.

We expect that increased movie marketing budgets at several large key clients will drive growth of revenue and profit in 42West’s Entertainment and Targeted Marketing division over the next several years.

•

Strategic Communications – We earn fees through our strategic communications team by advising high-profile individuals and companies faced with sensitive situations or looking to raise, reposition, or rehabilitate their public profiles. We also help studios and filmmakers deal with controversial movies. We believe that growth in 42West’s Strategic Communications division will be driven by increasing demand for these services by traditional and non-traditional media clients who are expanding their activities in the content production, branding, and consumer products sectors. We expect that this growth trend will continue for the next three to five years. We believe that such growth trend could result in the Strategic Communications division significantly increasing its percentage of the overall revenue mix of 42West, which has typically had higher profit margins than the other 42West divisions.

Production and Distribution

Dolphin Digital Studios

In April 2016, we entered into a co-production agreement to produce Jack of all Tastes, a digital project that showcases favorite restaurants of NFL players. The show was produced during 2016 throughout several cities in the U.S. The show was released on Destination America, a digital cable and satellite television channel, on September 9, 2017 and we do not expect to derive any revenues from this initial release. We are currently sourcing distribution platforms in which to release completed projects and those for which we have the rights, and which we intend to produce. We earn production and online distribution revenue solely through the following:

•

Producer’s Fees – We earn fees for producing each web series, as included in the production budget for each project. We either recognize producer’s fees on a percentage of completion or a completed contract basis depending on the terms of the producer agreements, which we negotiate on a project by project basis.

•

Initial Distribution/Advertising Revenue – We earn revenues from the distribution of online content on advertiser supported video-on-demand, or AVOD, platforms. Distribution agreements contain revenue sharing provisions which permit the producer to retain a percentage of all domestic and international advertising revenue generated from the online distribution of a particular web series. Typically, these rates range from 30% to 45% of such revenue. We have previously distributed our productions on various online platforms including Yahoo!, Facebook, Hulu and AOL. No revenues from this source have been derived during the nine months ended September 30, 2017 and 2016.

•

Secondary Distribution Revenue – Once our contractual obligation with the initial online distribution platform expires, we have the ability to derive revenues from distributions of the web series in ancillary markets such as DVD, television and subscription video-on-demand, or SVOD. We intend to source potential secondary distribution partners for our web series, South Beach–Fever that was released in 2015, once our agreement with the initial distributor expires. No revenues from this source have been derived during the nine months ended September 30, 2017 and 2016.

Dolphin Films

During the years ended December 31, 2015 and 2016, we derived revenues from Dolphin Films primarily through the international distribution of our motion picture, Believe. During the nine months ended September 30, 2016, we derived revenues from Dolphin Films primarily through the international distribution of our motion pictures, Believe and Max Steel. During the nine months ended September 30, 2017, we derived revenues primarily through the domestic and international distribution of Max Steel.

The production of the motion picture, Max Steel, was completed during 2015 and released in the United States on October 14, 2016. The motion picture did not perform as well as expected domestically but we secured approximately $8.2 million in international distribution agreements. Unamortized film costs are to be tested for impairment whenever events or changes in circumstances indicate that the fair value of the film may be less than its unamortized costs. We determined that Max Steel’s domestic performance was an indicator that the capitalized production costs may need to be impaired. We used a discounted cash flow model to help determine the fair value of the capitalized production costs and determined that the carrying value of the capitalized production costs were below the fair value and recorded an impairment of $2 million during 2016.

Revenues from the motion picture, Max Steel, were generated from the following sources:

•

Theatrical – Theatrical revenues were derived from the domestic theatrical release of motion pictures licensed to a U.S. theatrical distributor that had agreements with theatrical exhibitors. The financial terms negotiated with the U.S. theatrical distributor provided that we receive a percentage of the box office results, after related distribution fees.

•

International – International revenues were derived through license agreements with international distributors to distribute our motion pictures in an agreed upon territory for an agreed upon time. Several of the international distribution agreements were contingent on a domestic wide release that occurred on October 14, 2016.

•

Other – Dolphin Films’ U.S. theatrical distributor has existing output arrangements for the distribution of productions to home entertainment, video-on-demand, or VOD, pay-per-view, or PPV, electronic-sell-through, or EST, SVOD and free and pay television markets. The revenues expected to be derived from these channels are based on the performance of the motion picture in the domestic box office. During the nine months ended September 30, 2017, we began to derive revenue from these channels and anticipate that the remaining revenues from these channels will be received in 2017 and thereafter.

Our ability to receive additional revenues from Max Steel depends on the ability to repay our loans under our production service agreement and prints and advertising loan agreement from the profits of Max Steel. Max Steel did not generate sufficient funds to repay either of these loans prior to the maturity date. As a result, if the lenders foreclose on the collateral securing the loans, our subsidiary and the Max Steel VIE will lose the copyright for Max Steel and, consequently, will no longer receive any revenues from Max Steel. In addition, we would impair the entire capitalized production costs and accounts receivable related to the foreign sales of Max Steel included as assets on our balance sheet, which as of September 30, 2017 were $1.9 million and $1.4 million, respectively. We are not parties to either of the loan agreements and have not guaranteed to the lenders any of the amounts outstanding under these loans, although we have provided a $620,000 backstop to the guarantor of the prints and advertising loan. For a discussion of the terms of such agreements and the $620,000 backstop, see “Liquidity and Capital Resources” below.

Project Development and Related Services

We have a development team that dedicates a portion of its time and resources to sourcing scripts for future developments. The scripts can be for either digital or motion picture productions. During 2015 and 2016, we acquired the rights to certain scripts, one that we intend to produce in the second quarter of 2018. During the nine months ended September 30, 2017, we acquired the rights to a book from which we intend to develop a script and produce in 2018. We intend to release the projects starting in early 2019. We have not yet determined if these projects would be produced for digital or theatrical distribution.

Membership

Online Kids Clubs

We partnered with US Youth Soccer in 2012, and with United Way Worldwide in 2013, to create online kids clubs. Our online kids clubs derive revenue from the sale of memberships in the online kids clubs to various individuals and organizations. We shared in a portion of the membership fees as outlined in our agreements with the respective entities. During 2016, we terminated, by mutual accord, the agreement with United Way Worldwide. We have retained the trademark to the online kids club and will continue to operate the site. Pursuant to the terms of our agreement with US Youth Soccer, we notified them that we did not intend to renew our agreement that terminated on February 1, 2017. We operate our online kids club activities through our subsidiary, Dolphin Kids Clubs, LLC. On December 29, 2016, we entered into a purchase agreement to acquire the remaining 25% membership interest in Dolphin Kids Clubs and as a result, Dolphin Kids Clubs became our wholly owned subsidiary. As consideration for the purchase of the 25% membership interest, we issued Warrant J which was exercised to acquire 1,085,000 shares of our common stock at a purchase price of $0.03 per share (See Note 10 to the consolidated financial statements included elsewhere in this prospectus for further discussion on the warrants).

For the years ended December 31, 2015 and 2016, we did not record significant revenues from the online kids clubs. For the nine months ended September 30, 2016, we recorded $0.03 million of revenues from the online kids clubs. For the nine months ended September 30, 2017, we did not derive any revenues from the online kids clubs. During the nine months ended September 30, 2017, management decided to discontinue the online kids clubs at the end of this year to dedicate its time and resources to our entertainment publicity and content production businesses.

Expenses

Our expenses consist primarily of (1) direct costs; (2) distribution and marketing; (3) selling, general and administrative expenses; (4) payroll expenses; and (5) legal and professional fees.

Direct costs include certain cost of services related to our entertainment publicity business, amortization of deferred production costs, impairment of deferred production costs, residuals and other costs associated with production. Residuals represent amounts payable to various unions or “guilds” such as the Screen Actors Guild, Directors Guild of America, and Writers Guild of America, based on the performance of the digital production in certain ancillary markets. Included within direct costs are immaterial impairments for any of our projects. Capitalized production costs are recorded at the lower of their cost, less accumulated amortization and tax incentives, or fair value. If estimated remaining revenue is not sufficient to recover the unamortized capitalized production costs for that title, the unamortized capitalized production costs will be written down to fair value.

Distribution and marketing expenses include the costs of theatrical prints and advertising, or P&A, distribution fees and of DVD/Blu-ray duplication and marketing. Theatrical P&A includes the costs of the theatrical prints delivered to theatrical exhibitors and the advertising and marketing cost associated with the theatrical release of the picture. Distribution fees consist of the percentage of revenues paid to the domestic distributor to release our motion picture. DVD/Blu-ray duplication represents the cost of the DVD/Blu-ray product and the manufacturing costs associated with creating the physical products. DVD/Blu-ray marketing costs represent the cost of advertising the product at or near the time of its release.

Selling, general and administrative expenses include all overhead costs except for payroll and legal and professional fees that are reported as a separate expense item. For the years ended December 31, 2015 and 2016, selling, general and administrative expenses included the commissions that we pay our advertising and distribution brokers, which can range up to 25% of the distribution and advertising revenue that we receive.

Legal and professional fees include fees paid to our attorneys, fees for investor relations consultants, audit and accounting fees and fees for general business consultants.

Payroll expenses include wages, payroll taxes and employee benefits.

Other Income and Expenses

During the years ended December 31, 2015 and 2016, Other income and expenses consisted primarily of (1) interest to Dolphin Entertainment, LLC, in connection with loans made to our company; (2) interest payments related to the Loan and Security Agreements entered into to finance the production of certain digital content and motion pictures; (3) loss on extinguishment of debt; (4) amortization of loan fees; (5) warrant issuance expense; and (6) change in fair value of derivative liability.

During the year ended December 31, 2016, we entered into agreements with certain debtholders, including Dolphin Entertainment, LLC, to convert an aggregate of $25,164,798 principal and interest into 2,516,480 shares of common stock at a price of $10.00 per share. The conversions occurred on days when the market price of the stock was between $12.00 and $13.98 per share. As a result, we recorded a loss on the extinguishment of the debt of approximately $6.3 million. In addition, we entered into (i) a termination agreement to terminate an equity finance agreement, (ii) a purchase agreement for the acquisition of 25% membership interest of Dolphin Kids Clubs and (iii) a debt exchange agreement to convert certain notes. As consideration for the three agreements, we issued Warrant J and Warrant K that entitled the warrant holder to purchase up to 1,170,000 shares of common stock at a price of $0.03 per share. As a result of the issuance of the shares, we recorded a loss on extinguishment of debt of approximately $3.3 million. In addition to Warrants J and K, we entered into a warrant purchase agreement whereby we agreed to issue Warrants G, H and I in exchange for a $50,000 payment that was used to reduce the exercise price of Warrant E. The warrant purchase agreement entitles the warrant holder to purchase shares of common stock as follows: (i) up to 750,000 shares of common stock prior to January 31, 2018, at $10.00 per share (ii) up to 250,000 shares of common stock at $12.00 per share prior to January, 31, 2019, and (iii) up to 250,000 shares of common stock at $14.00 per share prior to January 31, 2020. As of September 30, 2017 Warrants G, H and I were exercisable at a price of $9.22 per share. We determined that Warrants G, H, I, J, and K, which we refer to, collectively, as the New Warrants, should be accounted for as a derivative for which a liability is recorded in the aggregate and measured fair value in the consolidated balance sheets and changes in the fair value from one reporting period to the next are reported as income or expense. As a result of the issuance of the New Warrants, we recorded a warrant issuance expense of approximately $7.4 million and income of approximately, $2.2 million from changes in the fair value of the New Warrants from the dates of issuance through December 31, 2016.

During the nine months ended September 30, 2016 and 2017, other income and expenses consisted primarily of (1) amortization and depreciation; (2) gains on extinguishment of debt; (3) acquisition costs; (4) changes in the fair value of warrant liabilities; (5) changes in the fair value of liabilities; and (6) interest expense.

RESULTS OF OPERATIONS

Nine months ended September 30, 2017 as compared to nine months ended September 30, 2016

Revenues

For the nine months ended September 30, 2017, our revenues were as follows:

	For the nine months ended September 30,
	2016		2017
Revenues:
Entertainment publicity	$	n/a	$10,546,716
Production and distribution		1,144,157	4,625,801
Membership		27,253	—
Total revenues		$1,171,410	$15,172,517

Revenues from entertainment publicity increased during the nine months ended September 30, 2017, as compared to the same period in the prior year, due to the acquisition of 42West on March 30, 2017, as discussed above.

Revenues from production and distribution increased by $3.5 million for the nine months ended September 30, 2017, as compared to the same period in the prior year primarily due to the revenue generated by the domestic and international distribution of Max Steel.

Expenses

For the nine months ended September 30, 2017 and 2016, our primary operating expenses were as follows:

	For the nine months ended September 30,
	2016	2017
Expenses:
Direct costs	$1,378,173	$2,927,817
Distribution and marketing	9,237,873	950,812
Selling, general and administrative	1,019,641	1,871,258
Legal and professional	1,576,963	1,098,728
Payroll	1,101,465	7,284,734
Total expenses	$14,314,115	$14,133,349

Direct costs increased by approximately $1.5 million for the nine months ended September 30, 2017 as compared to the same period in the prior year, mainly due to (i) the amortization of capitalized production costs related to the revenues earned from our motion picture, Max Steel and (ii) approximately $0.7 million attributable to 42West. Capitalized production costs are amortized based on revenues recorded during the period over the estimated ultimate revenues of the film.

Distribution and marketing expenses decreased by approximately $8.3 million for the nine months ended September 30, 2017 as compared to the same period in the prior year due to P&A expenses and distributor fees and residuals, related to the distribution of Max Steel during 2016.

Selling, general and administrative expenses increased by approximately $0.8 million for the nine months ended September 30, 2017 as compared to the same period in the prior year. The September 30, 2016 amounts do not include 42West and approximately $1.3 million of selling, general and administrative expenses incurred during the nine months ended September 30, 2017 are attributable to 42West. We had a decrease in selling, general and administrative expense related to the content production business of approximately $0.4 million for the nine months ended September 30, 2017, as compared to the same period in the prior year primarily attributable to (i) a charitable contribution of $0.1 million made during the nine months ended September 30, 2016; (ii) selling costs for Max Steel of $0.2 million prior to its release in 2016; and (iii) the sublease of one of our LA offices.

Legal and professional fees for the nine months ended September 30, 2016 do not include 42West and approximately $0.1 million of such fees for the nine months ended September 30, 2017 are attributable to 42West. Legal and professional expenses related to the content production business decreased by approximately $0.5 million for the nine months ended September 30, 2017, as compared to the same period in the prior year primarily due to legal and consulting fees paid in 2016 related to the P&A financing for Max Steel.

Payroll expenses increased by approximately $6.2 million for the nine months ended September 30, 2017 as compared to the same period in the prior year. For the nine months ended September 30, 2017, approximately $6.3 million of payroll expenses are attributable to 42West, which were offset by a decrease of approximately $0.1 million in payroll expenses, as compared to the same period in the prior year, primarily due to a reduction of headcount during the second quarter of 2017.

Other Income and Expenses

For the nine months ended September 30, 2017, other income and expenses consisted primarily of the following:

	For the nine months ended September 30,
	2016	2017
Other (Income) Expense:
Other (income) expenses	$(9660)	$—
Amortization and depreciation	47,369	648,848
(Gain) loss on extinguishment of debt	5,843,811	(3,877,277)
Loss on disposal of furniture, office equipment and leasehold improvements	—	28,025
Acquisition related costs	—	745,272
Bad debt	—	85,437
Change in fair value of warrant liability	—	(7,685,607)
Change in fair value of put rights and contingent consideration	—	246,000
Interest expense	3,768,727	1,273,166
Other (Income)/expense	$9,650,247	$(8,536,136)

Amortization and depreciation increased by approximately $0.6 million for the nine months ended September 30, 2017 as compared to the same period in the prior year primarily due to the amortization of intangible assets.

During the nine months ended September 30, 2017, we recorded a gain on the extinguishment of debt of $3.9 million primarily due to the third party guarantor to the prints and advertising loan paying $4.5 million to the lender to comply with its obligation under the financing agreements. This amount is offset by our backstop to the third party guarantor of $0.6 million. By contrast, during the nine months ended September 30, 2016, we recorded a loss on extinguishment of debt of $5.8 million as a result of exchanging certain debt instruments for shares of our common stock. The debt was exchanged at a purchase price of $10.00 per share on dates when the market price of our common stock was between $12.00 and $13.98 per share resulting in a loss on extinguishment of debt.

We incurred approximately $0.7 million of legal, consulting and auditing costs related to our acquisition of 42West during the nine months ended September 30, 2017.

The fair value of the warrant liability decreased by approximately $7.7 million for the nine months ended September 30, 2017, resulting in a gain on the change in fair value. During 2016, certain warrants were issued that required derivative liability classification. We recorded the warrants at their fair value on the date of issuance and record any changes to fair value at each balance sheet date on our consolidated statements of operation.

The fair value of the put rights and contingent consideration increased by approximately $0.2 million for the nine months ended September 30, 2017, resulting in a loss on the change in fair value. The fair value of put right agreements and contingent consideration related to the 42West acquisition were recorded on our balance sheet on the date of the acquisition. The fair value of these liabilities is measured at every balance sheet date and any changes are recorded on our consolidated statements of operations.

Interest expense decreased by approximately $2.5 million for the nine months ended September 30, 2017, as compared to the same period in the prior year and was directly related to the extinguishment, during 2016, of loan and security agreements related to the First Group Film Funding, Second Group Film Funding and the Web Series Funding, each described under “Liquidity and Capital Resources”.

Net Income (Loss)

Net income was approximately $9.6 million or $1.11 per share based on 8,640,543 weighted average shares outstanding and $0.20 per share on a fully diluted basis based on 9,479,840 weighted average shares for the nine months ended September 30, 2017. Net loss for the nine months ended September 30, 2016 was approximately $22.8 million or $(7.37) per share based on 3,801,626 weighted average shares for the nine months ended September 30, 2016. Net income and loss for the nine months ended September 30, 2017 and 2016 were related to the factors discussed above.

Year ended December 31, 2016 as compared to year ended December 31, 2015

Revenues

For the year ended December 31, 2016, our revenues were as follows:

	For the year ended December 31,
	2016	2015
Revenues:
Production and distribution	$9,367,222	$3,031,073
Membership	28,403	69,761
Total revenue	$9,395,625	$3,100,834

Revenues from production and distribution increased by $6.3 million for the year ended December 31, 2016, as compared to the year ended December 31, 2015, primarily due to the release of our motion picture, Max Steel, on October 14, 2016 and the recognition of domestic box office revenues and recognition of revenue from international licensing agreements of the motion picture. During the same period in 2015, we derived revenues from the online release of our web series, South Beach–Fever, on Hulu.

Revenues from membership fees decreased by $0.04 million for the year ended December 31, 2016, as compared to the year ended December 31, 2015, as a result of one individual that purchased memberships to the online kids club for a group of schools in Louisiana during the second quarter of 2015.

Expenses

For the years ended December 31, 2016 and 2015, our operating expenses were as follows:

	For the year ended December 31,
	2016	2015
Expenses:
Direct costs	$10,661,241	$2,587,257
Distribution and marketing	11,322,616	213,300
Selling, general and administrative	1,245,689	1,845,088
Legal and professional	2,405,754	2,392,556
Payroll	1,462,589	1,435,765
Total expenses	$27,097,889	$8,473,966

Direct costs increased by approximately $8.1 million for the year ended December 31, 2016 as compared to the year ended December 31, 2015, mainly due to (i) amortization of capitalized production costs related to the release of our motion picture, Max Steel; (ii) a $2 million impairment of the capitalized production costs of Max Steel; (iii) international sales agent fees paid for the distribution of our motion picture in international territories; and (iv) the impairment of the cost of a script that we decided not to produce. During the year ended December 31, 2015, direct costs consisted primarily of (i) amortization of capitalized production costs for our web series, South Beach – Fever; (ii) a fee paid to our distributor in 2015 related to the release date of our motion picture; and (iii) impairment of the costs of scripts that we do not intend to immediately produce.

Distribution and marketing expenses increased by approximately $11.1 million for the year ended December 31, 2016, as compared to the year ended December 31, 2015, mainly due to costs associated with the distribution and marketing for the release of our motion picture, Max Steel.

Selling, general and administrative expenses decreased by approximately $0.6 million for the year ended December 31, 2016, as compared to the year ended December 31, 2015, mainly due to a contract for international distribution back office services that ended on December 31, 2015 and was not renewed for 2016.

Legal and professional fees remained relatively consistent between the year ended December 31, 2016 and the year ended December 31, 2015. The majority of our professional fees are related to consulting fees and legal fees that would be considered in the normal course of business for our industry. During the year ended December 31, 2016, we incurred approximately $0.5 million of legal and consulting fees directly related to the release of our motion picture. By contrast during the year ended December 31, 2015, we incurred $0.5 million of fees for services rendered by our advertising and distribution broker related to our web series.

Payroll expenses increased by approximately $0.03 million during the year ended December 31, 2016, as compared to the year ended December 31, 2015, mostly due to certain payroll costs capitalized during the production of our web series in 2015 and cost of living salary increases made at the beginning of 2016.

Other Income and Expenses

	For the year ended December 31,
	2016	2015
Other Income and expenses:
Other income	$9,660	$96,302
Amortization of loan fees	(476,250)	—
Change in fair value of warrant liability	2,195,542	—
Warrant issuance expense	(7,372,593)	—
Loss on extinguishment of debt	(9,601,933)	—
Interest expense	(4,241,841)	(3,559,532)
Total	$(19,487,415)	$(3,463,230)

Interest expense increased by $0.7 million for the year ended December 31, 2016, as compared to the year ended December 31, 2015, and was directly related to (i) interest related to the conversion of certain notes payable to shares of our common stock and (ii) interest related to the production and distribution loans of our motion picture.

During the year ended December 31, 2016, we amortized approximately $0.5 million of certain loan fees related to the financing obtained for the distribution and marketing expenses for the release of Max Steel.

During the year ended December 31, 2016, we entered into subscription agreements, termination agreements and debt exchange agreements, which we refer to, collectively, as the Conversion Agreements, to convert debt into shares of our common stock or to warrants to purchase shares of our common stock. These Conversion Agreements resulted in a loss on extinguishment of debt in the aggregate amount of $9.6 million due to the difference in the price per share in the Conversion Agreement and the market price per share on the date of the conversion. The following details the various agreements we entered into during the year ended December 31, 2016:

a)

We entered into thirteen individual agreements with parties to loan and security agreements under which we issued promissory notes to each of the parties. Pursuant to the terms of the debt exchange agreements, we converted an aggregate $3.75 million of principal and approximately $0.4 million of interest under the promissory notes into an aggregate of 420,455 shares of common stock at $10.00 per share as payment in full of each of the promissory notes. The market price per share was between $12.00 and $12.90 per share at the time of the conversions. As a result, we recorded a loss on extinguishment of debt related to these loan and security agreements of $0.9 million on our consolidated statement of operations.

b)

We entered into three debt exchange agreements with parties to equity finance agreements. Pursuant to the terms of the agreements, we converted an aggregate $0.3 million of principal and interest into an aggregate of 33,100 shares of our common stock at $10.00 per share as payment in full for each equity finance agreement. The market price per share was between $12.50 and $13.50 per share at the time of the conversions. As a result, we recorded a loss on extinguishment of debt related to these equity finance agreements of $0.1 million on our consolidated statements of operations. We also entered into a settlement agreement with a separate party to an equity finance agreement. Pursuant to the terms of the settlement agreement, we agreed to pay $0.2 million and recorded a loss on extinguishment of debt on our consolidated statement of operations of approximately $0.1 million related to this settlement agreement.

c)

We entered into a debt exchange agreement with a party to a kids club agreement. Pursuant to the terms of the agreements, we converted $0.06 million on principal and interest into 6,000 shares of our common stock at $10.00 per share as payment in full of the kids club agreement. The market price per share was $13.50 per share at the time of the conversion. As a result, we recorded $0.02 million of loss on extinguishment of debt on our consolidated statements of operations, related to this kids club agreement.

d)

We entered into a subscription agreement with Dolphin Entertainment, LLC. Pursuant to the terms of the subscription agreement, we converted $3.0 million of principal and interest outstanding on a revolving promissory note into 307,341 shares of our common stock at a price of $10.00 per share. At the time of the conversion, market price per share of common stock was $12.00. As a result, we recorded a loss on the extinguishment of debt of $0.6 million on its condensed consolidated statement of operations for the year ended December 31, 2016.

e)

We entered into various individual debt exchange agreements with parties to loan and security agreements under which we issued promissory notes to each of the parties. Pursuant to the debt exchange agreements, we agreed to convert an aggregate $17.9 million in principal and interest under the promissory notes into an aggregate of 1.8 million shares of common stock at a price of $10.00 per share as payment in full of each of the promissory notes. On the dates of conversion the market price per share of common stock was between $12.16 and $13.98 and as a result, we recorded a loss on the extinguishment of debt of $4.6 million our consolidated statements of operations.

f)

We entered into a termination agreement and a debt exchange agreement whereby we issued Warrants J and K that entitled the holder to purchase shares of our common stock at a price of $0.03. In exchange the warrant holder agreed to convert an aggregate of $6.5 million of debt. Warrant K entitled the warrant holder to purchase up to 85,000 shares of our common stock and Warrant J entitled the warrant holder to purchase up to 1,085,000 but also includes consideration for the purchase of a 25% interest in Dolphin Kids Clubs. We recorded loss on extinguishment of debt of $3.2 million related to these agreements.

In addition to Warrants J and K discussed above, as previously described, we entered into a warrant purchase agreement whereby we agreed to issue Warrants G, H and I. We recorded $7.4 million of warrant issuance expense with respect to Warrants G, H and I. All of the warrants issued during 2016 were recorded as a derivative liability. We recorded the warrants at their fair value on the date of issuance and will record any changes to fair value at each balance sheet date as a change in the fair value of a derivative liability on our consolidated statements of operation. For the year ended December 31, 2016, we recorded $2.2 million of a change in the fair value of the derivative liability.

Net Loss

Net loss was approximately $37.2 million or $(9.67) per share of common stock, including a preferred stock deemed dividend of approximately $5.2 million for the year ended December 31, 2016 based on 4,389,097 weighted average shares outstanding as of December 31, 2016 and approximately $8.8 million or $(4.32) per share for the year ended December 31, 2015 based on 2,047,309 weighted average shares outstanding as of December 31, 2015. The increase in net loss between the years ended December 31, 2016 and 2015 was related to the factors discussed above.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows

Nine months ended September 30, 2017 as compared to nine months ended September 30, 2016

Cash flows provided by operating activities increased by approximately $22.3 million from approximately $(15.6) million used for operating activities during the nine months ended September 30, 2016 to approximately $6.7 million provided by operating activities during the nine months ended September 30, 2017, primarily due to a decrease in expenses of approximately $11.0 million related to the release of our motion picture Max Steel. In addition, during the nine months ended September 30, 2017, we collected approximately $1.3 million from accounts receivable and received approximately $2.5 million in production tax incentives related to Max Steel. We also increased our cash flows provided by operating activities through the acquisition of 42West.

Cash flows provided by investing activities increased by approximately $0.9 million during the nine months ended September 30, 2017 as compared to the same period in the prior year primarily due to restricted cash that became available and was used to pay a portion of our debt offset by purchases of fixed assets in the amount of $0.2 million and payment of a working capital adjustment in the amount of $0.2 million related to the 42West acquisition.

Cash flows used for financing activities increased by approximately $20.5 million during the nine months ended September 30, 2017 from approximately $14.2 million provided by financing activities during the nine months ended September 30, 2016 to approximately $6.3 million used for financing activities during the nine months ended September 30, 2017 mainly due to (i) approximately $9.2 million used to repay the debt related to the production, distribution and marketing loans for Max Steel and (ii) $1.1 million used to purchase shares of common stock from the sellers of 42West pursuant to the put agreements. In addition, we raised a net of $11.1 million more through the sale of our common stock, loan and security agreements and advances from Dolphin Entertainment, LLC, an entity wholly owned by our CEO, Mr. O’Dowd, during the nine months ended September 30, 2016 than through various financing activities during the nine months ended September 30, 2017.

As previously discussed, in connection with the 42West acquisition, we may be required to purchase from the sellers up to an aggregate of 1,187,094 of their shares of common stock at a price equal to $9.22 per share, as adjusted for the 1-to-2 reverse stock split, during certain specified exercise periods up until December 2020. Of that amount we may be required to purchase up to 227,766 shares in 2017, for an aggregate of up to $3.1 million. On April 10, 2017, June 2, 2017, July 10, 2017, September 1, 2017 and October 10, 2017, we purchased from the sellers of 42West, an aggregate amount of 132,859 shares of common stock and paid to the sellers an aggregate total of approximately $1.2 million.

As of September 30, 2017 and 2016, we had cash available for working capital of approximately $2.0 million and approximately $1.0 million, respectively, and a working capital deficit of approximately $13.4 million and approximately $32.9 million, respectively.

These factors, along with an accumulated deficit of $90.2 million as of September 30, 2017, raise substantial doubt about our ability to continue as a going concern. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties. In this regard, management is planning to raise any necessary additional funds through loans and additional issuances of our common stock, securities convertible into our common stock, debt securities or a combination of such financing alternatives, including the proceeds from this offering. There is no assurance that we will be successful in raising additional capital. Such issuances of additional securities would further dilute the equity interests of our existing shareholders, perhaps substantially. We currently have the rights to several scripts that we intend to obtain financing to produce during 2018 and release starting in early 2019. We will potentially earn a producer and overhead fee for each of these productions. There can be no assurances that such productions will be released or fees will be realized in future periods. We expect to begin to generate cash flows from our other sources of revenue, including the distribution of at least one web series that, as discussed earlier has completed production. With the acquisition of 42West, we are currently exploring opportunities to expand the services currently being offered by 42West to the entertainment community. There can be no assurance that we will be successful in selling these services to clients.

In addition, we have a substantial amount of debt. We do not currently have sufficient assets to repay such debt in full when due, and our available cash flow may not be adequate to maintain our current operations if we are unable to repay, extend or refinance such indebtedness. As of September 30, 2017, our total debt was $13.5 million and our total stockholders’ equity was approximately $2.7 million. Approximately $3.7 million of the total debt as of September 30, 2017 represents the fair value of put options in connection with the 42West acquisition, which may or may not be exercised by the sellers and approximately $4.0 million represents the fair value of the contingent consideration to the sellers of 42West and is dependent on 42West achieving certain financial targets over a three year period which may or may not be achieved. Approximately $5.1 million of our indebtedness as of September 30, 2017 ($2.4 million outstanding under the prints and advertising loan agreement plus $2.7 million outstanding under the production service agreement) was incurred by our Max Steel subsidiary and the Max Steel VIE. Repayment of these loans was intended to be made from revenues generated by Max Steel in the U.S. and outside of the U.S. Max Steel did not generate sufficient funds to repay either of these loans prior to the maturity date. As a result, if the lenders foreclose on the collateral securing the loans, our subsidiary will lose the copyright for Max Steel and, consequently, will no longer receive any revenues from Max Steel. In addition, we would impair the entire capitalized production costs and accounts receivable related to the foreign sales of Max Steel included as assets on our balance sheet, which as of September 30, 2017 were $1.9 million and $1.4 million, respectively.

If we are not able to generate sufficient cash to service our current or future indebtedness, we will be forced to take actions such as reducing or delaying digital or film productions, selling assets, restructuring or refinancing our indebtedness or seeking additional debt or equity capital or bankruptcy protection. We may not be able to effect any of these remedies on satisfactory terms or at all and our indebtedness may affect our ability to continue to operate as a going concern.

Year ended December 31, 2016 as compared to year ended December 31, 2015

Cash flows used in operating activities increased by approximately $7.9 million from approximately $(7.0) million used during the year ended December 31, 2015 to approximately $(14.9) million used during the year ended December 31, 2016. This increase was primarily due to the use of cash flows related to the release of our motion picture, Max Steel, as follows: (i) distribution and marketing fees of approximately $11.3 million, (ii) $0.9 million of deposits used to pay certain distribution fees related to the release, and (iii) $1.4 million of accounts payable paid. These are offset by cash received for sales of the motion picture in the amount of $4.8 million, and tax incentives in the amount of $0.7 million. We also received $0.05 million from the sale of warrants.

Cash flows from investing activities decreased by approximately $1.2 million. This decrease was due to a provision in the Max Steel loan and security agreement that required us to keep as collateral, an account at the financial institution that provided the loan.

Cash flows from financing activities increased by approximately $5.4 million from approximately $9.1 million for year ended December 31, 2015 to approximately $13.2 million for year ended December 31, 2016. The increase was primarily due to financing for the distribution and marketing costs for the release of our motion picture and repayment of the production loan from proceeds received from the motion picture. In addition, during the year ended December 31, 2016, we entered into various subscription agreements for the sale of our common stock for a total of $7.5 million. In comparison, during the same period in prior year, we received $3.2 million from a convertible note payable and received $2.4 million more of advances from our CEO.

Financing Arrangements

Prints and Advertising Loan

On August 12, 2016, Dolphin Max Steel Holdings LLC, or Max Steel Holdings, a wholly owned subsidiary of Dolphin Films, entered into a loan and security agreement, or the P&A Loan, providing for a $14.5 million non-revolving credit facility that matured on August 25, 2017. The loan is not secured by any other Dolphin entity and the only asset held by Max Steel Holdings is the copyright for the motion picture. The proceeds of the credit facility were used to pay a portion of the P&A expenses of the domestic distribution of our feature film, Max Steel. To secure Max Steel Holding’s obligations under the P&A Loan, we granted to the lender a security interest in bank account funds totaling $1,250,000 pledged as collateral. During the nine months ended September 30, 2017, we agreed to allow the lender to apply the $1,250,000 to the loan balance. The loan is partially secured by a $4,500,000 corporate guaranty from a party associated with the motion picture, of which we have agreed to backstop $620,000. As a condition precedent to closing the loan, Dolphin Max Steel Holdings LLC delivered to the lender clear chain-of-title to the rights of the motion picture Max Steel. The lender has retained a reserve of $1.5 million for loan fees and interest. Amounts borrowed under the credit facility accrue interest at either (i) a fluctuating per annum rate equal to the 5.5% plus a base rate or (ii) a per annum rate equal to 6.5% plus the LIBOR determined for the applicable interest period. As of September 30, 2017 and December 31, 2016, we recorded $2,366,689 and $12,500,000, respectively, including the reserve, related to this agreement on our condensed consolidated balance sheets. Approximately $11.0 million was recorded as distribution and marketing costs on our consolidated statement of operations for the year ended December 31, 2016, related to the release of the motion picture. On our condensed consolidated statement of operations for the nine months ended September 30, 2017, we recorded (i) interest expense of $602,697 and (ii) $500,000 in direct costs from loan proceeds that were not used by the distributor for the marketing of the film and returned to the lender. In September 2017, the third party guarantor paid $4.5 million pursuant to the guarantee of the loan, reducing the outstanding balance by such amount and increasing our accounts payable by the $620,000 backstop related to the guarantee. We have recorded a gain on the extinguishment of debt on our consolidated statement of operations of approximately $3.9 million for the nine months ended September 30, 2017. Repayment of the loan was intended to be made from revenues generated by Max Steel in the U.S. Max Steel did not generate sufficient funds to repay the loan prior to the maturity date. As a result, if the lender forecloses on the collateral securing the loan, our subsidiary will lose the copyright for Max Steel and, consequently, will no longer receive any revenues from the domestic distribution of Max Steel. In addition, we would impair the entire capitalized production costs of Max Steel included as an asset on our balance sheet, which as of September 30, 2017 was $1.9 million.

Production Service Agreement

During 2014, the Max Steel VIE, a variable interest entity (or VIE) created in connection with the financing and production of Max Steel entered into a financing deal in the amount of $10.4 million to produce Max Steel. The loan is partially secured by international distribution agreements made prior to the commencement of principal photography and tax incentives. The agreement contains repayment milestones to be made during the year ended December 31, 2015, that if not met, accrue interest at a default rate of 8.5% per annum above the published base rate of HSBC Private Bank (UK) Limited until the maturity on January 31, 2016 or the release of the movie. As a condition precedent to closing the loan, Dolphin Max Steel Holdings LLC delivered to the lender clear chain-of-title to the rights of the motion picture Max Steel. Due to delays in the release of the film, Max Steel VIE was unable to make some of the scheduled payments and, pursuant to the terms of the agreement, the Max Steel VIE has accrued $1.4 million of interest at the default rate. The film was released October 14, 2016 and delivery to the international distributors has begun. During the year ended December 31, 2016, an aggregate of $4.2 million was received from the international distributors and tax incentives from the jurisdiction in which a portion of the film was produced. As of December 31, 2016 and September 30, 2017, we had outstanding balances of $6.2 million and $2.7 million, respectively, related to this debt on our condensed consolidated balance sheets. Repayment of the loan was intended to be made from revenues generated by Max Steel outside of the U.S. Max Steel did not generate sufficient funds to repay the loan prior to the maturity date. As a result, if the lender forecloses on the collateral securing the loan, Max Steel VIE will lose the copyright for Max Steel and, consequently, our consolidated financial statements will no longer reflect any revenues from the distribution of Max Steel in foreign territories. In addition, we would impair the accounts receivable related to the foreign distribution agreements included as an asset on our balance sheet, which as of September 30, 2017 was $1.4 million.

42West Line of Credit

42West had a revolving line of credit with City National Bank under a revolving note, which matured on November 1, 2017. The revolving note was not renewed and we are seeking to establish a new credit facility. As of the date of this filing, City National Bank has not called the outstanding principal of the revolving note; however, we have sufficient liquidity to satisfy all our outstanding obligations under the revolving note in such event. Under the revolving note, an event of default will occur if we fail to pay any principal when due after five days’ notice and an opportunity to cure. The note bears interest at the prime rate of City National Bank plus 0.875% per annum and is payable monthly. Amounts outstanding under the note are secured by substantially all of 42West’s assets and are guaranteed by the principal sellers of 42West. The maximum amount that could be drawn on the line of credit was $1,750,000 prior to its expiration; however, upon maturity of the note we no longer have the ability to borrow additional amounts under the line of credit. Upon closing of our acquisition of 42West, the line of credit had a balance of $500,000. On April 27, 2017, we drew an additional $250,000 from the line of credit to be used for working capital. As a result, the balance as of September 30, 2017 was $750,000.

Promissory Notes

On September 20, 2017, we issued a promissory note, maturing one year after issuance, to an entity related to one of our directors, Allan Mayer, and received $150,000. On April 10 and April 18, 2017, we issued three promissory notes, maturing six months after issuance, to two separate lenders and received a total of $550,000. The notes bear interest at 10% per annum and can be prepaid without any penalty. On October 10 and October 18, 2017, these three promissory notes matured. The lenders agreed to extend the maturity date of these three promissory notes until December 15, 2017. The interest rate of one of the promissory notes in the amount of $250,000 will increase for the period between October 18, 2017 and December 15, 2017, from 10% to 12%. All other provisions of the promissory notes remain unchanged. On July 5, 2012, we issued an unsecured promissory note in the amount of $300,000 bearing interest at a rate of 10% per annum and payable on demand. The proceeds from the notes were used for working capital. We have a balance of $1,000,000 in current liabilities, a balance of $400,000 in noncurrent liabilities and accrued interest of $171,105 in other current liabilities related to these promissory notes payable as of September 30, 2017.

On June 14, 2017, we issued a promissory note that matures two years after issuance, to a lender and received $400,000. We may prepay this promissory note with no penalty after the initial six months. The promissory note bears interest at a rate of 10% per annum. We have a balance of $400,000 in noncurrent liabilities and accrued interest of $1,778 related to this promissory note payable as of September 30, 2017.

On November 30, 2017, we issued a promissory note that matures on January 15, 2019 to a lender and received $200,000. We may prepay this promissory note with no penalty at any time. The promissory note bears interest at a rate of 10% per annum.

Kids Club Agreements

During February 2011, we entered into two kids clubs agreements with individual parties, for the development of a child fan club for the promotion of a local university and its collegiate athletic program, which we refer to as a Group Kids Club. Under each kids club agreement, each party paid us $50,000 in return for the participation of future revenue generated by the Group Kids Club. Pursuant to the terms of each of the kids club agreements, the amount invested by the individual investor was to be repaid by the Group Kids Club, with a specified percentage of the Group Kids Club’s net receipts, until the total investment was recouped. Each individual party was to recoup its investment with a percentage of net revenue based upon a fraction, the numerator of which was the amount invested ($50,000), and the denominator of which was $500,000, which we refer to as the investment ratio. Thereafter, each individual party would share in a percentage of the net revenue of the Group Kids Club, in an amount equal to one half of the investment ratio. During 2015 and 2016, we made aggregate payments of $45,000 to the party to one of the kids clubs agreements. On July 18, 2016, we paid such party $15,000 in full settlement of our remaining obligations under such kids club agreement, and the agreement was terminated. On October 3, 2016, we entered into a debt exchange agreement and issued 6,000 shares of our common stock at an exchange price of $10.00 per share to terminate the remaining kids club agreement for (i) $10,000 plus (ii) the original investment of $50,000. On the date of the exchange agreement, the market price of our common stock was $13.50 and we recorded a loss on extinguishment of debt in the amount of $21,000 on our consolidated statement of operations.

Equity Finance Agreements

During the years ended December 31, 2012 and 2011, we entered into equity finance agreements, for the future production of web series and the option to participate in the production of future web series. The investors contributed a total equity investment of $1,000,000 and had the ability to share in the future revenues of the relevant web series, on a pro rata basis, until the total equity investment was recouped and then would have shared at a lower percentage of the additional revenues. The equity finance agreements stated that prior to December 31, 2012, we could utilize all, or any portion, of the total equity investment to fund any chosen production. Per the equity finance agreements, we were entitled to a producer’s fee, not to exceed $250,000, for each web series that we produced before calculating the share of revenues owed to the investors. We invested these funds in eleven projects. On January 1, 2013, the production “cycle” ceased and the investors were entitled to share in the future revenues of any productions for which the funds invested were used. Two of the productions were completed and there was no producer gross revenue as defined in the equity finance agreements. The remaining projects were impaired and there are no future projects planned with funds from the equity finance agreements. As a result, we were not required to pay the investors any amount in excess of the existing liability already recorded as of December 31, 2015.

On June 23, 2016, we entered into a settlement agreement with one of the investors that had originally contributed $0.1 million. Pursuant to the terms of the settlement agreement, we made a payment of $0.2 million to the investor on June 24, 2016. On October 3, 2016, October 13, 2016 and October 27, 2016 we entered into debt exchange agreements with three investors to issue an aggregate amount of 33,100 shares of our common stock at an exchange price of $10.00 per share to terminate each of their equity finance agreements for a cumulative original investment amount of $0.3 million. The market price of our common stock on the date of the debt exchange agreement was between $12.50 and $13.50 and, as such, we recorded a loss on extinguishment of debt on our consolidated statement of operations in the amount of $0.1 million.

On December 29, 2016, we entered into a termination agreement with the remaining investor, whereby we mutually agreed to terminate the equity finance agreement in exchange for the issuance of Warrant K. Warrant K entitles the holder to purchase up to 85,000 shares of our common stock at a price of $0.03 prior to December 29, 2020. We recorded a loss on extinguishment of debt in the amount of $0.5 million on our consolidated statement of operations for the difference between the outstanding amount of the equity finance agreement and the fair value of Warrant K.

Loan and Security Agreements

First Group Film Funding

During the years ended December 31, 2013 and 2014, we entered into various loan and security agreements with individual noteholders for an aggregate principal amount of notes of $11,945,219 to finance future motion picture projects. During the year ended December 31, 2015, one of the noteholders increased its funding under its loan and security agreement for an additional $500,000 investment and we used the proceeds to repay $405,219 to another noteholder. Pursuant to the terms of the loan and security agreements, we issued notes that accrued interest at rates ranging from 11.25% to 12% per annum, payable monthly through June 30, 2015. During 2015, we exercised our option under the loan and security agreements, to extend the maturity date of these notes until December 31, 2016. In consideration of our exercise of the option to extend the maturity date, we were required to pay a higher interest rate, increasing 1.25% to a range between 12.50% and 13.25%. The noteholders, as a group, were to receive our entire share of the proceeds from these projects, on a prorata basis, until the principal investment was repaid. Thereafter, the noteholders, as a group, had the right to participate in 15% of our future profits from these projects (defined as our gross revenues of such projects less the aggregate amount of principal and interest paid for the financing of such projects) on a prorata basis based on each noteholder’s loan commitment as a percentage of the total loan commitments received to fund specific motion picture productions.

On May 31, 2016 and June 30, 2016, we entered into various debt exchange agreements on substantially similar terms with certain of the noteholders to convert an aggregate of $11.3 million of principal and $1.8 million of interest into shares of common stock. Pursuant to the terms of such debt exchange agreements, we agreed to convert the debt at $10.00 per share and issued 1,315,149 shares of common stock. On May 31, 2016, the market price of a share of common stock was $13.98 and on June 30, 2016 it was $12.16. As a result, we recorded a loss on the extinguishment of debt on our consolidated statement of operations of $3.3 million for the year ended December 31, 2016.

Please see “Warrant J” below for a discussion of the satisfaction of the last remaining note. As of September 30, 2017 and December 31, 2016, we did not have any debt outstanding or accrued interest related to such loan and security agreements on our condensed consolidated balance sheets.

Web Series Funding

During the years ended December 31, 2014 and 2015, we entered into various loan and security agreements with individual noteholders for an aggregate principal amount of notes of $4.0 million which we used to finance production of our 2015 web series, South Beach–Fever. Under the loan and security agreements, we issued promissory notes that accrued interest at rates ranging from 10% to 12% per annum payable monthly through August 31, 2015, with the exception of one note that accrued interest through February 29, 2016. During 2015, we exercised our option under the loan and security agreements to extend the maturity date of these notes until August 31, 2016. In consideration for our exercise of the option to extend the maturity date, we were required to pay a higher interest rate, increasing 1.25% to a range between 11.25% and 13.25%. Pursuant to the terms of the loan and security agreements, the noteholders, as a group, had the right to participate in 15% of our future profits generated by the series (defined as our gross revenues of such series less the aggregate amount of principal and interest paid for the financing of such series) on a prorata basis based on each noteholder’s loan commitment as a percentage of the total loan commitments received to fund the series.

During the year ended December 31, 2016, we entered into thirteen individual debt exchange agreements on substantially similar terms with the noteholders. Pursuant to the terms of the debt exchange agreements, we and each noteholder agreed to convert an aggregate of $3.8 million of principal and $0.4 million of interest into an aggregate of 420,455 shares of common stock at $10.00 per share as payment in full for each of the notes. On the dates of the exchange, the market price of our common stock was between $12.00 and $12.90 per share. As a result, we recorded a loss on the extinguishment of debt on our consolidated statement of operations $0.9 million for the year ended December 31, 2016, related to this transaction.

Please see “Warrant J” below for a discussion of the satisfaction of the last remaining note. As of September 30, 2017 and December 31, 2016, we did not have any debt outstanding or accrued interest related to such loan and security agreements on our condensed consolidated balance sheets.

Second Group Film Funding

During the year ended December 31, 2015, we entered into various loan and security agreements with individual noteholders for an aggregate principal amount of notes of $9.3 million to fund a new group of film projects. Of this amount, notes with an aggregate principal value of $8.8 million were issued in exchange for debt that had originally been incurred by Dolphin Entertainment, LLC, primarily related to the production and distribution of the motion picture, Believe. The remaining $0.5 million was issued as a note in exchange for cash. Pursuant to the loan and security agreements, we issued notes that accrued interest at rates ranging from 11.25% to 12% per annum, payable monthly through December 31, 2016. We had the option to extend the maturity date of these notes until July 31, 2018. If we chose to exercise our option to extend the maturity date, we would have been required to pay a higher interest rate, increasing 1.25% to a range between 11.25% and 13.25%. The noteholders, as a group, would have received our entire share of the proceeds from these projects, on a prorata basis, until the principal investment was repaid. Thereafter, the noteholders, as a group, had the right to participate in 15% of our future profits from such projects (defined as our gross revenues of such projects less the aggregate amount of principal and interest paid for the financing of such projects) on a prorata basis based on each noteholder’s loan commitment as a percentage of the total loan commitments received to fund specific motion picture productions.

On May 31, 2016 and June 30, 2016, we entered into various debt exchange agreements on substantially similar terms with certain of the noteholders to convert an aggregate of $4.0 million of principal and $0.3 million of interest into shares of common stock. Pursuant to such debt exchange agreements, we agreed to convert the debt at $10.00 per share and issued 434,435 shares of common stock. On May 31, 2016, the market price of a share of the common stock was $13.98 and on June 30, 2016, it was $12.16. As a result, we recorded a loss on the extinguishment of debt on our consolidated statement of operations of $1.3 million for the year ended December 31, 2016. In addition, during 2016, we repaid one of our noteholders its principal investment of $0.3 million.

Please see “Warrant J” below for a discussion of the satisfaction of the last remaining note. As of September 30, 2017 and December 31, 2016, we did not have any debt outstanding or accrued interest related to such loan and security agreements on our condensed consolidated balance sheets.

Warrant J

On December 29, 2016, we entered into a debt exchange agreement with an investor that held the last remaining notes discussed above with the following balances:

Notes:	Outstanding Balance
First Group Film Funding note	$1,160,000
Web Series Funding note	340,000
Second Group Film Funding note	4,970,990
$6,470,990

In addition to the debt exchange agreement, we entered into a purchase agreement with the same investor to acquire 25% of the membership interest of Dolphin Kids Clubs to own 100% of the membership interest. Pursuant to the debt exchange agreement and the purchase agreement, we issued Warrant J that entitled the warrant holder to purchase up to 1,085,000 shares of our common stock at a price of $0.03 through December 29, 2020, its expiration date. We recorded a loss on extinguishment of debt of $2.7 million on our consolidated statement of operations for the year ended December 31, 2016 related to the debt exchange. The loss on extinguishment of debt was calculated as the difference between the fair value of Warrant J and the outstanding debt under the notes described above.

Subscription Agreements

2015 Convertible Note Agreement

On December 7, 2015 we entered into a subscription agreement with an investor to sell up to $7 million in convertible promissory notes of our company. Under the subscription agreement, we issued a convertible promissory note to the investor in the amount of $3,164,000 at a conversion price of $10.00 per share. The convertible promissory note was to bear interest on the unpaid balance at a rate of 10% per annum and became due and payable on December 7, 2016. The outstanding principal amount and all accrued interest were mandatorily and automatically convertible into common stock, at the conversion price, upon the average market price of the common stock being greater than or equal to the conversion price for twenty trading days. On February 5, 2016, this triggering event occurred pursuant to the convertible note agreement and 316,400 shares of common stock were issued in satisfaction of the convertible note payable.

April 2016 Subscription Agreements

On April 1, 2016, we entered into substantially identical subscription agreements with certain private investors, pursuant to which we issued and sold to the investors in a private placement an aggregate of 537,500 shares of common stock at a purchase price of $10.00 per share for aggregate gross proceeds of $5,375,000 in the private placement. On March 31, 2016, we received $1,500,000, in advance for one of these agreements. The amount was recorded as noncurrent debt on our condensed consolidated balance sheet. Under the terms of the April 2016 subscription agreements, each investor had the option to purchase additional shares of common stock at the purchase price, not to exceed the number of such investor’s initial number of subscribed shares, during each of the second, third and fourth quarters of 2016. One investor delivered notices of its election to purchase shares on each of June 28, 2016 and October 13, 2016 and we issued (i) 50,000 shares for an aggregate purchase price of $0.5 million and (ii) 60,000 shares for an aggregate purchase price of $0.6 million, respectively.

June 2016 Subscription Agreements

On June 22, 2016 and June 30, 2016, we entered into two additional subscription agreements with two investors. Pursuant to the terms of the subscription agreements, we sold an aggregate of 35,000 shares of our common stock at a purchase price of $10.00 per share.

November 2016 Subscription Agreements

On November 15 and November 22, 2016, we entered into eight additional subscription agreements with four investors. Pursuant to the terms of the subscription agreements, we sold an aggregate of 67,500 shares of our common stock at a purchase price of $10.00 per share.

2017 Convertible Promissory Notes

On July 18, July 26, July 27, July 31, August 30, September 6, September 8, and September 22, 2017, we entered into subscription agreements pursuant to which we issued convertible promissory notes, each with substantially similar terms, for an aggregate principal amount of $875,000. Each of the convertible promissory notes bears interest at a rate of 10% per annum and matures one year from the date of issue, with the exception of one note in the amount of $75,000 which matures two years from the date of issue. The principal and any accrued interest of the each of the convertible promissory notes are convertible by the respective holder at a price of either (i) the 90 trading day average price per share of common stock as of the date the holder submits a notice of conversion or (ii) if an Eligible Offering (as defined in each of the convertible promissory notes) of common stock is made, 95% of the Public Offering Share price (as defined in each of the convertible promissory notes).

Payable to Former Member of 42West

During 2011, 42West entered into an agreement to purchase the membership interest of one of its members. Pursuant to the agreement, the outstanding principal shall be payable immediately if 42West sells, assigns, transfers, or otherwise disposes all or substantially all of its assets and/or business prior to December 31, 2018. In connection with our acquisition of 42West, payment of this redemption was accelerated, with $300,000 paid during April 2017, and the remaining $225,000 to be paid in January 2018.

Critical Accounting Policies, Judgments and Estimates

Our discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with U.S. Generally Accepted Accounting Principles, or “GAAP”. The preparation of these consolidated financial statements requires us to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimate that are reasonably likely to occur, could materially impact the consolidated financial statements. We believe that the following critical accounting policies reflect the more significant estimates and assumptions used in the preparation of the consolidated financial statements.

Capitalized Production Costs

Capitalized production costs represent the costs incurred to develop and produce a web series or feature films. These costs primarily consist of salaries, equipment and overhead costs, as well as the cost to acquire rights to scripts. Capitalized production costs are stated at the lower of cost, less accumulated amortization and tax credits, if applicable, or fair value. These costs are capitalized in accordance with Financial Accounting Standards Board, or “FASB”, Accounting Standards Codification, or “ASC”, Topic 926-20-50-2 “Other Assets – Film Costs”. Unamortized capitalized production costs are evaluated for impairment each reporting period on a title-by-title basis. If estimated remaining revenue is not sufficient to recover the unamortized capitalized production costs for that title, the unamortized capitalized production costs will be written down to fair value. Any project that is not greenlit for production within three years is written off.

We are responsible for certain contingent compensation, known as participations, paid to certain creative participants such as writers, directors and actors. Generally, these payments are dependent on the performance of the web series and are based on factors such as total revenue as defined per each of the participation agreements. We are also responsible for residuals, which are payments based on revenue generated from secondary markets that are generally paid to third parties pursuant to a collective bargaining, union or guild agreement. These costs are accrued to direct operating expenses as the revenues, as defined in the participation agreements, are achieved and as sales to the secondary markets are made triggering the residual payment.

Due to the inherent uncertainties involved in making such estimates of ultimate revenues and expenses, these estimates are likely to differ to some extent in the future from actual results. Our management regularly reviews and revises when necessary its ultimate revenue and cost estimates, which may result in a change in the rate of amortization of film costs and participations and residuals and/or write-down of all or a portion of the unamortized deferred production costs to its estimated fair value. Our management estimates the ultimate revenue based on existing contract negotiations with domestic distributors and international buyers as well as management’s experience with similar productions in the past.

An increase in the estimate of ultimate revenue will generally result in a lower amortization rate and, therefore, less amortization expense of deferred productions costs, while a decrease in the estimate of ultimate revenue will generally result in a higher amortization rate and, therefore, higher amortization expense of capitalized production costs. Our management evaluates unamortized production costs for impairment whenever there is an event that may signal that the fair value of the unamortized production costs are below their carrying value. One example that may trigger this type of analysis is the under-performance in the domestic box office of a feature film. For digital productions this analysis may occur if we are unable to secure sufficient advertising revenue for our web series. We typically perform an impairment analysis using a discounted cash flow method. Any write-down resulting from an impairment analysis is included in direct costs within our consolidated statements of operations. For the years ended December 31, 2016 and 2015, we impaired approximately $2.1 and $0.6 million, respectively of capitalized production costs.

Revenue Recognition

Revenue from web series and feature films is recognized in accordance with guidance of FASB ASC 926-60 “Revenue Recognition – Entertainment-Films”. Revenue is recorded when a contract with a buyer for the web series or feature film exists, the web series or feature film is complete in accordance with the terms of the contract, the customer can begin exhibiting or selling the web series or feature film, the fee is determinable and collection of the fee is reasonable. Revenues from licensing agreements for distribution in foreign territories typically include a minimum guarantee with the possibility of sharing in additional revenues depending on the performance of the web series or feature film in that territory. Revenue for these types of arrangements are recorded when the web series or motion picture has been delivered and our obligations under the contract have been satisfied.

On occasion, we may enter into agreements with third parties for the co-production or distribution of a web series. We may also enter into agreements for the sponsorship or integration of a product in a web series production. Revenue from these agreements will be recognized when the web series is complete and ready to be exploited. In addition, the advertising revenue is recognized at the time advertisements are shown when a web series is aired. Cash received and amounts billed in advance of meeting the criteria for revenue recognition is classified as deferred revenue.

Revenue from public relations consists of fees from the performance of professional services and billings for direct costs reimbursed by clients. Fees are generally recognized on a straight-line or monthly basis which approximates the proportional performance on such contracts. Direct costs reimbursed by clients are billed as pass-through revenue with no mark-up.

Deferred revenue represents customer advances or amounts allowed to be billed under the contracts for work that has not yet been performed or expenses that have not yet been incurred.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities measured at fair value are categorized based on whether the inputs are observable in the market and the degree that the inputs are observable. Inputs refer broadly to the assumptions that market participants would use in pricing the asset or liability, including assumptions about risk. Observable inputs are based on market data obtained from sources independent of our company. Unobservable inputs reflect our own assumptions based on the best information available in the circumstances. The fair value hierarchy prioritizes the inputs used to measure fair value into three broad levels, defined as follows:

Level 1	—	Inputs are quoted prices in active markets for identical assets or liabilities as of the reporting date.
Level 2	—

Inputs other than quoted prices included within Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated with observable market data.

Level 3	—

Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies, and similar techniques that use significant unobservable inputs. Unobservable inputs for the asset or liability that reflect management’s own assumptions about the assumptions that market participants would use in pricing the asset or liability as of the reporting date.

We carry certain derivative financial instruments using inputs classified as “Level 3” in the fair value hierarchy on our balance sheets.

Warrants

When we issue warrants, we evaluate the proper balance sheet classification of the warrant to determine whether the warrant should be classified as equity or as a derivative liability on the consolidated balance sheets. In accordance with ASC 815-40, Derivatives and Hedging-Contracts in the Entity’s Own Equity (ASC 815-40), we classify a warrant as equity so long as it is “indexed to the company’s equity” and several specific conditions for equity classification are met. A warrant is not considered indexed to the company’s equity, in general, when it contains certain types of exercise contingencies or contains certain provisions that may alter either the number of shares issuable under the warrant or the exercise price of the warrant, including, among other things, a provision that could require a reduction to the then current exercise price each time we subsequently issues equity or convertible instruments at a per share price that is less than the current conversion price (also known as a “full ratchet down round provision”). If a warrant is not indexed to the company’s equity, it is classified as a derivative liability which is carried on the consolidated balance sheets at fair value with any changes in its fair value recognized currently in the statements of operations.

We classified the G, H, I, J and K warrants issued during 2016 as derivative liabilities, because they contain full-ratchet down round provisions and report the warrants on our consolidated balance sheets at fair value under the caption “warrant liability” and report changes in the fair value of the warrant liability on the consolidated statements of operations under the caption “change in fair value of warrant liability”. Warrants J and K were exercised during 2017.

We measured (i) the Series G, H, I, J and K warrants we issued in 2016 at fair value in the consolidated financial statements as of and for the year ended December 31, 2016, using inputs classified as “level 3” of the fair value hierarchy and (ii) the Series G, H, and I warrants we issued in 2016 at fair value in the consolidated financial statements as of and for the nine months ended September 30, 2017, using inputs classified as “level 3” of the fair value hierarchy. We develop unobservable “level 3” inputs using the best information available in the circumstances, which might include our own data, or when we believe inputs based on external data better reflect the data that market participants would use, we base our inputs on comparison with similar entities.

We select a valuation technique to measure “level 3” fair values that we believe is appropriate in the circumstances. In the case of measuring (i) the fair value of the Series G, H, I, J and K warrants at December 31, 2016 and for the year then ended and (ii) the fair value of Series G, H, and I warrants we issued in 2016 at fair value in the consolidated financial statements as of and for the nine months ended September 30, 2017, due to the existence of the full ratchet down round provision, which creates a path-dependent nature of the exercise prices of the warrants, we decided a Monte Carlo Simulation model, which incorporates inputs classified as “level 3” was appropriate.

Key inputs used in the Monte Carlo Simulation model to determine the fair value of the Series G, H, I, J and K warrants at December 31, 2016 are as follows:

	As of December 31, 2016
Inputs	Series G	Series H	Series I	Series J	Series K
Volatility(1)	63.6%	79.1%	70.8%	65.8%	65.8%
Expected term (years)	1.08	2.08	3.08	4	4
Risk free interest rate	.879%	1.223%	1.489%	1.699%	1.699%
Common stock price	$12.00	$12.00	$12.00	$12.00	$12.00
Exercise price	$10.00	$12.00	$14.00	$.03	$.03

———————

(1)

“Level 3” input.

Key inputs used in the Monte Carlo Simulation model to determine the fair value of the Series G, H, and I warrants at September 30, 2017 are as follows:

	As of September 30, 2017
Inputs	Series G	Series H	Series I
Volatility (1)	71.2%	67.0%	76.3%
Expected term (years)	0.33	1.33	2.33
Risk free interest rate	1.107%	1.363%	1.520%
Common stock price	$8.40	$8.40	$8.44
Exercise price	$9.22	$9.22	$9.22

———————

(1)

“Level 3” input.

The “level 3” stock volatility assumption represents the range of the volatility curves used in the valuation analysis that we determined market participants would use based on comparison with similar entities.  The risk-free interest rate is interpolated where appropriate, and is based on treasury yields.  The valuation model also included a “level 3” assumption we developed as to dates of potential future financings by us that may cause a reset of the exercise price of the warrants.

Put Rights

In connection with the 42West acquisition, we entered into put agreements with each of the sellers of 42West granting them the right, but not the obligation, to cause us to purchase up to an aggregate of 1,187,094 of their shares received as consideration for their membership interest of 42West. We have agreed to purchase the shares at $9.22 per share during certain specified exercise periods as set forth in the put agreements, up until December 2020. During the nine months ended September 30, 2017, we purchased 116,591 shares of common stock for an aggregate amount of $1,075,000 from the sellers.

We use a Black-Scholes Option Pricing model, which incorporates significant inputs that are not observable in the market, and thus represents a Level 3 measurement as defined in ASC820. The unobservable inputs utilized for measuring the fair value of the put rights reflects management’s own assumptions that market participants would use in valuing the put rights. The put rights were initially measured as of the acquisition date (March 30, 2017) and are subsequently measured at each balance sheet date with changes in the fair value between balance sheet dates, being recorded as a gain or loss in the statement of operations.

We determined the fair value by using the following key inputs to the Black-Scholes Option Pricing Model:

Inputs	On the date of Acquisition (March 30, 2017)	As of September 30, 2017
Equity Volatility estimate	75%	82.5%
Discount rate based on US Treasury obligations	0.12%-1.70%	1.04%-1.62%

Contingent Consideration

The sellers of 42West have the potential to earn up to approximately $9.3 million (1,727,551 shares of our common stock) on achievement of adjusted EBITDA targets based on operations of 42West over the three year period beginning January 1, 2017.

To value the contingent consideration, we used a Monte Carlo Simulation Model, which incorporates significant inputs that are not observable in the market, and thus represents Level 3 measurement as defined in ASC820. The unobservable inputs utilized for measuring the fair value of the contingent consideration reflect management’s own assumptions about the assumptions that market participants would use in valuing the contingent consideration. The contingent consideration was initially measured as of the acquisition date (March 30, 2017) and is subsequently measured at each balance sheet date with changes in the fair value between balance sheet dates, being recorded as a gain or loss in the statement of operations.

We determined the fair value by using the following key inputs to the Monte Carlo Simulation Model:

Inputs	On the date of Acquisition (March 30, 2017)	As of September 30, 2017
Risk Free Discount Rate (based on US government treasury obligation with a term similar to that of the Contingent Consideration)	1.03% -1.55%	1.31% - 1.62%
Annual Asset Volatility Estimate	72.5%	80%
Estimated EBITDA	$3,600,000 - $3,900,000	$3,600,000 - $3,900,000

Since derivative financial instruments, such as the Series G, H and I warrants, and the put rights and contingent consideration are initially and subsequently carried at fair values, our income or loss will reflect the volatility in changes to these estimates and assumptions. The fair value of these derivative financial instruments is sensitive to changes at each valuation date in our common stock price, the volatility rate assumption, the exercise price and discount rates, which could change if we were to do a dilutive future financing.

Income Taxes

Deferred taxes are recognized for the future tax effects of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases using tax rates in effect for the years in which the differences are expected to reverse. The effects of changes in tax laws on deferred tax balances are recognized in the period the new legislation is enacted. Valuation allowances are recognized to reduce deferred tax assets to the amount that is more likely than not to be realized. In assessing the likelihood of realization, management considers estimates of future taxable income. We calculate our current and deferred tax position based on estimates and assumptions that could differ from the actual results reflected in income tax returns filed in subsequent years. Adjustments based on filed returns are recorded when identified.

Tax benefits from an uncertain tax position are only recognized if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. Interest and penalties related to unrecognized tax benefits are recorded as incurred as a component of income tax expense.

Recent Accounting Pronouncements

For a discussion of recent accounting pronouncements, see Note 3 to the consolidated financial statements included elsewhere in this prospectus.

BUSINESS

Overview

We are a leading independent entertainment marketing and premium content development company. Through our recent acquisition of 42West, we provide expert strategic marketing and publicity services to all of the major film studios, and many of the leading independent and digital content providers, as well as for hundreds of A-list celebrity talent, including actors, directors, producers, recording artists, athletes and authors. The strategic acquisition of 42West brings together premium marketing services with premium content production, creating significant opportunities to serve our respective constituents more strategically and to grow and diversify our business. Our content production business is a long established, leading independent producer, committed to distributing premium, best-in-class film and digital entertainment. We produce original feature films and digital programming primarily aimed at family and young adult markets.

We were first incorporated in the State of Nevada on March 7, 1995 and were domesticated in the State of Florida on December 4, 2014. On March 7, 2016, we acquired Dolphin Films, a content producer of motion pictures, from Dolphin Entertainment, Inc., an entity wholly owned by our President, Chairman and Chief Executive Officer, Mr. O’Dowd.

On March 30, 2017, we acquired 42West, an entertainment public relations agency offering talent, entertainment and targeted marketing and strategic communications services. As consideration in the 42West acquisition, we paid approximately $18.7 million in shares of common stock based on our 30-trading-day average stock price prior to the closing date of $9.22 per share, as adjusted for the 1-to-2 reverse stock split (less certain working capital and closing adjustments, transaction expenses, and payments of indebtedness) plus the potential to earn up to an additional $9.3 million in shares of common stock. As a result, we (i) issued 615,140 shares of common stock on the closing date, 172,275 shares of common stock to certain 42West employees on April 13, 2017 and 59,320 shares of restricted stock as employee stock bonuses on August 21, 2017 and (ii) will issue 980,911 shares of common stock on January 2, 2018. In addition, we may issue up to 981,563 shares of common stock based on the achievement of specified financial performance targets over a three-year period as set forth in the membership interest purchase agreement.

The principal sellers have each entered into employment agreements with our company and will continue as employees of our company until March 2020. The non-executive employees of 42West have been retained as well. In connection with the 42West acquisition, we granted the sellers the right, but not the obligation, to cause us to purchase up to an aggregate of 1,187,094 of their shares of common stock received as consideration for a purchase price equal to $9.22 per share, as adjusted for the 1-to-2 reverse stock split, during certain specified exercise periods up until December 2020.

As a result of the 42West acquisition, we have determined that as of the second quarter of 2017, we operate in two reportable segments, the entertainment publicity division and the content production division. The entertainment publicity division is comprised of 42West and provides clients with diversified services, including public relations, entertainment content marketing and strategic marketing consulting. The content production division is comprised of Dolphin Films and Dolphin Digital Studios and specializes in the production and distribution of digital content and feature films.

Effective May 10, 2016, we amended our Articles of Incorporation to effectuate a 1-to-20 reverse stock split. Effective July 6, 2017, we amended our Articles of Incorporation to (i) change our name to Dolphin Entertainment, Inc.; (ii) cancel previous designations of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock; (iii) reduce the number of Series C Convertible Preferred Stock (described below) outstanding in light of our 1-to-20 reverse stock split from 1,000,000 to 50,000 shares; and (iv) clarify the voting rights of the Series C Convertible Preferred Stock that, except as required by law, holders of Series C Convertible Preferred Stock will only have voting rights once the independent directors of the Board determine that an optional conversion threshold has occurred. Effective September 14, 2017, we amended our Amended and Restated Articles of Incorporation to effectuate a 1-to-2 reverse stock split.

Growth Opportunities

We are focused on driving growth through the following:

Expand and grow 42West to serve more clients with a broad array of interrelated services. As a result of its acquisition by Dolphin, 42West now has the ability to create promotional and marketing content for clients, a critical service for celebrities and marketers alike in today’s digital world. We believe that by adding content creation to 42West’s menu of capabilities, it will provide a great opportunity to capitalize on unique synergies to drive immediate organic growth, which will allow us to both attract new clients and broaden our offering of billable services to existing ones. We also believe that the skills and experience of our 42West business in entertainment PR are readily transferable to related business sectors such as sports or fashion. The growing involvement in non-entertainment businesses by many of our existing entertainment clients has allowed 42West to establish a presence and develop expertise outside its traditional footprint with little risk or expense. Using this as a foundation, we are now working to expand our involvement in these new areas.

We also expect to continue to grow 42West’s current business divisions. For example:

•

In the Entertainment and Targeted Marketing division, several of our large key clients have announced increased movie marketing budgets over the next several years that we expect will drive growth of our revenue and profits;

•

In the Talent division, we expect to continue to drive significant growth through the hiring of additional individuals or teams whose existing books of business and talent rosters can be accretive to revenues and profits of the business. 42West experienced approximately 20% revenue growth during the nine months ended September 30, 2017 as compared to the prior year period due to an increase in the number of new clients. We expect that new hires, such as the new managing director hired in July 2017, who was previously a 12-year public relations veteran of The Walt Disney Studios, will contribute to this continued growth of new clients and, therefore, increases in revenue; and

•

In the Strategic Communications division, we believe that growth will be driven by increasing demand for these services by traditional and non-traditional media clients over the next three to five years as they expand their activities in the content production, branding, and consumer products sectors. We believe that this growth could result in the Strategic Communications division significantly increasing its contribution to revenue and profit, as this division typically generates higher profit margins than the other 42West divisions.

Organically grow through future synergies between 42West and our digital and film productions. Adding content creation to 42West’s menu of capabilities provides a great opportunity for immediate growth, as it will allow us to both attract new clients and broaden our offering of billable services to existing ones. Furthermore, bringing marketing expertise in-house will allow us to review a prospective digital or film project’s marketing potential prior to making a production commitment, thus allowing our marketing strategy to be a driver of our creative content. In addition, for each project greenlit for production, we can potentially create a comprehensive marketing plan before the start of principal photography, allowing for relevant marketing assets to be created while filming. We can also create marketing campaigns for completed films, across all media channels, including television, print, radio, digital and social media.

Opportunistically grow through more complementary acquisitions. We plan to selectively pursue acquisitions in the future, to further enforce our competitive advantages, scale and grow our business and increase profitability. Our acquisition strategy is based on identifying and acquiring companies that complement our existing content production and entertainment publicity services businesses. We believe that complementary businesses, such as data analytics and digital marketing, can create synergistic opportunities and bolster profits and cash flow. We have identified potential acquisition targets and are in various stages of discussion and diligence with such targets. We intend to complete at least one acquisition over the next year, although there is no assurance that we will be successful in doing so.

Build a portfolio of premium film, television and digital content. We intend to grow and diversify our portfolio of film and digital content by capitalizing on demand for high quality digital media and film content throughout the world marketplace. We plan to balance our financial risks against the probability of commercial success for each project. We believe that our strategic focus on content and creation of innovative content distribution strategies will enhance our competitive position in the industry, ensure optimal use of our capital, build a diversified foundation for future growth and generate long-term value for our shareholders. Finally, we believe that marketing strategies that will be developed by 42West will drive our creative content, thus creating greater potential for profitability.

Entertainment Publicity

42West

Through 42West, an entertainment public relations agency, we offer talent, entertainment and targeted marketing and strategic communications services. In addition, we provide brand marketing and digital marketing services. Prior to its acquisition, 42West grew to become one of the largest independently-owned public-relations firms in the entertainment industry. Among other benefits, we believe that the 42West acquisition will strengthen and complement our current content production business, while expanding and diversifying our operations. We believe that having marketing expertise in-house will allow us to review a prospective project’s marketing potential prior to making a production commitment. Furthermore, for each project greenlit for production, we can potentially create a comprehensive marketing plan before the start of principal photography, allowing for relevant marketing assets to be created while filming. Therefore, we believe the marketing of our projects can begin much sooner than the delivery of a finished film or series.

Our public relations and marketing professionals at 42West develop and execute marketing and publicity strategies for hundreds of movies and television shows as well as for individual actors, filmmakers, recording artists, and authors. Through 42West, we provide services in the following areas:

Talent

We focus on creating and implementing strategic communication campaigns for performers and entertainers, including television and film stars, recording artists, authors, models, athletes, and theater actors. Our talent roster includes Oscar- and Emmy-winning actors and Grammy-winning singers and musicians and New York Times best-selling authors. Our services in this area include ongoing strategic counsel, media relations, studio, network, charity, corporate liaison and event and tour support.

Entertainment and Targeted Marketing

We provide marketing direction, public relations counsel and media strategy for productions (including theatrical films, DVD and VOD releases, television programs, and online series) as well as content producers ranging from individual filmmakers and creative artists to production companies, film financiers, DVD distributors, and other entities. Our capabilities include worldwide studio releases, independent films, television programming and web productions. We provide entertainment marketing services in connection with film festivals, awards campaigns, event publicity and red carpet management. In addition, we provide targeted marketing and publicity services that are tailored to reach diverse audiences. Our clients include major studios and independent producers for whom we create strategic multicultural marketing campaigns and provide strategic guidance aimed at reaching diverse audiences.

Strategic Communications

Our strategic communications team advises high-profile individuals and companies faced with sensitive situations or looking to raise, reposition, or rehabilitate their public profiles. We also help studios and filmmakers deal with controversial movies.

Much of the activities of our strategic communications team involve orchestrating high-stakes communications campaigns in response to sensitive, complex situations. We also help companies define objectives, develop messaging, create brand identities, and construct long-term strategies to achieve specific goals, as well as manage functions such as media relations or internal communications on a day-to-day basis. The strategic communications team focuses on strategic communications counsel, corporate positioning, brand enhancement, media relations, reputation and issues management, litigation support and crisis management and communications. Our clients include major studios and production companies, record labels, sports franchises, media conglomerates, technology companies, philanthropic organizations, talent guilds, and trade associations as well as a wide variety of high-profile individuals, ranging from major movie and pop stars to top executives and entrepreneurs.

Content Production

Dolphin Digital Studios

Through Dolphin Digital Studios, we create original content to premiere online, in the form of “web series”. Dolphin Digital Studios is instrumental in producing and distributing our web series and sourcing financing for our digital media projects. Premium online and mobile video is the largest growth sector for online and mobile advertising, with market leaders such as YouTube, Facebook, Verizon and AT&T investing in major initiatives around original programming.

We target three distinct demographics for our “web series” activities:

•

Tweens (roughly 9-14 years old);

•

Teens and young adults (roughly 14-24 years old); and

•

General market (roughly 14-49 years old).

We expect to serve each of these demographics with different content, and we may have different distribution partners for each demographic.

Dolphin Films

Dolphin Films is a content producer of motion pictures. In 2016, we released our motion picture, Max Steel. We also own the rights to several scripts that we intend to produce at a future date.

Production

Our in-house development team is continuously reviewing scripts for digital projects that are directed at one of our target demographics and that we believe we can produce within our normal planned budget range of $3.0 to $5.0 million. Our budget typically includes costs associated with purchase of the script, production of the project and marketing of the project. Occasionally, we also hire writers to develop a script for an idea that we have internally. From the selection provided by our development team, our management reviews the scripts and evaluates them based on expected appeal to advertisers, talent we think we can attract, available budget for the production and available financing. We normally purchase a variety of scripts which we hold for future use. Not all scripts purchased will be produced. Some scripts revert back to the writer if they are not produced during a contractually agreed upon timeframe.

Once we have a stable of scripts, we present a variety of projects, based on these scripts, to online platforms such as Hulu, AOL, and Yahoo!. The online platform will typically evaluate the project based on its estimation of potential demand, considering the genre or demographic to which they are looking to appeal. Once a project is selected by the online platform, we enter into a distribution agreement with the online platform that outlines, among other things, our revenue share percentages (typically between 30% and 45%) and the length of time that the show will air on that online platform. Based on agreements with the online platforms and advertisers, our management then makes the decision to “greenlight” or to approve, a project for production.

Our goal is also to produce young adult and family films and our in-house development team reviews scripts for motion pictures in this genre that can be produced within a budget range of $6.0 to $9.0 million. Our budget includes the cost of acquiring the script and producing the motion picture. We finance our motion pictures with funds from investors and the financing from international licensing agreements for the motion picture.

The production of digital projects and motion pictures is very similar. Once management greenlights a project, the pre-production phase, including the hiring of a director, talent, various crew and securing locations to film, begins. We may become signatories to certain guilds such as Screen Actors Guild, Directors Guild of America and Writers Guild of America in order to allow us to hire directors and talent for our productions. We typically hire crew members directly, engage a production service company to provide us with, among other things, the crew, equipment and a production office or use a combination of the two alternatives. Directors and talent are typically compensated a base amount for their work. In addition, directors and talent who are members of various guilds may receive remuneration from “residuals” that we pay to the various guilds based on the performance of our productions in ancillary markets. To better manage our upfront production costs, we sometimes structure our agreements with talent to allow them to participate in the proceeds of the digital project or motion picture in exchange for reduced upfront fixed payments, regardless of the project’s success.

The decision of where to produce the project is often based on incentive tax programs implemented by many states and foreign countries to attract film production in their jurisdictions as a means of economic development. These incentives normally take the form of sales tax refunds, transferable tax credits, refundable tax credits or cash rebates that are calculated based on a percentage spent in the jurisdiction offering the incentive. The pre-production phase may take several months and is critical to the success of the project.

The length of time needed to film varies by project but is typically between three and six weeks. Once the filming is completed, the project will enter the post-production phase, which includes film and sound editing, and development of special effects, as needed. Depending on the complexity of the work to be done, post-production may take from two to six months to complete.

In the last five years, we produced and distributed Cybergeddon in partnership with Anthony Zuiker, creator of CSI, Hiding, and South Beach-Fever, and were hired to provide production services for Aim High produced by a related party in conjunction with Warner Brothers. These digital productions have been recognized for their quality and creativity, earning multiple award nominations, a Streamy Award and a WGA Award. Dolphin Films also produced the motion picture, Max Steel, that was released in 2016.

In 2016, we entered into a co-production agreement for a new digital project showcasing favorite restaurants of NFL players throughout the country. Pursuant to the agreement, we were responsible for financing 50% of the project’s budget and are entitled to 50% of the profits. In addition, we were responsible for (a) producing; (b) negotiating and contracting the talent; (c) securing locations; (d) preparing the production and delivery schedules; (e) identifying and securing digital distribution; (f) soliciting and negotiating advertising and sponsorships; (g) legal and business affairs and (h) managing and maintaining the production account. The show was produced during 2016 throughout several cities in the U.S. The show was released on Destination America, a digital cable and satellite television channel, on September 9, 2017 and we do not expect to derive any revenues from this initial release.

Our pipeline of feature films includes:

•

Youngblood, an updated version of the 1986 hockey classic;

•

Out of Their League, a romantic comedy pitting husband versus wife in the cut-throat world of fantasy football; and

•

Ask Me, a teen comedy in which a high-school student starts a business to help her classmates create elaborate Promposals.

We have completed development of each of these feature films, which means that we have completed the script and can begin pre-production once financing is obtained.

Distribution

Our digital productions for AVOD platforms have premiered on online platforms such as Hulu and Yahoo!. Distribution agreements with online platforms are for a limited period, typically six months. Once the contract expires, we have the ability to distribute our productions in ancillary markets such as through home entertainment, SVOD (e.g. Netflix), pay television, broadcast television, foreign and other markets. Our ability to distribute these productions in ancillary markets is typically based on the popularity of the project during its initial online distribution.

Similar to distribution of digital productions described above, the economic life of motion pictures is comprised of different phases. The motion picture is initially distributed in theaters. A successful motion picture may remain in theaters for several months, after which we have the ability to distribute the motion picture in ancillary markets such as home entertainment, PPV, VOD, EST, SVOD, AVOD, digital rentals, pay television, broadcast television, foreign and other markets. Concurrent with their release in the U.S., motion pictures are generally released in Canada and may also be released in one or more other foreign markets.

Theatrical distribution refers to the marketing and commercial or retail exploitation of motion pictures. Typically, we enter into an agreement with a distributor to place our films in theatres for a distribution fee. Pursuant to the agreement, the distribution fee varies depending on whether we provide our own P&A financing or whether the distributor finances the P&A.

In 2016, we obtained the P&A financing necessary for the distribution and marketing costs associated with our motion picture, Max Steel, and the film was released domestically on October 14, 2016. The motion picture did not perform as well as expected domestically, however, we secured approximately $8.2 million in international distribution agreements. As part of our domestic distribution arrangement, we still have the ability to derive revenues from the ancillary markets described above, although the amount of revenue derived from such channels is typically commensurate with the performance of the film in the domestic box office.

Financing

We have financed our acquisition of the rights to certain digital projects and motion picture productions through a variety of financing structures including equity finance agreements, subscription agreements and loan and security agreements.

We financed our production of Max Steel using funds from investors and loans partially collateralized by licensing agreements for the exploitation of the motion picture in certain international territories. Our distribution and marketing costs were financed through financing obtained from a lender.

Intellectual Property

We seek to protect our intellectual property through trademarks and copyrights.

Competition

The businesses in which we engage are highly competitive. Our entertainment publicity business operates in a highly competitive industry. Through 42West, we compete against other public relations and marketing communications companies as well as independent and niche agencies to win new clients and maintain existing client relationships. Our content production business faces competition from companies within the entertainment business and from alternative forms of leisure entertainment, such as travel, sporting events, video games and computer-related activities. We are subject to competition from other digital media and motion production companies as well as from large, well established companies within the entertainment industry that have significantly greater development, production, distribution and capital resources than us. We compete for the acquisition of literary properties and for the services of producers, directors, actors and other artists as well as creative and technical personnel and production financing, all of which are essential to the success of our business. In addition, our productions compete for audience acceptance and advertising dollars.

We believe that we compete on the basis of:

•

42West’s long and loyal list of marquee clients—42West’s clients (upwards of 400 in 2016), including many of the world’s most famous and acclaimed screen and pop stars, its most honored directors and producers, every major movie studio, and virtually every digital platform and content distributor, along with a host of production companies and media firms as well as consumer product marketers, is a competitive advantage given the nature of the entertainment marketing and public relations industry;

•

a stable and experienced work force, led by an exceptional management team—our CEO, Mr. O’Dowd, has a 20-year history of producing and delivering high-quality family entertainment. In addition, 42West’s three co-CEOs, Leslee Dart, Amanda Lundberg, and Allan Mayer, are all longtime PR practitioners, with decades of experience, widely regarded as being among the top communications strategists in the entertainment industry. They lead a staff of approximately 80 PR professionals that is known for both its skill and its longevity. Our 42West employee base is steady, with staff turnover that we believe is far below industry norms, and six of the company’s seven managing directors have been with 42West for more than nine years; and

•

our ability to offer interrelated services—we believe that the ability to create content for our 42West clients and the ability to internally develop and execute marketing campaigns for our digital and film productions will allow us to expand and grow each of our business lines.

Employees

As of November 21, 2017, we had 90 full-time employees in our operations, including 85 employees from 42West. We believe our relationship with our employees is good. We also utilize consultants in the ordinary course of our business and hire additional employees on a project-by-project basis in connection with the production of digital media projects or motion pictures.

Regulatory Matters

Our online kids clubs programs which are aimed at elementary school age children are subject to laws and regulations relating to privacy and child protection. Through our online kids clubs we may monitor and collect certain information about the child users of these forums. A variety of laws and regulations have been adopted in recent years aimed at protecting children using the internet such as COPPA. COPPA sets forth, among other things, a number of restrictions on what website operators can present to children under the age of 13 and what information can be collected from them.

We are also subject to state and federal work and safety laws and disclosure obligations, under the jurisdiction of the U.S. Occupational Safety and Health Administration and similar state organizations.

As a public company, we are subject to the reporting requirements under Section 13(a) and Section 15(d) of the Exchange Act. To the extent we are subject to these requirements, we will have our financial statements audited by an independent public accounting firm that is registered with the Public Company Accounting Oversight Board and comply with Rule 8-03 or 10-01(d), as applicable, of Regulation S-X.

Corporate Offices

Our corporate headquarters is located at 2151 Le Jeune Road, Suite 150-Mezzanine, Coral Gables, Florida 33134. Our telephone number is (305) 774-0407. 42West has offices located at 600 3rd Avenue, 23rd Floor, New York, New York, 10016 and 1840 Century Park East, Suite 700, Los Angeles, California 90067.

Properties

As of the date of this prospectus, we do not own any real property. For our content production business, we lease 3,332 square feet of office space located at 2151 Le Jeune Road, Suite 150-Mezzanine, Coral Gables, Florida 33134, at a monthly rate of $7,404. In 2012, we opened an additional office located at 10866 Wilshire Boulevard, Suite 800, Los Angeles, California 90024 and currently lease 4,582 square feet of office space at a monthly rate of $13,746 with annual increases of 3% for years 1 to 3 and 3.5% for the remainder of the lease. On June 1, 2017, we entered into an agreement to sublease our office in Los Angeles and, consequently, no longer use this office space for our operations. The sublease agreement is through July 31, 2019 at an initial monthly rate of $14,891.50. Commencing on the thirteenth month of the sublease, the monthly lease rate will increase by 3%. Pursuant to the lease agreement, the subtenant will take ownership of the furniture in the premises.

For our entertainment publicity business, we lease 12,505 square feet of office space located at 600 Third Avenue, 23rd Floor, New York, NY 10016, at a monthly rate of $67,735 with increases every three years. Following the sublease of our property described above, we moved the operations of our content production business in Los Angeles, CA to 42West’s existing Los Angeles, CA location. For both businesses, we currently lease 12,139 square feet of office space at 1840 Century Park East, Suite 700, Los Angeles, CA 90067 at a base rate of $36,417 (commencing on February 1, 2014), with annual increases of 3% per year. We believe our current facilities are adequate for our operations for the foreseeable future.

Legal Proceedings

A putative class action was filed on May 5, 2017, in the United States District Court for the Southern District of Florida by Kenneth and Emily Reel on behalf of a purported nationwide class of individuals who attended the Fyre Music Festival, or the Fyre Festival, in the Bahamas on April 28-30, 2017. The complaint named several defendants, including 42West, along with the organizers of the Fyre Festival, Fyre Media Inc. and Fyre Festival LLC, individuals related to Fyre, and another entity called Matte Projects LLC. The complaint alleged that the Fyre Festival was promoted by Fyre as a luxurious experience through an extensive marketing campaign orchestrated by Fyre and executed with the assistance of outside marketing companies, 42West and Matte, but that the reality of the festival did not live up to the luxury experience that it was represented to be. The plaintiffs asserted claims for fraud, negligent misrepresentation and for violation of several states’ consumer protection laws. The plaintiffs sought to certify a nationwide class action comprised of “All persons or entities that purchased a Fyre Festival 2017 ticket or package or that attended, or planned to attend, Fyre Festival 2017” and sought damages in excess of $5,000,000 on behalf of themselves and the class. The plaintiffs sought to consolidate this action with five other class actions also arising out of the Fyre Festival (to which 42West is not a party) in a Multi District Litigation, or MDL, proceeding, which request was denied by the Judicial Panel on Multi District Litigation on August 2, 2017. On July 28, 2017, 42West filed a motion to dismiss the putative class action. On September 9, 2017, one of the defendants filed a cross-claim against all other named defendants seeking indemnification and contribution. On October 2, 2017, 42West filed a motion to dismiss the cross-claim. All claims against 42West have been voluntarily dismissed by the plaintiffs.

In addition, we are involved in various legal proceedings relating to claims arising in the ordinary course of business. We do not believe that the ultimate resolution of these matters will have a material adverse effect on our business, financial condition, results of operations or liquidity.

MANAGEMENT

Our directors and our executive officers and the positions held by each of them are as follows:

Directors and Director Nominees

Name	Age	Principal Occupation
William O’Dowd, IV	48	Chairman, President and Chief Executive Officer
Michael Espensen	67	Director
Nelson Famadas	44	Director
Allan Mayer	67	Director
Mirta A Negrini	54	Director, Chief Financial and Operating Officer
Justo Pozo	61	Director
Nicholas Stanham, Esq.	49	Director

Executive Officers

Name	Age	Principal Occupation
William O’Dowd, IV	48	Chief Executive Officer
Mirta A Negrini	54	Chief Financial and Operating Officer

William O’Dowd, IV. Mr. O’Dowd has served as our Chief Executive Officer and Chairman of our Board since June 2008. Mr. O’Dowd founded Dolphin Entertainment, LLC in 1996 and has served as its President since that date. In 2016, we acquired Dolphin Films, Inc., a content producer of motion pictures, from Dolphin Entertainment, LLC. Past television series credits for Mr. O’Dowd include serving as Executive Producer of Nickelodeon’s worldwide top-rated series Zoey101 (Primetime Emmy-Award nominated) and Ned’s Declassified School Survival Guide, as well as Nickelodeon’s first ever musical, Spectacular! In addition, Mr. O’Dowd produced the first season of Raising Expectations, a 26-episode family sitcom. Raising Expectations won the 2017 KidScreen Award for Best New Tween/Teen Series, the global children’s television industry’s highest honor.

Qualifications. The Board nominated Mr. O’Dowd to serve as a director because of his current and prior senior executive and management experience at our company and his significant industry experience, including having founded Dolphin Entertainment, LLC, a leading entertainment company specializing in children’s and young adult’s live-action programming.

Michael Espensen. Mr. Espensen has served on our Board since June 2008. From 2009 to 2014, Mr. Espensen served as Chief Executive Officer of Keraplast Technologies, LLC, a private multi-million dollar commercial-stage biotechnology company. From 2009 to present, Mr. Espensen has also served as Chairman of the Board of Keraplast. While serving as Chief Executive Officer, Mr. Espensen was responsible for overseeing and approving Keraplast’s annual budgets and financial statements. Mr. Espensen is also a producer and investor in family entertainment for television and feature films. Between 2006 and 2009, Mr. Espensen was Executive or Co-Executive Producer of twelve made-for-television movies targeting children and family audiences. As Executive Producer, he approved production budgets and then closely monitored actual spending to ensure that productions were not over budget. Mr. Espensen has also been a real estate developer and investor for over thirty years.

Qualifications. The Board nominated Mr. Espensen to serve as a director because of his business management and financial oversight experience both as the current Chairman and former Chief Executive Officer of a multi-million dollar company and as a former Executive Producer in the made-for-television movie industry, as well as his valuable knowledge of our industry.

Nelson Famadas. Mr. Famadas has served on our Board since December 2014. Since 2015, he has served as President of Cien, a marketing firm that serves the Hispanic market. Prior to Cien, Mr. Famadas served as Senior Vice President of National Latino Broadcasting from July 2011 to May 2015. NLB is an independent Hispanic media company that owns and operates two satellite radio channels on SiriusXM. From July 2010 to March 2012, Mr. Famadas served as our Chief Operating Officer, where he was responsible for daily operations including public filings and investor relations. Mr. Famadas began his career at MTV Networks, specifically MTV Latin America, ultimately serving as New Business Development Manager. From 1995 through 2001, he co-founded and managed Astracanada Productions, a television production company that catered mostly to the Hispanic audience, creating over 1,300 hours of programming. As Executive Producer, he received a Suncoast EMMY in 1997 for Entertainment Series for A Oscuras Pero Encendidos. Mr. Famadas has over 20 years of experience in television and radio production, programming, operations, sales and marketing.

Qualifications. The Board nominated Mr. Famadas to serve as a director because of his significant prior management experience as a co-founder and former manager of a television production company and senior vice president of a broadcasting firm, as well as his current management experience with a marketing firm.

Allan Mayer. Mr. Mayer has served on our Board since June 2017. He has served as a Co-Chief Executive Officer of our subsidiary, 42West, since March 2017. Previously, he served as Principal of 42West from October 2006 until its acquisition by our company in March 2017. Previously, from 1997 until October 2006, Mr. Mayer was managing director and head of the entertainment practice at the crisis communications firm Sitrick and Company. Mr. Mayer began his professional life as a journalist, working as a staff reporter for The Wall Street Journal; a writer, foreign correspondent and senior editor for Newsweek, and the founding editor (and later publisher) of Buzz magazine. He also served as editorial director of Arbor House Publishing Co. and senior editor of Simon & Schuster. Mr. Mayer has authored two books Madam Prime Minister: Margaret Thatcher and Her Rise to Power (Newsweek Books, 1980) and Gaston’s War (Presidio Press, 1987)—and is co-author, with Michael S. Sitrick, of Spin: How To Turn The Power of the Press to Your Advantage (Regnery, 1998). In addition, he has written for a wide variety of national publications, ranging from The New York Times Magazine to Vogue. Mr. Mayer is a recipient of numerous professional honors, including the National Magazine Award, the Overseas Press Club Citation of Excellence, and six William Allen White Awards. Mr. Mayer serves on the board of directors of Film Independent and has lectured on crisis management and communications at UCLA’s Anderson School of Business and USC’s Annenberg School of Communication. From December 2007 to January 2016, Mr. Mayer served as a director and member of the compensation and nominating and governance committees of American Apparel Inc., a public company. In connection with the 42West acquisition, our Board agreed to nominate a director selected by the sellers of 42West. In addition, Mr. O’Dowd entered into an agreement with the sellers to vote his beneficially owned shares of common stock to elect such nominee. As of April 20, 2017, the record date of the annual meeting of shareholders, Mr. O’Dowd owned 17.3% of our outstanding common stock. The sellers selected Mr. Mayer as their candidate for election to our Board.

Qualifications. The Board believes Mr. Mayer is qualified to serve as a director based on his management experience as a founding principal of 42West as well as his significant experience in the entertainment marketing and public relations industry.

Mirta A Negrini. Ms. Negrini has served on our Board since December 2014 and as our Chief Financial and Operating Officer since October 2013. Ms. Negrini has over thirty years of experience in both private and public accounting. Immediately prior to joining us, she served since 1996 as a named partner in Gilman & Negrini, P.A., an accounting firm of which our company was a client. Ms. Negrini is a Certified Public Accountant licensed in the State of Florida.

Qualifications. The Board nominated Ms. Negrini to serve as a director because of her significant accounting experience gained as a named partner at an accounting firm.

Justo Pozo. Mr. Pozo has served on our Board since June 2017. He is the Chairman of Pozo Capital Partners, LLC, a family-owned equity investment fund, focusing in the areas of entertainment, finance and real estate. Previously, until May 2012, Mr. Pozo was Co-Founder and President of Preferred Care Partners, Inc., one of the largest privately owned Healthcare Maintenance Organizations in Florida until it was acquired by United Healthcare Services, Inc. Under his leadership, Preferred became one of South Florida’s fastest growing private companies in 2003, being ranked 67 out of 500 privately held companies in South Florida by South Florida CEO magazine in 2007. Preferred was also the recipient of South Florida’s Good to Great Award given by the Greater Miami Chamber of Commerce. During his tenure at Preferred, he received numerous recognitions including the induction into Florida International University’s College of Business Entrepreneurial Hall of Fame and the Miami Dade College Hall of Fame. He was selected by the South Florida Business Journal as a Heavy Hitter in the Health Care industry and was a finalist for the same publications Excellence in Health Care Award. In 2008, he received the prestigious Torch Award for Distinguished Alumnus for the College of Business Administration of Florida International University. Mr. Pozo is a Certified Public Accountant licensed in the State of Florida. In March 2015, he was appointed by the Florida Board of Governors, as Trustee to the Florida International University Board of Trustees.

Qualifications. The Board nominated Mr. Pozo to serve as a director because of his leadership experience as a founder and President of an entity that experienced significant growth and because of his background in accounting.

Nicholas Stanham, Esq. Mr. Stanham has served on our Board since December 2014. Mr. Stanham is a founding partner of R&S International Law Group, LLP in Miami, Florida, which was founded in January 2008. His practice is focused primarily in real estate and corporate structuring. Mr. Stanham has over 20 years of experience in real estate purchases and sales of residential and commercial properties. Since 2004, Mr. Stanham has been a member of the Christopher Columbus High School board of directors. In addition, he serves as a director of ReachingU, a foundation that promotes initiatives and supports organizations that offer educational opportunities to Uruguayans living in poverty.

Qualifications. The Board nominated Mr. Stanham to serve as a director because of his experience as a founding partner at a law firm as well as his business management experience at that firm.

Significant Employees

Name	Age	Principal Occupation
Leslee Dart	63	Co-Chief Executive Officer of 42West
Amanda Lundberg	52	Co-Chief Executive Officer of 42West

Leslee Dart. Ms. Dart has served as a Co-Chief Executive Officer of 42West since March 2017. Ms. Dart co-heads 42West’s Talent division and co-heads its Entertainment and Targeted Marketing division. Ms. Dart has directed the publicity campaigns for more than 300 motion pictures and television shows. Ms. Dart and her team also represent numerous individual actors and entertainers. A recipient of the 2009 New York Women in Communications Matrix Award for excellence in Public Relations, Ms. Dart began her career at Rogers & Cowan, a marketing and public relations agency. In 1981, she joined PMK, a marketing and public relations agency, eventually becoming its President. In 2004, she founded The Dart Group, which later became 42West. Ms. Dart attended the University of Southern California and received a degree in public relations from the School of Journalism, with a minor in fine arts.

Amanda Lundberg. Ms. Lundberg has served as a Co-Chief Executive Officer of 42West since March 2017. Ms. Lundberg co-heads 42West’s Entertainment and Targeted Marketing division. Ms. Lundberg has been instrumental in developing and overseeing hundreds of film-release campaigns, awards campaigns, festival launches, and publicity initiatives for studios, financing and production companies as well as for individual filmmakers and talent. Ms. Lundberg also represents a diverse slate of actors, directors, writers, and producers. In addition, Ms. Lundberg has played a pioneering role in helping filmmakers and financiers self-distribute their films. Prior to joining 42West in 2005, Ms. Lundberg was Executive Vice President of Worldwide Public Relations at Miramax, a global film and television studio, developing and overseeing publicity campaigns for major motion pictures. From 1995 to 2001, Ms. Lundberg also served as Senior Vice President of Worldwide Publicity at Metro-Goldwyn-Mayer, a leading entertainment company, where she oversaw the studio’s international public relations efforts.

There is no family relationship between any of our directors, executive officers and significant employees. None of our directors, officers or significant employees has been involved in any material legal proceedings in the past ten years.

Director Independence

We are not listed on a national securities exchange; however, we have elected to use the definition of independence under the Nasdaq listing requirements in determining the independence of our directors and nominees for director. In 2017, our Board undertook a review of director independence, which included a review of each director and director nominee’s responses to questionnaires inquiring about any relationships with us. This review was designed to identify and evaluate any transactions or relationships between a director, or director nominee or any member of his or her immediate family and us, or members of our senior management or other members of our Board, and all relevant facts and circumstances regarding any such transactions or relationships. Based on its review, our Board determined that Messrs. Espensen, Famadas, Pozo and Stanham are independent. Messrs. O’Dowd and Mayer and Ms. Negrini are not independent under Nasdaq’s independence standards, its compensation committee independence standards or its nominations committee independence standards.

In making a determination of independence with respect to director nominee, Mr. Pozo, our Board considered (i) Mr. Pozo’s various past investments in our digital productions, which we refer to as the Investments, and his receipt of interest income from such investments, as well as the fact that Mr. Pozo is in the business of making investments to other companies similar to ours, and has participated in such Investments on substantially similar terms as all other investors and has not received any preferential terms or payment arrangements and (ii) Mr. Pozo’s beneficial ownership of approximately 13% of our outstanding common stock as of April 17, 2017. Our Board determined that such Investments and beneficial ownership would not impair Mr. Pozo’s independence from our company.

To the extent required by the trading market on which our shares are listed, we will ensure that the overall composition of our Board complies with the Sarbanes-Oxley Act, and the rules thereunder, and the listing requirements of the trading market, including the requirement that one member of the Board qualifies as a “financial expert.”

EXECUTIVE COMPENSATION

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to our named executive officers during the fiscal years ended December 31, 2016 and 2015.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)		Total ($)
William O’Dowd, IV(1)	2016	250,000	—	377,403	(2)	627,403
Chairman and Chief Executive Officer	2015	250,000	—	574,947		824,947
Mirta A Negrini	2016	200,000	—	—		200,000
Chief Financial and Operating Officer	2015	150,000	50,000	—		200,000

———————

(1)

For 2016, we accrued the full amount of Mr. O’Dowd’s salary of $250,000 but did not make any payments on this amount.

(2)

This amount includes life insurance in the amount of $48,384, interest paid on accrued and unpaid compensation in the amount of $212,066 and interest paid on the revolving promissory note in the amount of $116,953 for the fiscal year ended December 31, 2016. In March 2016, Dolphin exchanged $3,073,410 aggregate amount of principal and interest outstanding under the revolving promissory note for shares of our common stock. For additional information on the revolving promissory note, please see “Certain Relationships and Related Transactions.”

Outstanding Equity Awards at Fiscal Year-End

None of the executive officers named in the table above had any outstanding equity awards as of December 31, 2016 and 2015.

Director Compensation

In 2016, we did not pay compensation to any of our directors in connection with their service on our Board.

Mirta A Negrini Employment Arrangement

On October 21, 2013, we appointed Ms. Negrini as our Chief Financial and Operating Officer, at an annual base salary of $150,000. In 2016, Ms. Negrini’s annual base salary was increased to $200,000. The terms of Ms. Negrini’s employment arrangement do not provide for any payments in connection with her resignation, retirement or other termination, or a change in control, or a change in her responsibilities following a change in control.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below shows the beneficial ownership as of December 13, 2017, of our common stock and our Series C Convertible Preferred Stock held by each of our directors, named executive officers, all current directors and executive officers as a group and each person known to us to be the beneficial owner of more than 5% of our outstanding common stock and 5% of our Series C Convertible Preferred Stock. The percentages in the table below are based on 9,350,789 shares of common stock outstanding and 50,000 shares of Series C Convertible Preferred Stock outstanding as of December 13, 2017. Shares of common stock that will be issuable upon conversion of the Series C Convertible Preferred Stock are not included in such calculation as the Board has not determined that an optional conversion threshold (as defined below) has occurred. The Series C Convertible Preferred Stock is convertible in accordance with the terms set forth in our Amended and Restated Articles of Incorporation as amended, described in the section of this prospectus titled “Description of Securities.”

Beneficial ownership is determined in accordance with Rule 13d-3 promulgated under the Exchange Act. Except as indicated by footnote and subject to community property laws, where applicable, to our knowledge the persons named in the table below have sole voting and investment power with respect to all shares of common stock that are shown as beneficially owned by them. In computing the number of shares owned by a person and the percentage ownership of that person, any such shares subject to warrants or other convertible securities held by that person that were exercisable as of December 13, 2017 or that will become exercisable within 60 days thereafter are deemed outstanding for purposes of that person’s percentage ownership but not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as required by law, holders of Series C Convertible Preferred Stock will only have voting rights once the independent directors of the Board determine that an optional conversion threshold has occurred.

Common Stock

Name and Address of Owner(1)	# of Shares of Common Stock	% of Class (Common Stock)
Directors and Executive Officers
William O’Dowd, IV(2)	1,625,843	17.4%
Michael Espensen	278	*
Nelson Famadas	1,993	*
Allan Mayer(3)	154,867	1.7%
Mirta A Negrini	––	*
Justo Pozo(4)	1,215,332	13.0%
Nicholas Stanham, Esq.(5)	14,334	*
All Directors and Executive Officers as a Group (7 persons)	3,012,646	32.2%
5% Holders
Stephen L. Perrone(6)	2,050,000	21.5%
T Squared Partners LP(7)	950,231	9.9%
Alvaro and Lileana de Moya(8)	603,742	6.5%

Series C Convertible Preferred Stock

Name and Address of Owner(1)	# of Shares of Preferred Stock	% of Class (Preferred Stock)
William O’Dowd, IV(9)	50,000	100%

———————

* Less than 1% of outstanding shares.

(1)

Unless otherwise indicated, the address of each shareholder is c/o Dolphin Entertainment, Inc., 2151 Le Jeune Road, Suite 150, Mezzanine, Coral Gables, Florida, 33134.

(2)

The amount shown includes (1) 621,052 shares of common stock held by Dolphin Digital Media Holdings LLC, which is wholly-owned by Mr. O’Dowd, (2) 527,841 shares of common stock held by Dolphin Entertainment, LLC, which is wholly-owned by Mr. O’Dowd and (3) 476,950 shares of common stock held by Mr. O’Dowd individually. Does not include shares of common stock that are issuable upon conversion of the Series C Convertible Preferred Stock upon the determination by the independent directors of the Board that an optional conversion threshold has occurred. In accordance with the terms of our Amended and Restated Articles of Incorporation, as amended, each share of Series C Convertible Preferred Stock will be convertible into one half of a share of common stock, subject to adjustment for each issuance of common stock (but not upon issuance of common stock equivalents) that occurred, or occurs, from the date of issuance of the Series C Convertible Preferred Stock (the “issue date”) until the fifth (5th) anniversary of the issue date (i) upon the conversion or exercise of any instrument issued on the issue date or thereafter issued (but not upon the conversion of the Series C Convertible Preferred Stock), (ii) upon the exchange of debt for shares of common stock, or (iii) in a private placement, such that the total number of shares of common stock held by an “Eligible Class C Preferred Stock Holder” (based on the number of shares of common stock held as of the date of issuance) will be preserved at the same percentage of shares of common stock outstanding held by such Eligible Class C Preferred Stock Holder on such date. An Eligible Class C Preferred Stock Holder means any of (i) Dolphin Entertainment, LLC for so long as Mr. O’Dowd continues to beneficially own at least 90% and serves on the board of directors or other governing entity, (ii) any other entity in which Mr. O’Dowd beneficially owns more than 90%, or a trust for the benefit of others, for which Mr. O’Dowd serves as trustee and (iii) Mr. O’Dowd individually. Series C Convertible Preferred Stock will only be convertible by the Eligible Class C Preferred Stock Holder upon our company satisfying one of the “optional conversion thresholds”. Specifically, a majority of the independent directors of the Board, in its sole discretion, must have determined that our company accomplished any of the following (i) EBITDA of more than $3.0 million in any calendar year, (ii) production of two feature films, (iii) production and distribution of at least three web series, (iv) theatrical distribution in the United States of one feature film, or (v) any combination thereof that is subsequently approved by a majority of the independent directors of the Board based on the strategic plan approved by the Board. While certain events may have occurred that could be deemed to have satisfied this criteria, the independent directors of the Board have not yet determined that an optional conversion threshold has occurred.

(3)

The amount shown is beneficially owned by Mr. Mayer and is held by the Mayer-Vogel Trust, for which Mr. Mayer serves as trustee.

(4)

The amount shown includes: (i) 508,869 shares held by Pozo Opportunity Fund I, LLC; (ii) 342,115 shares held by Pozo Opportunity Fund II, LLC; (iii) 336,945 shares held by Pozo Capital Partners, LLC; (iv) 938 shares held by the Zulita Pina Irrevocable Trust; (v) 875 shares held by Justo Pozo ACF Ricardo S. Pozo U/FI/UTMA; (vi) 625 shares held by the Carolina Pozo Roth IRA; and (vii) 24,966 shares held by Justo Luis and Sylvia E. Pozo. Mr. Pozo is the beneficial owner of all of the shares and has sole voting and dispositive power with respect to all of the shares except for (i) 24,966 shares with respect to which he shares voting and dispositive power with his spouse, (ii) 1,500 shares with respect to which he shares voting and dispositive power with his children; and (iii) 336,945 shares held by Pozo Capital Partners, LLC with respect to which Mr. Pozo shares voting and dispositive power with his spouse and children.

(5)

Mr. Stanham shares voting and dispositive power with respect to all of the shares of common stock with his spouse.

(6)

The amount shown includes: (i) 1,235,000 shares held by KCF Investments LLC; (ii) 385,000 shares held by BBCF 2011 LLC; (iii) 225,000 shares held by BBCD LLC; (iv) 5,000 shares held by Mr. Perrone as an individual; and (v) 25,000 shares held by Strocar Investments LLC. The amount shown also includes 175,000 shares issuable upon the exercise of a common stock purchase warrant that is exercisable within 60 days after December 13, 2017. Stephen L. Perrone (4450 US Highway #1, Vero Beach, FL 32967) is the beneficial owner of all of the shares and has sole voting and dispositive power with respect to all of the shares.

(7)

The amount shown is based upon: (i) 12,115 shares issuable upon the exercise of a Class E Warrant; (ii) 175,000 shares issuable upon the exercise of a Class F Warrant; (iii) 750,000 shares issuable upon the exercise of a Class G Warrant; (iv) 250,000 shares issuable upon the exercise of a Class H Warrant; (v) 250,000 shares issuable upon the exercise of a Class I Warrant; and (vi) 15,089 shares held by Mark Jensen and/or Thomas M. Suave and related entities owned by Mark Jensen and/or Thomas M. Suave. Each of the warrants is convertible/exercisable within 60 days after December 13, 2017, to the extent that after giving effect to such conversion/exercise, the holder (together with the holder’s affiliates) would not beneficially own in excess of 9.9% of the number of shares of common stock outstanding immediately after giving effect to such conversion/exercise. Mark Jensen and Thomas M. Suave are both principals of T Squared Partners LP (P.O. Box 606, Fishers, IN 46038) and are each deemed to have beneficial ownership of all the shares. Mr. Jensen and Mr. Suave have shared voting and dispositive power over all shares beneficially owned by T Squared Partners LP.

(8)

The amount shown includes: (i) 75,000 shares held by the Alvaro de Moya Revocable Trust; (ii) 75,000 shares held by the Lileana de Moya Revocable Trust; (iii) 100,000 shares held by the Lileana de Moya Lifetime Trust; (iv) 10,000 shares held by the Alvaro de Moya Grantor Retained Annuity Trust; and (v) 343,742 held by Alvaro and Lileana de Moya. Alvaro and Lileana de Moya serve as trustees for these entities and have shared voting and dispositive power over all the shares beneficially owned.

(9)

The Series C Convertible Preferred Stock are held by Dolphin Entertainment, LLC which is wholly-owned by Mr. O’Dowd.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

William O’Dowd, IV

On December 31, 2011, we issued an unsecured revolving promissory note to Dolphin Entertainment, LLC, an entity wholly owned by our CEO, Mr. O’Dowd. The revolving promissory note accrued interest at a rate of 10% per annum. Dolphin Entertainment, LLC had the right at any time to demand that all outstanding principal and accrued interest be repaid with a ten day notice to us. During the years ended December 31, 2015 and 2014, Dolphin Entertainment, LLC advanced $2,797,000 and $166,000 and was repaid $3,267,000 and $2,096,856, respectively in principal. During the year ended December 31, 2016, Dolphin Entertainment, LLC advanced $270,000. On March 4, 2016, we entered into a subscription agreement with Dolphin Entertainment, LLC, pursuant to which we and Dolphin Entertainment, LLC agreed to convert $1,920,600 of principal balance and $1,152,809 of accrued interest outstanding under the revolving promissory note into 307,341 shares of common stock. The shares were converted at a price of $10.00 per share. During the years ended December 31, 2016, 2015 and 2014, $32,008, $340,050 and $368,709, respectively, were expensed in interest and we recorded accrued interest of $5,788, $1,126,590 and $786,007, related to the revolving promissory note, on our consolidated balance sheets as of December 31, 2016, 2015 and 2014, respectively. As of December 31, 2016, 2015 and 2014, the outstanding balances under the revolving promissory note were $0, $1,982,267 and $2,451,767 respectively. The largest aggregate balance that we owed to Dolphin Entertainment, LLC during 2016, 2015 and 2014 was $3,112,658, $5,313,757 and $4,839,620 respectively.

On April 1, 2013, we entered into an agreement with Dolphin Films, which at the time was indirectly, wholly owned by our CEO. We were responsible for rendering management and production services to the related party. The terms of the agreement were for a period between April 1, 2013 and December 31, 2014 for an annual fee of $2,000,000. The agreement was not subsequently renewed.

Dolphin Entertainment, LLC has previously advanced funds for working capital to Dolphin Films, its former subsidiary which we acquired in March 2016. During the year ended December 31, 2015, Dolphin Films agreed to enter into second loan and security agreements with certain of Dolphin Entertainment, LLC’s debtholders, pursuant to which the debtholders exchanged their Dolphin Entertainment, LLC notes for notes issued by Dolphin Films totaling $8,774,327. The amount of debt assumed by Dolphin Films was applied against amounts owed to Dolphin Entertainment, LLC by Dolphin Films. On October 1, 2016, Dolphin Films entered into a promissory note with Dolphin Entertainment, LLC, in the principal amount of $1,009,624. The note is payable on demand and bears interest at a rate of 10% per annum. As of December 31, 2016 and 2015, Dolphin Films owed Dolphin Entertainment, LLC $434,326 and $1,612,357, respectively, of principal and $19,652 and $1,305,166, respectively, of accrued interest, that was recorded on the consolidated balance sheets. Dolphin Films recorded interest expense of $83,551 and $148,805, respectively, for the years ended December 31, 2016 and 2015. During the nine months ended September 30, 2017, we agreed to include certain script costs and other payables totaling $594,315 that were owed to Dolphin Entertainment, LLC in the note. During the nine months ended September 30, 2017, we received proceeds related to the note from Dolphin Entertainment, LLC in the amount of $1,388,000 and repaid Dolphin Entertainment, LLC $681,773. As of September 30, 2017, Dolphin Films owed Dolphin Entertainment, LLC $1,734,867 that was recorded on the consolidated balance sheets. Dolphin Films recorded interest expense of $112,473 for the nine months ended September 30, 2017. The largest aggregate balance Dolphin Films owed Dolphin Entertainment, LLC during 2016 and 2015 was $2,734,094 and $8,697,877, respectively.

During 2016, Dolphin Entertainment, LLC advanced funds to us for working capital. The largest aggregate amount of principal outstanding under the loans was $3,594,624 during the year ended December 31, 2016 and $1,873,731 during the nine months ended September 30, 2017. The loans bear interest at a rate of 10% per annum. The principal amount outstanding under the loans as of September 30, 2017 was $1,734,868. During the year ended December 31, 2016 and the nine months ended September 30, 2017, we repaid $2,251,742 and $681,773, respectively, of principal on the loans to Dolphin Entertainment, LLC. We did not repay any interest on the loans during these periods.

On September 7, 2012, we entered into an employment agreement with Mr. O’Dowd, which was subsequently renewed for a period of two years, effective January 1, 2015. The agreement provided for an annual salary of $250,000 and a one-time bonus of $1,000,000. Unpaid compensation accrues interest at a rate of 10% per annum. As of December 31, 2016, 2015 and 2014, we had a balance of $735,211, $523,145 and $336,633, respectively of accrued interest and $2,250,000, $2,000,000 and $1,750,000, respectively of accrued compensation related to this agreement. We recorded $212,066, $186,513 and $161,513 of interest expense for the years ended December 31, 2016, 2015 and 2014. The largest aggregate balance we owed Mr. O’Dowd during 2016 and 2015 was $2,250,000 and $2,000,000 respectively.

During 2015, we agreed to pay Dolphin Entertainment, LLC $250,000 for a script that it had developed for a web series that we produced during 2015.

As previously mentioned, on March 7, 2016, we acquired Dolphin Films from Dolphin Entertainment, LLC. As consideration, we issued to Dolphin Entertainment, LLC 2,300,000 shares of Series B Convertible Preferred Stock, par value $0.10 per share and 50,000 shares of Series C Convertible Preferred Stock, par value $0.001 per share. On November 15, 2016, Dolphin Entertainment, LLC converted the Series B Convertible Preferred Stock into 1,092,500 shares of our common stock. As Mr. O’Dowd is the sole owner of Dolphin Entertainment, LLC, he is deemed the beneficial owner of such shares of common stock.

Michael Espensen

On December 31, 2011, we executed an unsecured promissory note in favor of our director, Mr. Espensen, in the amount of $104,612 bearing interest at 10% per annum and payable on demand. On the same day, we issued a payment in the amount of $14,612 to reduce the principal. We completed making payments of principal and interest in August 2014 and paid $104,612 in principal and $16,389 of interest over the life of the loan.

Allan Mayer

On March 30, 2017, we purchased all of the membership interests of the sellers of 42West, of which Mr. Mayer owned 31.67%, for approximately $18.7 million in shares of common stock (less certain working capital and closing adjustments, transaction expenses and payments of indebtedness), plus the potential to earn up to an additional $9.3 million in shares of common stock. In connection with the 42West acquisition, we also entered into a put agreement with Mr. Mayer, pursuant to which we granted Mr. Mayer the right, but not the obligation, to cause us to purchase up to an aggregate of 349,783 of his shares of common stock received as consideration for a purchase price equal to $9.22 per share, during certain specified exercise periods up until December 2020. During the nine months ended September 30, 2017, we purchased 32,537 shares of our common stock from Mr. Mayer for an aggregate purchase price of $300,000. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview” for more information about the 42West acquisition.

On September 20, 2017, we executed an unsecured promissory note in favor of an entity related to our director, Mr. Mayer, in the amount of $150,000. The promissory note accrues interest at a rate of 10% per annum with a maturity date of September 20, 2018. As of the date of this prospectus, no principal or interest has been paid on the note and the largest principal amount since the date of issuance of the note has been $150,000.

Justo Pozo

During 2016, we entered into three separate debt exchange agreements with entities under the control of our director, Justo Pozo, to exchange promissory notes with an aggregate principal and interest balance of $8,148,145 into 814,814 shares of our common stock at $10.00 per share. The promissory notes accrued interest at rates ranging from 11.25% to 12.5% per annum. Mr. Pozo was the holder of a convertible note that mandatorily and automatically converted into common stock, at the conversion price of $10.00 per share, upon the average market price per share of common stock being greater than or equal to the conversion price for twenty trading days. During 2016, such triggering event occurred and the convertible note was converted into 316,400 shares of our common stock.

Nicholas Stanham

In March 2016, we entered into a debt exchange agreement with our director, Mr. Stanham, pursuant to which we exchanged a promissory note in the amount of $50,000 for 5,564 shares of our common stock, as payment in full of the promissory note. The promissory note accrued interest at a rate of 10% per annum. The shares of common stock were converted at a price of $10.00 per share.

T Squared Partners LP

In connection with the merger whereby we acquired Dolphin Films, we entered into a preferred stock exchange agreement with T Squared Partners LP, pursuant to which, on March 7, 2016, we issued 1,000,000 shares of Series B Convertible Preferred Stock to T Squared in exchange for 1,042,753 shares of Series A Convertible Preferred Stock, previously issued to T Squared. On November 16, 2016, T Squared converted the Series B Convertible Preferred Stock into 475,000 shares of our common stock.

On November 4, 2016, we issued Class G, Class H and Class I Warrants to T Squared that entitle T Squared to purchase up to 1,250,000 shares of our common stock. The warrants have a maximum exercise provision that prohibit T Squared from exercising warrants that would cause it to exceed 9.99% of our outstanding shares of common stock, unless the restriction is waived or amended, by the mutual consent of us and T Squared.

In September 2015, T Squared extended its Class E and Class F Warrants until December 31, 2018. On April 13, 2017, T Squared partially exercised Class E Warrants and acquired 162,885 shares of our common stock pursuant to the cashless exercise provision in the related warrant agreement. T Squared had previously paid down $1,675,000 for these shares.

Stephen L. Perrone

In December 2016, we and entities affiliated with Stephen L. Perrone entered into: (i) a debt exchange agreement to exchange promissory notes in the aggregate amount of $6,470,990 for shares of our common stock and (ii) a purchase agreement to acquire a 25% membership interest of Dolphin Kids Clubs owned by the affiliated entity. The promissory notes accrued interest at rates ranging from 11.25% to $13.25% per annum. Pursuant to the agreements, we issued a Class J Warrant that entitled Mr. Perrone to purchase up to 1,085,000 shares of our common stock at a price of $0.03 per share through December 29, 2020. In addition, we issued to an entity affiliated with Mr. Perrone a Class K Warrant as consideration to terminate an equity finance agreement in the amount of $564,000. The Class K Warrant entitled Mr. Perrone to purchase up to 85,000 shares of our common stock at a price of $0.03 per share prior to December 29, 2020. On March 31, 2017, Mr. Perrone’s affiliated entities exercised the Class J and Class K Warrants at an aggregate purchase price of $35,100 and acquired 1,170,000 shares of our common stock.

Alvaro and Lileana De Moya

During 2016, we entered into two separate debt exchange agreements with Alvaro and Lileana De Moya to convert two promissory notes entered into in 2013 and 2015, with an aggregate balance of $3,437,414 of principal and interest into 343,742 shares of our common stock at a price of $10.00 per share. The promissory notes accrued interest at rates ranging from 11.25% to 12.5% per annum. In addition, we entered into a subscription agreement with the De Moya’s in which they purchased 260,000 shares of our common stock at $10.00 per share.

All related person transactions must be reviewed and approved by our audit committee. Current SEC rules define transactions with related persons to include any transaction, arrangement or relationship (i) in which we are a participant, (ii) in which the amount involved exceeds $120,000, and (iii) in which any executive officer, director, director nominee, beneficial owner of more than 5% of our common stock, or any immediate family member of such persons has or will have a direct or indirect material interest.

DESCRIPTION OF SECURITIES

The following is a brief description of our capital stock. This summary does not purport to be complete in all respects. This description is subject to and qualified entirely by the terms of our Amended and Restated Articles of Incorporation, as amended, which we refer to as our Articles of Incorporation, and our Bylaws, copies of which have been filed with the Commission and are also available upon request from us.

Our authorized capital stock currently consists of 200,000,000 shares of common stock, par value $0.015 per share and 10,000,000 shares of preferred stock, par value $0.001 per share, in one or more series. Of such preferred stock, 50,000 have been designated Series C Convertible Preferred Stock, par value $0.001 per share. As of December 13, 2017, we had outstanding 9,350,789 shares of our common stock and 50,000 shares of our Series C Convertible Preferred Stock. At that date, we had an aggregate of 1,612,115 shares of our common stock issuable upon the exercise of outstanding warrants to purchase common stock. Shares of our common stock are also issuable upon the conversion of 50,000 shares of Series C Convertible Preferred Stock outstanding. For a discussion of the conditions upon which the shares of Series C Convertible Preferred Stock become convertible, and the number of shares of common stock into which such preferred stock would be convertible upon satisfaction of such conditions, see “Series C Convertible Preferred Stock” below. In connection with our 42West acquisition (i) we will issue 980,911 shares of our common stock to the sellers on January 2, 2018 and (ii) we may issue up to 981,563 shares of our common stock to the sellers based on the achievement of specified financial performance targets over a three-year period as set forth in the membership interest purchase agreement. In addition, we granted the sellers the right, but not the obligation, to cause us to purchase up to an aggregate of 1,187,094 of their shares of common stock received as consideration, for a purchase price of $9.22 per share, as adjusted for the 1-to-2 reverse stock split, during certain specified exercise periods up until December 2020. As of the date of this prospectus, we have repurchased 132,859 shares of common stock from the sellers pursuant to the put options. In addition, 108,894 shares of our common stock are issuable upon the conversion of nine convertible promissory notes in the aggregate principal amount of $875,000 (calculated based on the 90-trading day average price per share as of December 13, 2017). For a discussion of the terms of conversion of the promissory notes and the number of common stock into which such promissory notes would be convertible, see “Convertible Promissory Notes” below.

Effective May 10, 2016, we amended our Articles of Incorporation to effectuate a 1-to-20 reverse stock split. Effective July 6, 2017, we amended our Articles of Incorporation to (i) change our name to Dolphin Entertainment, Inc.; (ii) cancel previous designations of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock; (iii) reduce the number of Series C Convertible Preferred Stock (described below) outstanding in light of our 1-to-20 reverse stock split from 1,000,000 to 50,000 shares; and (iv) clarify the voting rights of the Series C Convertible Preferred Stock that, except as required by law, holders of Series C Convertible Preferred Stock will only have voting rights once the independent directors of the Board determine that an optional conversion threshold has occurred. Effective September 14, 2017, we amended our Articles of Incorporation to effectuate a 1-to-2 reverse stock split.

Units

Each unit consists of one share of common stock, par value $0.015 per share, and one warrant to purchase one share of our common stock, each as described further below. The common stock and warrants will be immediately separable and will be issued separately.

Common Stock

The holders of our common stock are generally entitled to one vote for each share held on all matters submitted to a vote of the shareholders and do not have any cumulative voting rights. Unless otherwise required by Florida law, once a quorum is present, matters presented to shareholders, except for the election of directors, will be approved by a majority of the votes cast. The election of directors is determined by a plurality of the votes cast.

Holders of our common stock are entitled to receive dividends if, as and when declared by the Board out of funds legally available for that purpose, subject to preferences that may apply to any preferred stock that we issue. In the event of our dissolution or liquidation, after satisfaction of all our debts and liabilities and distributions to the holders of any preferred stock that we issued, or may issue in the future, of amounts to which they are preferentially entitled, the holders of common stock will be entitled to share ratably in the distribution of assets to the shareholders.

There are no cumulative, subscription or preemptive rights to subscribe for any additional securities which we may issue, and there are no redemption provisions, conversion provisions or sinking fund provisions applicable to the common stock. The rights of holders of common stock are subject to the rights, privileges, preferences and priorities of any class or series of preferred stock.

Our Articles of Incorporation and Bylaws do not restrict the ability of a holder of our common stock to transfer his or her shares of our common stock.

All shares of our common stock will, when issued, be duly authorized, fully paid and nonassessable. The shares to be issued by us in this offering, and the shares to be issued by us upon exercise of the warrants to be issued in this offering in accordance with the terms of the warrants, will be when issued and paid for, validly issued, fully paid and nonassessable.

Preferred Stock

Our Board, without further approval of the shareholders, is authorized to fix the designations, powers, including voting powers, preferences and the relative, participating, optional or other special rights, if any, of the shares of each class or series and any qualifications, limitations and restrictions thereof, including dividend rights, conversion rights, voting rights, sinking-fund provisions, terms of redemption, liquidation preferences, preemption rights, and the number of shares constituting any series or the designation of such series. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power or other rights of the holders of our common stock and, under certain circumstances, make it more difficult for a third party to gain control of us, discourage bids for our common stock at a premium or otherwise adversely affect the market price of the common stock.

Series C Convertible Preferred Stock

On February 23, 2016, we amended our Articles of Incorporation to designate 1,000,000 preferred shares as Series C Convertible Preferred Stock with a $0.001 par value per share which may be issued only to an “Eligible Series C Preferred Stock Holder” as described below. As previously discussed, as part of the merger consideration in the Dolphin Films acquisition, on March 7, 2016, we issued 1,000,000 shares of Series C Convertible Preferred Stock to Dolphin Entertainment, LLC, an entity wholly owned by our President, Chairman and CEO, Mr. O’Dowd. Effective July 6, 2017, we amended our Articles of Incorporation to reduce the number of Series C Convertible Preferred Stock outstanding in light of our 1-to-20 reverse stock split from 1,000,000 to 50,000 shares and to clarify the voting rights of the Series C Convertible Preferred Stock as described below.

Each share of Series C Convertible Preferred Stock will be convertible into one half of a share of common stock, subject to adjustment for each issuance of common stock (but not upon issuance of common stock equivalents) that occurred, or occurs, from the date of issuance of the Series C Convertible Preferred Stock (the “issue date”) or March 7, 2016, until the fifth (5th) anniversary of the issue date (i) upon the conversion or exercise of any instrument issued on the issue date or thereafter issued (but not upon the conversion of the Series C Convertible Preferred Stock), (ii) upon the exchange of debt for shares of common stock, or (iii) in a private placement, such that the total number of shares of common stock held by an “Eligible Class C Preferred Stock Holder” (based on the number of shares of common stock held as of the date of issuance) will be preserved at the same percentage of shares of common stock outstanding held by such Eligible Class C Preferred Stock Holder prior to such issuance. An Eligible Class C Preferred Stock Holder means any of (i) Dolphin Entertainment, LLC for so long as Mr. O’Dowd continues to beneficially own at least 90% and serves on the board of directors or other governing entity, (ii) any other entity in which Mr. O’Dowd beneficially owns more than 90%, or a trust for the benefit of others, for which Mr. O’Dowd serves as trustee and (iii) Mr. O’Dowd individually. Series C Convertible Preferred Stock will only be convertible by the Eligible Class C Preferred Stock Holder upon our company satisfying one of the “optional conversion thresholds”. Specifically, a majority of the independent directors of the Board, in its sole discretion, must have determined that we accomplished any of the following (i) EBITDA of more than $3.0 million in any calendar year, (ii) production of two feature films, (iii) production and distribution of at least three web series, (iv) theatrical distribution in the United States of one feature film, or (v) any combination thereof that is subsequently approved by a majority of the independent directors of the Board based on the strategic plan approved by the Board. While certain events may have occurred that could be deemed to have satisfied this criteria, (including the distribution of Max Steel) the independent directors of the Board have not yet determined that an optional conversion threshold has occurred. Except as required by law, holders of Series C Convertible Preferred Stock will only have voting rights once the independent directors of the Board determine that an optional conversion threshold has occurred. Only upon such determination, will the Series C Convertible Preferred Stock be entitled or permitted to vote on all matters required or permitted to be voted on by the holders of common stock and will be entitled to that number of votes equal to three votes for the number of Conversion Shares (as defined in the Certificate of Designation) into which such Holder’s shares of the Series C Convertible Preferred Stock could then be converted.

The Series C Convertible Preferred Stock will automatically convert upon the occurrence of any of the following events: (i) each outstanding share of Series C Convertible Preferred Stock which is transferred to any holder other than an Eligible Class C Preferred Stock Holder will automatically convert into that number of fully paid and nonassessable Conversion Shares (as defined in the Certificate of Designation) equal to the Conversion Number (as defined in the Certificate of Designation) at the time in effect; (ii) if the aggregate number of shares of common stock plus Conversion Shares (issuable upon conversion of the Series B Convertible Preferred Stock and the Series C Convertible Preferred Stock) held by the Eligible Class C Preferred Stock Holders in the aggregate constitute 10% or less of the sum of (x) the outstanding shares of common stock plus (y) all Conversion Shares held by the Eligible Class C Preferred Stock Holders, then each outstanding Series C Convertible Preferred Stock then outstanding will automatically convert into that number of fully paid and nonassessable Conversion Shares equal to the Conversion Number at the time in effect; or (iii) at such time as a holder of Series C Convertible Preferred Stock ceases to be an Eligible Class C Preferred Stock Holder, each share of Series C Convertible Preferred Stock held by such person or entity will immediately convert into that number of fully paid and nonassessable Conversion Shares equal to the Conversion Number at the time in effect.

The Series C Convertible Preferred Stock ranks, with respect to rights upon liquidation, winding-up or dissolution, (a) senior to all classes of common stock, to the Series B Convertible Preferred Stock and to each other class of capital stock or series of preferred stock established thereafter by the Board the terms of which expressly provide that such class ranks junior to the Series C Convertible Preferred Stock, which we refer to as Junior Stock, (b) on a parity with each other class of capital stock or series of preferred stock established thereafter by the Board, which we refer to as Parity Stock, and (c) junior to any future class of preferred stock established thereafter by the Board, the terms of which expressly provide that such class ranks senior to the Series C Convertible Preferred Stock, which we refer to as Senior Stock.

Upon any liquidation, dissolution or winding up after payment or provision for payment of our debts and other liabilities, the holders of Series C Convertible Preferred Stock are entitled to be paid out of our assets available for distribution to our shareholders (i) prior to the holders of any class or series of common stock and Junior Stock, (ii) pro rata with the holders of any Parity Stock and (iii) after the holders of any Senior Stock, an amount equal to $0.001 per share of Series C Convertible Preferred Stock.

The Series C Convertible Preferred Stock has dividend rights on parity with the common stock.

Warrants

We currently have outstanding warrants, exercisable into 1,612,115 shares of our common stock at exercise prices ranging from $6.20 to $10.00 per share.

As of December 13, 2017, we had outstanding six series of common stock warrants: (i) Series E Warrants, (ii) Series F Warrants, (iii) Series G Warrants, (iv) Series H Warrants, (v) Series I Warrants, and (vi) the Strocar warrants for the purchase of an aggregate of 1,612,115 shares of common stock. The Series E Warrants represent the right to purchase an aggregate of 12,115 shares of common stock at an exercise price of $6.20 per share and expire on December 31, 2018. The Series F Warrants represent the right to purchase an aggregate of 175,000 shares of common stock at an exercise price of $10.00 per share and expire on December 31, 2018. The Series G Warrants represent the right to purchase an aggregate of 750,000 shares of common stock at an exercise price of $9.22 per share and expire on January 31, 2018. The Series H Warrants represent the right to purchase an aggregate of 250,000 shares of common stock at an exercise price of $9.22 per share and expire on January 31, 2019. The Series I Warrants represent the right to purchase an aggregate of 250,000 shares of common stock at an exercise price of $9.22 and expire on January 31, 2020. The Strocar Warrants represent the right to purchase an aggregate of 175,000 shares of common stock at an exercise price of $10.00 per share and expire on December 31, 2018.

Cashless Exercise. The holders of each of the warrants may, upon exercise, elect to receive the net number of shares of common stock determined according to the formula set forth in the warrants in lieu of making the cash payment otherwise contemplated to be made to use upon such exercise.

Certain Adjustments and Anti-Dilution. The exercise price and the number of shares of common stock purchasable upon the exercise of the Warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, and combinations and reclassifications of our common stock. In addition, each of the Series E, G, H and I Warrants, in the event we sell, grant or issue any shares, options, warrants, or any instrument convertible into shares or equity in any form below the current exercise price per share of such warrant, provides that the current exercise price per share for the warrants be reduced to the lower price.

Rights as a Stockholder. The holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

Reduction of Exercise Price. The holders of most of our warrants may, over the term of the warrant, make a payment to us for an equivalent amount of money to reduce the exercise price of such warrant until such time as the exercise price of this warrant is able to be exercised via the cashless exercise provision.

Underwriters’ Warrants

Please see “Underwriting” for a description of warrants to be issued to the underwriters.

Warrants Issued in this Offering

The warrants will be issued in registered form under a warrant agreement between us and our warrant agent. The material provisions of the warrants are set forth herein but are only a summary and are qualified in their entirety by the provisions of the warrant agreement that has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Each whole warrant entitles the purchaser to purchase one share of our common stock at a price equal to $4.74 per share at any time for up to three years after the date of the closing of this offering.

The holder of a warrant will not be deemed a holder of our underlying common stock until the warrant is exercised. No fractional shares will be issued. If a holder would otherwise be entitled to receive a fractional share, the company will pay cash equal to the product of the fraction multiplied by the exercise price in lieu of issuing a fractional share.

Subject to certain limitations as described below the warrants are immediately exercisable and expire on the third anniversary of the date of issuance. Subject to limited exceptions, a holder of warrants will not have the right to exercise any portion of its warrants if the holder, together with its affiliates, would beneficially own in excess of 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise. In addition, a holder may elect to not have the right to exercise any portion its warrants if the holder would beneficially own more than 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise.

The exercise price and the number of shares issuable upon exercise of the warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock, and also upon any distributions of assets, including cash, stock or other property to our shareholders. The warrant holders must pay the exercise price in cash upon exercise of the warrants, unless such warrant holders are utilizing the cashless exercise provision of the warrants. After the close of business on the expiration date, unexercised warrants will become void.

In addition, in the event we consummate a merger or consolidation with or into another person, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, or we or another person acquire 50% or more of our outstanding shares of common stock, or other reorganization event in which shares of our common stock are converted or exchanged for securities, cash or other property, or another person acquires 50% of our outstanding common stock through a share purchase or other business combination, then following such event, the holders of the warrants will be entitled to receive upon exercise of the warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the warrants. In addition, as further described in the form of warrant filed as an exhibit to the registration statement of which this prospectus forms a part, in the event of any fundamental transaction completed for cash, or a going private transaction under Rule 13e-3 of the Exchange Act, or involving a person not trading on a national securities exchange, the holders of the warrants will have the right to require us to purchase the warrants for an amount in cash that is determined in accordance with a formula set forth in the warrants.

Upon the holder’s exercise of a warrant, we will issue the shares of common stock issuable upon exercise of the warrant within three business days following our receipt of notice of exercise.

Prior to the exercise of any warrants to purchase common stock, holders of the warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including the right to vote or to receive any payments of dividends on the common stock purchasable upon exercise.

Warrant holders may exercise warrants only if the issuance of the shares of common stock upon exercise of the warrants is covered by an effective registration statement, or an exemption from registration is available under the Securities Act of 1933, as amended, or the Securities Act, and the securities laws of the state in which the holder resides. We intend to use commercially reasonable efforts to have the registration statement, of which this prospectus forms a part, effective when the warrants are exercised. The warrant holders must pay the exercise price in cash upon exercise of the warrants unless there is not an effective registration statement or, if required, there is not an effective state law registration or exemption covering the issuance of the shares underlying the warrants (in which case, the warrants may only be exercised via a “cashless” exercise provision).

Convertible Promissory Notes

On July 18, July 26, July 27, July 31, August 30, September 6, September 8 and September 22, 2017, we entered into subscription agreements pursuant to which we issued convertible promissory notes, each with substantially similar terms, for an aggregate principal amount of $875,000. Each of the convertible promissory notes matures one year from the date of issue, with the exception of one note in the amount of $75,000 which matures two years from the date of issue, and bears interest at a rate of 10% per annum. The principal and any accrued interest of each of the convertible promissory notes are convertible by the respective holder at a price equal to either (i) the 90-trading day average price per share of common stock as of the date the holder submits a notice of conversion or (ii) if an Eligible Offering (as similarly defined in each of the convertible promissory notes) of common stock is made, 95% of the Public Offering Share price (as similarly defined in each of the convertible promissory notes). The convertible promissory notes are convertible into 108,894 shares of our common stock (calculated based on the 90-trading day average price per share as of December 13, 2017).

Registration Rights

In connection with the 42West acquisition, on March 30, 2017, we entered into a registration rights agreement with the sellers. Pursuant to the registration rights agreement, the sellers are entitled to rights with respect to the registration under the Securities Act of shares received as consideration in the acquisition. These shares are referred to as registrable securities.

The registration of shares of our common stock pursuant to the exercise of the registration rights described below would enable the sellers to trade these shares without restriction under the Securities Act when the applicable registration statement is declared effective. We will pay the fees, costs and expenses of underwritten registrations under the registration rights agreement.

Generally, in an underwritten offering, the managing underwriter, if any, has the right to limit the number of shares the sellers may include in accordance with the terms of the registration rights agreement. The registrable securities will no longer be registrable securities when (i) a registration statement covering the registrable securities has been declared effective and such registrable securities have been disposed of pursuant to the effective registration statement, (ii) the registrable securities may be sold without manner of sale, volume or other restriction pursuant to Rule 144 under the Securities Act, or (iii) the registrable securities are no longer outstanding.

Demand Registration Rights

At any time after the one-year anniversary of the registration rights agreement, we will be required, upon the request of sellers holding at least a majority of the consideration received in the acquisition, to file a registration statement on Form S-1 and use our reasonable efforts to effect a registration covering up to 25% of the registrable securities. We are required to effect only one registration on Form S-1. The right to have the registrable securities registered on Form S-1 is subject to other specified conditions and limitations.

Form S-3 Registration Rights

If we become eligible to file a registration statement on Form S-3, upon the request of the sellers holding at least a majority of the consideration received by the sellers, we will be required to use our reasonable efforts to effect a registration of such shares on Form S-3 covering up to an additional 25% of the consideration received by the sellers. We are required to effect only one registration on Form S-3, if eligible. The right to have the registrable securities registered on Form S-3 is subject to other specified conditions and limitations.

Perrone Piggyback Registration Rights

Pursuant to a debt exchange agreement, a purchase agreement and a termination agreement, we granted Stephen Perrone, a greater than 5% shareholder of our company, piggyback registration rights with respect to 1,170,000 shares that he received upon exercise of Class J and Class K warrants. For a discussion of the agreements, see “Certain Relationships and Related Transactions.” Mr. Perrone waived his right to include his shares of common stock in this offering.

Anti-takeover Effects of our Articles of Incorporation

Our Articles of Incorporation provide that our Board may provide further issuances of preferred stock, in one or more series, to establish the number of shares to be included in each series, to fix the designation, rights, preferences, privileges and restrictions of the shares of each series and to increase or decrease the number of shares of any series of preferred stock, all without any further vote or action by our shareholders. The existence of authorized but unissued and unreserved preferred stock may enable our Board to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our management.

Indemnification

Both our Articles of Incorporation and Bylaws provide for indemnification of our directors and officers to the fullest extent permitted by the Florida Business Corporation Act.

Listing

Our shares of common stock are currently quoted on the OTC Pink Marketplace, operated by OTC Market Group. The symbol for our common stock is “DPDM”. There is currently no public market for our warrants. We have applied to have our common stock and warrants offered hereby listed on The Nasdaq Capital Market under the symbol “DLPN” and “DLPNW,” respectively. On December 19, 2017, the last reported sale price of our common stock on the OTC Pink Marketplace was $8.00 per share.

Transfer Agent

The transfer agent and registrar for our common stock is Nevada Agency and Transfer Company.

Warrant Agent

The warrant agent for the warrant is Nevada Agency and Transfer Company.

Lock-Up Agreements

In connection with this offering, our officers, directors, and holders of 10% or more of our common stock have agreed to enter into lock-up agreements with the underwriters. See “Underwriting” for more information.

UNDERWRITING

Maxim Group LLC and Ladenburg Thalmann & Co. Inc., or the underwriters, are acting as the joint book-running managers of this offering. We have entered into an underwriting agreement dated December 21, 2017 with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters and each underwriter has agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the following number of units:

Underwriters	Number of Units
Maxim Group LLC	911,250
Ladenburg Thalmann & Co. Inc.	303,750
Total	1,215,000

The underwriters are committed to purchase all the units offered by us other than those covered by the option to purchase additional units described below, if they purchase any units. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Underwriter Compensation

We have agreed to pay the underwriters a cash fee equal to 7% of the aggregate gross proceeds sold in the offering and issue to the underwriters warrants to purchase that number of shares of our common stock equal to 7% of the aggregate number of the shares of common stock underlying the units sold in the offering (or 97,808 shares, assuming the over-allotment option is fully exercised). Such underwriters’ warrants shall have an exercise price equal to 115% of the public offering price, terminate three years after the effective date of the offering and will provide for cashless exercise. Such underwriters’ warrants will be subject to FINRA Rule 5110(g)(1) in that, such warrants shall not be transferable for 180 days from the effective date of the offering except as permitted by FINRA Rule 5110(g)(2).

The underwriters propose to offer the units offered by us to the public at the public offering price set forth on the cover of this prospectus supplement. In addition, the underwriters may offer some of the units to other securities dealers at such price less a concession of $0.144375 per unit. After the initial offering, the public offering price and concession to dealers may be changed.

Option to Purchase Additional Securities

We have granted to the underwriters an option exercisable not later than 45 days after the date of this prospectus to purchase up to a number of additional shares of common stock and/or warrants to purchase shares of common stock not to exceed 15% of the number of shares of common stock sold in the primary offering (excluding shares of common stock underlying the warrants issued in this offering and any shares of common stock issued upon any exercise of the underwriter’s over-allotment option) and/or 15% of the warrants sold in the primary offering at the public offering price per share of common stock and the public offering price per warrant set forth on the cover page to this prospectus less the underwriting discounts and commissions. The underwriters may exercise the option solely to cover over-allotments, if any, made in connection with this offering. If any additional shares of common stock and/or warrants are purchased pursuant to the over-allotment option, the underwriters will offer these shares of common stock and/or warrants on the same terms as those on which the other securities are being offered.

Discounts and Commissions

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

		Total
	Per Unit	Without Over-Allotment	With Over-Allotment
Public offering price(1)	$4.125	$5,011,875	$5,763,656
Underwriting discount (7%)(2)	$0.28875	$350,831	$403,456
Proceeds, before expenses, to us	$3.83625	$4,661,044	$5,360,200

———————

(1)	The public offering price and underwriting discount corresponds to (i) a public offering price per share of common stock of $4.115 and (ii) a public offering price per warrant of $0.01.
(2)

We have granted a 45 day option to the underwriters to purchase additional shares of common stock and/or warrants to purchase shares of common stock (up to 15% of the number of shares of common stock and the number of shares of common stock underlying the warrants sold in the primary offering) at the public offering price per share of common stock and the public offering price per warrant set forth above less the underwriting discounts and commissions, solely to cover over-allotments, if any.

We have agreed to reimburse the underwriters their actual, out-of-pocket expenses, including the reasonable fees and disbursements of the underwriters’ counsel related to the offering, up to an aggregate maximum amount of $150,000 but in any event in compliance with the provisions of FINRA Rule 5110(f)(2). In the event of a termination of the offering, the underwriters will be entitled to reimbursement of their actual out-of-pocket expenses, not to exceed $50,000. We estimate that the total expenses of the offering including all expenses to be reimbursed to the underwriters excluding the underwriters’ discount, will be approximately $500,000.

Lock-Up Agreements

All of our directors and executive officers, and holders of ten percent (10%) or more of our outstanding securities (or securities convertible into shares of our common stock) have agreed that, for a period of 6 months after the date of this prospectus, subject to certain limited exceptions, they will not directly or indirectly, without the prior written consent of the underwriters, (1) offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, encumber, assign, borrow or otherwise dispose of or transfer any shares of common stock, warrant to purchase shares of common stock or any other security of the company or any other entity that is convertible into, or exercisable or exchangeable for, shares of common stock or any other equity security of the company owned beneficially or otherwise as of the date of this prospectus, which we refer to as relevant securities , or otherwise publicly disclose the intention to do so,  (2) establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” (in each case within the meaning of Section 16 of the Exchange Act) with respect to any relevant security or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of relevant securities, whether or not such transaction is to be settled by the delivery of relevant securities, other securities, cash or other consideration, or otherwise publicly disclose the intention to do so, (3) file or participate in the filing with the SEC of any registration statement or circulate or participate in the circulation of any preliminary or final prospectus or other disclosure document, in each case with respect to any proposed offering or sale of relevant securities or (4) exercise any rights to require registration with the SEC of any proposed offering or sale of relevant securities.

Right of First Refusal

Subject to the completion of the offering and the receipt in the offering of $5.0 million from investors contacted by Maxim Group LLC, other than any person who is or has been, within the prior twelve months a holder of our debt or equity securities, we have agreed to give Maxim Group LLC a right of first refusal for twelve months from the date of commencement of sales of this offering to act as no less than our co-lead manager, co-book runner and/or co-lead placement agent for any further capital raising transactions undertaken by us. In addition, if we terminate the engagement with Maxim Group LLC, and Maxim Group LLC was prepared to proceed with an offering, we have agreed to pay Maxim Group LLC a twelve-month tail fee equal to the compensation which would have been received in this offering if any investor who was introduced to us by Maxim Group LLC, other than any person who is or has been, within the prior twelve months a holder of our debt or equity securities, provides us with further capital during such twelve-month period following the termination.

Price Stabilization, Short Positions and Penalty Bids

The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act:

•

Over-allotment involves sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option (which they anticipate will occur if our stock prices are greater than the price per security in this offering) and/or purchasing securities in the open market (which they anticipate will occur if our stock prices are less than the price per security in this offering).

•

Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. If the underwriters sell more securities than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities, or preventing or retarding a decline in the market price of those securities. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on an exchange or in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

In connection with this offering, the underwriters may also engage in passive market making transactions in our securities. Passive market making consists of displaying bids on a national securities exchange limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of our securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Electronic Offer, Sale and Distribution of Shares

The underwriters may facilitate the marketing of this offering online directly or through one of the underwriters’ affiliates. In those cases, prospective investors may view offering terms and a prospectus online and place orders online or through their financial advisors. Such websites and the information contained on such websites, or connected to such sites, are not incorporated into and are not a part of this prospectus. In connection with this offering, the underwriters may distribute prospectuses electronically.

Other Relationships

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters may in the future, engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriters may in the future, receive customary fees and commissions for these transactions.

In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in Canada

This prospectus constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the shares. No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this prospectus or on the merits of the shares and any representation to the contrary is an offence.

Canadian investors are advised that this prospectus has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this prospectus is exempt from the requirement that the Company and the underwriter(s) provide Canadian investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships that may exist between us and the underwriter(s) as would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Resale Restrictions

The offer and sale of the shares in Canada is being made on a private placement basis only and is exempt from the requirement that the we prepare and file a prospectus under applicable Canadian securities laws. Any resale of shares acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, pursuant to a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the shares outside of Canada.

Representations of Purchasers

Each Canadian investor who purchases shares will be deemed to have represented to us, the underwriters and to each dealer from whom a purchase confirmation is received, as applicable, that the investor is (i) purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Taxation and Eligibility for Investment

Any discussion of taxation and related matters contained in this prospectus does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the shares and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the shares or with respect to the eligibility of the shares for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission

Securities legislation in certain of the Canadian jurisdictions provides certain purchasers of securities pursuant to an offering memorandum (such as this prospectus), including where the distribution involves an “eligible foreign security” as such term is defined in Ontario Securities Commission Rule 45-501 Ontario Prospectus and Registration Exemptions and in Multilateral Instrument 45-107 Listing Representation and Statutory Rights of Action Disclosure Exemptions, as applicable, with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the offering memorandum, or other offering document that constitutes an offering memorandum, and any amendment thereto, contains a “misrepresentation” as defined under applicable Canadian securities laws. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed under, and are subject to limitations and defences under, applicable Canadian securities legislation. In addition, these remedies are in addition to and without derogation from any other right or remedy available at law to the investor.

Language of Documents

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d'achat ou tout avis) soient rédigés en anglais seulement.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon by Greenberg Traurig, P.A., Fort Lauderdale, Florida. Certain legal matters will be passed upon for the underwriters by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The consolidated financial statements of Dolphin Entertainment, Inc. as of December 31, 2016 and 2015 and for each of the years then ended included in this prospectus and in the registration statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the registration statement, given on the authority of said firm as experts in auditing and accounting.

The financial statements of 42West, LLC as of December 31, 2016 and 2015 and for each of the years then ended, included in this prospectus and in the registration statement have been so included in reliance on the report of BDO USA, LLP, independent auditors, appearing elsewhere herein and in the registration statement, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Our corporate website is www.dolphinentertainment.com. We make available, free of charge, access to our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statement on Schedule 14A and amendments to those materials which we file or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act, on our website under “Investor Relations – SEC Filings,” as soon as reasonably practicable after we file electronically such material with, or furnish it to, the SEC.

You may also read and copy any materials filed by us with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10:00 a.m. to 3:00 p.m., and you may obtain information on the operation of the Public Reference Room by calling the SEC in the United States at 1-800-SEC-0330. In addition, the SEC maintains an Internet website, www.sec.gov, that contains reports, proxy and information statements and other information that we file electronically with the SEC.

INDEX TO FINANCIAL STATEMENTS

Dolphin Entertainment, Inc. (formerly known as Dolphin Digital Media, Inc.)
Audited Condensed Consolidated Financial Statements

Dolphin Entertainment, Inc.
Unaudited Condensed Consolidated Financial Statements

42West, LLC
Audited Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Dolphin Digital Media, Inc. and subsidiaries
Coral Gables, Florida

We have audited the accompanying consolidated balance sheets of Dolphin Digital Media, Inc. and subsidiaries as of December 31, 2016 and 2015 and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dolphin Digital Media, Inc. and subsidiaries at December 31, 2016 and 2015, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BDO USA, LLP

Certified Public Accountants

Miami, Florida

April 17, 2017

(except for the last two paragraphs of Note 21, as to which the date is October 10, 2017)

DOLPHIN DIGITAL MEDIA, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
As of December 31, 2016 and 2015

	2016	2015(1)
ASSETS
Current
Cash and cash equivalents	$662,546	$2,392,685
Restricted cash	1,250,000	—
Prepaid Expenses	—	72,518
Related party receivable	—	453,529
Accounts receivable	3,668,646	—
Other current assets	2,665,781	2,827,131
Total Current Assets	8,246,973	5,745,863

Capitalized production costs	4,654,013	15,170,768
Property and equipment	35,188	55,413
Deposits	1,261,067	397,069
Total Assets	$14,197,241	$21,369,113

LIABILITIES
Current
Accounts payable	$677,249	$2,070,545
Other current liabilities	2,958,523	2,984,320
Warrant liability	14,011,254	—
Accrued compensation	2,250,000	2,065,000
Debt	18,743,069	37,331,008
Loan from related party	684,326	2,917,523
Deferred revenue	46,681	1,418,368
Note payable	300,000	300,000
Total Current Liabilities	39,671,102	49,086,764

Noncurrent
Convertible note	—	3,164,000
Warrant liability	6,393,936
Loan from related party	—	1,982,267
Total Noncurrent Liabilities	6,393,936	5,146,267
Total Liabilities	46,065,038	54,233,031

STOCKHOLDERS’ DEFICIT
Common stock, $0.015 par value, 200,000,000 shares authorized, 7,197,761 and 2,047,309, respectively, issued and outstanding at December 31, 2016 and 2015	107,968	30,710
Preferred Stock 10,000,000 shares authorized, Preferred Stock, Series A $0.001 par value, liquidation preference of 1,042,756, 1,043 shares authorized, issued and outstanding at December 31, 2015. None were issued and outstanding at December 31, 2016	—	1,043
Preferred Stock, Series B, $0.10 par value, 4,000,000 shares authorized, 2,300,000 shares issued and outstanding at December 31, 2015, none were issued and outstanding at December 31, 2016	—	230,000
Preferred Stock, Series C, $0.001 par value, 1,000,000 shares authorized, 1,000,000 shares issued and outstanding at December 31, 2016 and 2015	1,000	1,000
Additional paid in capital	67,835,439	26,510,949
Accumulated deficit	(99,812,204)	(62,615,428)
Total Dolphin Digital Media, Inc. Deficit	(31,867,797)	(35,841,726)
Non-controlling interest	—	2,977,808
Total Stockholders’ Deficit	(31,867,797)	(32,863,918)
Total Liabilities and Stockholders’ Deficit	$14,197,241	$21,369,113

(1)

Financial information has been retrospectively adjusted for the acquisition of Dolphin Films, Inc. See Notes 1 and 4.

The accompanying notes are an integral part of these consolidated financial statements.

DOLPHIN DIGITAL MEDIA, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
For the years ended December 31, 2016 and 2015

	2016	2015(1)
Revenues:
Production and distribution	$9,367,222	$3,031,073
Membership	28,403	69,761
Total Revenue	9,395,625	3,100,834

Expenses:
Direct costs	10,661,241	2,587,257
Distribution and marketing	11,322,616	213,300
Selling, general and administrative	1,245,689	1,845,088
Legal and professional	2,405,754	2,392,556
Payroll	1,462,589	1,435,765
Loss before other income (expense)	(17,702,264)	(5,373,132)

Other Income(Expense):
Other income	9,660	96,302
Amortization of loan fees	(476,250)	—
Change in fair value of warrant liability	2,195,542	—
Warrant issuance expense	(7,372,593)	—
Loss on extinguishment of debt	(9,601,933)	—
Interest expense	(4,241,841)	(3,559,532)
Total Other Income(Expense)	(19,487,415)	(3,463,230)
Net Loss	$(37,189,679)	$(8,836,362)

Net Income attributable to noncontrolling interest	$—	$17,440
Net loss attributable to Dolphin Films, Inc.	—	(4,786,341)
Net Loss attributable to Dolphin Digital Media, Inc.	(37,189,679)	(4,067,461)
	$(37,189,679)	$(8,836,362)

Deemed dividend on preferred stock	5,247,227	—
Net loss attributable to common shareholders	$(42,436,906)	$(8,836,362)

Basic and Diluted Loss per Share	$(9.67)	$(4.32)
Weighted average number of shares used in share calculation	4,389,097	2,047,309

(1)

Financial information has been retrospectively adjusted for the acquisition of Dolphin Films, Inc. See Notes 1 and 4.

The accompanying notes are an integral part of these consolidated financial statements.

DOLPHIN DIGITAL MEDIA INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For the years ended December 31, 2016 and 2015

	2016	2015(1)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(37,189,679)	$(8,836,362)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	20,225	24,826
Amortization of capitalized production costs	7,822,549	1,672,120
Impairment of capitalized production costs	2,075,000	861,825
Loss on extinguishment of debt	9,601,933	—
Warrant issuance	7,394,850	—
Change in fair value of derivative liability	(2,195,542)	—
Changes in operating assets and liabilities:
Accounts receivable	(3,668,646)	—
Other current assets	161,250	(265,616)
Prepaid expenses	72,518	(7,679)
Capitalized production costs	619,206	(2,736,321)
Deposits	(863,998)	—
Deferred revenue	(1,371,687)	—
Accrued compensation	185,000	315,000
Accounts payable	(1,393,296)	784,829
Other current liabilities	3,757,873	1,121,876
Warrant liability	50,000	—
Net Cash Used in Operating Activities	(14,922,444)	(7,065,502)

CASH FLOWS FROM INVESTING ACTIVITIES:
Restricted cash	(1,250,000)	—
Purchase of furniture and equipment	—	(2,549)
Net Cash Used In Investing Activities	(1,250,000)	(2,549)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Loan and Security agreement	12,500,000	2,610,000
Repayment of Loan and Security agreement	(410,000)	(405,219)
Proceeds from production loan	—	440,130
Repayment of production loan	(4,263,602)	—
Proceeds from convertible note payable	—	3,164,000
Sale of common stock	7,500,000	—
Advances from related party	320,000	6,583,436
Repayment to related party	(1,204,093)	(3,324,686)
Net Cash Provided by Financing Activities	14,442,305	9,067,661

NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,730,139)	1,999,610
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	2,392,685	393,075
CASH AND CASH EQUIVALENTS, END OF PERIOD	$662,546	$2,392,685

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION:
Interest paid	$156,666	$1,635,814

SUPPLEMENTAL DISCLOSURES OF NON CASH FLOW INFORMATION:
Refinance of related party debt to third party debt	$—	$8,774,337
Conversion of related party debt and interest to shares of common stock	$3,073,410	$—
Conversion of convertible debt	$3,164,000	$—
Conversion of loan and security agreements, including interest, into shares of common stock	$22,091,388	$—
Conversion of loan and security agreements converted to warrants to purchase shares of common stock	$7,034,990	$—

(1)

Financial information has been retrospectively adjusted for the acquisition of Dolphin Films, Inc. See Notes 1 and 4.

The accompanying notes are an integral part of these consolidated financial statements.

DOLPHIN DIGITAL MEDIA INC. AND SUBSIDIARIES
Consolidated Statements of Changes in Stockholders’ Deficit
For the year ended December 31, 2016

					Additional			Total
	Preferred Stock		Common Stock		Paid-in	Noncontrolling	Accumulated	Stockholders
	Shares	Amount	Shares	Amount	Capital	Interest	Deficit	Deficit
Balance December 31, 2014	4,343,000	$232,043	2,047,309	$30,710	$26,510,949	$2,995,249	$(53,761,626)	$(23,992,675)
Net loss for the year ended December 31, 2015	—	—	—	—	—	—	(8,836,362)	(8,836,362)
Income attributable to the noncontrolling interest	—	—	—	—	—	17,440	(17,440)	—
Return of capital to noncontrolling member	—	—	—	—	—	(34,881)	—	(34,881)
Balance December 31, 2015	4,343,000	$232,043	2,047,309	$30,710	$26,510,949	$2,977,808	$(62,615,428)	$(32,863,918)
Net loss for the year ended December 31, 2016	—	—	—	—	—	—	(37,189,679)	(37,189,679)
Income attributable to the noncontrolling interest	—	—	—	—	—	7,097	(7,097)	—
Return of capital to noncontrolling member	—	—	—	—	—	(14,200)	—	(14,200)
Acquisition of 25% interest in Dolphin Kids Clubs LLC	—	—	—	—	(921,122)	(2,970,705)	—	(3,891,827)
Issuance of common stock during the year ended December 31, 2016	—	—	187,572	2,814	1,872,189	—	—	1,875,003
Extinguishment of debt at a price of $5.00	—	—	3,078,980	46,185	37,236,639	—	—	37,282,824
Issuance of common stock for convertible debt			316,400	4,746	3,159,254			3,164,000
Preferred stock dividend related to exchange of Series A for Series B Preferred Stock	1,000,000	100,000	—	—	(5,227,247)	—	—	(5,127,247)
Issuance and conversion of Series B Preferred	(3,300,000)	(330,000)	1,567,500	23,513	6,246,734	—	—	5,940,247
Retirement of Series A Preferred	(1,043,000)	(1,043)	—	—	(1,041,957)	—	—	(1,043,000)
Balance December 31, 2016	1,000,000	$1,000	7,197,761	$107,968	$67,835,439	$—	$(99,812,204)	$(31,867,797)

(1)

Financial information has been retrospectively adjusted for the acquisition of Dolphin Films, Inc. See Notes 1 and 4.

The accompanying notes are an integral part of these consolidated financial statements.

DOLPHIN DIGITAL MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

NOTE 1 — BASIS OF PRESENTATION AND ORGANIZATION

Dolphin Digital Media, Inc. (the “Company”, “Dolphin”), initially known as Rising Fortune Incorporated, was incorporated in the State of Nevada on March 7, 1995. The Company had no operations between inception and 2003. On November 19, 2003, the Company amended its Articles of Incorporation to change its name to Maximum Awards Inc. On July 3, 2007, the Company amended its Articles of Incorporation again to change its name to Logica Holdings Inc. On July 29, 2008, the Company amended its Articles of Incorporation again to change its name to Dolphin Digital Media, Inc.

The accompanying consolidated financial statements include the accounts of Dolphin, and all of its majority-owned and controlled subsidiaries, including Dolphin Films, Inc., Hiding Digital Productions, LLC, Dolphin Kids Clubs, LLC, Cybergeddon Productions, LLC, Dolphin SB Productions LLC, Max Steel Productions, LLC, Dolphin Max Steel Holdings LLC, Dolphin JB Believe Financing, LLC and Dolphin JOAT Productions, LLC.

Effective March 7, 2016, the Company acquired  Dolphin Films, Inc. (“Dolphin Films”) from Dolphin Entertainment, Inc. (“Dolphin Entertainment”), a company wholly owned by William O’Dowd, CEO, President and Chairman of the Board of Directors of the Company. The acquisition from Dolphin Entertainment was a transfer between entities under common control. As such, the Company recorded the assets, liabilities and deficit of Dolphin Films on its consolidated balance sheets at Dolphin Entertainment’s historical basis instead of fair value. Transfers of businesses between entities under common control require prior periods to be retrospectively adjusted to furnish comparative information. Accordingly, the accompanying financial statements and related notes of the Company have been retrospectively adjusted to include the historical balances of Dolphin Films prior to the effective date of the acquisition. See Note 4 for additional information regarding the Dolphin Films acquisition.

On May 9, 2016, the Company filed an amendment to its Articles of Incorporation with the Secretary of State of the State of Florida to effectuate a 20-to-1 reverse stock split. The reverse stock split was approved by the Board of Directors and a majority of the Company’s shareholders and became effective May 10, 2016. The number of shares of common stock of the Company, par value $0.015 (the “Common Stock”) in the consolidated financial statements and all related footnotes has been adjusted to retrospectively reflect the reverse stock split.

The Company enters into relationships or investments with other entities, and in certain instances, the entity in which the Company has a relationship or investment may qualify as a variable interest entity (“VIE”). A VIE is consolidated in the financial statements if the Company is deemed to be the primary beneficiary of the VIE. The primary beneficiary is the party that has the power to direct activities that most significantly impact the activities of the VIE and has the obligation to absorb losses or the right to benefits from the VIE that could potentially be significant to the VIE. The Company has included Max Steel Productions, LLC formed on July 8, 2013 in the State of Florida and JB Believe, LLC formed on December 4, 2012 in the State of Florida in its combined financial statements as VIE’s.

NOTE 2 — GOING CONCERN

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America which contemplate the continuation of the Company as a going concern. The Company has incurred net losses of $37,189,679 and $8,836,362, respectively for the years ended December 31, 2016 and 2015. The Company has generated negative cash flows from operations for the years ended December 31, 2016 and 2015 of $14,922,444 and $7,065,502 respectively. Further, the Company has a working capital deficit for the years ended December 31, 2016 and 2015 of $31,424,129 and $43,340,901, respectively, that is not sufficient to maintain or develop its operations, and it is dependent upon funds from private investors and the support of certain stockholders.

DOLPHIN DIGITAL MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

These factors raise substantial doubt about the ability of the Company to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties. In this regard, management is planning to raise any necessary additional funds through loans and additional issuance of its Common Stock. There is no assurance that the Company will be successful in raising additional capital. If the Company is unable to obtain additional funding from these sources within the next twelve months, it could be forced to liquidate. On February 16, 2017, the Company sold 50,000 shares of its Common Stock for $10.00 per share.  During 2017, it has also received loans from its CEO in the amount of $420,000. On April 10, 2017, the Company signed two promissory notes with one debtholder for an aggregate amount of $300,000.  The promissory notes bear interest at 10.00% per annum and have a maturity date of October 10, 2017.  The Company currently has the rights to several scripts that it intends to obtain financing to produce and release during 2017 and 2018. It expects to earn a producer and overhead fee for each of these productions. There can be no assurances that such productions will be released or fees will be realized in future periods. The Company is currently working on producing a variety of digital projects which it intends to fund through private investors on a project basis. There can be no assurances that income from such digital projects will be realized in future periods.

On March 30, 2017, the Company acquired 42West LLC, a limited liability company incorporated in the State of Delaware. 42West is an entertainment public relations agency offering talent publicity, strategic communications and entertainment content marketing. The Company expects to derive revenues from this wholly owned subsidiary and will seek to identify additional revenue streams from the combined companies. See Note 21 for further discussion.

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes.  These estimates are based on management’s past experience and best knowledge of historical trends, actions that we may take in the future, and other information available when the consolidated financial statements are prepared.  Changes in estimates are recognized in accordance with the accounting rules for the estimate, which is typically in the period when new information becomes available. The most significant estimates made by management in the preparation of the financial statements relate to ultimate revenue and costs for investment in digital and feature film projects; estimates of allowances and provisions for doubtful accounts and impairment assessments for investment in digital and feature film projects. Actual results could differ from such estimates.

Statement of Comprehensive Income

In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 220, Comprehensive Income, a statement of comprehensive income has not been included as the Company has no items of other comprehensive income.  Comprehensive loss is the same as net loss for all periods presented.

Cash and cash equivalents

Cash and cash equivalents consist of cash deposits at financial institutions.  The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Restricted Cash

Restricted cash represents amounts held as collateral required under the Company’s loan and security agreement.  Proceeds from this loan were used for the distribution and marketing costs of the Company’s feature film.  See Note 6 for further discussion.  As of December 31, 2016, the Company maintained $1,250,000 in a separate bank account restricted for this purpose.  The funds were disbursed to the lender subsequent to the year ended December 31, 2016.

DOLPHIN DIGITAL MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

Contracts in the Company’s Equity

From time to time, the Company issues contracts related to its own equity securities, such as warrants and convertible notes. The Company evaluates whether a standalone contract (such as a warrant), or an embedded feature of a contract (such as the conversion feature of a convertible note) should be classified in stockholder’s deficit or as a liability in the Company’s consolidated balance sheet. The determination is made in accordance with the requirements of ASC Topic 480, Distinguishing Liabilities from Equity (ASC 480), and ASC Topic 815, Derivatives and Hedging (ASC 815).

A warrant is classified as equity so long as it is “indexed to the Company’s equity” and several specific conditions for equity classification are met.  A warrant is not considered indexed to the Company’s equity, in general, when it contains certain types of exercise contingencies or contains certain provisions that may alter either the number of shares issuable under the warrant or the exercise price of the warrant, including, among other things, a provision that could require a reduction to the then current exercise price each time the Company subsequently issues equity, warrants, and/or conversion options at less than the current conversion price (also known as a full ratchet down round provision). If a warrant is not indexed to the Company’s equity, must be classified as a derivative liability.

A convertible debt instrument in its entirety must be classified as a liability under ASC 480 and carried at fair value in the financial statements if it has a mandatory conversion feature.  A conversion feature of a convertible debt instrument or certain convertible preferred stock, is separated from the convertible instrument and classified as a derivative liability if the conversion feature, were it a standalone instrument, would meet certain characteristics in the definitions in ASC 815 of both an embedded derivative and a derivative, generally including, among other conditions, if the conversion feature must be settled in cash or a financial instrument that is readily convertible to cash.

When a warrant or a separated conversion feature is classified as a derivative liability, the liability is initially and subsequently reported on the balance sheet at its fair value, and subsequent increases or decreases in the fair value are recorded through the statement of operations.

When a conversion feature does not meet the definition of a derivative per ASC 815, it must be assessed further to determine whether a beneficial conversion feature exists, which exists when the effective exercise price is lower than the fair value of the Company’s related equity instrument on the date of issuance. If it contains a beneficial conversion feature, the amount of the beneficial conversion feature reduces the balance of the convertible debt instrument, creating a debt discount which is amortized over the term of the debt to interest expense in the consolidated statement of operations.

The classification of a warrant or conversion feature must be reassessed at each financial reporting date, as a change in circumstances may necessitate reclassification of the warrant or conversion feature. The Company has classified certain warrants issued during 2016 as derivative liabilities due to the existence of full-ratchet down round provisions in the warrants (see Note 16).

Gross versus Net Revenue

The Company’s motion pictures are primarily distributed and marketed by third party distributors. The Company evaluates its arrangements with third parties to determine whether revenue should be reported under each individual arrangement on a gross or net basis by determining whether the Company acts as the principal or agent under the terms of each arrangement. To the extent that the Company acts as the principal in an arrangement, revenues are reported on a gross basis, resulting in revenues and expenses being classified in their respective financial statement line items. Conversely, to the extent that the Company acts as the agent in an arrangement, revenues are reported on a net basis, resulting in revenues being presented net of any related expenses. Determining whether the Company acts as principal or agent is based on an evaluation of which party has substantial risks and rewards of ownership under the terms of an arrangement. The most significant factors that the Company considers include identification of the primary obligor, as well as which party has general and physical inventory risk, credit risk and discretion in the supplier selection. The Company’s primary distribution arrangements, which are those for its theatrical release, are recorded on a gross basis as a result of the evaluation previously described.

DOLPHIN DIGITAL MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

Revenue Recognition

Revenue from motion pictures and web series are recognized in accordance with guidance ASC 926-60 “Revenue Recognition – Entertainment-Films”.  Revenue is recorded when a distribution contract, domestic or international, exists, the movie or web series is complete in accordance with the terms of the contract, the customer can begin exhibiting or selling the movie or web series, the fee is determinable and collection of the fee is reasonable. On occasion, the Company may enter into agreements with third parties for the co-production or distribution of a movie or web series.  Revenue from these agreements will be recognized when the movie is complete and ready to be exploited.  Cash received and amounts billed in advance of meeting the criteria for revenue recognition is classified as deferred revenue.

Additionally, because third parties are the principal distributors of the Company’s movies, the amount of revenue that is recognized from films in any given period is dependent on the timing, accuracy and sufficiency of the information received from its distributors. As is typical in the film industry, the Company’s distributors may make adjustments in future periods to information previously provided to the Company that could have a material impact on the Company’s operating results in later periods. Furthermore, management may, in its judgment, make material adjustments to the information reported by its distributors in future periods to ensure that revenues are accurately reflected in the Company’s financial statements. To date, the distributors have not made, nor has the Company made, subsequent material adjustments to information provided by the distributors and used in the preparation of the Company’s historical financial statements.

In general, the Company records revenue when persuasive evidence of an arrangement exists, products have been delivered or services have been rendered, the selling price is fixed and determinable, and collectability is reasonably assured. Advertising revenue is recognized over the period the advertisement is displayed.

Capitalized Production Costs

Capitalized production costs represent the costs incurred to develop and produce a motion picture or a web series. These costs primarily consist of salaries, equipment and overhead costs, capitalized interest as well as the cost to acquire rights to scripts.  Production costs are stated at the lower of cost, less accumulated amortization and tax credits, if applicable, or fair value. These costs are capitalized in accordance with FASB ASC Topic 926-20-50-2 “Other Assets – Film Costs”.  Unamortized capitalized production costs are evaluated for impairment each reporting period on a title-by-title basis.  If estimated remaining revenue is not sufficient to recover the unamortized capitalized production costs for that title, the unamortized capitalized production costs will be written down to fair value.

The Company is responsible for certain contingent compensation, known as participations, paid to certain creative participants such as writers, directors and actors.  Generally, these payments are dependent on the performance of the motion picture or web series and are based on factors such as total revenue as defined per each of the participation agreements.  The Company is also responsible for residuals, which are payments based on revenue generated from secondary markets and are generally paid to third parties pursuant to a collective bargaining, union or guild agreement.  The Company has entered into a fifteen year distribution agreement for its motion picture.  As prescribed in the agreement, the distributor has entered into a distribution assumption agreement with the guilds to pay the residuals from gross revenues.  Upon expiration of the term of the agreement, and nonrenewal, the Company will be responsible for making the payments directly.  These costs are accrued to direct operating expenses as the revenues, as defined in the participation agreements are achieved and as sales to the secondary markets are made triggering the residual payment.

Due to the inherent uncertainties involved in making such estimates of ultimate revenues and expenses, these estimates are likely to differ to some extent in the future from actual results.  Management regularly reviews and revises when necessary its ultimate revenue and cost estimates, which may result in a change in the rate of amortization of film costs and participations and residuals and/or write-down of all or a portion of the unamortized deferred production costs to its estimated fair value. Management estimates the ultimate revenue based on existing contract negotiations with domestic distributors and international buyers as well as management’s experience with similar productions in the past. Amortization of film costs, participation and residuals and/or write downs of all or a portion of the unamortized deferred production costs to its estimated fair value is recorded in direct costs.

DOLPHIN DIGITAL MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

An increase in the estimate of ultimate revenue will generally result in a lower amortization rate and, therefore, less amortization expense of deferred productions costs, while a decrease in the estimate of ultimate revenue will generally result in a higher amortization rate and, therefore, higher amortization expense of deferred production costs, and also periodically results in an impairment requiring a write-down of the deferred production costs to fair value. These write-downs are included in production expense within the combined statements of operations. For the year ended December 31, 2015, the Company amortized $1,642,120 of capitalized production costs related to South Beach-Fever and recorded $648,525 for impairment of certain capitalized production costs. During the year ended December 31, 2016, the Company amortized $7,822,549 of capitalized production costs related to the revenues earned for its feature film and impaired $2,075,000 of capitalized production costs that were below the fair value.

Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of the carrying amount to the future net cash flows which the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the assets exceeds its fair value. Except for those described above in Capitalized Production Costs, there were no impairment charges for long lived assets during the years ended December 31, 2016 and 2015.

Property and Equipment

Property and equipment is recorded at cost and depreciated over the estimated useful lives of the assets using the straight-line method. The Company recorded depreciation expense of $20,226 and $24,826, respectively for the years ended December 31, 2016 and 2015. When items are retired or otherwise disposed of, income is charged or credited for the difference between net book value and proceeds realized thereon. Ordinary maintenance and repairs are charged to expense as incurred, and replacements and betterments are capitalized. The range of estimated useful lives to be used to calculate depreciation and amortization for principal items of property and equipment are as follows:

Asset Category	Depreciation/ Amortization Period
Furniture and fixtures	5 Years
Computer equipment	3 Years
Leasehold improvements	5 Years

Warrants

When the Company issues warrants, it evaluates the proper balance sheet classification of the warrant to determine whether the warrant should be classified as equity or as a derivative liability on the consolidated balance sheets. In accordance with ASC 815-40, Derivatives and Hedging-Contracts in the Entity’s Own Equity (ASC 815-40), the Company classifies a warrant as equity so long as it is “indexed to the Company’s equity” and several specific conditions for equity classification are met.  A warrant is not considered indexed to the Company’s equity, in general, when it contains certain types of exercise contingencies or contains certain provisions that may alter either the number of shares issuable under the warrant or the exercise price of the warrant, including, among other things, a provision that could require a reduction to the then current exercise price each time the Company subsequently issues equity or convertible instruments at a per share price that is less than the current conversion price (also known as a “full ratchet down round provision”). If a warrant is not indexed to the Company’s equity, it is classified as a derivative liability which is carried on the consolidated balance sheet at fair value with any changes in its fair value recognized currently in the statement of operations.

The Company classified certain warrants issued during 2016 as derivative liabilities, because they contain full-ratchet down round provisions (see Notes 10 and 16). The Company also had equity classified warrants outstanding at December 31, 2016 and 2015 (see Note 16).

DOLPHIN DIGITAL MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

Convertible Debt and Convertible Preferred Stock

When the Company issues convertible debt or convertible deferred stock, it evaluates the balance sheet classification to determine whether the instrument should be classified either as debt or equity, and whether the conversion feature should be accounted for separately from the host instrument. A conversion feature of a convertible debt instrument or certain convertible preferred stock would be separated from the convertible instrument and classified as a derivative liability if the conversion feature, were it a standalone instrument, meets the definition of an “embedded derivative” in ASC 815, Derivatives and Hedging. Generally, characteristics that require derivative treatment include, among others, when the conversion feature is not indexed to the Company’s equity, as defined in ASC 815-40, or when it must be settled either in cash or by issuing stock that is readily convertible to cash. When a conversion feature meets the definition of an embedded derivative, it would be separated from the host instrument and classified as a derivative liability carried on the consolidated balance sheet at fair value, with any changes in its fair value recognized currently in the consolidated statements of operations.

If a conversion feature does not meet the conditions to be accounted for as a derivative liability, the Company then determines whether the conversion feature is “beneficial”. A conversion feature would be considered beneficial if the conversion feature is “in the money” when the host instrument is issued or, under certain circumstances, later. If convertible debt contains a beneficial conversion feature (“BCF”), the amount of the amount of the proceeds allocated to the BCF reduces the balance of the convertible debt, creating a discount which is amortized over the debt’s term to interest expense in the consolidated statements of operations. When a convertible preferred stock contains a BCF, after allocating the proceeds to the BCF, the resulting discount is either amortized over the period beginning when the convertible preferred stock is issued up to the earliest date the conversion feature may be exercised, or if the convertible preferred stock is immediately exercisable, the discount is fully amortized at the date of issuance. The amortization is recorded similar to a dividend.

The Company had no outstanding convertible debt or convertible preferred stock which contain conversion feature that is accounted for either as a derivative or a beneficial conversion feature at either December 31, 2016 or 2015 or during the years then ended.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities measured at fair value are categorized based on whether the inputs are observable in the market and the degree that the inputs are observable. Inputs refer broadly to the assumptions that market participants would use in pricing the asset or liability, including assumptions about risk. Observable inputs are based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s own assumptions based on the best information available in the circumstances. The fair value hierarchy prioritizes the inputs used to measure fair value into three broad levels, defined as follows:

Level 1	—	Inputs are quoted prices in active markets for identical assets or liabilities as of the reporting date.
Level 2	—

Inputs other than quoted prices included within Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated with observable market data.

Level 3	—

Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies, and similar techniques that use significant unobservable inputs. Unobservable inputs for the asset or liability that reflect management’s own assumptions about the assumptions that market participants would use in pricing the asset or liability as of the reporting date.

Certain warrants issued in 2016 (see Note 16) are measured and carried at fair value in the consolidated financial statements as of and for the year ended December 31, 2016.  As of December 31, 2015, and for the year then ended, the Company had no assets or liabilities measured at fair value, on a recurring or nonrecurring basis. See Note 10 for additional fair value disclosures.

DOLPHIN DIGITAL MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

Income Taxes

Deferred taxes are recognized for the future tax effects of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases using tax rates in effect for the years in which the differences are expected to reverse.  The effects of changes in tax laws on deferred tax balances are recognized in the period the new legislation in enacted.  Valuation allowances are recognized to reduce deferred tax assets to the amount that is more likely than not to be realized.  In assessing the likelihood of realization, management considers estimates of future taxable income.  We calculate our current and deferred tax position based on estimates and assumptions that could differ from the actual results reflected in income tax returns filed in subsequent years.  Adjustments based on filed returns are recorded when identified.

Tax benefits from an uncertain tax position are only recognized if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution. Interest and penalties related to unrecognized tax benefits are recorded as incurred as a component of income tax expense.

Loss per share

Loss per share of Common Stock is computed by dividing loss available to common stock shareholders by the weighted average number of shares of Common Stock outstanding during the period, including the issuable shares related to the anti-dilution agreement. Stock warrants were not included in the computation of loss per share for the periods presented because their inclusion is anti-dilutive. The total potential dilutive warrants outstanding were 5,890,000 and 1,050,000 at December 31, 2016 and 2015.

Going Concern

In accordance with ASC Subtopic 205-40, Going Concern, management evaluates whether relevant conditions and events that, when considered in the aggregate, indicate that it is probable the Company will be unable to meet its obligations as they become due within one year after the date that the financial statements are issued.  When relevant conditions or events, considered in the aggregate, initially indicate that it is probable that the Company will be unable to meet its obligations as they become due within one year after the date that the financial statements are issued (and therefore they raise substantial doubt about the Company’s ability to continue as a going concern), management evaluates whether its plans that are intended to mitigate those conditions and events, when implemented, will alleviate substantial doubt about the Company’s ability to continue as a going concern. Management’s plans are considered only to the extent that 1) it is probable that the plans will be effectively implemented and 2) it is probable that the plans will mitigate the conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern.  See Note 2 related to going concern.

Concentration of Risk

The Company maintains its cash and cash equivalents with financial institutions and, at times, balances may exceed federally insured limits of $250,000.  Substantially all of the production revenue during the years ended December 31, 2016 and 2015 was derived from two productions.

Business Segments

The Company operates the following business segments:

1)

Dolphin Digital Media (USA): The Company created online kids clubs and derives revenue from annual membership fees.

2)

Dolphin Digital Studios: Dolphin Digital Studios creates original programming that premieres online, with an initial focus on content geared toward tweens and teens. The Company derived a majority of its revenues from this segment during the year ended December 31, 2015.

3)

Dolphin Films: Dolphin Films produces motion pictures, with an initial focus on family content.  The motion pictures are distributed, through third parties, in the domestic and international markets.  The Company derived a majority of its revenues from this segment during the year ended December 31, 2016.

DOLPHIN DIGITAL MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

Based on an analysis of the Company’s operating segments and the provisions of ASC 280, Segment Reporting, the Company believes it meets the criteria for aggregating its operating segments into a single reporting segment because they have similar economic characteristics, similar nature of product sold, (content), similar production process (the Company uses the same labor force, and content) and similar type of customer (children, teens, tweens and family).

Recent Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09 —Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which provides guidance for revenue recognition. This ASU will supersede the revenue recognition requirements in ASC Topic 605, and most industry specific guidance, and replace it with a new Accounting Standards Codification (“ASC”) Topic 606. The FASB has also issued several subsequent ASUs which amend ASU 2014-09. The amendments do not change the core principle of the guidance in ASC 606.

The core principle of ASC 606 is that revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps:

Step 1: Identify the contract(s) with a customer

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to the performance obligations in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

The guidance in ASU 2014-09 also specifies the accounting for some costs to obtain or fulfill a contract with a customer.

ASC 606 will require the Company to make significant judgments and estimates. ASC 606 also requires more extensive disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.

Public business entities are required to apply the guidance of ASC 606 to annual reporting periods beginning after December 15, 2017 (2018 for the Company), including interim reporting periods within that reporting period. Accordingly, the Company will adopt ASU 606 in the first quarter of 2018.

ASC 606 requires an entity to apply ASC 606 using one of the following two transition methods:

1.

Retrospective approach: Retrospectively to each prior reporting period presented and the entity may elect certain practical expedients.

2.

Modified retrospective approach: Retrospectively with the cumulative effect of initially applying ASC 606 recognized at the date of initial application. If an entity elects this transition method it also is required to provide the additional disclosures in reporting periods that include the date of initial application of (a) the amount by which each financial statement line item is affected in the current reporting period by the application ASU 606 as compared to the guidance that was in effect before the change, and (b) an explanation of the reasons for significant changes.

The Company expects that it will adopt ASC 606 following the modified retrospective approach. The Company is currently evaluating the impact that the adoption of this new guidance will have on our consolidated financial statements.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740) regarding balance sheet classification of deferred income taxes. ASU 2015-17 simplifies the presentation of deferred taxes by requiring deferred tax assets and liabilities be classified as noncurrent on the balance sheet.  ASU 2015-17 is effective for public companies for annual reporting periods beginning after December 15, 2016 (2017 for the Company), and interim periods within those fiscal years.  The guidance may be adopted prospectively or retrospectively and early adoption is permitted.  The Company does not believe that adoption of guidance in ASU 2015-17 will have a material impact on our financial position, or results of operations or cash flows.

DOLPHIN DIGITAL MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 642) intended to improve financial reporting about leasing transactions.  The ASU affects all companies and other organizations that lease assets such as real estate, airplanes, and manufacturing equipment.  The ASU will require organizations that lease assets—referred to as “lessees”—to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases.  Under the new guidance, a lease will be required to recognize assets and liabilities for leases with lease terms of more than 12 months.  Consistent with current Generally Accepted Accounting Principles (GAAP), the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a finance or operating lease.  However, unlike current GAAP—which requires only capital leases to be recognized on the balance sheet –the new ASU will require both types of leases to be recognized on the balance sheet.  The ASU also will require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases.  These disclosures include qualitative and quantitative requirements, providing additional information about the amounts recorded in the financial statements.

ASU 2016-02 will take effect for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018 (2019 for the Company).  For all other organizations the ASU on leases will take effect for fiscal years beginning after December 15, 2019, and for interim periods within fiscal years beginning after December 15, 2020.  Early application will be permitted for all organizations. The company is currently reviewing the impact that implementing this ASU will have.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, which addresses how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The ASU will be effective on a retrospective or modified retrospective basis for annual reporting periods beginning after December 15, 2017 (2018 for the Company), and interim periods within those years, with early adoption permitted. The Company does not believe adoption of this new guidance will have a material affect on our consolidated financial statements.

In October 2016, the FASB issued ASU 2016-17 —Consolidation (Topic 810): Interests Held through Related Parties That Are under Common Control, The update amends the consolidation guidance on how VIE’s should treat indirect interest in the entity held through related parties. The ASU will be effective on a retrospective or modified retrospective basis for annual reporting periods beginning after December 15, 2016 (2017 for the Company), and interim periods within those years, with early adoption permitted. The Company does not believe adoption of this new guidance will have a material affect on our consolidated financial statements.

NOTE 4 — ACQUISITION OF DOLPHIN FILMS, INC.

On March 7, 2016, the Company, DDM Merger Sub, Inc., a Florida corporation and a direct wholly-owned subsidiary of the Company (“Merger Subsidiary”), Dolphin Entertainment and Dolphin Films completed their previously announced merger contemplated by the Agreement and Plan of Merger, dated October 14, 2015 (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, Merger Subsidiary merged with and into Dolphin Films (the “Merger”) with Dolphin Films surviving the Merger. As a result of the Merger, the Company acquired Dolphin Films. At the effective time of the Merger, each share of Dolphin Films’ common stock, par value $1.00 per share, issued and outstanding, was converted into the right to receive the consideration for the Merger (the “Merger Consideration”). The Company issued 2,300,000 shares of Series B Convertible Preferred Stock, par value $0.10 per share, and 1,000,000 shares of Series C Convertible Preferred Stock, par value $0.001 per share to Dolphin Entertainment as the Merger Consideration.

William O’Dowd is the President, Chairman and Chief Executive Officer of the Company and, as of March 4, 2016, was the beneficial owner of 52.5% of the outstanding Common Stock.  In addition, Mr. O’Dowd is the founder, president and sole shareholder of Dolphin Entertainment, which was the sole shareholder of Dolphin Films. The Merger Consideration was determined as a result of negotiations between Dolphin Entertainment and a special committee of independent directors of the Board of Directors of the Company (the “Special Committee”), with the assistance of separate financial and legal advisors selected and retained by the Special Committee. The Special Committee unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, were fair to and in the best interests of the shareholders of the Company other than Mr. O’Dowd, and that it was advisable for the Company to enter into the Merger Agreement. The Merger was consummated following the approval and adoption of the Merger Agreement by the Company’s shareholders.

DOLPHIN DIGITAL MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

The Company retrospectively adjusted the historical financial results for all periods to include Dolphin Films as required for transactions between entities under common control. The following table presents the Company’s previously reported Consolidated Balance Sheet, retrospectively adjusted for the acquisition of Dolphin Films:

	As of December 31, 2015 (unaudited)
	Dolphin Digital Media, Inc.*	Dolphin Films, Inc.	Acquisition Adjustments	Consolidated Balance Sheets as currently reported
ASSETS
Current
Cash and cash equivalents	$2,259,504	$133,181	—	$2,392,685
Related party receivable	—	453,529	—	453,529
Prepaid Expenses	10,018	62,500	—	72,518
Receivables and other current assets	560,112	2,267,019	—	2,827,131
Total Current Assets	2,829,634	2,916,229	—	5,745,863

Capitalized production costs	2,439	15,168,329	—	15,170,768
Property and equipment	55,413	—	—	55,413
Deposits	41,291	355,778	—	397,069
Total Assets	$2,928,777	$18,440,336	—	$21,369,113

LIABILITIES
Current
Accounts payable	$479,799	$1,590,746	—	$2,070,545
Other current liabilities	2,669,456	314,864	—	2,984,320
Accrued compensation	2,065,000	—	—	2,065,000
Debt	5,145,000	32,186,008	—	37,331,008
Loan from related party	—	2,917,523	—	2,917,523
Deferred revenue	—	1,418,368	—	1,418,368
Notes payable	300,000	—	—	300,000
Total Current Liabilities	10,659,255	38,427,509	—	49,086,764

Noncurrent
Convertible note payable	3,164,000	—	—	3,164,000
Loan from related party	1,982,267	—	—	1,982,267
Total Noncurrent Liabilities	5,146,267	—	—	5,146,267
Total Liabilities	15,805,522	38,427,509	—	54,233,031

STOCKHOLDERS’ DEFICIT
Common stock, $0.015 par value, 200,000,000 shares authorized, 2,047,309 issued and outstanding at December 31, 2015	30,710	100	(100)	30,710
Preferred stock, Series A. $0.001 par value, 10,000,000 shares authorized, 1,042,753 shares issued and outstanding, liquidation preference of $1,042,753 at December 31, 2015	1,043	—	—	1,043
Preferred stock, Series B. $0.10 par value, 4,000,000 shares authorized, 3,300,000 shares issued and outstanding at December 31, 2015	—	—	230,000	230,000
Preferred stock, Series C. $0.001 par value, 1,000,000 shares authorized, 1,000,000 shares issued and outstanding at December 31, 2015	—	—	1,000	1,000
Additional paid in capital	26,741,849	—	(230,900)	26,510,949
Accumulated deficit	(42,628,155)	(19,987,273)	—	(62,615,428)
Total Dolphin Digital Media, Inc. Deficit	(15,854,553)	(19,987,173)	—	(35,841,726)
Non-controlling interest	2,977,808	—	—	2,977,808
Total Stockholders’ Deficit	(12,876,745)	(19,987,173)	—	(32,863,918)
Total Liabilities and Stockholders’ Deficit	$2,928,777	$18,440,336	—	$21,369,113

*Previously reported on Form 10-K filed with the SEC March 31, 2016

DOLPHIN DIGITAL MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

The following table presents the Company’s previously reported Consolidated Statement of Operations, retrospectively adjusted for the acquisition of Dolphin Films:

	For the year ended December 31, 2015
	Dolphin Digital Media, Inc.*	Dolphin Films, Inc.	Pro Forma Adjustments	Consolidated Statement of Operations as currently reported
Revenues:
Production	$2,929,518	$101,555		$3,031,073
Membership	69,761	—		69,761
Total Revenue	2,999,279	101,555		3,100,834

Expenses:
Direct costs	2,290,645	296,612		2,587,257
Impairment of deferred production costs	—	213,300		213,300
Selling, general and administrative	2,478,794	341,772	(975,478)	1,845,088
Legal and professional	—	1,417,078	975,478	2,392,556
Payroll	1,435,765	—		1,435,765
Loss before other income (expense)	(3,205,925)	(2,167,207)		(5,373,132)

Other Income (Expense):
Other Income	96,302	—		96,302
Interest expense	(940,398)	(2,619,134)		(3,559,532)
Net Loss	$(4,050,021)	$(4,786,341)		$(8,836,362)

Net income attributable to noncontrolling interest	$17,440	$—		$17,440
Net loss attributable to Dolphin Films, Inc.	—	(4,786,341)		(4,786,341)
Net loss attributable to Dolphin Digital Media, Inc.	(4,067,461)	—		(4,067,461)
Net loss	$(4,050,021)	$(4,786,341)		$(8,836,362)

Basic and Diluted Loss per Share	$(1.98)			$(4.32)
Weighted average number of shares used in share calculation	2,047,309			2,047,309

*Previously reported on Form 10-K filed with the SEC March 31, 2016.

DOLPHIN DIGITAL MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

The following table presents the Company’s previously reported Condensed Consolidated Statement of Cash Flows, retrospectively adjusted for the acquisition of Dolphin Films:

	For the year ended December 31, 2015
	Dolphin Digital Media, Inc.*	Dolphin Films, Inc.	Acquisition Adjustments	Consolidated Statement of Cash Flows (as currently reported)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(4,050,021)	$(4,786,341)	—	$(8,836,362)
Adjustments to reconcile net loss to net cash used in operating activities:				—
Depreciation	24,826	—	—	24,826
Amortization of capitalized production costs	1,642,120	30,000	—	1,672,120
Impairment of capitalized production costs	648,525	213,300	—	861,825
Changes in operating assets and liabilities:			—	—
Prepaid expenses	(7,679)	—	—	(7,679)
Receivables and other current assets	(115,069)	(150,547)	—	(265,616)
Capitalized production costs	(1,599,558)	(1,136,763)	—	(2,736,321)
Accounts Payable	239,063	545,766	—	784,829
Accrued compensation	315,000	—	—	315,000
Other current liabilities	1,121,876	—	—	1,121,876
Net Cash Used in Investing Activities	(1,780,917)	(5,284,585)	—	(7,065,502)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(2,549)	—	—	(2,549)
Net Cash Used in Investing Activities	(2,549)	—	—	(2,549)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Loan and Security agreements	1,150,000	1,460,000	—	2,610,000
Repayment of loan and security agreements	—	(405,219)	—	(405,219)
Proceeds from production loan	—	440,130	—	440,130
Proceeds from convertible note payable	3,164,000	—	—	3,164,000
Proceeds from note payable with related party	2,797,500	3,785,936	—	6,583,436
Repayment of note payable to related party	(3,267,000)	(57,686)	—	(3,324,686)
Net Cash Provided By Financing Activities	3,844,500	5,223,161	—	9,067,661

NET INCREASE (DECREASE) IN CASH	2,061,034	(61,424)	—	1,999,610
CASH, BEGINNING OF PERIOD	198,470	194,605	—	393,075
CASH, END OF PERIOD	$2,259,504	$133,181	—	$2,392,685

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION:
Interest Paid	234,777	1,401,037	—	1,635,814

SUPPLEMENTAL DISCLOSURES OF NON CASH FLOW INFORMATION:
Refinance of related party debt to third party debt	—	8,774,337	—	8,774,337

*Previously reported on Form 10-K filed with the SEC March 31, 2016.

DOLPHIN DIGITAL MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

NOTE 5 — CAPITALIZED PRODUCTION COSTS AND OTHER CURRENT ASSETS

Capitalized Production Costs

Capitalized production costs include the unamortized costs of completed motion pictures and digital projects which have been produced by the Company, costs of scripts for projects that have not been developed or produced and costs for projects that are in production. These costs include direct production costs and production overhead and are amortized using the individual-film-forecast method, whereby these costs are amortized and participations and residuals costs are accrued in the proportion that current year’s revenue bears to management’s estimate of ultimate revenue at the beginning of the current year expected to be recognized from the exploitation, exhibition or sale of the motion picture or  web series.

Motion Pictures

For year ended December 31, 2016, revenues earned from motion pictures were $9,367,222 mainly attributable to Max Steel, the motion picture released on October 14, 2016 and international sales of Believe, the motion picture released in December 2013.  Revenues from motion pictures for the year ended December 31, 2015 were $101,555 attributable to international sales of Believe.  The Company amortized capitalized production costs (included as direct costs) in the consolidated statements of operations using the individual film forecast computation method in the amount of $7,822,550 and $30,000,  respectively for the years ended December 31, 2016 and 2015, related to these two motion pictures.  As of December 31, 2016 and 2015, the Company had a balance of $4,189,930 and $14,893,329, respectively recorded as capitalized production costs related to our motion picture.  As of December 31, 2016, the Company has amortized all of the capitalized production costs related to Believe and 65% of the capitalized production costs related to Max Steel.  The Company expects that approximately 85% of the capitalized production costs of Max Steel will be amortized over the next two years.

ASC 926-20-35-12 states that “unamortized film costs shall be tested for impairment whenever events or changes in circumstances indicate that the fair value of the film may be less than its unamortized costs”.  Max Steel did not perform as well as expected in the domestic box office.  Since the Company determined that Max Steel’s  performance in the domestic box office was an indicator that the capitalized production costs may be impaired, it used a discounted cash flow model to help determine the fair value of the capitalized production costs.  After careful analysis, the Company recorded an impairment of $2,000,000 since it determined that the fair value of the motion picture was lower than the balance of the capitalized production costs.

The Company has purchased scripts, including one from a related party, for other motion picture productions and has deferred $215,000 and $275,000 in capitalized production costs as of December 31, 2016 and 2015 associated with these scripts. The Company intends to produce these projects but they were not yet in production as of December 31, 2016.

On November 17, 2015, the Company entered into a quitclaim agreement with a distributor for rights to a script owned by the Company.  As part of the agreement the Company will receive $221,223 plus interest and a profit participation if the distributor decides to produce the motion picture within 24 months after the execution of the agreement.  If the motion picture is not produced within the 24 months, all rights revert back to the Company. As per the terms of the agreement, the Company is entitled to co-finance the motion picture and the distributor will assist the Company in releasing its completed motion picture.  The Company recorded $213,300 in direct costs and reduced the capitalized production costs by the same amount during the year ended December 31, 2015 as there is no guarantee the  distributor will produce the motion picture. Additionally, during the year ended December 31, 2016, the Company decided that it would not extend its option to produce a script that it had purchased.  As a result, the Company recorded $75,000 in direct costs and reduced the capitalized production costs by the same amount during the year ended December 31, 2016.  The Company did not have any other development projects abandoned during the years ended December 31, 2016 and 2015.

As of December 31, 2016 and 2015, respectively, the Company has total capitalized production costs of $4,654,013 and $15,168,329, net of accumulated amortization, tax incentives and impairment charges, recorded on its consolidated balance sheets related to motion pictures.

DOLPHIN DIGITAL MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

Digital

During the year ended December 31, 2016, the Company began production of a new digital project showcasing favorite restaurants of NFL players throughout the country. The Company entered into a co-production agreement with an unrelated party and is responsible for financing 50% of the project’s budget. Per the terms of the agreement, the Company is entitled to 50% of the profits of the project, net of any distribution fees.  The project is still in production, and as such, for the year ended December 31, 2016, revenues earned from digital projects were immaterial.  For the year ended December 31, 2015, the Company earned $2,929,518 from the release of the digital web series, South Beach-Fever.  The Company amortized capitalized production costs (included as direct costs) in the consolidated statements of operations using the individual film forecast computation method in the amount of $2,439 and $1,642,120 for the years ended December 31, 2016 and 2015.

In previous years, the Company entered into agreements to hire writers to develop scripts for other digital web series productions.  Management evaluated the scripts and based on guidance in ASC 926-20-40-1 impaired $648,525 of capitalized production costs during the year ended December 31, 2015, as the scripts were more than three years old and the Company had not begun production on the projects.

As of December 31, 2016 and 2015, respectively, the Company has total capitalized production costs of $249,083 and $2,439, net of accumulated amortization, tax incentives and impairment charges, recorded on its consolidated balance sheet related to web series.

The Company has assessed events and changes in circumstances that would indicate that the Company should assess whether the fair value of the productions are less than the unamortized costs capitalized and did not identify indicators of impairment, other than those noted above.

Accounts Receivables

The Company entered into various agreements with foreign distributors for the licensing rights of its motion picture, Max Steel, in certain international territories. The motion picture was delivered to the distributors and other stipulations, as required by the contracts were met, and the Company had a balance of $3,668,646 in accounts receivable related to these contracts.

Other Current Assets

The Company had a balance of $2,665,781 and $2,827,131 in other current assets on its consolidated balance sheets as of December 31, 2016 and 2015, respectively. As of December 31, 2016, these amounts were primarily comprised of tax incentive receivables and prepaid loan interest. For the year ended December 31, 2015, the amount was primarily comprised of tax incentive receivables, loan receivable, prepaid expenses and advertising revenue.

Tax Incentives -The Company has access to government programs that are designed to promote film production in the jurisdiction. As of December 31, 2016 and 2015, the Company recorded $2,060,883 and $1,854,066 from these tax incentives. Tax incentives earned with respect to expenditures on qualifying film productions are included as an offset to capitalized production costs when the qualifying expenditures have been incurred provided that there is reasonable assurance that the credits will be realized. During the year ended December 31, 2015, the Company received $131,807, net of discount and financing fees, related to these incentives. The remaining tax incentives were collected subsequent to December 31, 2016.

Prepaid Interest – The Company entered into a loan and security agreement to finance the distribution and marketing costs of a motion picture and prepaid interest related to the agreement. As of December 31, 2016, there was $602,697 of prepaid interest recorded.

Loan Receivable – During the year ended December 31, 2015, Dolphin Films entered into a Loan and Security agreement, with an existing investor, for $500,000 that was paid, net of interest, in January of 2016.

Prepaid Expenses – As of December 31, 2015, the Company prepaid $62,500 for consulting fees for the first quarter of 2016.

DOLPHIN DIGITAL MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

Advertising Revenue Receivable – During the year ended December 31, 2015, the Company released a web series on Hulu.  As of December 31, 2015, it recorded $569,772 of advertising receivables related to this project.  The receivable was collected in 2016.

NOTE 6 — DEBT

Kids Club Agreements

During February 2011, the Company entered into two agreements with individual parties (each a “Kids Club Agreement”) for the development of a child fan club for the promotion of a local university and its collegiate athletic program (the “Group Kids Club”). Under each Kids Club Agreement, each party paid the Company $50,000 in return for the participation of future revenue generated by the Group Kids Club. Pursuant to the terms of each of the Kids Club Agreements, the amount invested by the individual investor was to be repaid by the Group Kids Club, with a specified percentage of the Group Kids Club’s net receipts, until the total investment was recouped. Each individual party was to recoup its investment with a percentage of net revenue based upon a fraction, the numerator of which was the amount invested ($50,000), and the denominator of which was $500,000 (the “Investment Ratio”). Thereafter, each individual party was to share in a percentage of the net revenue of the Group Kids Club, in an amount equal to one half of the Investment Ratio. The Company had made aggregate payments of $45,000 under one of the two Kids Clubs Agreements. During the year ended December 31, 2016, the Company agreed to terminate such Kids Club Agreement with one of the parties for (i) $10,000, plus (ii) the balance of the original investment ($5,000). The Company paid such individual party $15,000 on July 18, 2016 in full settlement of the Company’s obligations under such Kids Club Agreement, and the Kids Club Agreement for such party was terminated. On October 3, 2016, the Company entered into a debt exchange agreement with the remaining party whereby The Company agreed to issue 6,000 shares of Common Stock at an exchange price of $10.00 per share to in exchange for  (i) $10,000 plus (ii) the remaining party’s original investment of $50,000 to terminate the Kids Club Agreement.

For the years ended December 31, 2016 and 2015,  there were no significant revenues generated or costs incurred related to the Group Kids Club.  The Company balance of debt related to the Kids Club Agreements as of December 31, 2016 and 2015 was $0 and $100,000, respectively.

Equity Finance Agreements

During the years ended December 31, 2012 and 2011, the Company entered into Equity Finance Agreements (the “Equity Finance Agreements”) for the future production of web series and the option to participate in the production of future web series. The investors contributed a total investment of $1,000,000 and had the ability to share in the future revenues of the relevant web series, on a prorata basis, until the total investment was recouped and then would have shared at a lower percentage of the additional revenues. The Equity Finance Agreements stated that prior to December 31, 2012, the Company could utilize all, or any portion, of the total investment to fund any chosen production. Per the Equity Finance Agreements, the Company was entitled to a producer’s fee, not to exceed $250,000, for each web series that it produced before calculating the share of revenues owed to the investors. The Company invested these funds in eleven projects. On January 1, 2013, the “production cycle”, as defined in the  Equity Finance Agreements,  ceased and the investors were entitled to share in the future revenues of any productions for which the funds invested were used. Based on the producer’s gross revenues, (as defined in the Equity Finance Agreements) for the productions to date and the amount of investor funds used to date, the Company was not required to pay the investors any amount in excess of the existing liability already recorded as of December 31, 2016 and 2015. Two of the productions were completed as of December 31, 2016 and there was no producer gross revenue as defined in the Equity Finance Agreements for each of the years ended December 31, 2016 and 2015 related to those two productions The costs of the other nine projects was impaired and no future projects are planned with funds from the Equity Finance Agreements. As a result, the investors did not recoup any of their investment.

DOLPHIN DIGITAL MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

On June 23, 2016, the Company entered into a settlement agreement (the “Settlement”) with one of the Equity Finance Agreement investors that had originally contributed $105,000. Pursuant to the terms of the Settlement, the Company made a payment of $200,000 to the investor on June 24, 2016 resulting in a loss on extinguishment of debt of $95,000 recorded in the consolidated statement of operations for the year ended December 31, 2016. On October 3, 13 and 27, 2016, the Company entered into debt exchange agreements with three Equity Finance Agreement three investors to issue an aggregate total of 33,100 shares of Common Stock at an exchange price of $10.00 per share to terminate each of their Equity Finance Agreements for a cumulative original investment amount of $331,000. On the date of the conversions the market price of the Common Stock was between $12.50 and $13.50 and as a result, the Company recorded a loss on extinguishment of debt of $112,025, related to these three agreements, on its consolidated statement of operations. On December 29, 2016, the Company entered into a termination agreement whereby the Company agreed to issue Warrant “K” to another investor that entitles the warrant holder to purchase 85,000 shares of Common Stock at an exercise price of $0.03 per share in return for terminating its Equity Finance Agreement. As a result, the Company recorded a loss on extinguishment of debt of $538,685 on the consolidated statement of operations for the year ended December 31, 2016 based on the difference between the fair value of the Warrant “K” and the carrying amount of the balance owed to the investor under the Equity Finance Agreement on the date the Equity Finance Agreement was terminated. The Company balance of debt related to the Equity Finance Agreements as of December 31, 2016 and 2015 was $0 and $1,000,000, respectively.

Loan and Security Agreements

First Group Film Funding

During the years ended December 31, 2013 and 2014, the Company entered into various loan and security agreements with individual noteholders (the “First Loan and Security Noteholders”) for notes with an aggregate principal amount of $11,945,219 to finance future motion picture projects (the “First Loan and Security Agreements”). During the year ended December 31, 2015, one of the First Loan and Security Noteholders increased its funding under its respective First Loan and Security Agreement for an additional $500,000 note and the Company used the proceeds to repay $405,219 to another First Loan and Security Noteholder. Pursuant to the terms of the First Loan and Security Agreements, the notes accrued interest at rates ranging from 11.25% to 12% per annum, payable monthly through June 30, 2015. During 2015, the Company exercised its option under the First Loan and Security Agreements, to extend the maturity date of these notes until December 31, 2016. In consideration for the Company’s exercise of the option to extend the maturity date, the Company was required to pay a higher interest rate, increasing by 1.25%  resulting in rates ranging from 12.50% to 13.25%. The First Loan and Security Noteholders, as a group, will receive the Company’s entire share of the proceeds from the motion picture productions funded under the First Loan and Security Agreements, on a prorata basis, until the principal investment is repaid. Thereafter, the First Loan and Security Noteholders, as a group, would have the right to participate in 15% of the Company’s future profits from these projects (defined as the Company’s gross revenues of such projects less the aggregate amount of principal and interest paid for the financing of such projects) on a prorata basis based on each First Loan and Security Noteholder’s loan commitment as a percentage of the total loan commitments received to fund specific motion picture productions.

On May 31, 2016 and June 30, 2016, the Company entered into debt exchange agreements with certain First Loan and Security Noteholders on substantially similar terms to convert an aggregate of $11,340,000 of principal and $1,811,490 of accrued interest into shares of Common Stock. Pursuant to the terms of such debt exchange agreements, the Company agreed to convert the debt owed to certain First Loan and Security Noteholders into Common Stock at an exchange rate of $10.00 per share and issued 1,315,149 shares of Common Stock. On May 31, 2016, the market price of a share of Common Stock was $13.98 and on June 30, 2016 it was $12.16. As a result, the Company recorded losses on the extinguishment of debt on its consolidated statement of operations of $3,328,366 for the year ended December 31, 2016 based on the difference between the fair value of the Common Stock issued and the carrying amount of outstanding balance of the exchanged notes on the date of the exchange.  On December 29, 2016, as part of a global settlement agreement with an investor that was the noteholder under each of the First Loan and Security Agreement, a Web Series Agreement and a Second Loan and Security Agreement,  the Company entered into a debt exchange agreement whereby the Company issued Warrant “J” that entitles the warrant holder to purchase shares of Common Stock at a price of $0.03 per share in settlement of $1,160,000 of debt from the note under the First Loan and Security Agreement.  See Note 16 for further discussion of Warrant “J”.

During the years ended December 31, 2016 and 2015, the Company expensed $518,767 and $1,238,234, respectively in interest related to the First Loan and Security Agreements. As of December 31, 2016 and 2015, the Company had $0 and $9,334,303, respectively of outstanding debt related to the First Loan and Security Agreements and $0 and $602,661, respectively of accrued interest recorded in other current liabilities on the Company’s consolidated balance sheets.

DOLPHIN DIGITAL MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

Web Series Funding

During the years ended December 31, 2014 and 2015, the Company entered into various loan and security agreements with individual noteholders (the “Web Series Noteholders”) for an aggregate principal amount of notes of $4,090,000 which the Company used to finance production of its 2015 web series (the “Web Series Loan and Security Agreements”). Under the Web Series Loan and Security Agreements, the Company issued promissory notes that accrued interest at rates ranging from 10% to 12% per annum payable monthly through August 31, 2015, with the exception of one note that accrued interest through February 29, 2016. During 2015, the Company exercised its option under the Web Series Loan and Security Agreements to extend the maturity date of these notes to August 31, 2016. In consideration for the Company’s exercise of the option to extend the maturity date, the Company was required to pay a higher interest rate, increasing 1.25% resulting in interest rates ranging from 11.25% to 13.25%. Pursuant to the terms of the Web Series Loan and Security Agreements, the First Loan and Security Noteholders, as a group, would have had the right to participate in 15% of the Company’s future profits generated by the series (defined as the Company’s gross revenues of such series less the aggregate amount of principal and interest paid for the financing of such series) on a prorata basis based on each Web Series Noteholder’s loan commitment as a percentage of the total loan commitments received to fund the series.

On March 29, 2016 and June 30, 2016, the Company entered into eleven individual debt exchange agreements (the “Web Series Debt Exchange Agreements”) on substantially similar terms with the Web Series Noteholders. Pursuant to the terms of the Web Series Debt Exchange Agreements, the Company and each Web Series Noteholder agreed to convert an aggregate of $2,650,000 of principal and $289,017 of accrued interest under the Web Series Loan and Security Agreements into an aggregate of 293,902 shares of Common Stock at an exchange price of $10.00 per share as payment in full of each of the notes issued under the Web Series Loan and Security Agreements. Mr. Nicholas Stanham, director of the Company, was one of the Web Series Noteholders that converted his note into shares of Common Stock. On December 15 and December 20, 2016, the Company entered into substantially identical Subscription Agreements with two Web Series Noteholders to convert $1,265,530 of principal and interest into an aggregate of 126,554 shares of Common Stock at an exchange price of $10.00 per share as payment in full of each of the notes issued under the Web Series Loan and Security Agreements. The Company recorded a loss on extinguishment of debt of $1,489,582 on its consolidated statement of operations related to the Web Series Loan and Security Agreements due to the following market prices per share on the dates of the exchanges (i) $12.00 per share for 288,338 shares issued, (ii) $12.16 for 5,564 shares issued, (iii) $12.20 for 126,967 shares issued and (iv) $12.90 for 16,137 shares issued, which were in excess of the $10.00 per share exchange prices. On December 29, 2016, as part of a global settlement agreement with another investor that was the Noteholder of a First Loan and Security Agreement, a Web Series Agreement and a Second Loan and Security Agreement, the Company entered into a debt exchange agreement whereby the Company issued Warrant “J” that entitles the warrant holder to purchase shares of Common Stock at a price of $0.03 per share in settlement of $340,000 of debt from the Web Series Loan and Security Agreement. See Note 16 for further discussion of Warrant “J”.

During the years ended December 31, 2016 and 2015, the Company recorded expense of $31,487 and $388,320 respectively, in interest related to the Web Series Loan and Security Agreements. As of December 31, 2016 and 2015, respectively, the Company had outstanding balances of $0 and $4,090,000, respectively of principal and $0 and $173,211, respectively, of accrued interest recorded on the Company’s consolidated balance sheets.

Second Group Film Funding

During the year ended December 31, 2015, the Company entered into various loan and security agreements with individual noteholders (the “Second Loan and Security Noteholders”) for notes with an aggregate principal amount of $9,274,327 to fund a new group of film projects (the “Second Loan and Security Agreements”). Of this total aggregate amount, notes with an aggregate principal amount of $8,774,327 were issued in exchange for debt that had originally been incurred by Dolphin Entertainment, Inc., primarily related to the production and distribution of the motion picture, “Believe”. The remaining $500,000 of principal amount was related to a note issued in exchange for cash.  The notes issued pursuant to the Second Loan and Security Agreements accrue interest at rates ranging from 11.25% to 12% per annum, payable monthly through December 31, 2016. The Company did not exercise its option to extend the maturity date of these notes until July 31, 2018. The Second Loan and Security Noteholders, as a group, will receive the Company’s entire share of the proceeds from the related group of film projects, on a prorata basis, until the principal balance is repaid. Thereafter, the Second Loan and Security Noteholders, as a group, would have the right to participate in 15% of the Company’s future profits from such projects (defined as the Company’s gross revenues of such projects less the aggregate amount of principal and interest paid for the financing of such projects) on a prorata basis based on each Second Loan and Security Noteholder’s loan principal as a percentage of the total loan proceeds received to fund the specific motion picture productions.

DOLPHIN DIGITAL MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

On May 31, 2016 and June 30, 2016, the Company entered into various debt exchange agreements on substantially similar terms with certain of the Second Loan and Security Noteholders to convert an aggregate of $4,003,337 of principal and $341,013 of accrued interest into shares of Common Stock. Pursuant to such debt exchange agreements, the Company agreed to convert the debt at an exchange price of $10.00 per share and issued 434,435 shares of Common Stock.  On May 31, 2016, the market price of a share of the Common Stock was $13.98 and on June 30, 2016, it was $12.16. As a result, the Company recorded a loss on the extinguishment of debt of $1,312,059 on its consolidated statement of operations for the year ended December 31, 2016, due to the difference between the exchange price and the market price of the Common Stock on the dates of exchange.  On June 22, 2016, the Company repaid one of the Second Loan and Security Noteholders its principal investment of $300,000. On December 29, 2016, as part of a global settlement agreement with an investor that was the noteholder under each of a First Loan and Security Agreement, a Web Series Agreement and a Second Loan and Security Agreement,  the Company entered into a debt exchange agreement whereby the Company issued Warrant “J” that entitles the warrant holder to purchase shares of Common Stock at a price of $0.03 per share in settlement of $4,970,990 of debt from the note under the Second Loan and Security Agreement.  See Note 16 for further discussion of Warrant “J”.

During the years ended December 31, 2016 and 2015, the Company recorded interest expense of $715,934 and $634,923, respectively, related to the Second Loan and Security Agreements.

As of December 31, 2016 and  2015, the Company had $0 and $9,334,303, respectively, of outstanding debt related to the Second Loan and Security Agreements and $0 and $228,040, respectively of accrued interest recorded in other current liabilities on the Company’s consolidated balance sheets.

The Company accounts for the above agreements in accordance with ASC 470-10-25-2, which requires that cash received from an investor in exchange for the future payment of a specified percentage or amount of future revenue shall be classified as debt. The Company does not purport the arrangements to be a sale and the Company has significant continuing involvement in the generation of cash flows due to the noteholders.

Production Service Agreement

During the year ended December 31, 2014, Dolphin Films entered into a financing agreement for the production of one of the Company’s feature film, Max Steel (the “Production Service Agreement”). The Production Service Agreement was for a total amount of $10,419,009 with the lender taking an $892,619 producer fee. The Production Service Agreement contained repayment milestones to be made during the year ended December 31, 2015, that if not met, accrued interest at a default rate of 8.5% per annum above the published base rate of HSBC Private Bank (UK) Limited until the maturity on January 31, 2016 or the release of the movie. Due to a delay in the release of Max Steel, the Company did not make the repayments as prescribed in the Production Service Agreement. As a result, the Company recorded accrued interest of $1,147,520 and $381,566, respectively, as of December 31, 2016 and 2015 in other current liabilities on the Company’s consolidated balance sheets. The loan was partially secured by international distribution agreements entered into by the Company prior to the commencement of principal photography and the receipt of tax incentives. As a condition to the Production Service Agreement, the Company acquired a completion guarantee from a bond company for the production of the motion picture. The funds for the loan were held by the bond company and disbursed as needed to complete the production in accordance with the approved production budget. The Company recorded debt as funds were transferred from the bond company for the production.

During the year ended December 31, 2016, the motion picture, Max Steel, was released in the US and delivered to the international distributors.  International distributors made payments totaling $3,493,105 and $675,507 of Canadian tax incentives were received for an aggregate of $4,168,612 applied to the balance of the Production Service Agreement debt.  As of December 31, 2016 and 2015 the Company had outstanding balances of $6,243,069 and $10,411,681, respectively, related to this debt on its consolidated statement of operations.

DOLPHIN DIGITAL MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

Loan and Security Agreement – (Prints and Advertising Loan)

On August 12, 2016, Dolphin Max Steel Holding, LLC, a Florida limited liability company (“Max Steel Holding”) and a wholly owned subsidiary of Dolphin Films, entered into a loan and security agreement (the “P&A Loan”) providing for $14,500,000 non-revolving credit facility that matures on August 25, 2017. The proceeds of the credit facility were used to pay a portion of the print and advertising expenses of the domestic distribution of “Max Steel”. To secure Max Steel Holding’s obligations under the Loan and Security Agreement, the Company has granted to the lender a security interest in bank account funds totaling $1,250,000 pledged as collateral and recorded as restricted cash in the consolidated balance sheet as of December 31, 2016, and rights to the assets of Max Steel Holdings, but without recourse to the assets of the Company. The loan is also partially secured by a $4,500,000 corporate guaranty from a party associated with the film.  The lender has retained a reserve of $1,531,871 for loan fees and interest (the “Reserve”).  Amounts borrowed under the credit facility will accrue interest at either (i) a fluctuating per annum rate equal to the 5.5% plus a base rate or (ii) a per annum rate equal to 6.5% plus the LIBOR determined for the applicable interest period. As of December 31, 2016, the Company had an outstanding balance of $12,500,000, including the Reserve, related to this agreement recorded on the consolidated balance sheet as of December 31, 2016.  The Company recorded $10,168,129 in distribution and marketing costs related to the release of the feature film on the consolidated statement of operations for the year ended December 31, 2016.

NOTE 7 — CONVERTIBLE DEBT

On December 7, 2015, the Company entered into a subscription agreement with an investor to sell up to $7,000,000 in convertible promissory notes of the Company. The promissory note, bears interest on the unpaid balance at a rate of 10% per annum, becomes due and payable on December 7, 2016 and may be prepaid, without penalty, at any time. Pursuant to the subscription agreement, the Company issued a convertible note to the investor in the amount of $3,164,000. At any time prior to the maturity date, the investor has the right, at its option, to convert some or all of the convertible note into Common Stock. The convertible note has a conversion price of $10.00 per share. The outstanding principal amount and all accrued interest are mandatorily and automatically converted into Common Stock, at the conversion price, upon the average market price per share of Common Stock being greater than or equal to the conversion price for twenty trading days.

On February 5, 2016, a triggering event occurred pursuant to the convertible note agreement. As such 316,400 shares of Common Stock were issued in satisfaction of the convertible note payable. As of December 31, 2016 and 2015, the Company recorded $0 and $3,164,000 as convertible note and accrued $0 and $21,671 of interest in other current liabilities in its consolidated balance sheets. The Company expensed $31,207 of interest, incurred prior to its conversion, during the year ended December 31, 2016.

NOTE 8 — NOTES PAYABLE

On July 5, 2012, the Company signed an unsecured promissory note in the amount of $300,000 bearing 10% interest per annum and payable on demand. No payments were made on the note during the years ended December 31, 2016 and 2015. The Company recorded accrued interest of $134,794 and $104,712 as of December 31, 2016 and 2015, respectively related to this note. As of December 31, 2016 and 2015, the Company had a balance of $300,000 on its consolidated balance sheets related to this note payable.

The Company expensed $30,082 and $30,000, respectively for the years ended December 31, 2016 and 2015, respectively for interest related to this note.

DOLPHIN DIGITAL MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

NOTE 9 — LOANS FROM RELATED PARTY

On December 31, 2011, the Company issued an unsecured revolving promissory note (the “DE Note”) to Dolphin Entertainment (“DE”), an entity wholly owned by the Company’s CEO that, at December 31, 2016 and December 31, 2015, had outstanding balances of $0 and $1,982,267, respectively. The DE Note accrued interest at a rate of 10% per annum. Dolphin Entertainment had the right at any time to demand that all outstanding principal and accrued interest be repaid with a ten day notice to the Company. During the year ended December 31, 2015, DE loaned the Company $2,797,000 and was repaid $3,267,000 in principal. During the year ended December 31, 2016, DE advanced the Company $270,000. On March 4, 2016, the Company entered into a subscription agreement (the “Subscription Agreement”) with DE. Pursuant to the terms of the Subscription Agreement, the Company and DE agreed to convert the $3,073,410 aggregate amount of principal and interest outstanding under the DE Note into 307,341 shares of Common Stock. The shares were converted at a price of $10.00 per share. On the date of the conversion that market price of the shares was $12.00 and as a result the Company recorded a loss on the extinguishment of the debt of $614,682 on the consolidated statement of operations for the year ended December 31, 2016. During the year ended December 31, 2016 and 2015 $32,008 and $340,050 was expensed in interest, respectively and the Company recorded accrued interest of $5,788 and $1,126, related to the DE Note, on its consolidated balance sheet as of December 31, 2016 and 2015, respectively.

In addition, DE has previously advanced funds for working capital to Dolphin Films. During the year ended December 31, 2015, Dolphin Films agreed to enter into second Loan and Security Agreements with certain of DE’s debtholders, pursuant to which the debtholders exchanged their DE notes for notes issued by Dolphin Films totaling $8,774,327. See Note 6 for more details. The amount of debt assumed by Dolphin Films was applied against amounts owed to Dolphin Entertainment by Dolphin Films. On October 1, 2016, Dolphin Films entered into a promissory note with DE (the “New DE Note”) in the principal amount of $1,009,624.  The New DE Note is payable on demand and bears interest at 10% per annum.  As of  December 31, 2016 and 2015, Dolphin Films owed DE $434,326 and $2,917,523, respectively, that was recorded on the condensed consolidated balance sheets. Dolphin Films recorded interest expense of $83,551 and $148,805, respectively for the years ended December 31, 2016 and 2015.

NOTE 10 — FAIR VALUE MEASUREMENTS

During 2016, the Company issued Series G, H, I, J and K Common Stock warrants (the “Warrants”) for which the Company determined that the Warrants should be accounted for as derivatives (see Note 16), for which a liability is recorded in the aggregate and measured at fair value in the consolidated balance sheets on a recurring basis, and the change in fair value from one reporting period to the next is reported as income or expense in the consolidated statements of operations.

The Company records the fair value of the liability in the consolidated balance sheets under the caption “Warrant liability” and records changes to the liability against earnings or loss under the caption “Changes in fair value of warrant liability” in the consolidated statements of operations.  The carrying amount at fair value of the aggregate liability for the Warrants recorded on the consolidated balance sheet at December 31, 2016 is $20,405,190, and due to the decrease in the fair value of the Warrant Liability for the period in which the Warrants were outstanding during the year, the Company recorded a gain on the warrant liability of $2,195,542 in the consolidated statement of operations for the year ended December 31, 2016.  There were no assets or liabilities carried at fair value on a recurring basis at December 31, 2015 or for the year then ended.

The Warrants have the following terms:

	Issuance Date	Number of Common Shares	Initial Per Share Exercise Price	Initial Term (Years)	Expiration Date
Series G Warrants	November 4, 2016	750,000	$10.00	1.2	January 31, 2018
Series H Warrants	November 4, 2016	250,000	$12.00	2.2	January 31, 2019
Series I Warrants	November 4, 2016	250,000	$14.00	3.2	January 31, 2020
Series J Warrants	December 29, 2016	1,085,000	$0.03	4	December 29, 2020
Series K Warrants	December 29, 2016	85,000	$0.03	4	December 29, 2020

DOLPHIN DIGITAL MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

The Warrants have an adjustable exercise price due to a full ratchet down round provision, which would result in a downward adjustment to the exercise price in the event the Company completes a financing in which the price per share of the financing is lower than the exercise price of the Warrants in effect immediately prior to the financing.

Due to the existence of the full ratchet down round provision, which creates a path-dependent nature of the exercise prices of the Warrants, the Company concluded it is necessary to measure the fair value of the Warrants using a Monte Carlo Simulation model, which incorporates inputs classified as “level 3” according to the fair value hierarchy in ASC 820, Fair Value. In general, level 3 assumptions utilize unobservable inputs that are supported by little or no market activity in the subject instrument and that are significant to the fair value of the liabilities. The unobservable inputs the Company utilizes for measuring the fair value of the Warrant liability reflects management’s own assumptions about the assumptions that market participants would use in pricing the asset or liability as of the reporting date.

The Company’s management determined the fair value of the warrant liability as of December 31, 2016 by using a Monte Carlo simulation model with the following key inputs:

	As of December 31, 2016
Inputs	Series G	Series H	Series I	Series J	Series K
Volatility(1)	63.6%	79.1%	70.8%	65.8%	65.8%
Expected term (years)	1.08	2.08	3.08	4	4
Risk free interest rate	.879%	1.223%	1.489%	1.699%	1.699%
Common stock price	$12.00	$12.00	$12.00	$12.00	$12.00
Exercise price	$10.00	$12.00	$14.00	$0.03	$0.03

(1)

“Level 3” input.

The stock volatility assumption represents the range of the volatility curves used in the valuation analysis that the Company has determined market participants would use based on comparison with similar entities.  The risk-free interest rate is interpolated where appropriate, and is based on treasury yields. The valuation model also included a level 3 assumption as to dates of potential future financings by the Company that may cause a reset of the exercise price.

Since derivative financial instruments are initially and subsequently carried at fair values, the Company’s income or loss will reflect the volatility in changes to these estimates and assumptions.  The fair value is most sensitive to changes at each valuation date in the Company’s Common Stock price, the volatility rate assumption, and the exercise price, which could change if the Company were to do a dilutive future financing.

Other financial instruments such as cash, accounts receivable, debt, notes and related party notes approximate their fair value due to their short term nature or being due on demand.

NOTE 11 — LICENSING AGREEMENTS - RELATED PARTY

The Company has entered into a ten year licensing agreement with Dolphin Entertainment, a related party. Under the license, the Company is authorized to use Dolphin Entertainment’s brand properties in connection with the creation, promotion and operation of subscription based Internet social networking websites for children and young adults. The license requires that the Company pays to Dolphin Entertainment, Inc. royalties at the rate of fifteen percent of net sales from performance of the licensed activities. The Company did not use any of the brand properties related to this agreement and as such, there was no royalty expense for the years ended December 31, 2016 and 2015.

NOTE 12 — DEFERRED REVENUE

During the year ended December 31, 2014, the Company entered into agreements with various entities for the international distribution rights of a motion picture that was in production. As required by the distribution agreements, the Company received $1,418,368 of deposits for these rights that was recorded as deferred revenue on its consolidated balance sheet.  During the year ended December 31, 2016, the Company delivered the motion picture to various international distributors and recorded $1,371,687 of revenue from production from these deposits.  As of December 31, 2016 and 2015, the Company recorded $46,681 and $1,418,368 as deferred revenue on its consolidated balance sheets.

DOLPHIN DIGITAL MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

NOTE 13 — VARIABLE INTEREST ENTITIES

VIEs are entities that, by design, either (1) lack sufficient equity to permit the entity to finance its activities without additional subordinated financial support from other parties, or (2) have equity investors that do not have the ability to make significant decisions relating to the entity’s operations through voting rights, or do not have the obligation to absorb the expected losses or the right to receive the residual returns of the entity. The most common type of VIE is a special-purpose entity (“SPE”). SPEs are commonly used in securitization transactions in order to isolate certain assets, and distribute the cash flows from those assets to investors. The legal documents that govern the transaction specify how the cash earned on the assets must be allocated to the SPE’s investors and other parties that have rights to those cash flows. SPEs are generally structured to insulate investors from claims on the SPE’s, assets by creditors of other entities, including the creditors of the seller of the assets.

The primary beneficiary of a VIE is required to consolidate the assets and liabilities of the VIE. The primary beneficiary is the party that has both (1) the power to direct the activities of an entity that most significantly impact the VIE’s economic performance; and (2) through its interests in the VIE, the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE. To assess whether the Company has the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance, the Company considers all the facts and circumstances, including its role in establishing the VIE and its ongoing rights and responsibilities.

To assess whether the Company has the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE, the Company considers all of its economic interests, including debt and equity investments, servicing fees, and derivative or other arrangements deemed to be variable interests in the VIE. This assessment requires that the Company apply judgment in determining whether these interests, in the aggregate, are considered potentially significant to the VIE.

The Company performs ongoing reassessments of (1) whether entities previously evaluated under the majority voting-interest framework have become VIEs, based on certain triggering events, and therefore would be subject to the VIE consolidation framework, and (2) whether changes in the facts and circumstances regarding the Company’s involvement with a VIE cause the Company’s consolidation conclusion to change. The consolidation status of the VIEs with which the Company is involved may change as a result of such reassessments. Changes in consolidation status are applied prospectively with assets and liabilities of a newly consolidated VIE initially recorded at fair value unless the VIE is an entity which was previously under common control, which in that case is consolidated based historical cost. A gain or loss may be recognized upon deconsolidation of a VIE depending on the carrying amounts of deconsolidated assets and liabilities compared to the fair value of retained interests and ongoing contractual arrangements.

The Company evaluated certain entities of which it did not have a majority voting interest and determined that it had (1) the power to direct the activities of the entities that most significantly impact their economic performance and (2) had the obligation to absorb losses or the right to receive benefits from these entities. As such the financial statements of Max Steel Productions, LLC and JB Believe, LLC are consolidated in the balance sheets as of December 31, 2016 and 2015, and in the statements of operations and statements of cash flows presented herein for the years ended December 31, 2016 and 2015. These entities were previously under common control and have been accounted for at historical costs for all periods presented.

	Max Steel Productions LLC As of and for the years ended December 31,		JB Believe LLC As of and for the years ended December 31,
(in USD)	2016	2015	2016	2015
Assets	12,327,887	18,295,633	240,269	143,549
Liabilities	(15,922,552)	(19,113,335)	(7,014,098)	(6,655,335)
Revenues	9,233,520	—	133,331	101,555
Expenses	(11,627,444)	(677,339)	(395,374)	(398,959)

DOLPHIN DIGITAL MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

NOTE 14 — STOCKHOLDERS’ DEFICIT

A)

Preferred Stock

The Company’s Articles of Incorporation authorize the issuance of 10,000,000 shares of preferred stock. The Board of Directors has the power to designate the rights and preferences of the preferred stock and issue the preferred stock in one or more series.

On October 14, 2015, the Company amended its Articles of Incorporation to designate 4,000,000 preferred shares, as “Series B Convertible Preferred Stock” with a $0.10 par value. Each share of Series B Convertible Preferred Stock is convertible, at the holders request, into 0.475 shares of Common Stock.  Holders of Series B Convertible Preferred Stock do not have any voting rights.

On October 16, 2015, the Company and T Squared Partners LP (“T Squared”) entered into a Preferred Stock Exchange Agreement whereby 1,042,753 shares of Series A Convertible Preferred Stock were to be exchanged for 1,000,000 shares of Series B Convertible Preferred Stock upon satisfaction of certain conditions. On March 7, 2016, all conditions were satisfied and, pursuant to the Preferred Stock Exchange Agreement, the Company issued to T Squared Partners LP 1,000,000 shares of Series B Convertible Preferred Stock. The Company retired the 1,042,753 shares of Series A Convertible Preferred Stock it received in the exchange. The Company recorded a preferred stock dividend in additional paid in capital of $5,227,247 related to this exchange. On November 14, 2016, T Squared notified the Company that it would convert 1,000,000 shares of Series B Preferred Stock into 475,000 shares of the Common Stock effective November 16, 2016.

On February 23, 2016, the Company amended its Articles of Incorporation to designate 1,000,000 preferred shares as “Series C Convertible Preferred Stock” with a $0.001 par value which may be issued only to an “Eligible Series C Preferred Stock Holder”.  An Eligible Class C Preferred Stock Holder means any of (i) Dolphin Entertainment for so long as Mr. O’Dowd continues to beneficially own at least 90% of Dolphin Entertainment and serves on the board of directors or other governing body of Dolphin Entertainment, (ii) any other entity in which Mr. O’Dowd beneficially owns more than 90%, or a trust for the benefit of others but for which Mr. O’Dowd serves as trustee and (iii) Mr. O’Dowd individually. The certificate of designation of the Series C Convertible Preferred Stock (the “Certificate of Designation”) provides that each share of Series C Convertible Preferred Stock is convertible into one share of Common Stock. Until the fifth anniversary of the date of the issuance, the Series C Convertible Preferred Stock has certain anti-dilution protections as provided in the Certificate of Designation. Specifically, the number of shares of Common Stock into which the Series C Convertible Preferred Stock may convert (the “Conversion Number”) will be adjusted for each future issuance of Common Stock (but not upon issuance of Common Stock equivalents) (i) upon the conversion or exercise of any instrument currently or hereafter issued (but not upon the conversion of the Series C Convertible Preferred Stock), (ii) upon the exchange of debt for shares of Common Stock, or (iii) in a private placement, such that the total number of shares of Common Stock held by an “Eligible Series C Preferred Holder” (based on the number of shares of Common Stock held as of the date of issuance) will be preserved at the same percentage of shares of Common Stock outstanding at the time by the holder, which is approximately 53% of the shares of Common Stock outstanding at December 31, 2016. The shares of Series C Convertible Preferred Stock will automatically convert into the number of shares of Common Stock equal to the Conversion Number in effect at that time (“Conversion Shares”) upon the occurrence of any of the following events: (i) upon transfer, by current holder, of the Series C Convertible Preferred Stock to any holder other than an Eligible Class C Preferred Stock Holder, (ii) if the aggregate number of shares of Common Stock plus Conversion Shares (issuable upon conversion of each share of Series B Convertible Preferred Stock and the Series C Convertible Preferred Stock) held by the Eligible Class C Preferred Stock Holders in the aggregate constitutes 10% or less of the sum of (x) the outstanding shares of Common Stock plus (y) all Conversion Shares held by the Eligible Class C Preferred Stock Holders and (iii) at such time as the holder of Series C Convertible Preferred Stock ceases to be an Eligible Class C Preferred Stock Holder. Series C Convertible Preferred Stock will only be convertible by the holder upon the Company satisfying certain “optional conversion thresholds” as provided in the Certificate of Designation. The Certificate of Designation also provides for a liquidation value of $0.001 per share. The holders of Series C Convertible Preferred Stock and Common Stock will vote together as a single class on all matters upon which the Common Stock is entitled to vote, except as otherwise required by law. The holders of Series C Convertible Preferred Stock will be entitled to three votes for each share of Common Stock into which such holders’ shares of Series C Convertible Preferred Stock could then be converted. The Certificate of Designation also provides for dividend rights of the Series C Convertible Preferred Stock on parity with the Company’s Common Stock.

DOLPHIN DIGITAL MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

On March 7, 2016, as the Merger Consideration related to the Company’s merger with Dolphin Films (see Note 4 for further discussion), Dolphin Entertainment was issued 2,300,000 shares of Series B Convertible Preferred Stock and 1,000,000 shares of Series C Convertible Preferred Stock. On November 15, 2016, Mr. O’Dowd converted 2,300,000 shares of Series B Convertible Preferred Stock into 1,092,500 shares of the Company’s Common Stock.

As of December 31, 2016, the Company did not have any Series B Convertible Preferred Stock outstanding and 1,000,000 shares  of Series C Convertible Preferred Stock issued and outstanding.  As of December 31, 2015, the Company had 1,042,753 shares of Series A Convertible Preferred Stock issued and outstanding.

B)

Common Stock

The Company’s Articles of Incorporation previously authorized the issuance of 200,000,000 shares of Common Stock. 5,000,000 shares have been designated for an Employee Incentive Plan. As of December 31, 2016 and 2015, no awards have been issued in connection with this plan.  On February 23, 2016, the Company filed Articles of Amendment to the Amended Articles of Incorporation with the Secretary of State of the State of Florida to increase the number of authorized shares of its Common Stock from 200,000,000 to 400,000,000.

On February 5, 2016, the Company issued 316,400 shares of Common Stock, at a post-split price of $10.00 per share, in connection with the conversion of the debt per the terms of the convertible debt agreement entered into on December 7, 2015. See Note 7 for further discussion.

On March 4, 2016, the Company issued 307,341 shares of Common Stock in connection with a subscription agreement entered into with Dolphin Entertainment for debt and interest on its revolving promissory note. The debt was converted at a post-split price of $10.00 per share. See Note 9 for further discussion.

On March 29, 2016, the Company entered into ten debt exchange agreements to convert $2,883,377 of aggregate principal and accrued interest under certain loan and security agreements into 288,338 shares of Common Stock at a post-split conversion price of $10.00 per share. See Note 6 for further discussion.

On April 1, 2016, the Company entered into subscription agreements under substantially identical terms with certain private investors (the “Quarterly Investors”), pursuant to which the Company issued and sold to the Quarterly Investors in a private placement (the “Quarterly Placement”) an aggregate of 537,500 shares (the “Initial Subscribed Shares”) of Common Stock (on a post-split basis), at a post-split purchase price of $10.00 per Share (the “Quarterly Purchase Price”). The Quarterly Placement initially provided $5,375,000 of aggregate gross proceeds to the Company. Under the terms of the Agreements, each Quarterly Investor has the option to purchase additional shares of Common Stock at the Quarterly Purchase Price, not to exceed the number of such Quarterly Investor’s Initial Subscribed Shares, during each of the second, third and fourth quarters of 2016 (each, a “Quarterly Subscription”). To exercise a Quarterly Subscription, a Quarterly Investor must deliver notice to the Company of such election during the first ten business days of the applicable quarter, specifying the number of additional shares of Common Stock such Quarterly Investor elects to purchase. If a Quarterly Investor timely delivers such notice to the Company, then the closing of the sale of the applicable number of additional shares of Common Stock must occur on the last business day of the applicable quarter. On June 28, 2016, the Company received $500,000 and issued 50,000 shares of Common Stock related to these agreements. On October 13, 2016, the Company received $600,000 and issued 60,000 shares of Common Stock related to these agreements.

On May 9, 2016, the Company filed Articles of Amendment to its Amended Articles of Incorporation to effectuate a 1 to 20 reverse stock split, as previously approved by the Company’s Board of Directors and a majority of its shareholders. The reverse stock split became effective on May 10, 2016. All shares and per share amounts in the Consolidated Financial Statements have been retrospectively adjusted for the reverse stock split.

On May 31, 2016, the Company entered into debt exchange agreements under substantially identical terms with certain investors, pursuant to which the Company issued and sold to such investors in a private placement an aggregate of 473,255 shares of Common Stock, in exchange for the cancellation of $4,732,545 of aggregate principal and accrued interest under certain notes held by such investors, at an exchange rate of $10.00 per share. See Note 6 for further discussion.

DOLPHIN DIGITAL MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

On June 22, 2016, the Company entered into a subscription agreement with an investor, pursuant to which the Company issued and sold to such investor 25,000 shares of Common Stock at a price of $10.00 per Share. This transaction provided $250,000 in proceeds for the Company.

On June 30, 2016, the Company entered into a subscription agreement with an investor, pursuant to which the Company issued and sold to such investor 10,000 shares of Common Stock at a price of $10.00 per Share. This transaction provided $100,000 in proceeds for the Company.

On June 30, 2016, the Company, entered into debt exchange agreements under substantially identical terms with certain investors pursuant to which the Company issued and sold to such investors in a private placement an aggregate of 1,276,330 shares of Common Stock, in exchange for the cancellation of $12,763,295 of aggregate principal and accrued interest under certain notes held by such investors, at an exchange rate of $10.00 per share. See Note 6 for further discussion.

On June 30, 2016, the Company entered into a substantially identical debt exchange agreement as those entered into on March 29, 2016. Pursuant to the terms of the debt exchange agreement, the Company converted an aggregate of $55,640 principal and interest into 5,564 shares of Common Stock at a conversion price of $10.00 per share. See Note 6 for further discussion.

On October 3, 2016, October 13, 2016 and October 27, 2016, the Company entered into three substantially identical debt exchange agreements to issue an aggregate of 33,100 shares of Common Stock at an exchange price of $10.00 per share to terminate three Equity Finance Agreements for a cumulative original investment amount of $331,000.

On October 3, 2016, the Company entered into a debt exchange agreement and agreed to issue 6,000 shares of the Common Stock at an exchange price of $10.00 per share to terminate the remaining Kids Club Agreement for (i) $10,000 plus (ii) the original investment of $50,000.

On October 13, 2016, the Company entered into six substantially identical subscription agreements, pursuant to which the Company issued 12,500 shares at $10.00 per share and received $125,000.

On November 15, 2016, the Company entered into a subscription agreement pursuant to which the Company issued and sold to an investor 50,000 shares of Common Stock at a price of $10.00 per Share. This transaction provided $500,000 in proceeds for the Company.

On November 16, 2016, the Company entered into five subscription agreements pursuant to which the Company issued and sold to three investors 12,500 shares of Common Stock at a price of $10.00 per Share. This transaction provided $125,000 in proceeds for the Company.

On November 22, 2016, the Company entered into a subscription agreement pursuant to which the Company issued and sold to an investor 5,000 shares of Common Stock at a price of $10.00 per Share. This transaction provided $50,000 in proceeds for the Company.

On December 15 and December 20, 2016, the Company entered into two substantially identical subscription agreements with two noteholders to convert an aggregate of $1,265,530 principal and interest on the notes into 126,554 shares of Common Stock at a conversion price of $10.00 per share. See Note 6 for further discussion.

As of December 31, 2016 and 2015, the Company had 7,197,761 and 2,047,309 shares of Common Stock issued and outstanding, respectively.

DOLPHIN DIGITAL MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

C)

Noncontrolling Interest

On May 21, 2012, the Company entered into an agreement with a note holder to form Dolphin Kids Clubs, LLC (“Dolphin Kids Clubs”). Under the terms of the agreement, Dolphin converted an aggregate amount of $1,500,000 in notes payable and received an additional $1,500,000 during the year ended December 31, 2012 for a 25% membership interest in the newly formed entity. The Company holds the remaining 75% and thus controlling interest in Dolphin Kids Clubs. The purpose of Dolphin Kids Clubs is to create and operate online kids clubs for selected charitable, educational and civic organizations. The agreement encompasses kids clubs created between January 1, 2012 and December 31, 2016. It is a “gross revenue agreement” and the Company will be responsible for paying all associated operating expenses. On December 29, 2016, as part of a global agreement with the 25% member of Dolphin Kids Clubs, the Company entered into a Purchase Agreement and acquired the 25% noncontrolling interest of Dolphin Kids Clubs.  In exchange for the 25% interest, the Company issued Warrant “J” that entitles the warrant holder to purchase shares of common stock at a price of $0.03 per share.  At the time of the agreement, the balance of the noncontrolling interest was $2,970,708.  The Company recorded to Additional Paid in Capital $921,123 for the difference between the fair value of the warrants and the balance of the noncontrolling interest on the consolidated balance sheet on the date of the agreement.  See Note 16 for further discussion of Warrant “J”.

In accordance with ASC 810-20, Consolidation – Control of Partnerships and Similar Entities Dolphin Kids Clubs is consolidated in the Company’s financial statements. Amounts attributable to the noncontrolling interest will follow the provisions in the contractual arrangement. As of December 31, 2015, noncontrolling interest of $2,977,808 is presented as a separate component of shareholders’ equity on the consolidated balance sheet.

NOTE 15 — LOSS PER SHARE

Net loss per share is computed by dividing income available to holders of Common Stock (the numerator) by the weighted-average number of Common Stock outstanding (the denominator) for the period. Diluted earnings per share assumes that any dilutive convertible securities outstanding were converted, with related preferred stock dilution requirements and outstanding Common Stock adjusted accordingly. In periods of losses, diluted loss per share is computed on the same basis as basic loss per share as the inclusion of any other potential shares outstanding would be anti-dilutive. The Company included the preferred stock dividend of $5,227,247 in the calculation of loss per share for the year ended December 31, 2016, as the loss for holders of Common Stock would be increased by that amount. Due to the net losses reported the following were excluded from the computation of diluted loss per share (i) dilutive common equivalent shares as of December 31, 2015, (ii) 2,945,000 and 525,000 of warrants as of December 31, 2016 and 2015, respectively and (iii) convertible debt as of December 31, 2015. These were excluded from the computation of diluted loss per share, as inclusion would be anti-dilutive for the periods presented.

NOTE 16 — WARRANTS

A summary of warrants outstanding at December 31, 2015 and issued, exercised and expired during the year ended December 31, 2016 is as follows (amounts have been adjusted to reflect the reverse stock split):

Warrants:	Shares	Weighted Avg. Exercise Price
Balance at December 31, 2015	525,000	$6.90
Issued	2,420,000	5.80
Exercised	—	—
Expired	—	—
Balance at December 31, 2016	2,945,000	$5.98

DOLPHIN DIGITAL MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

On March 10, 2010, T Squared Investments, LLC (“T Squared”) was issued Warrant “E” for 175,000 shares of Dolphin Digital Media, Inc. at an exercise price of $10.00 per share with an expiration date of December 31, 2012.  T Squared can continually pay the Company an amount of money to reduce the exercise price of Warrant “E” until such time as the exercise price of Warrant “E” is effectively $0.004 per share. Each time a payment by T Squared is made to Dolphin, a side letter will be executed by both parties that states the new effective exercise price of Warrant “E” at that time. At such time when T Squared has paid down Warrant “E” to an exercise price of $0.004 per share or less, T Squared shall have the right to exercise Warrant “E” via a cashless provision and hold for six months to remove the legend under Rule 144 of the Securities Act of 1933 (the “Securities Act”). During the years ended December 31, 2010 and 2011, T Squared paid down a total of $1,625,000.  During the year ended December 31, 2016, T Squared paid $50,000 for the issuance of Warrants G, H and I as described below.  Per the provisions of the Warrant Purchase Agreement, the $50,000 was to reduce the exercise price of Warrant “E”.  As such, the current exercise price is $0.44 per share.

During the year ended December 31, 2012, T Squared agreed to amend a provision in a preferred stock purchase agreement (the “Preferred Stock Purchase Agreement”) dated May 2011 that required the Company to obtain consent from T Squared before issuing any Common Stock below the existing conversion price as defined in the Preferred Stock Purchase Agreement. As a result, the Company has extended the expiration date of Warrant “E” (described above) to September 13, 2015 and on September 13, 2012, the Company issued 175,000 warrants to T Squared (“Warrant “F”) with an exercise price of $10.00 per share. Under the terms of Warrant “F”, T Squared has the option to continually pay the Company an amount of money to reduce the exercise price of Warrant “F” until such time as the exercise price of Warrant “F” is effectively $0.004 per share. At such time, T Squared will have the right to exercise Warrant “F” via a cashless provision and hold for six months to remove the legend under Rule 144 of the Securities Act. The Company agreed to extend both warrants until December 31, 2018 with substantially the same terms as herein discussed. T Squared did not make any payments during the year ended December 31, 2016 to reduce the exercise price of the warrants.

On September 13, 2012, the Company sold 175,000 warrants with an exercise price of $10.00 per share and an expiration date of September 13, 2015 for $35,000. Under the terms of these warrants, the holder has the option to continually pay the Company an amount of money to reduce the exercise price of the warrants until such time as the exercise price is effectively $0.004 per share. At such time, the holder will have the right to exercise the warrants via a cashless provision and hold for six months to remove the legend under Rule 144 of the Securities Act. The Company recorded the $35,000 as additional paid in capital. The Company agreed to extend the warrants until December 31, 2018 with substantially the same terms as herein discussed. The holder of the warrants did not make any payments during the year ended December 31, 2016 to reduce the exercise price of the warrants.

On November 4, 2016, the Company issued a Warrant “G”, a Warrant “H” and a Warrant “I” to T Squared (“Warrants “G”, “H” and “I”). A summary of Warrants “G”, “H” and “I” issued to T Squared is as follows:

Warrants:	Number of Shares	Exercise Price	Fair Value as of December 31, 2016	Expiration Date
Warrant “G”	750,000	$10.00	$3,300,671	January 31, 2018
Warrant “H”	250,000	$12.00	$1,524,805	January 31, 2019
Warrant “I”	250,000	$14.00	$1,568,460	January 31, 2020
	1,250,000		$6,393,936

The Warrants “G”, “H” and “I” each contain an antidilution provision which in the event the Company sells grants or issues any shares, options, warrants, or any instrument convertible into shares or equity in any form below the then current exercise price per share of the Warrants “G”, “H” and “I”, then the then current exercise price per share for the warrants that are outstanding will be reduced to such lower price per share. Under the terms of the Warrants “G”, “H” and “I”, T Squared has the option to continually pay the Company an amount of money to reduce the exercise price of any of Warrants “G”, “H” and “I” until such time as the exercise price of Warrant “G”, “H” and/or “I” is effectively $0.02 per share. The Common Stock issuable upon exercise of Warrants “G”, “H” and “I” are not registered and will contain a restrictive legend as required by the Securities Act. At such time when the T Squared has paid down the warrants to an exercise price of $0.02 per share or less T Squared will have the right to exercise the Warrants “G”, “H” and “I” via a cashless provision and hold for six months to remove the legend under Rule 144 of the Securities Act.

Due to the existence of the antidilution provision, the Warrants “G”, “H” and “I” are carried in the consolidated financial statements as derivative liabilities at fair value (see Note 10).

DOLPHIN DIGITAL MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

On December 29, 2016, in connection with the purchase by the Company of 25% of the outstanding membership interests of Dolphin Kids Club, LLC, the termination of an Equity Finance Agreement and the debt exchange of First Loan and Security Notes, Web Series Notes and Second Loan and Security Notes (See Note 6), the Company issued Warrant “J” and Warrant “K” (Warrants “J” and “K”) to the seller. A summary of Warrants “J” and “K” follows:

Warrant:	Number of Shares	Exercise Price	Fair Value as of December 31, 2016	Expiration Date
Warrant “J”	1,085,000	$0.03	$12,993,342	December 29, 2020
Warrant “K”	85,000	$0.03	$1,017,912	December 29, 2020
	1,170,000		$14,011,254

The Warrants “J” and “K” each contain an antidilution provision that in the event the Company sells grants or issues any shares, options, warrants, or any instrument convertible into shares or equity in any form below the current exercise price per share of Warrants “J” and “K”, then the current exercise price per share for the Warrants “J” and “K” that are outstanding will be reduced to such lower price per share. The Common Stock issuable upon exercise of Warrants “J” and “K” are not registered and will contain a restrictive legend as required by the Securities Act. At such time as the exercise price is $0.02 per share or less, the holder will have the right to exercise the Warrants “J” and “K” via a cashless provision and hold for six months to remove the legend under Rule 144 of the Securities Act.

Due to the existence of the antidilution provision, the Warrants “J” and “K” are carried in the consolidated financial statements as derivative liabilities at fair value (see Note 10).

None of the warrants were included in computing diluted earnings per share because the effect was anti-dilutive.

NOTE 17 — RELATED PARTY TRANSACTIONS

On December 31, 2014, the Company and its CEO renewed his employment agreement for a period of two years commencing January 1, 2015. The agreement stated that the CEO was to receive annual compensation of $250,000 plus bonus. In addition, the CEO was entitled to an annual discretionary bonus as determined by the Company’s Board of Directors. The CEO was eligible to participate in all of the Company’s benefit plans offered to its employees. As part of his agreement, he received a $1,000,000 signing bonus in 2012 that is recorded in accrued compensation on the consolidated balance sheets. Any unpaid and accrued compensation due to the CEO under this agreement will accrue interest on the principal amount at a rate of 10% per annum from the date of this agreement until it is paid. The agreement included provisions for disability, termination for cause and without cause by the Company, voluntary termination by executive and a non-compete clause. The Company accrued $2,250,000 and $2,000,000 of compensation as accrued compensation and $735,211 and $523,144 of interest in other current liabilities on its consolidated balance sheets as of December 31, 2016 and 2015, respectively, in relation to this agreement. For the years ended December 31, 2016 and 2015, the Company recorded interest expense of $212,066 and $186,513, respectively, on the consolidated statements of operations.

During the year ended December 31, 2016, the Company issued Warrants G, H and I that entitled T Squared, a related party which would own 9.99%, on the fully diluted basis, of Common Stock to purchase up to 1,250,000 shares of Common Stock.  T Squared already held Warrants E and F that entitles them to purchase up to 350,000 shares of the Company’s common stock.  As a result, T Squared has warrants entitling them to purchase up to an aggregate number of 1,600,000 shares of Common Stock.  Warrants E, F, G, H and I have a maximum exercise provision that prohibit T Squared from exercising warrants that would cause them to exceed 9.99% of the outstanding shares of Common Stock, unless the restriction is waived or amended, which may only be done with the consent of the Company and T Squared.  The T Squared warrants have the following exercise prices and expiration dates (See Note 16 for further discussion):

Warrant	Number of shares	Exercise price	Expiration
Warrant E	175,000	$0.44	December 31, 2018
Warrant F	175,000	$10.00	December 31, 2018
Warrant G	750,000	$10.00	January 31, 2018
Warrant H	250,000	$12.00	January 31, 2019
Warrant I	250,000	$14.00	January 31, 2020

DOLPHIN DIGITAL MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

During 2015, the Company agreed to pay a related party, Dolphin Entertainment $250,000 for a script that it had developed for a web series that the Company produced during the year ended December 31, 2015. As December 31, 2016 and 2015, the Company recorded an accrual of $250,000 in other current liabilities on its consolidated balance sheets.

As discussed in Note 4, on October 14, 2015, the Company and Merger Subsidiary, a wholly owned subsidiary of the Company, entered into a merger agreement with Dolphin Films and Dolphin Entertainment, both entities owned by a related party. Pursuant to the Merger Agreement, Merger Subsidiary agreed to merge with and into Dolphin Films with Dolphin Films surviving the Merger. As a result of the Merger, the Company acquired Dolphin Films. As consideration for the Merger, the Company issued 2,300,000 shares of Series B Convertible Preferred Stock (“Series B”), par value $0.10 per share, and 1,000,000 shares of Series C Convertible Preferred Stock, par value $0.001 per share to Dolphin Entertainment. During the year ended December 31, 2016, the Series B shares were converted into 1,092,500 shares of Common Stock.

In connection with the Merger, on October 16, 2015, the Company and T Squared entered into a Preferred Stock Exchange Agreement pursuant to which the Company agreed to issue 1,000,000 shares of Series B to T Squared in exchange for 1,042,753 shares of Series A Convertible Preferred Stock, previously issued to T Squared. During the year ended December 31, 2016, T Squared converted the Series B into 475,000 shares of Common Stock.

The Company entered into a verbal agreement with Dolphin Entertainment for producer services related to certain of its projects. The agreement was for an annual amount of $500,000. The Company terminated the agreement effective June 30, 2015. The Company recorded $250,000 during the year ended December 31, 2015 in its consolidated statement of operations.

During the year ended December 31, 2016, the Company entered into the following transactions with entities under the control of Justo L Pozo, an affiliate of the Company; (i) Debt exchange agreement with Pozo Opportunity Fund I to exchange debt in the amount of $5,088,692 into 508,869 shares of Common Stock, (ii) Debt Exchange Agreement with Pozo Capital Partners LLP to exchange debt in the amount of $2,423,166 into 242,317 shares of Common Stock, (iii) Debt Exchange Agreement with Pozo Capital Partners LLP to exchange debt in the amount of $636,287 into 63,629 shares of Common Stock, (iv) Subscription Agreement with Pozo Opportunity Fund II, LLC for the purchase of 25,000 shares of Common Stock at a price of $10.00 per share and (v) mandatory issuance of 316,400 shares of Common Stock per the terms of a Convertible Debt Agreement with Pozo Opportunity Fund II, LLC. As a result of the transaction, Justo L Pozo, individually and collectively with the above entities is the owner of approximately 16% of the outstanding shares of Common Stock.

NOTE 18 — INCOME TAXES

Income tax expense (benefit) is as follows:

	December 31,
	2016	2015
Current income tax expense (benefit)
Federal	$—	$—
State	—	—
	—	—
Deferred income tax expense (benefit)
Federal	$(10,854,954)	$(1,354,370)
State	(817,631)	(202,112)
	(11,259,911)	(1,556,482)
Change in valuation allowance (benefit)
Federal	$10,854,954	$1,354,370
State	817,631	202,112
	11,259,911	1,556,482
Income tax expense	$—	$—

DOLPHIN DIGITAL MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

At December 31, 2016 and 2015, the Company had deferred tax assets and liabilities as a result of temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities. Deferred tax values at December 31, 2016 and 2015, are as follows:

	December 31,
	2016	2015
Deferred tax assets:
Long Term:
Accrued expenses	$177,447	$184,726
Interest expense	329,942	726,575
Deferred Rent	3,418	11,251
Accrued compensation	829,051	779,967
Other expenses	—	3,649
Capitalized costs	795,318	829,108
Capitalized production costs	1,019,784	219,657
Charitable contributions	388,644	319,091
Net operating losses and credits	16,364,744	5,170,093
Valuation Allowance	(19,902,573)	(8,244,117)
Total deferred tax assets	$5,775	$14,130

Deferred tax liability:
Long term:
Prepaid expenses	—	(3,784)
Fixed assets	(5,775)	(10,346)
Total net deferred tax assets	$—	$—

As of December 31, 2016, the Company has approximately $44,600,000 of net operating loss carryforwards for U.S. federal income tax purposes that begin to expire in 2028. Additionally, the Company has approximately $32,700,000 of net operating loss carryforwards for Florida state income tax purposes that begin to expire in 2029 and approximately $561,000 of California net operating loss carryforwards that begin to expire in 2032. In assessing the ability to realize the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax asset is dependent upon the generation of future taxable income during the periods in which these temporary differences become deductible. Management believes it is more likely than not that the deferred tax asset will not be realized and has recorded a net valuation allowance of $19,902,573 and $8,229,988 as of December 31, 2016 and 2015, respectively.

The Company did not have any income tax expense or benefit for the years ended December 31, 2016 and 2015. A reconciliation of the federal statutory tax rate with the effective tax rate from continuing operations follows:

	2016	2015
Federal statutory tax rate	(34.0)%	(34.0)%
Permanent items affecting tax rate	4.9%	0.8%
State income taxes, net of federal income tax benefit	(2.2)%	(3.3)%
Change in Deferred Rate	0.2%	(1.2)%
Return to Provision Adjustment	(0.1)%	0.2%
Miscellaneous items	(0.2)%	(1.0)%
Change in valuation allowance	31.4%	38.5%
Effective tax rate	0.00%	0.00%

As of December 31, 2016 and 2015, the Company does not have any material unrecognized tax benefits and accordingly has not recorded any interest or penalties related to unrecognized tax benefits. The Company does not believe that unrecognized tax benefits will significantly change within the next twelve months. The Company and its subsidiaries file federal, Florida and California income tax returns. These returns remain subject to examination by taxing authorities for all years after December 31, 2012.

DOLPHIN DIGITAL MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

NOTE 19 — LEASES

On November 1, 2011, the Company entered into a 60 month lease agreement for office space in Miami with an unrelated party. The lease expired on October 31, 2016 and the Company extended the lease until September 30, 2017 with substantially the same terms as the original lease. On June 1, 2014, the Company entered into a 62 month lease agreement for office space in Los Angeles, California. The monthly rent is $13,746 with annual increases of 3% for years 1-3 and 3.5% for the remainder of the lease. The Company is also entitled to four half months of free rent over the life of the agreement.

Lease Payments

Future minimum payments for operating leases in effect at December 31, 2016 were as follows:

2017	$243,269
2018	184,820
2019	110,446
Total	$538,535

Rent expense for the years ended December 31, 2016 and 2015 was $220,426 and $226,212, respectively.

NOTE 20 — COMMITMENTS AND CONTINGENCIES

Litigation

On or about January 25, 2010, an action was filed by Tom David against Winterman Group Limited, Dolphin Digital Media (Canada) Ltd., Malcolm Stockdale and Sara Stockdale in the Superior Court of Justice in Ontario (Canada) alleging breach of a commercial lease and breach of a personal guaranty. On or about March 18, 2010, Winterman Group Limited, Malcolm Stockdale and Sara Stockdale filed a Statement of Defense and Crossclaim. In the Statement of Defense, Winterman Group Limited, Malcolm Stockdale and Sara Stockdale deny any liability under the lease and guaranty. In the Crossclaim filed against Dolphin Digital Media (Canada) Ltd., Winterman Group Limited, Malcolm Stockdale and Sara Stockdale seek contribution or indemnity against Dolphin Digital Media (Canada) Ltd. alleging that Dolphin Digital Media (Canada) agreed to relieve Winterman Group Limited, Malcolm Stockdale and Sara Stockdale from any and all liability with respect to the lease or the guaranty. On or about March 19, 2010, Winterman Group Limited, Malcolm Stockdale and Sara Stockdale filed a Third Party Claim against the Company seeking contribution or indemnity against the Company, formerly known as Logica Holdings, Inc., alleging that the Company agreed to relieve Winterman Group Limited, Malcolm Stockdale and Sara Stockdale from any and all liability with respect to the lease or the guaranty. The Third Party Claim was served on the Company on April 6, 2010. On or about April 1, 2010, Dolphin Digital Media (Canada) filed a Statement of Defense and Crossclaim. In the Statement of Defense, Dolphin Digital Media (Canada) denied any liability under the lease and in the Crossclaim against Winterman Group Limited, Malcolm Stockdale and Sara Stockdale, Dolphin Digital Media (Canada) seeks contribution or indemnity against Winterman Group Limited, Malcolm Stockdale and Sara Stockdale alleging that the leased premises were used by Winterman Group Limited, Malcolm Stockdale and Sara Stockdale for their own use. On or about April 1, 2010, Dolphin Digital Media (Canada) also filed a Statement of Defense to the Crossclaim denying any liability to indemnify Winterman Group Limited, Malcolm Stockdale and Sara Stockdale. The ultimate results of these proceedings against the Company cannot be predicted with certainty. On or about March 12, 2012, the Court served a Status Notice on all the parties indicating that since more than (2) years had passed since a defense in the action had been filed, the case had not been set for trial and the case had not been terminated, the case would be dismissed for delay unless action was taken within ninety (90) days of the date of service of the notice. The Company has not filed for a motion to dismiss and no further action has been taken in the case. The ultimate results of these proceedings against the Company could result in a loss ranging from 0 to $325,000. On March 23, 2012, Dolphin Digital Media (Canada) Ltd filed for bankruptcy in Canada. The bankruptcy will not protect the Company from the Third Party Claim filed against it. However, the Company has not accrued for this loss because it believes that the claims against it are without substance and it is not probable that they will result in loss. During the years ended December 31, 2016 and 2015, the Company has not received any other notifications related to this action.

DOLPHIN DIGITAL MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

Tax Filings

For the year ended December 31, 2011, the Company accrued $120,000 for estimated penalties associated with not filing certain information returns. The penalties per return are $10,000 per entity per year. We received notification from the Internal Revenue Service concerning information returns for the year ended December 31, 2009. The Company responded with a letter stating reasonable cause for the noncompliance and requested that penalties be abated. During 2012, we received a notice stating that the reasonable cause had been denied. The Company decided to pay the penalties and not appeal the decision for the 2009 Internal Revenue Service notification. There is no associated interest expense as the tax filings are for information purposes only and would not result in further income taxes to be paid by the Company. The Company made payments in the amount of $40,000 during the year ended December 31, 2012 related to these penalties and $80,000 remains accrued. The Company has not received any other notifications related to these returns during the years ended December 31, 2016 and 2015. During the year ended December 31, 2014, the Company determined that the Statute of limitations for penalties to be assessed for not filing certain information returns on a timely basis had expired. As such, the Company recorded $40,000 of other income and reduced its accrued liability related to these tax filings.

Kids Club

In February 2012, the Company entered into a five year agreement with US Youth Soccer Association, Inc. to create, design and host the US Youth Soccer Clubhouse website. During 2012, the Company hired a third party to begin building the US Soccer Clubhouse website at a cost of $125,000. The first two installments of $25,000 each were paid during 2012 and remaining payments were made monthly over a two year period once the website was delivered. The Company expensed the payments since it could not reasonably estimate future cash flows or revenues from the website development. The Company decided not to renew the contract that expired on February 1, 2017.

In January 2013, the Company entered into an agreement with United Way Worldwide to create an online kids club to promote the organizations philanthropic philosophy and encourage literacy programs. Effective July 1, 2015, the two parties agreed to amend and restate the agreement. The agreement was for a period of three years from the effective date and was to be automatically renewed for successive terms of three years unless terminated by either party with written notice at least 180 day prior to the expiration of the initial or any subsequent term. On July 1, 2016, the Company and United Way Worldwide mutually agreed to terminate the agreement. The Company intends to continue promoting the online kids club with the remaining partners and it does not anticipate any material change in the operations of the online kids club. Each school sponsorship package is $10,000 with the Company earning $1,250. The remaining funds are used for program materials and the costs of other partners.

The Company recorded revenues of $28,403 and $69,761 during the years ended December 31, 2016 and 2015, respectively, related to these agreements.

Incentive Compensation Plan

During the year ended December 31, 2012, the Company’s Board of Directors approved an Incentive Compensation Plan. The plan was enacted as a way of attracting and retaining exceptional employees and consultants by enabling them to share in the long term growth and financial success of the Company. The plan is administered by the Board of Directors or a committee designated by the Board of Directors. As part of an increase in authorized shares approved by the Board of Directors in 2012, 10,000,000 common shares were designated for this plan. No awards have been issued and, as such, the Company has not recorded any liability or equity related to this plan for the years ended December 31, 2016 and 2015.

Talent, Director and Producer Participations

Per agreements with talent, directors and producers on certain projects, the Company will be responsible for bonus and back end payments upon release of a motion picture and achieving certain box office performance as determined by the individual agreements. The Company cannot estimate the amounts that will be due as these are based on future box office performance. As of December 31, 2016 and 2015, the Company had not recorded any liability related to these participations.

DOLPHIN DIGITAL MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

NOTE 21 — SUBSEQUENT EVENTS

Subsequent to year end, the Company received a tax incentive payment from the State of North Carolina in the amount of $2,060,670 for filming a motion picture in that jurisdiction. The proceeds of the tax incentive were used to paydown the production loan.

On February 16, 2017, the Company entered into a subscription agreement pursuant to which the Company issued and sold to an investor 50,000 shares of Common Stock at a price of $10.00 per Share. This transaction provided $500,000 in proceeds for the Company.

On March 30, 2017, the Company entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”), by and among the Company and Leslee Dart, Amanda Lundberg, Allan Mayer and the Beatrice B. Trust (the “Sellers”). Pursuant to the Purchase Agreement, on March 30, 2017, the Company acquired from the Sellers 100% of the membership interests of 42West, LLC, a Delaware limited liability company (“42West”) and 42West became a wholly-owned subsidiary of the Company (the “42West Acquisition”). 42West is an entertainment public relations agency offering talent publicity, strategic communications and entertainment content marketing. As consideration in the 42West Acquisition, the Company paid approximately $18.7 million in shares of Common Stock based on the Company’s 30-trading-day average stock price prior to the closing date of $9.22 per share (less certain working capital and closing adjustments, transaction expenses and payments of indebtedness), plus the potential to earn up to an additional $9.3 million in shares of Common Stock. As a result, the Company (i) issued 615,140 shares of Common Stock on the closing date (the “Initial Consideration”), (ii) will issue (a) 172,275 shares of Common Stock to certain employees within 30 days of the closing date, (b) 59,328 shares of Common Stock as bonuses during 2017 and (c) approximately 980,911 shares of Common Stock on January 2, 2018 (the “Post-Closing Consideration”) and (iii) may issue approximately 981,563 shares of Common Stock based on the achievement of specified financial performance targets over a three-year period as set forth in the Purchase Agreement (the “Earn-Out Consideration”, and together with the Initial Consideration and the Post-Closing Consideration, the “Consideration”).

Each of Leslee Dart, Amanda Lundberg and Allan Mayer (the “Principal Sellers”) has entered into employment agreements with the Company and will continue as employees of the Company for a three-year term after the closing of the 42West Acquisition. The non-executive employees of 42West are expected to be retained as well. The Purchase Agreement contains customary representations, warranties and covenants. In connection with the 42West Acquisition, on March 30, 2017, the Company entered into put agreements (the “Put Agreements”) with each of the Sellers. Pursuant to the terms and subject to the conditions set forth in the Put Agreements, the Company has granted the Sellers the right, but not obligation, to cause the Company to purchase up to an aggregate of 1,187,094 of their shares of Common Stock received as Consideration for a purchase price equal to $9.22 per share during certain specified exercise periods set forth in the Put Agreements up until December 2020. In addition, in connection with the 42West Acquisition, on March 30, 2017, the Company entered into a registration rights agreement with the Sellers (the “Registration Rights Agreement”) pursuant to which the Sellers are entitled to rights with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”). All fees, costs and expenses of underwritten registrations under the Registration Rights Agreement will be borne by the Company. At any time after the one-year anniversary of the Registration Rights Agreement, the Company will be required, upon the request of such Sellers holding at least a majority of the Consideration received by the Sellers, to file a registration statement on Form S-1 and use its reasonable efforts to effect a registration covering up to 25% of the Consideration received by the Sellers. In addition, if the Company is eligible to file a registration statement on Form S-3, upon the request of such Sellers holding at least a majority of the Consideration received by the Sellers, the Company will be required to use its reasonable efforts to effect a registration of such shares on Form S-3 covering up to an additional 25% of the Consideration received by the Sellers. The Company is required to effect only one registration on Form S-1 and one registration statement on Form S-3, if eligible. The right to have the Consideration received by the Sellers registered on Form S-1 or Form S-3 is subject to other specified conditions and limitations.

On April 1, 2017, pursuant to the terms of the Purchase Agreement, each of the Principal Sellers notified the Company that they would exercise the put option. As a result, 43,382 shares of Common Stock were returned to the Company in exchange for an aggregate of $400,000. The Company retired the shares from the number of outstanding shares.

On March 31, 2017, KCF Investments LLC and BBCF 2011 LLC notified the Company that they would be exercising Warrants J and K to purchase 1,085,000 and 85,000, respectively of shares of Common Stock at a purchase price of $0.03 per share. This transaction provided $35,100 in proceeds for the Company.

DOLPHIN DIGITAL MEDIA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2016 AND 2015

On April 10, 2017, the Company signed two separate promissory notes (the “Notes”) with one investor for an aggregate amount of $300,000. The Notes bear interest at 10% per annum, payable monthly, and have a maturity date of October 10, 2017.

On April 14, 2017, T Squared notified the Company that it would exercise 162,885 of Warrant E pursuant to the cashless exercise provision in Warrant E. T Squared had previously paid $1,675,000 for the warrants. The Company will issue a new warrant for the remaining 12,115 shares that T Squared can exercise at a price of $6.20 per share.

On June 29, 2017, the shareholders approved a change in the name of the Company to Dolphin Entertainment, Inc. The Company filed the amended and restated articles of incorporation with the State of Florida on July 6, 2017 to reflect the name change.

On September 13, 2017, Dolphin Entertainment, Inc. filed with the Florida Department of State Articles of Amendment to the Company’s Amended and Restated Articles of Incorporation (the “Articles of Amendment”) to effectuate a reverse stock split of the Company’s issued and outstanding common stock, par value $0.015 per share, on a two (2) old for one (1) new basis (the “Reverse Stock Split”), providing that the Reverse Stock Split would become effective under Florida law on September 14, 2017. Immediately after the Reverse Stock Split the number of authorized shares of Common Stock was reduced from 400,000,000 shares to 200,000,000. As a result, each shareholder’s percentage ownership interest in the Company and proportional voting power remained unchanged. Any fractional shares resulting from the Reverse Stock Split were rounded up to the nearest whole share of Common Stock. Shareholder approval of the Reverse Stock Split was not required. All consolidated financial statements and per share amounts have been retroactively adjusted for the above amendment to authorized shares and the reverse stock split.

DOLPHIN ENTERTAINMENT, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(unaudited)

	As of September 30, 2017	As of December 31, 2016
ASSETS
Current
Cash and cash equivalents	$1,957,235	$662,546
Restricted cash	—	1,250,000
Accounts receivable, net of $164,000 of allowance for doubtful accounts	3,978,865	3,668,646
Other current assets	450,648	2,665,781
Total current assets	6,386,748	8,246,973

Capitalized production costs	2,437,163	4,654,013
Intangible assets, net of $498,666 of amortization	8,611,334	—
Goodwill	14,351,368	—
Property, equipment and leasehold improvements	1,111,899	35,188
Investments	220,000	—
Deposits	643,708	1,261,067
Total Assets	$33,762,220	$14,197,241

LIABILITIES
Current
Accounts payable	$1,423,213	$677,249
Other current liabilities	5,659,214	2,958,523
Line of credit	750,000	—
Put rights	947,515	—
Warrant liability	—	14,011,254
Accrued compensation	2,437,500	2,250,000
Debt	5,063,846	18,743,069
Loan from related party	1,734,867	684,326
Deferred revenue	20,303	46,681
Note payable	1,800,000	300,000
Total current liabilities	19,836,458	39,671,102

Noncurrent
Warrant liability	2,774,583	6,393,936
Put rights	2,752,485	—
Contingent consideration	3,973,000	—
Note payable	475,000	—
Other noncurrent liabilities	1,217,000	—
Total noncurrent liabilities	11,192,068	6,393,936
Total Liabilities	31,028,526	46,065,038

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, $0.015 par value, 200,000,000 shares authorized, 9,367,057 and 7,197,761 shares, respectively, issued and outstanding at September 30, 2017 and December 31, 2016.	140,506	215,933
Preferred Stock, Series C, $0.001 par value, 50,000 shares authorized, 50,000 shares issued and outstanding at each of September 30, 2017 and December 31, 2016	1,000	1,000
Additional paid in capital	92,829,088	67,727,474
Accumulated deficit	(90,236,900)	(99,812,204)
Total Stockholders' Equity (Deficit)	2,733,694	(31,867,797)
Total Liabilities and Stockholders' Equity (Deficit)	$33,762,220	$14,197,241

The accompanying notes are an integral part of these consolidated financial statements.

DOLPHIN ENTERTAINMENT INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues:
Entertainment publicity	$5,409,175	$—	$10,546,716	$—
Production and distribution	1,398,839	1,140,000	4,625,801	1,144,157
Membership	—	6,225	—	27,253
Total revenues	6,808,014	1,146,225	15,172,517	1,171,410

Expenses:
Direct costs	427,926	1,375,734	2,927,817	1,378,173
Distribution and marketing	320,439	9,237,873	950,812	9,237,873
Selling, general and administrative	628,564	370,984	1,871,258	1,019,641
Legal and professional	208,637	689,523	1,098,728	1,576,963
Payroll	3,482,246	350,264	7,284,734	1,101,465
Total expenses	5,067,812	12,024,378	14,133,349	14,314,115

Income (Loss) before other expenses	1,740,202	(10,878,153)	1,039,168	(13,142,705)

Other Income (Expenses):
Other income	—	—	—	9,660
Amortization and Depreciation	(321,538)	(47,369)	(648,848)	(47,369)
Extinguishment of debt	3,881,444	—	3,877,277	(5,843,811)
Acquisition costs	—	—	(745,272)	—
Bad debt	(69,437)	—	(85,437)	—
Loss on disposal of furniture, office equipment and leasehold improvements	—	—	(28,025)	—
Change in fair value of warrant liability	1,396,094	—	7,685,607	—
Change in fair value of put rights and contingent consideration	(30,000)	—	(246,000)	—
Interest expense	(424,187)	(613,651)	(1,273,166)	(3,768,727)
Net Income (Loss)	$6,172,578	$(11,539,173)	$9,575,304	$(22,792,952)

Net income attributable to noncontrolling interest	$—	$1,556	$—	$6,813
Net income (loss) attributable to Dolphin Entertainment, Inc.	6,172,578	(11,540,729)	9,575,304	(22,799,765)
Net Income (Loss)	$6,172,578	$(11,539,173)	$9,575,304	$(22,792,952)

Income (Loss) per Share:
Basic	$0.66	$(2.16)	$1.11	$(7.37)
Diluted	$0.44	$(2.16)	$0.20	$(7.37)

Weighted average number of shares used in per share calculation
Basic	9,336,826	5,337,108	8,640,543	3,801,626
Diluted	10,382,818	5,337,108	9,479,840	3,801,626

The accompanying notes are an integral part of these consolidated financial statements.

DOLPHIN ENTERTAINMENT, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the nine months ended September 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$9,575,304	$(22,792,952)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	648,848	15,996
Amortization of capitalized production costs	2,256,711	1,108,668
Bad debt	85,437	—
Loss on extinguishment of debt	4,167	5,843,811
Loss on disposal of fixed assets	28,025	—
Change in fair value of warrant liability	(7,685,607)	—
Change in fair value of put rights and contingent consideration	246,000	—
Gain on extinguishment of debt	(4,500,000)	—
Compensation paid with shares of common stock	103,740	—
Changes in operating assets and liabilities:
Accounts receivable	1,310,988	(1,142,727)
Other current assets	2,215,132	—
Prepaid expenses	—	69,766
Related party receivable	—	(67,690)
Capitalized production costs	(39,861)	(256,714)
Deposits	662,922	(1,200,000)
Deferred revenue	(26,378)	(74,736)
Accrued compensation	187,500	122,500
Accounts payable	706,284	(1,323,714)
Other current liabilities	434,920	4,121,106
Other noncurrent liabilities	456,814	—
Net Cash Provided by (Used in) Operating Activities	6,670,946	(15,576,686)

CASH FLOWS FROM INVESTING ACTIVITIES:
Restricted cash	1,250,000	—
Payment of working capital adjustment (42West)	(185,031)	—
Purchase of fixed assets	(166,956)	—
Acquisition of 42West, net of cash acquired	13,626	—
Net Cash Provided by Investing Activities	911,639	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loan and security agreements	—	10,569,744
Repayment of loan and security agreements	—	(410,000)
Sale of common stock	500,000	6,225,000
Restricted cash	—	(1,250,000)
Proceeds from line of credit	750,000	—
Proceeds from note payable	1,975,000	—
Repayment of debt	(9,179,223)	—
Proceeds from the exercise of warrants	35,100	—
Exercise of put rights	(1,075,000)	—
Advances from related party	1,388,000	320,000
Repayment to related party	(681,773)	(1,288,383)
Net Cash Provided by (Used in) Financing Activities	(6,287,896)	14,166,361

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,294,689	(1,410,325)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	662,546	2,392,685
CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,957,235	$982,360

The accompanying notes are an integral part of these consolidated financial statements.

DOLPHIN ENTERTAINMENT, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Continued)

(Unaudited)

	For the nine months ended September 30,
	2017	2016
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION:
Interest paid	$26,459	$749,249

SUPPLEMENTAL DISCLOSURES OF NON CASH FLOW INFORMATION:
Conversion of related party debt and interest to shares of common stock	$—	$3,073,410
Conversion of debt into shares of common stock	$—	$3,164,000
Conversion of loan and security agreements, including interest, into shares of common stock	$—	$20,434,858
Loan commitment fee and interest reserve	$—	$1,531,871
Liability for contingent consideration for the 42West Acquisition (see note 4)	$3,973,000	$—
Liability for put rights to the Sellers of 42West (see note 4)	$3,700,000	$—
Liabilities assumed in the 42West Acquisition (see note 4)	$1,011,000	$—
Payment of certain accounts payable with shares of common stock	$58,885	$—
Issuance of shares of Common Stock pursuant to 2017 Plan	$486,424	$—
Issuance of shares of Common Stock related to the 42West Acquisition (see note 4)	$15,030,767	$—

The accompanying notes are an integral part of these consolidated financial statements.

DOLPHIN ENTERTAINMENT, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders' Equity (Deficit)

For the nine months ended September 30, 2017

							Total
					Additional		Stockholders
	Preferred Stock		Common Stock		Paid-in	Accumulated	Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance December 31, 2016	50,000	$1,000	7,197,761	$215,933	$67,727,474	$(99,812,204)	$(31,867,797)
Net income for the nine months ended September 30, 2017	—	—	—	—	—	9,575,304	9,575,304
Sale of common stock during the nine months ended September 30, 2017	—	—	50,000	750	499,250	—	500,000
Issuance of shares from partial exercise of Warrant E and exercise of Warrants J and K	—	—	1,332,885	19,993	9,960,107	—	9,980,100
Issuance of shares for payment of services			6,140	92	61,487		61,579
Issuance of shares related to acquisition of 42West	—	—	837,415	12,562	15,443,206	—	15,455,768
Shares issued per equity compensation plan	—	—	59,320	890	102,850	—	103,740
Shares retired from exercise of puts	—	—	(116,591)	(1,749)	(1,073,251)	—	(1,075,000)
Effect of reverse stock split on cumulative amount of par value	—	—	127	(107,965)	107,965	—	—
Balance September 30, 2017	50,000	$1,000	9,367,057	$140,506	$92,829,088	$(90,236,900)	$2,733,694

The accompanying notes are an integral part of these consolidated financial statements.

DOLPHIN ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

NOTE 1 — GENERAL

Dolphin Entertainment, Inc. (the “Company,” “Dolphin,” “we,” “us” or “our”), formerly Dolphin Digital Media, Inc., is a leading independent entertainment marketing and premium content development company. Through its recent acquisition of 42 West, LLC (“42West”), the Company provides expert strategic marketing and publicity services to all of the major film studios, and many of the leading independent and digital content providers, as well as for hundreds of A-list celebrity talent, including actors, directors, producers, recording artists, athletes and authors. The strategic acquisition of 42West brings together premium marketing services with premium content production, creating significant opportunities to serve respective constituents more strategically and to grow and diversify the Company’s business. Dolphin’s content production business is a long established, leading independent producer, committed to distributing premium, best-in-class film and digital entertainment. Dolphin produces original feature films and digital programming primarily aimed at family and young adult markets. Dolphin also currently operates online kids clubs; however it intends to discontinue the online kids clubs at the end of 2017 to dedicate its time and resources to the entertainment publicity business and the production of feature films and digital content.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements include the accounts of Dolphin, and all of its wholly-owned and majority-owned and controlled subsidiaries, including Dolphin Films, Inc., Dolphin Kids Clubs, LLC, Cybergeddon Productions, LLC, Dolphin SB Productions LLC, Dolphin Max Steel Holdings LLC, Dolphin JB Believe Financing, LLC, Dolphin JOAT Productions, LLC and 42West.

Effective March 7, 2016, the Company acquired Dolphin Films, Inc. ("Dolphin Films") from Dolphin Entertainment, LLC. (“DE LLC”), a company wholly owned by William O’Dowd, CEO, President and Chairman of the Board of Dolphin. At the time of the acquisition, Mr. O’Dowd was also the majority shareholder of Dolphin. The acquisition from DE LLC was a transfer between entities under common control. As such, the Company recorded the assets, liabilities and deficit of Dolphin Films on its consolidated balance sheets at DE LLC’s historical basis instead of fair value. Transfers of businesses between entities under common control require prior periods to be retrospectively adjusted to furnish comparative information. Accordingly, the accompanying financial statements and related notes of the Company have been retrospectively adjusted to include the historical balances of DE LLC’s prior to the effective date of the acquisition.

On May 9, 2016, the Company filed an amendment to its Articles of Incorporation with the Secretary of State of the State of Florida to effectuate a 1-to-20 reverse stock split. The reverse stock split was approved by the Board of Directors and a majority of the Company’s shareholders and became effective May 10, 2016. The number of shares of common stock in the accompanying unaudited condensed consolidated financial statements and all related footnotes has been adjusted to retrospectively reflect the reverse stock split.

On March 30, 2017, the Company entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”), by and among the Company and Leslee Dart, Amanda Lundberg, Allan Mayer and the Beatrice B. Trust (the “Sellers”). Pursuant to the Purchase Agreement, the Company acquired from the Sellers 100% of the membership interests of 42West and 42West became a wholly-owned subsidiary of the Company (the “42West Acquisition”). The consideration paid by the Company in connection with the 42West Acquisition was approximately $18.7 million in shares of common stock of the Company, par value $0.015 (the “Common Stock”), based on the Company’s 30-trading-day average stock price prior to the closing date of $9.22 per share (less certain working capital and closing adjustments, transaction expenses and payments of indebtedness), plus the potential to earn up to an additional $9.3 million in shares of Common Stock based on achieving certain financial targets. See note 4 for additional information regarding the acquisition.

On June 29, 2017, the shareholders approved a change in the name of the Company to Dolphin Entertainment, Inc. Effective July 6, 2017, the Company amended its Articles of Incorporation to (i) change the Company’s name to Dolphin Entertainment, Inc.; (ii) cancel previous designations of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock; (iii) reduce the number of Series C Convertible Preferred Stock outstanding in light of the 1-to-20 reverse stock split from 1,000,000 to 50,000 shares; and (iv) clarify the voting rights of the Series C Convertible Preferred Stock that, except as required by law, holders of Series C Convertible Preferred Stock will only have voting rights once the independent directors of the Board determine that an optional conversion threshold has occurred.

DOLPHIN ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

On September 13, 2017, the Company filed with the Florida Department of State Articles of Amendment to the Company’s Amended and Restated Articles of Incorporation to effectuate a reverse stock split of the Company’s Common Stock, on a two (2) old for one (1) new basis (the “Reverse Stock Split”), providing that the Reverse Stock Split would become effective under Florida law on September 14, 2017. Immediately after the Reverse Stock Split, the number of authorized shares of Common Stock was reduced from 400,000,000 shares to 200,000,000. As a result, each shareholder’s percentage ownership interest in the Company and proportional voting power remained unchanged. Any fractional shares resulting from the Reverse Stock Split were rounded up to the nearest whole share of Common Stock. Shareholder approval of the Reverse Stock Split was not required. All consolidated financial statements and per share amounts have been retroactively adjusted for the above amendment to authorized shares and the reverse stock split.

The Company enters into relationships or investments with other entities, and in certain instances, the entity in which the Company has a relationship or investment may qualify as a variable interest entity (“VIE”). A VIE is consolidated in the financial statements if the Company is deemed to be the primary beneficiary of the VIE. The primary beneficiary is the party that has the power to direct activities that most significantly impact the activities of the VIE and has the obligation to absorb losses or the right to benefits from the VIE that could potentially be significant to the VIE. The Company has included Max Steel Productions, LLC formed on July 8, 2013 in the State of Florida and JB Believe, LLC formed on December 4, 2012 in the State of Florida in its combined financial statements as VIE’s.

The unaudited condensed consolidated financial statements have been prepared in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”) for interim financial information and the instructions to quarterly report on Form 10-Q under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of the Company’s management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been reflected in these unaudited condensed consolidated financial statements. Operating results for the three and nine months ended September 30, 2017 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2017. The balance sheet at December 31, 2016 has been derived from the audited financial statements at that date, but does not include all the information and footnotes required by U.S. GAAP for complete financial statements. The accompanying unaudited condensed consolidated financial statements should be read together with the consolidated financial statements and related notes included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. The most significant estimates made by management in the preparation of the financial statements relate to ultimate revenue and costs for investment in digital and feature film projects; estimates of sales returns and other allowances and provisions for doubtful accounts and impairment assessments for investment in digital and feature film projects. Actual results could differ from such estimates.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09 —Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which provides guidance for revenue recognition. This ASU will supersede the revenue recognition requirements in ASC Topic 605, and most industry specific guidance, and replace it with a new Accounting Standards Codification (“ASC”) Topic 606. The FASB has also issued several subsequent ASUs which amend ASU 2014-09. The amendments do not change the core principle of the guidance in ASC 606.

The core principle of ASC 606 is that revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps:

Step 1: Identify the contract(s) with a customer

Step 2: Identify the performance obligations in the contract.

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Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to the performance obligations in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

The guidance in ASU 2014-09 also specifies the accounting for some costs to obtain or fulfill a contract with a customer. ASC 606 will require the Company to make significant judgments and estimates. ASC 606 also requires more extensive disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.

Public business entities are required to apply the guidance of ASC 606 to annual reporting periods beginning after December 15, 2017 (2018 for the Company), including interim reporting periods within that reporting period. Accordingly, the Company will adopt ASU 606 in the first quarter of 2018.

ASC 606 requires an entity to apply ASC 606 using one of the following two transition methods:

1.

Retrospective approach: Retrospectively to each prior reporting period presented and the entity may elect certain practical expedients.

2.

Modified retrospective approach: Retrospectively with the cumulative effect of initially applying ASC 606 recognized at the date of initial application. If an entity elects this transition method it also is required to provide the additional disclosures in reporting periods that include the date of initial application of (a) the amount by which each financial statement line item is affected in the current reporting period by the application ASU 606 as compared to the guidance that was in effect before the change, and (b) an explanation of the reasons for significant changes.

The Company expects that it will adopt ASC 606 following the modified retrospective approach. The Company is currently evaluating the impact that the adoption of this new guidance. While there may be additional areas impacted by the new standard, the Company has identified certain areas that may be impacted as follows:

Variable Consideration: The Company is entitled to royalties from certain international distributors based on the sales made by these distributors after recoupment of a minimum guarantee. The Company is also entitled to certain bonus payments if certain of their clients receive awards as specified in the engagement contracts. Under the new revenue recognition rules, revenues will be recorded based on best estimates available in the period of sales or usage. The Company is evaluating the impact, if any, of recognizing the variable consideration.

Principal vs. Agent: The new standard includes new guidance as to how to determine whether the Company is acting as a principal, in which case revenue would be recognized on a gross basis, or whether the Company is acting as an agent, in which case revenues would be recognized on a net basis. The Company is currently evaluating whether the new principal versus agent guidance will have an impact (i.e., changing from gross to net recognition or from net to gross recognition) under certain of its distribution arrangements.

The Company is continuing to evaluate the impact of the new standard on its consolidated financial statements for the above areas and other areas of revenue recognition, particularly as it pertains to its new subsidiary, 42West.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740) regarding balance sheet classification of deferred income taxes. ASU 2015-17 simplifies the presentation of deferred taxes by requiring deferred tax assets and liabilities be classified as noncurrent on the balance sheet. ASU 2015-17 is effective for public companies for annual reporting periods beginning after December 15, 2016 (2017 for the Company), and interim periods within those fiscal years. The guidance may be adopted prospectively or retrospectively and early adoption is permitted. Adoption of ASU 2015-17 did not have an impact on the Company’s financial position, results of operations or cash flows.

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In February 2016, The FASB issued ASU 2016-02, Leases (Topic 642) intended to improve financial reporting about leasing transactions. The ASU affects all companies and other organizations that lease assets such as real estate, airplanes, and manufacturing equipment. The ASU will require organizations that lease assets—referred to as “lessees”—to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. Under the new guidance, a lease will be required to recognize assets and liabilities for leases with lease terms of more than 12 months. Consistent with current Generally Accepted Accounting Principles (GAAP), the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a finance or operating lease. However, unlike current GAAP—which requires only capital leases to be recognized on the balance sheet –the new ASU will require both types of leases to be recognized on the balance sheet. The ASU also will require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. These disclosures include qualitative and quantitative requirements, providing additional information about the amounts recorded in the financial statements.

ASU 2016-02 will take effect for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018 (2019 for the Company). For all other organizations, the ASU on leases will take effect for fiscal years beginning after December 15, 2019, and for interim periods within fiscal years beginning after December 15, 2020. Early application will be permitted for all organizations. The Company is currently reviewing the impact that implementing this ASU will have.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, which addresses how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The ASU will be effective on a retrospective or modified retrospective basis for annual reporting periods beginning after December 15, 2017 (2018 for the Company), and interim periods within those years, with early adoption permitted. The Company does not believe that adoption of this new guidance will have a material effect on our consolidated financial statements.

In October 2016, the FASB issued ASU 2016-17 —Consolidation (Topic 810): Interests Held through Related Parties That Are under Common Control. The update amends the consolidation guidance on how VIE’s should treat indirect interest in the entity held through related parties. The ASU will be effective on a retrospective or modified retrospective basis for annual reporting periods beginning after December 15, 2016 (2017 for the Company), and interim periods within those years, with early adoption permitted. The adoption of ASU 2016-17 did not have an effect on the Company’s condensed consolidated financial statements.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”). ASU 2016-18 provides guidance on the classification of restricted cash and cash equivalents in the statement of cash flows. Although it does not provide a definition of restricted cash or restricted cash equivalents, it states that amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of period total amounts shown on the statement of cash flows. ASU 2016-18 is effective for interim and annual reporting periods beginning after December 15, 2017. The Company does not currently expect the adoption of this new standard to have a material impact on its consolidated financial statements.

In January 2017, the FASB issued guidance to simplify the accounting for goodwill impairment. The guidance removes the second step of the goodwill impairment test, which requires that a hypothetical purchase price allocation be performed to determine the amount of impairment, if any. Under this new guidance, a goodwill impairment charge will be based on the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. The guidance is effective for the Company’s fiscal year beginning April 1, 2020, with early adoption permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company adopted the new guidance effective January 1, 2017, with no material impact on the Company’s consolidated financial statements.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

In May 2017, the FASB issued ASU 2017-09, Compensation - Stock Compensation (Topic 718). This update mandates that entities will apply the modification accounting guidance if the value, vesting conditions or classification of a stock-based award changes. Entities will have to make all of the disclosures about modifications that are required today, in addition to disclosing that compensation expense has not changed. Additionally, the new guidance also clarifies that a modification to an award could be significant and therefore requires disclosure, even if the modification accounting is not required. The guidance will be applied prospectively to awards modified on or after the adoption date and is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. The Company is currently evaluating the impact of the provisions of this new standard on its consolidated financial statements.

In July 2017, FASB issued ASU No. 2017-11, Earnings per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480), Derivatives and Hedging (Topic 815). ASU 2017-11 consists of two parts. The amendments in Part I of this Update change the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features. When determining whether certain financial instruments should be classified as liabilities or equity instruments, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. The amendments also clarify existing disclosure requirements for equity-classified instruments. As a result, a freestanding equity-linked financial instrument (or embedded conversion option) no longer would be accounted for as a derivative liability at fair value as a result of the existence of a down round feature. For freestanding equity classified financial instruments, the amendments require entities that present earnings per share (EPS) in accordance with Topic 260 to recognize the effect of the down round feature when it is triggered. That effect is treated as a dividend and as a reduction of income available to common shareholders in basic EPS. Convertible instruments with embedded conversion options that have down round features are now subject to the specialized guidance for contingent beneficial conversion features (in Subtopic 470-20, Debt—Debt with Conversion and Other Options), including related EPS guidance (in Topic 260). The amendments in Part II of this Update re-characterize the indefinite deferral of certain provisions of Topic 480 that now are presented as pending content in the Codification, to a scope exception. Those amendments do not have an accounting effect. For public business entities, the amendments in Part I of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted for all entities, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The amendments in Part II of this Update do not require any transition guidance because those amendments do not have an accounting effect The Company is currently reviewing the impact that implementing this ASU will have.

NOTE 2 — GOING CONCERN

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the U.S. which contemplate the continuation of the Company as a going concern. Although the Company has net income of $6,172,578 and $9,575,304, respectively for the three and nine months ended September 30, 2017, it has recorded accumulated deficit of $90,236,900 as of September 30, 2017. The Company has a working capital deficit of $13,449,710 and therefore does not have adequate capital to fund its obligations as they come due or to maintain or develop its operations. The Company is dependent upon funds from private investors, proceeds from debt securities, securities convertible into shares of its Common Stock and support of certain stockholders. If the Company is unable to obtain funding from these sources within the next 12 months, it could be forced to liquidate.

These factors raise substantial doubt about the ability of the Company to continue as a going concern. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties. In this regard, management is planning to raise any necessary additional funds through loans and additional issuance of its Common Stock, securities convertible into the Company’s Common Stock, debt securities or a combination of such financing alternatives. There is no assurance that the Company will be successful in raising additional capital. Such issuances of additional securities would further dilute the equity interests of our existing shareholders, perhaps substantially. The Company currently has the rights to several scripts that it intends to obtain financing to produce during 2018 and release starting in early 2019. It expects to earn a producer and overhead fee for each of these productions. There can be no assurances that such productions will be released or fees will be realized in future periods. With the acquisition of 42West, the Company is currently exploring opportunities to expand the services currently being offered by 42West to the entertainment community and reducing expenses by identifying certain costs that can be combined with the Company’s. There can be no assurance that the Company will be successful in selling these services to clients or reducing expenses.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounts Receivable and Allowance for Doubtful Accounts

The Company’s trade accounts receivable are recorded at amounts billed to customers, and presented on the balance sheet net of the allowance for doubtful accounts. The allowance is determined by various factors, including the age of the receivables, current economic conditions, historical losses and other information management obtains regarding the financial condition of customers. The policy for determining the past due status of receivables is based on how recently payments have been received. Receivables are charged off when they are deemed uncollectible.

Revenue Recognition

Entertainment Publicity revenue consists of fees from the performance of professional services and billings for direct costs reimbursed by clients. Fees are generally recognized on a straight-line or monthly basis which approximates the proportional performance on such contracts. Direct costs reimbursed by clients are billed as pass-through revenue with no mark-up.

Revenue from motion pictures and web series are recognized in accordance with guidance of FASB Accounting Standard Codification (“ASC”) 926-60 “Revenue Recognition – Entertainment-Films”. Revenue is recorded when a distribution contract, domestic or international, exists, the movie or web series is complete in accordance with the terms of the contract, the customer can begin exhibiting or selling the movie or web series, the fee is determinable and collection of the fee is reasonable. On occasion, the Company may enter into agreements with third parties for the co-production or distribution of a movie or web series. Revenue from these agreements will be recognized when the movie is complete and ready to be exploited. Cash received and amounts billed in advance of meeting the criteria for revenue recognition is classified as deferred revenue.

Additionally, because third parties are the principal distributors of the Company’s movies, the amount of revenue that is recognized from films in any given period is dependent on the timing, accuracy and sufficiency of the information received from its distributors. As is typical in the film industry, the Company’s distributors may make adjustments in future periods to information previously provided to the Company that could have a material impact on the Company’s operating results in later periods. Furthermore, management may, in its judgment, make material adjustments to the information reported by its distributors in future periods to ensure that revenues are accurately reflected in the Company’s financial statements. To date, the distributors have not made, nor has the Company made, subsequent material adjustments to information provided by the distributors and used in the preparation of the Company’s historical financial statements.

Investment

Investment represents an investment in equity securities of The Virtual Reality Company (“VRC”). The Company’s $220,000 investment in VRC represents less than 1% noncontrolling ownership interest in VRC. Accordingly, the Company accounts for its investment under the cost method. Under the cost method, the investor’s share of earnings or losses is not included in the balance sheet or statement of operations. The net accumulated earnings of the investee subsequent to the date of investment are recognized by the investor only to the extent distributed by the investee as dividends. However, impairment charges are recognized in the statement of operations, if factors come to our attention that indicate that a decrease in value of the investment has occurred that is other than temporary.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

Property, Equipment and Leasehold Improvements

Property and equipment is recorded at cost and depreciated over the estimated useful lives of the assets using the straight-line method. The Company recorded depreciation expense of $72,205 and $150,182, respectively for the three and nine months ended September 30, 2017 and $4,681 and $15,996, respectively, for the three and nine months ended September 30, 2016. When items are retired or otherwise disposed of, income is charged or credited for the difference between net book value and proceeds realized thereon. Ordinary maintenance and repairs are charged to expense as incurred, and replacements and betterments are capitalized. Leasehold improvements are amortized over the lesser of the term of the related lease or the estimated useful lives of the assets. The range of estimated useful lives to be used to calculate depreciation and amortization for principal items of property and equipment are as follow:

Asset Category	Depreciation/ Amortization Period (Years)
Furniture and fixtures	5 - 7
Computer and office equipment	3 - 5
Leasehold improvements	5 - 8, not to exceed the lease terms

Deferred Landlord Reimbursement

Deferred landlord reimbursement represents the landlord’s reimbursement for tenant improvements of one of the Company’s office spaces. Such amount is amortized on a straight-line basis over the term of the lease.

Deferred Rent

Deferred rent consists of the excess of the rent expense recognized on the straight-line basis over the payments required under certain office leases.

Intangible assets

In connection with the acquisition of 42West that occurred on March 30, 2017, the Company acquired an estimated $9,110,000 of intangible assets with finite useful lives initially estimated to range from 3 to 10 years. As indicated in note 4, the purchase price allocation and related consideration are provisional and subject to completion and adjustment. Intangible assets are initially recorded at fair value and are amortized over their respective estimated useful lives and reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

Goodwill

In connection with the acquisition of 42West that occurred on March 30, 2017 (note 4), the Company recorded $13,996,337 of goodwill, which management has assigned to the Entertainment Publicity reporting unit. As indicated in note 4, the purchase price allocation and related consideration are provisional and subject to completion and adjustment.  During the six months between the date of acquisition and September 30, 2017, the Company adjusted goodwill in the amount of $355,031 to record a working capital adjustment, as provided for in the 42West purchase agreement and adjust the preliminary fair value of certain liabilities as of the acquisition date. The Company accounts for goodwill in accordance with FASB Accounting Standards Codification No. 350, Intangibles—Goodwill and Other (“ASC 350”). ASC 350 requires goodwill to be reviewed for impairment annually, or more frequently if circumstances indicate a possible impairment. The Company evaluates goodwill in the fourth quarter or more frequently if management believes indicators of impairment exist. Such indicators could include, but are not limited to (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, or (3) an adverse action or assessment by a regulator.

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SEPTEMBER 30, 2017

The Company first assesses qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount, including goodwill. If management concludes that it is more likely than not that the fair value of the reporting unit is less than its carrying amount, management conducts a two-step quantitative goodwill impairment test. The first step of the impairment test involves comparing the fair value of the reporting unit with its carrying value (including goodwill). The Company estimates the fair values of its reporting units using a combination of the income, or discounted cash flows approach and the market approach, which utilizes comparable companies’ data. If the fair value of the reporting unit exceeds its carrying value, step two does not need to be performed. If the estimated fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit, and the Company must perform step two of the impairment test (measurement).

Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation in acquisition accounting. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. To the extent that the carrying amount of goodwill exceeds its implied fair value, an impairment loss would be recorded.

Warrants

When the Company issues warrants, it evaluates the proper balance sheet classification of the warrant to determine whether the warrant should be classified as equity or as a derivative liability on the consolidated balance sheets. In accordance with ASC 815-40, Derivatives and Hedging-Contracts in the Entity’s Own Equity (ASC 815-40), the Company classifies a warrant as equity so long as it is “indexed to the Company’s equity” and several specific conditions for equity classification are met.  A warrant is not considered indexed to the Company’s equity, in general, when it contains certain types of exercise contingencies or contains certain provisions that may alter either the number of shares issuable under the warrant or the exercise price of the warrant, including, among other things, a provision that could require a reduction to the then current exercise price each time the Company subsequently issues equity or convertible instruments at a per share price that is less than the current conversion price (also known as a “full ratchet down round provision”). If a warrant is not indexed to the Company’s equity, it is classified as a derivative liability which is carried on the consolidated balance sheet at fair value with any changes in its fair value recognized currently in the statement of operations.

The Company has outstanding warrants at September 30, 2017 and December 31, 2016 accounted for as derivative liabilities, because they contain full-ratchet down round provisions (see notes 11 and 17). The Company also has equity classified warrants outstanding at September 30, 2017 and December 31, 2016 (see note 17).

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities measured at fair value are categorized based on whether the inputs are observable in the market and the degree that the inputs are observable. Inputs refer broadly to the assumptions that market participants would use in pricing the asset or liability, including assumptions about risk. Observable inputs are based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s own assumptions based on the best information available in the circumstances. The fair value hierarchy prioritizes the inputs used to measure fair value into three broad levels, defined as follows:

Level 1	—	Inputs are quoted prices in active markets for identical assets or liabilities as of the reporting date.
Level 2	—

Inputs other than quoted prices included within Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated with observable market data.

Level 3	—

Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies, and similar techniques that use significant unobservable inputs. Unobservable inputs for the asset or liability that reflect management’s own assumptions about the assumptions that market participants would use in pricing the asset or liability as of the reporting date.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

To account for the acquisition of 42West that occurred on March 30, 2017, the Company made a number of fair value measurements related to the different forms of consideration paid for 42West and of the identified assets acquired and liabilities assumed. In addition, the Company makes fair value measurements of its Put Rights and Contingent Consideration. See Note 4 and 11 for further discussion and disclosures.

Certain warrants issued in 2016 are measured and carried at fair value on a recurring basis in the condensed consolidated financial statements. See note 11 for disclosures regarding those fair value measurements.

As of September 30, 2016, and for the three and nine months then ended, the Company had no assets or liabilities measured at fair value, on a recurring or nonrecurring basis.

Business Segments

Through March 30, 2017 (the date the Company acquired 42West) (see Note 4), the Company operated the following business segments:

1)

Dolphin Digital Media (USA): The Company created online kids clubs and derives revenue from annual membership fees.

2)

Dolphin Digital Studios: Dolphin Digital Studios creates original programming that premieres online, with an initial focus on content geared toward tweens and teens.

3)

Dolphin Films: Dolphin Films produces motion pictures, with an initial focus on family content. The motion pictures are distributed, through third parties, in the domestic and international markets. The Company derived a majority of its revenues from this segment during the three and nine months ended September 30, 2016.

Based on an analysis of the Company’s operating segments and the provisions of ASC 280, Segment Reporting (ASC 280), the Company believes it meets the criteria for aggregating these operating segments into a single reporting segment because they have similar economic characteristics, similar nature of product sold, (content), similar production process (the Company uses the same labor force, and content) and similar type of customer (children, teens, tweens and family).

With the acquisition of 42West, the Company has identified an additional operating segment meeting the criteria in ASC 280 for a separate reporting segment. The new segment is Entertainment Publicity and primarily provides talent, entertainment and targeted marketing, and strategic communications services. See Note 19 for Segment reporting for the three and nine months ended September 30, 2017.

NOTE 4 — ACQUISITION OF 42WEST

On March 30, 2017, the “Company entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”), by and among the Company and the Sellers. Pursuant to the Purchase Agreement, the Company acquired from the Sellers 100% of the membership interests of 42West and 42West became a wholly-owned subsidiary of the Company. 42West is an entertainment public relations agency offering talent, entertainment and targeted marketing and strategic communications services.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

The consideration paid by the Company in connection with the 42West Acquisition was $18,666,666 (less, the amount of 42West’s transaction expenses paid by the Company and payments by the Company of certain 42West indebtedness) in shares of Common Stock, determined based on the Company’s 30-trading-day average stock price prior to the closing date of $9.22 per share, plus the potential to earn up to an additional $9.3 million (less payment of certain taxes) in shares of Common Stock, determined based on $9.22 per share. As a result, the Company (i) issued 615,140 shares of Common Stock to the Sellers on the closing date (the “Initial Consideration”), (ii) (a) issued 172,275 shares of Common Stock to certain current 42West employees and a former 42West employee on April 13, 2017, to settle change in control provisions in their pre-existing employment and termination agreements (the “Change in Control Provisions”), (b) issued 59,320 shares of restricted stock as employee stock bonuses (the “Employee Bonus Shares”) under the Company's 2017 equity Incentive Plan, and (c) will issue approximately 767,563 shares of Common Stock to the Sellers, and 213,348 shares of Common Stock to certain current and former 42West employees to settle the Change in Control Provisions, on January 2, 2018 (the “Post-Closing Consideration”), and (iii) potentially may issue up to approximately 856,414 shares of Common Stock to the Sellers, and 125,149 shares to certain current and former 42West employees in accordance with the Change in Control Provisions, based on the achievement of specified 42West financial performance targets over a three-year period beginning January 1, 2017 and ending December 31, 2019 as set forth in the Purchase Agreement (the “Earn-Out Consideration”, and together with the Initial Consideration and the Post-Closing Consideration, (the “Stock Consideration”). The Purchase Agreement allows for a working capital adjustment to be calculated within 30 days of the closing of the transaction. On April 13, 2017, the Company issued 50,000 shares of Common Stock to the Sellers as a provisional working capital adjustment, and on August 30, 2017 the Company made a final cash payment to the Sellers of $185,031 to settle the working capital adjustment once all information was agreed to between the Sellers and the Company. None of the Common Stock included in the Stock Consideration have been registered under the Securities Act except for the Employee Bonus Shares.

The Company also agreed to pay the Sellers’ transaction costs and assumed certain tax liabilities incurred or to be incurred by the Sellers based on the proceeds they receive.

The issuance of 59,320 Employee Bonus Shares and the potential issuance of 117,788 shares as part of the Earn-Out Consideration to current employees (the “Employee Earn-Out Shares”) are conditioned on the employees remaining employed by the Company up to the date the shares become issuable. If an employee does not remain employed for the requisite service period, the shares they forfeit will be allocated among and issued to the Sellers. The Employee Bonus Shares and Employee Earnout Shares are not considered part of the accounting consideration transferred to acquire 42West. The Employee Bonus Shares will be accounted for under ASC 718, Compensation Stock-Compensation, which will result in compensation expense in the Company’s consolidated statements of operations. On August 21, 2017, the Company granted 59,320 of nonvested restricted stock to current 42West employees, of which 58,205 shares remain outstanding at September 30, 2017.

The Purchase Agreement contains customary representations, warranties, covenants and indemnifications.

Also in connection with the 42West Acquisition, on March 30, 2017, the Company entered into put agreements (the “Put Agreements”) with each of the Sellers. Pursuant to the terms and subject to the conditions set forth in the Put Agreements, the Company has granted the Sellers the right, but not obligation, to cause the Company to purchase up to an aggregate of 1,187,094 of their shares of Common Stock received as Stock Consideration for a purchase price equal to $9.22 per share during certain specified exercise periods set forth in the Put Agreements up until December 2020 (the “Put Rights”). During the three months ended September 30, 2017, the Sellers, in accordance with the Put Agreements, caused the Company to purchase 40,672 shares of Common Stock for an aggregate amount of $375,000.

Each of Leslee Dart, Amanda Lundberg and Allan Mayer (the “Principal Sellers”) has entered into employment agreements with the Company to continue as employees of the Company for a three-year term after the closing of the 42West Acquisition. Each of the employment agreements of the Principal Sellers contains lock-up provisions pursuant to which each Principal Seller has agreed not to transfer any shares of Common Stock in the first year, except pursuant to an effective registration statement on Form S-1 or Form S-3 promulgated under the Securities Act (an “Effective Registration Statement”) or upon exercise of the Put Rights pursuant to the Put Agreement, and, except pursuant to an Effective Registration Statement, no more than 1/3 of the Initial Consideration and Post-Closing Consideration received by such Principal Seller in the second year and no more than an additional 1/3 of the Initial Consideration and Post-Closing Consideration received by such Principal Seller in the third year, following the closing date. The non-executive employees of 42West were retained as well.

DOLPHIN ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

In addition, in connection with the 42West Acquisition, on March 30, 2017, the Company entered into a registration rights agreement with the Sellers (the “Registration Rights Agreement”) pursuant to which the Sellers are entitled to rights with respect to the registration under the Securities Act. All fees, costs and expenses of underwritten registrations under the Registration Rights Agreement will be borne by the Company. At any time after the one-year anniversary of the Registration Rights Agreement, the Company will be required, upon the request of such Sellers holding at least a majority of the Stock Consideration received by the Sellers, to file a registration statement on Form S-1 and use its reasonable efforts to affect a registration covering up to 25% of the Stock Consideration received by the Sellers. In addition, if the Company is eligible to file a registration statement on Form S-3, upon the request of such Sellers holding at least a majority of the Stock Consideration received by the Sellers, the Company will be required to use its reasonable efforts to affect a registration of such shares on Form S-3 covering up to an additional 25% of the Stock Consideration received by the Sellers. The Company is required to effect only one registration on Form S-1 and one registration statement on Form S-3, if eligible. The right to have the Stock Consideration received by the Sellers registered on Form S-1 or Form S-3 is subject to other specified conditions and limitations.

The provisional acquisition-date fair value of the consideration transferred totaled $24,113,798, which consisted of the following:

Common Stock issued at closing and in April 2017 (787,415 shares)	$6,693,028
Common Stock issuable on January 2, 2018 (980,911 shares)	8,337,739
Contingent Consideration	3,627,000
Put Rights	3,800,000
Sellers’ transaction costs paid at closing	260,000
Sellers’ tax liabilities assumed	786,000
Working capital adjustment (50,000 shares issued in April 2017 plus paid $185,031 in cash in August 2017)	610,031
$24,113,798

The fair values of the 787,415 shares of Common Stock issued at closing and in April 2017, the 50,000 share of Common Stock issued on April 13, 2917 and the 980,911 shares of Common Stock to be issued on January 2, 2018 were determined based on the closing market price of the Company’s Common Stock on the acquisition date of $8.50 per share.

The Earn-Out Consideration arrangement requires the Company to pay up to 863,776 shares of Common Stock to the Sellers and one former employee of 42West to settle a Change in Control Provision (the “Contingent Consideration”), on achievement of adjusted EBITDA targets based on the operations of 42West over the three-year period beginning January 1, 2017. The provisional fair value of the Contingent Consideration was estimated using a Monte Carlo Simulation model, which incorporated significant inputs that are not observable in the market, and thus represents a Level 3 measurement as defined in ASC 820. The unobservable inputs utilized for measuring the fair value of the Contingent Consideration reflect management’s own assumptions about the assumptions that market participants would use in valuing the Contingent Consideration as of the acquisition date. The key assumptions as of the acquisition date used in applying the Monte Carlo Simulation model are as follows: estimated risk-adjusted EBITDA figures ranging between $3,750,000 and $3,900,000; discount rates ranging between 11.75% and 12.25% applied to the risk-adjusted EBITDA estimates to derive risk-neutral EBITDA estimates; risk-free discount rates ranging from 1.03% to 1.55%, based on U.S. government treasury obligations with terms similar to those of the Contingent Consideration arrangement, applied to the risk-neutral EBITDA estimates; and an annual asset volatility estimate of 72.5%.

The provisional fair value of the Put Rights at the acquisition date was estimated using Black-Scholes Option Pricing Model, which incorporates significant inputs that are not observable in the market, and thus represents a Level 3 measurement as defined in ASC 820. The unobservable inputs utilized for measuring the fair value of the Put Rights reflect management’s own assumptions about the assumptions that market participants would use in valuing the Put Rights as of the acquisition date. The key assumptions in applying the Black Scholes Option Pricing Model are as follows: a discount rate range of 0.12% to 1.70% based on U.S Treasury obligations with a term similar to the exercise period for each of the rights to put shares to the Company as set forth in the Put Option agreements, and an equity volatility estimate of 75% based on the stock price volatility of the Company and certain publicly traded companies operating in the advertising services industry.

DOLPHIN ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

The Sellers’ tax liabilities assumed relates to the New York City Unincorporated Business Tax the Sellers will incur on the Initial Consideration, Post-Closing Consideration and potential Earn-Out Consideration received or to be received by them in connection with the 42West Acquisition. The Company’s obligation to pay the Sellers’ tax liabilities is a mutually agreed upon amount of $786,000, which was based on the Sellers’ estimates at the closing date of the 42West Acquisition of the amount of taxes to be owed, based on a 4% tax rate and the Sellers’ estimated taxable income. The estimated fair value of the Sellers’ tax liabilities assumed may change during the measurement period, pending receipt by the Company from the Sellers of an updated tax liability accrual, and ultimately the Sellers’ preparation of the related income tax returns related to the Initial Consideration. Therefore, the estimated fair value of the Sellers’ tax liabilities assumed is provisional.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date, March 30, 2017. Amounts in the table are provisional estimates that may change, as described below.

Cash	$273,625
Accounts receivable	1,706,644
Property, equipment and leasehold improvements	1,087,962
Other assets	265,563
Indemnification asset	300,000
Intangible assets	9,110,000
Total identifiable assets acquired	12,743,794

Accounts payable and accrued expenses	(731,475)
Line of credit and note payable	(1,025,000)
Settlement liability	(300,000)
Other liabilities	(902,889)
Tax liabilities	(22,000)
Total liabilities assumed	(2,981,364)
Net identifiable assets acquired	9,762,430
Goodwill	14,351,368
Net assets acquired	$24,113,798

Of the provisional fair value of the $9,110,000 of acquired identifiable intangible assets, $5,980,000 was assigned to customer relationships (10-year useful life), $2,760,000 was assigned to the trade name (10-year useful life), and $370,000 was assigned to non-competition agreements (3-year useful life), that were recognized at fair value on the acquisition date.

The estimated fair value of accounts receivable acquired is $1,706,644, with the gross contractual amount being $1,941,644. The Company expects $235,000 to be uncollectible. The estimated fair value of accounts receivable is provisional, pending the Company obtaining additional evidence of the actual amounts which will be collected.

The fair values of property and equipment and leasehold improvements of $1,087,962, and other assets of $265,563, are based on 42West’s carrying values prior to the acquisition, which approximate their fair values.

The estimated fair value of the settlement liability of $300,000 relates to 42West’s contingent liability to the Motion Picture Industry Pension Individual Account and Health Plans (collectively the “Plans”), two multiemployer pension funds and one multiemployer welfare fund, respectively, that are governed by the Employee Retirement Income Security Act of 1974, as amended (the “Guild Dispute”). The Plans intend to conduct an audit of 42West’s books and records for the period June 7, 2011 through August 20, 2016 in connection with the alleged contribution obligations of 42West to the Plans. Based on a recent audit for periods prior to June 7, 2011, the Company estimates that the probable amount the Plan may seek to collect from 42West is approximately $300,000, as of the acquisition date, in pension plan contributions, health and welfare plan contributions and union dues once the audit is completed. Accordingly, the Company has recorded a $300,000 settlement accrual liability for the probable amount of the liability it may incur due to the Motion Picture Industry Pension audit of the period from March 25, 2012 through August 20, 2016 (see Note 20). The Company has not recorded a liability as of the acquisition date for any exposure for additional settlement obligations related to the period from August 20, 2016 through March 30, 2017, as the Company has not reached a conclusion that a loss for that period is probable. Therefore, the ultimate amount related to the settlement liability as of March 30, 2017 may vary from the amount recorded, and as such, the estimated fair value of the settlement liability is provisional.

DOLPHIN ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

In accordance with the terms of the Purchase Agreement, the Sellers indemnified the Company with respect to the Guild Dispute for losses incurred related to the Company’s alleged contribution obligations to the Plans for the period between March 25, 2012 through March 26, 2016. The Company has recorded an indemnification asset related to the recorded settlement liability, measured at fair value on the same basis as the settlement liability. The indemnification asset represents the estimated fair value of the indemnification payment expected to be received from Sellers, related to the indemnification by the Sellers of the estimated settlement liability. As the estimated fair value of the settlement liability is provisional, so too is the estimated fair value of the indemnification asset.

The deferred tax liability related to 42West is a provisional estimate pending the completion of an analysis of deferred income taxes.

Based on the provisional fair values related to certain assets acquired and liabilities assumed discussed above, the $14,351,368 of goodwill is also provisional. The goodwill was assigned to the Entertainment Publicity reporting unit, which is at the same level as the Entertainment Publicity segment (see Note 19). The goodwill recognized is attributable primarily to expectations of continued successful efforts to obtain new customers, buyer specific synergies and the assembled workforce of 42West. The goodwill is expected to be deductible for income tax purposes.

The Company expensed $0 and $745,272 of acquisition related costs in the three and nine months ended September 30, 2017, respectively. These costs are included in the condensed consolidated statements of operations in the line item entitled “acquisition costs.”

The revenue and net income of 42West included in the consolidated amounts reported in the condensed consolidated statements of operations for the three and nine months ended September 30, 2017 are as follows:

	For the three months ended September 30, 2017	For the nine months ended September 30, 2017
Revenue	$5,409,166	$15,236,278
Net income	$247,247	$1,612,589

The following represents the pro forma consolidated operations for the three and nine months ended September 30, 2017 and September 30, 2016, respectively, as if 42West had been acquired on January 1, 2016 and its results had been included in the consolidated results of the Company beginning on that date:

Pro Forma Consolidated Statements of Operations

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Revenues	$6,808,014	$5,588,495	$19,862,073	$15,064,851
Net income (loss)	5,923,245	(11,617,330)	10,297,757	(22,205,725)

The pro forma amounts have been calculated after applying the Company’s accounting policies to the financial statements of 42West and adjusting the combined results of the Company and 42West to reflect (a) the amortization that would have been charged assuming the intangible assets had been recorded on January 1, 2006, (b) the reversal of 42West’s income taxes as if 42West had filed a consolidated income tax return with the Company beginning January 1, 2016, and (c) to exclude $207,564 and $795,272 of acquisition related costs that were originally expensed by the Company during the three months ended June 30, 2017 and by the Company and 42West on a combined basis during the six months ended June 30, 2017, respectively.

DOLPHIN ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

The following table summarizes the original and revised estimated fair values of the assets acquired and liabilities assumed at the acquisition date of March 30, 2017 and the related measurement period adjustments to the fair values recorded through September 30, 2017:

	March 31, 2017 (As initially reported)	Measurement Period Adjustments	September 30, 2017 (As adjusted)
Cash	$273,625	$—	$273,625
Accounts receivable	1,706,644	—	1,706,644
Property, equipment and leasehold improvements	1,087,962	—	1,087,962
Other assets	265,563	—	265,563
Indemnification asset	—	300,000	300,000
Intangible assets	9,110,000	—	9,110,000
Total identifiable assets acquired	12,443,794	300,000	12,743,794

Accounts payable and accrued expenses	(731,475)	—	(731,475)
Line of credit and note payable	(1,025,000)	—	(1,025,000)
Settlement liability	(300,000)	—	(300,000)
Other liabilities	(902,889)	—	(902,889)
Tax liabilities	(22,000)	—	(22,000)
Total liabilities assumed	(2,981,364)	—	(2,981,364)
Net identifiable assets acquired	9,462,430	—	9,762,430
Goodwill	13,996,337	355,031	14,351,368
Net assets acquired	$23,458,767	$655,031	$24,113,798

The above estimated fair values of assets acquired and liabilities assumed are based on the information that was available as of the acquisition date to estimate the fair value of assets acquired and liabilities assumed. As of March 31, 2017, the Company recorded the identifiable net assets acquired of $9,462,430 as shown in the table above in its condensed consolidated balance sheet. During the period from March 31, 2017 through September 30, 2017, the Company’s measurement period adjustments of $655,031 were made based on new information obtained after the acquisition date about facts and circumstances that existed as of the acquisition date, and, accordingly, the Company recognized these adjustments in its September 30, 2017 condensed consolidated balance sheet to reflect the adjusted identifiable net assets acquired of $9,762,430 as shown in the table above. The changes to the provisional amounts did not result in changes to the Company’s previously reported condensed consolidated income statement for the three months ended March 31, 2017.

The following is a reconciliation of the initially reported fair value to the adjusted fair value of goodwill:

Goodwill originally reported at March 31, 2017	$13,996,337
Changes to estimated fair values:
Contingent Consideration	86,000
Put Rights	(200,000)
Sellers’ tax liabilities assumed	159,000
Working capital adjustment	610,031
Indemnification asset	(300,000)
355,031
Adjusted goodwill	$14,351,368

The provisional estimated fair value of Contingent Consideration increased from the originally reported amount primarily due to changes in the estimated risk-adjusted EBITDA figures expected to be achieved during the earn-out period, changes to the risk-free discount rates and recalibration of the asset volatility estimate, which are inputs to the Monte Carlo simulation model used to calculate the fair value.

The provisional estimated fair value of the Put Rights decreased from the originally reported amount primarily due to a decrease in the annual asset volatility assumption.

DOLPHIN ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

The final working capital adjustment and provisional indemnification asset were initially determined subsequent to the issuance by the Company of its condensed consolidated financial statements for the three months ended March 31, 2017.

NOTE 5 — CAPITALIZED PRODUCTION COSTS, ACCOUNTS RECEIVABLES AND OTHER CURRENT ASSETS

Capitalized Production Costs

Capitalized production costs include the unamortized costs of completed motion pictures and digital projects which have been produced by the Company, costs of scripts for projects that have not been developed or produced and costs for projects that are in production. These costs include direct production costs and production overhead and are amortized using the individual-film-forecast method, whereby these costs are amortized and participations and residuals costs are accrued in the proportion that current year’s revenue bears to management’s estimate of ultimate revenue at the beginning of the current year expected to be recognized from the exploitation, exhibition or sale of the motion picture or web series.

Motion Pictures

For the three and nine months ended September 30, 2017, revenues earned from motion pictures were $1,398,839 and $4,625,801, respectively, mainly attributable to Max Steel, the motion picture released on October 14, 2016 and international sales of Believe, the motion picture released in December 2013. During the three and nine months ended September 30, 2016, the Company earned revenues of $1,140,000 and $1,144,157, respectively from the international sales of Max Steel and Believe. The Company amortized capitalized production costs (included as direct costs) in the condensed consolidated statements of operations using the individual film forecast computation method in the amount of $206,798 and $2,256,711, respectively during the three and nine months ended September 30, 2017 and $1,106,229 for each of the three and nine months ended September 30, 2016, related to Max Steel. All capitalized production costs for Believe were either amortized or impaired in prior years. Subsequent to the release of Max Steel, the Company used a discounted cash flow model and determined that the fair value of the capitalized production costs should be impaired by $2,000,000 due to a lower than expected domestic box office performance. As of September 30, 2017, and December 31, 2016, the Company had a balance of $1,933,219, and $4,189,930, respectively recorded as capitalized production costs related to Max Steel.

The Company has purchased scripts, including one from a related party, for other motion picture productions and has capitalized $237,500 and $215,000 in capitalized production costs as of September 30, 2017 and December 31, 2016 associated with these scripts. The Company intends to produce these projects but they were not yet in production as of September 30, 2017.

On November 17, 2015, the Company entered into a quitclaim agreement with a distributor for rights to a script owned by the Company. As part of the agreement the Company will receive $221,223 plus interest and a profit participation if the distributor decides to produce the motion picture within 24 months after the execution of the agreement. If the motion picture is not produced within the 24 months, all rights revert back to the Company. As per the terms of the agreement, the Company is entitled to co-finance the motion picture. As of September 30, 2017, the Company had not been notified by the distributor that it intends to produce the motion picture.

As of September 30, 2017, and December 31, 2016, respectively, the Company has total capitalized production costs of $2,170,719 and $4,404,930, net of accumulated amortization, tax incentives and impairment charges, recorded on its condensed consolidated balance sheets related to motion pictures.

Digital Productions

During the year ended December 31, 2016, the Company produced a new digital project showcasing favorite restaurants of NFL players throughout the country. The Company entered into a co-production agreement and was responsible for financing 50% of the project’s budget. Per the terms of the agreement, the Company is entitled to 50% of the profits of the project, net of any distribution fees. The show was produced throughout several cities in the U.S. The show was released on Destination America, a digital cable and satellite television channel, on September 9, 2017 and the Company does not expect to derive any revenues from this initial release.

DOLPHIN ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

During the three and nine months ended September 30, 2017 and 2016, the Company did not earn any revenues related to digital productions. During the nine months ended September 30, 2016, the Company impaired $2,439 of capitalized production costs related to digital productions.

As of September 30, 2017, and December 31, 2016, respectively, the Company has total capitalized production costs of $266,444 and $249,083, recorded on its condensed consolidated balance sheet related to the digital productions discussed above.

The Company has assessed events and changes in circumstances that would indicate that the Company should assess whether the fair value of the productions are less than the unamortized costs capitalized and did not identify indicators of impairment, other than those noted above.

Accounts Receivables

The Company entered into various agreements with foreign distributors for the licensing rights of our motion picture, Max Steel, in certain international territories. The motion picture was delivered to the distributors and other stipulations, as required by the contracts were met. As of September 30, 2017 and December 31, 2016, the Company had a balance of $2,025,160 and $3,668,646, respectively, in accounts receivable related to the revenues of Max Steel.

The Company’s trade accounts receivable related to its entertainment publicity business are recorded at amounts billed to customers, and presented on the balance sheet, net of the allowance for doubtful accounts. The allowance is determined by various factors, including the age of the receivables, current economic conditions, historical losses and other information management obtains regarding the financial condition of customers. As of September 30, 2017, the Company had a balance of $1,951,504, net of $164,000 of allowance for doubtful accounts of accounts receivable related to the entertainment publicity business. (note 4)

Other Current Assets

The Company had a balance of $450,648 and $2,665,781 in other current assets on its condensed consolidated balance sheets as of September 30, 2017 and December 31, 2016, respectively. As of September 30, 2017, these amounts were primarily comprised of deferred offering costs and an indemnification asset related to the 42West Acquisition. (See note 4 for further discussion). As of December 31, 2016, these amounts were primarily comprised of tax incentive receivables and prepaid loan interest.

Indemnification asset – The Company recorded in other current assets on its condensed consolidated balance sheet, $300,000 related to certain indemnifications associated with the 42West Acquisition.

Tax Incentives – The Company has access to government programs that are designed to promote film production in the jurisdiction. As of September 30, 2017, and December 31, 2016, respectively, the Company had a balance of $0 and $2,060,883 from these tax incentives. Tax incentives earned with respect to expenditures on qualifying film productions are included as an offset to capitalized production costs when the qualifying expenditures have been incurred provided that there is reasonable assurance that the credits will be realized.

Deferred offering costs – The Company incurred legal and professional fees in the amount of $116,204 related to the filing of its S-1 Registration Statement. These costs have been deferred until the final S-1 is filed.

Prepaid Interest – The Company entered into a loan and security agreement to finance the distribution and marketing costs of Max Steel and prepaid interest related to the agreement. As of September 30, 2017, and December 31, 2016, there was a balance of $0 and $602,697 of prepaid interest.

DOLPHIN ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

NOTE 6 — PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Property, equipment and leasehold improvement consists of:

	September 30, 2017	December 31, 2016
Furniture and fixtures	$539,715	$65,311
Computers and equipment	408,058	41,656
Leasehold improvements	356,946	7,649
	1,304,719	114,616
Less: accumulated depreciation	(192,820)	(79,428)
	$1,111,899	$35,188

The Company depreciates furniture and fixtures over a useful life of between five and seven years, computer and equipment over a useful life of between three and five years and leasehold improvements over the remaining term of the related leases. On June 1, 2017, the Company entered into a sublease agreement for one of its offices in Los Angeles. As part of the sublease agreement, the Company agreed to allow the subtenant to acquire the fixed assets in the office. As a result, the Company wrote off $64,814 of property, equipment and leasehold improvements and $36,789 of accumulated depreciation. This resulted in a loss in the amount of $28,025 that was recorded on the condensed consolidated statement of operations for the nine months ended September 30, 2017 as loss on disposal of furniture, office equipment and leasehold improvements. The balances as of September 30, 2017 include the provisional amounts of the Company’s newly acquired subsidiary 42West. (See note 4)

NOTE 7 — INVESTMENT

Investments, at cost, consist of 344,980 shares of common stock of VRC. In exchange for services rendered by 42West to VRC during 2015, 42West received both cash consideration and a promissory note that was convertible into shares of common stock of VRC. On April 7, 2016, VRC closed an equity financing round resulting in common stock being issued to a third-party investor. This transaction triggered the conversion of all outstanding promissory notes into shares of common stock of VRC. The Company’s investment in VRC represents less than 1% noncontrolling ownership interest in VRC. The Company had a balance of $220,000 on its condensed consolidated balance sheet as of September 30, 2017, related to this investment.

NOTE 8 — DEBT

Loan and Security Agreements

First Group Film Funding

During the years ended December 31, 2013 and 2014, the Company entered into various loan and security agreements with individual noteholders (the “First Loan and Security Noteholders”) for notes with an aggregate principal amount of $11,945,219 to finance future motion picture projects (the “First Loan and Security Agreements”). During the year ended December 31, 2015, one of the First Loan and Security Noteholders increased its funding under its respective First Loan and Security Agreement for an additional $500,000 note and the Company used the proceeds to repay $405,219 to another First Loan and Security Noteholder. Pursuant to the terms of the First Loan and Security Agreements, the notes accrued interest at rates ranging from 11.25% to 12% per annum, payable monthly through June 30, 2015. During 2015, the Company exercised its option under the First Loan and Security Agreements, to extend the maturity date of these notes until December 31, 2016. In consideration for the Company’s exercise of the option to extend the maturity date, the Company was required to pay a higher interest rate, increasing by 1.25% resulting in rates ranging from 12.50% to 13.25%. The First Loan and Security Noteholders, as a group, were to receive the Company’s entire share of the proceeds from the motion picture productions funded under the First Loan and Security Agreements, on a prorata basis, until the principal investment was repaid. Thereafter, the First Loan and Security Noteholders, as a group, would have the right to participate in 15% of the Company’s future profits from these projects (defined as the Company’s gross revenues of such projects less the aggregate amount of principal and interest paid for the financing of such projects) on a prorata basis based on each First Loan and Security Noteholder’s loan commitment as a percentage of the total loan commitments received to fund specific motion picture productions.

DOLPHIN ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

On May 31, 2016 and June 30, 2016, the Company entered into debt exchange agreements with certain First Loan and Security Noteholders on substantially similar terms to convert an aggregate of $11,340,000 of principal and $1,811,490 of accrued interest into shares of Common Stock. Pursuant to the terms of such debt exchange agreements, the Company agreed to convert the debt owed to certain First Loan and Security Noteholders into Common Stock at an exchange rate of $10.00 per share and issued 1,315,149 shares of Common Stock. On May 31, 2016, the market price of a share of Common Stock was $13.98 and on June 30, 2016 it was $12.16. As a result, the Company recorded losses on the extinguishment of debt on its consolidated statement of operations of $3,328,366 for the nine months ended September 30, 2016 based on the difference between the fair value of the Common Stock issued and the carrying amount of outstanding balance of the exchanged notes on the date of the exchange. On December 29, 2016, as part of a global settlement agreement with an investor that was a noteholder under each of a First Loan and Security Agreement, a Web Series Agreement and a Second Loan and Security Agreement, the Company entered into a debt exchange agreement whereby the Company issued Warrant “J” that entitles the warrant holder to purchase shares of Common Stock at a price of $0.03 per share in settlement of $1,160,000 of debt from the note under the First Loan and Security Agreement. See Note 17 for further discussion of Warrant “J”.

The Company did not expense any interest during the three and nine months ended September 30, 2017 and expensed $38,741 and $1,358,585, respectively, in interest during the three and nine months ended September 30 2016, related to the First Loan and Security Agreements. The Company did not have any debt outstanding or accrued interest as of September 30, 2017 and December 31, 2016 related to the First Loan and Security Agreements on its condensed consolidated balance sheets.

Web Series Funding

During the years ended December 31, 2014 and 2015, the Company entered into various loan and security agreements with individual noteholders (the “Web Series Noteholders”) for an aggregate principal amount of notes of $4,090,000 which the Company used to finance production of its 2015 web series (the “Web Series Loan and Security Agreements”). Under the Web Series Loan and Security Agreements, the Company issued promissory notes that accrued interest at rates ranging from 10% to 12% per annum payable monthly through August 31, 2015, with the exception of one note that accrued interest through February 29, 2016. During 2015, the Company exercised its option under the Web Series Loan and Security Agreements to extend the maturity date of these notes to August 31, 2016. In consideration for the Company’s exercise of the option to extend the maturity date, the Company was required to pay a higher interest rate, increasing 1.25% resulting in interest rates ranging from 11.25% to 13.25%. Pursuant to the terms of the Web Series Loan and Security Agreements, the Web Series Noteholders, as a group, would have had the right to participate in 15% of the Company’s future profits generated by the series (defined as the Company’s gross revenues of such series less the aggregate amount of principal and interest paid for the financing of such series) on a prorata basis based on each Web Series Noteholder’s loan commitment as a percentage of the total loan commitments received to fund the series.

During the nine months ended September 30, 2016, the Company entered into thirteen individual debt exchange agreements (the “Web Series Debt Exchange Agreements”) on substantially similar terms with the Web Series Noteholders. Pursuant to the terms of the Web Series Debt Exchange Agreements, the Company and each Web Series Noteholder agreed to convert an aggregate of $4,204,547 of principal and accrued interest under the Web Series Loan and Security Agreements into an aggregate of 420,455 shares of Common Stock at an exchange price of $10.00 per share as payment in full of each of the notes issued under the Web Series Loan and Security Agreements. Mr. Nicholas Stanham, director of the Company, was one of the Web Series Noteholders that converted his note into shares of Common Stock. For the nine months ended September 30, 2016, the Company recorded a loss on extinguishment of debt in the amount of $ $588,694 due to the market price of the Common Stock being between $12.00 and $12.16 per share on the dates of the exchange.

During 2016, the Company also entered into (i) substantially identical Subscription Agreements with two Web Series Noteholders to convert $1,265,530 of principal and interest into an aggregate of 126,554 shares of Common Stock at an exchange price of $10.00 per share as payment in full of each of the notes issued under the Web Series Loan and Security Agreements and (ii) a global settlement agreement with another investor that was a Noteholder of a First Loan and Security Agreement, a Web Series Agreement and a Second Loan and Security Agreement. As part of the global settlement agreement, the Company entered into a debt exchange agreement whereby the Company issued Warrant “J” that entitles the warrant holder to purchase shares of Common Stock at a price of $0.03 per share in settlement of $340,000 of debt from the Web Series Loan and Security Agreement. See Note 17 for further discussion of Warrant “J”.

DOLPHIN ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

The Company did not expense any interest during the three and nine months ended September 30, 2017 and expensed $39,091 and $323,670 respectively, in interest during the three and nine months ended September 30, 2016, related to the Web Series Loan and Security Agreements. The Company did not have any debt outstanding or accrued interest as of September 30, 2017 and December 31, 2016 related to the Web Series Loan and Security Agreements on its condensed consolidated balance sheets.

Second Group Film Funding

During the year ended December 31, 2015, the Company entered into various loan and security agreements with individual noteholders (the “Second Loan and Security Noteholders”) for notes with an aggregate principal amount of $9,274,327 to fund a new group of film projects (the “Second Loan and Security Agreements”). Of this total aggregate amount, notes with an aggregate principal amount of $8,774,327 were issued in exchange for debt that had originally been incurred by DE LLC, primarily related to the production and distribution of the motion picture, “Believe”. The remaining $500,000 of principal amount was related to a note issued in exchange for cash. The notes issued pursuant to the Second Loan and Security Agreements accrue interest at rates ranging from 11.25% to 12% per annum, payable monthly through December 31, 2016. The Company did not exercise its option to extend the maturity date of these notes until July 31, 2018. The Second Loan and Security Noteholders, as a group, were to receive the Company’s entire share of the proceeds from the related group of film projects, on a prorata basis, until the principal balance was repaid. Thereafter, the Second Loan and Security Noteholders, as a group, would have the right to participate in 15% of the Company’s future profits from such projects (defined as the Company’s gross revenues of such projects less the aggregate amount of principal and interest paid for the financing of such projects) on a prorata basis based on each Second Loan and Security Noteholder’s loan principal as a percentage of the total loan proceeds received to fund the specific motion picture productions.

On May 31 and June 30, 2016, the Company entered into various debt exchange agreements on substantially similar terms with certain of the Second Loan and Security Noteholders to convert an aggregate of $4,344,350 of principal and accrued interest into shares of Common Stock. Pursuant to such debt exchange agreements, the Company agreed to convert the debt at an exchange price of $10.00 per share and issued 434,435 shares of Common Stock. On May 31, 2016, the market price of a share of the Common Stock was $13.98 and on June 30, 2016, it was $12.16. As a result, the Company recorded a loss on the extinguishment of debt of $1,312,059 on its consolidated statement of operations for nine months ended September 30, 2016, due to the difference between the exchange price and the market price of the Common Stock on the dates of exchange. During 2016, the Company repaid one of the Second Loan and Security Noteholders its principal investment of $300,000. On December 29, 2016, as part of a global settlement agreement with an investor that was a noteholder under each of a First Loan and Security Agreement, a Web Series Agreement and a Second Loan and Security Agreement, the Company entered into a debt exchange agreement whereby the Company issued Warrant “J” that entitles the warrant holder to purchase shares of Common Stock at a price of $0.03 per share in settlement of $4,970,990 of debt from the note under the Second Loan and Security Agreement. See Note 17 for further discussion of Warrant “J”.

During the three and nine months ended September 30, 2017, the Company did not record any interest expense related to the Second Loan and Security Agreements. The Company recorded $140,958 and $921,366, respectively during the three and nine months ended September 30, 2016 of interest expense related to the Second Loan and Security Agreements. The Company did not have any debt outstanding or accrued interest as of September 30, 2017 and December 31, 2016 related to the Second Loan and Security Agreements on its condensed consolidated balance sheets.

The Company accounts for the above agreements in accordance with ASC 470-10-25-2, which requires that cash received from an investor in exchange for the future payment of a specified percentage or amount of future revenue, shall be classified as debt.

DOLPHIN ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

Prints and Advertising Loan

During 2016, Dolphin Max Steel Holding, LLC, a Florida limited liability company (“Max Steel Holding”) and a wholly owned subsidiary of Dolphin Films, entered into a loan and security agreement (the “P&A Loan”) providing for up to $14,500,000 non-revolving credit facility that matures on August 25, 2017. Proceeds of the credit facility in the aggregate amount of $12,500,000 were used to pay a portion of the print and advertising expenses of the domestic distribution of Max Steel. To secure Max Steel Holding’s obligations under the P&A Loan, the Company granted to the lender a security interest in bank account funds totaling $1,250,000 pledged as collateral and recorded as restricted cash in the condensed consolidated balance sheet as of December 31, 2016, and rights to the assets of Max Steel Holdings. Repayment of the loan was intended to be made from revenues generated by Max Steel in the U.S. Max Steel did not generate sufficient funds to repay the loan prior to the maturity date. As a result, if the lender forecloses on the collateral securing the loan, the Company’s subsidiary will lose the copyright for Max Steel and, consequently, will no longer receive any revenues from the domestic distribution of Max Steel. In addition, the Company would impair the entire capitalized production costs of Max Steel included as an asset on its balance sheet, which as of September 30, 2017 was $1,933,219. The P&A Loan is also partially secured by a $4,500,000 corporate guaranty from a party associated with the film, of which Dolphin has backstopped $620,000. The lender had retained a reserve of $1,531,871 for loan fees and interest. Amounts borrowed under the credit facility accrue interest at either (i) a fluctuating per annum rate equal to the 5.5% plus a base rate or (ii) a per annum rate equal to 6.5% plus the LIBOR determined for the applicable interest period.

During the nine months ended September 30, 2017, the Company agreed to allow the lender to apply the balance held as restricted cash to the loan balance. On September 18, 2017, the party associated with the film paid the lender the guaranty of $4,500,000 and the Company recorded the $620,000 backstop in other current liabilities. As September 30, 2017 and December 31, 2016, the Company had an outstanding balance of $2,366,689 and $12,500,000, respectively, related to this agreement recorded on the condensed consolidated balance sheets. On its condensed consolidated statement of operations for the three and nine months ended September 30, 2017, the Company recorded (i) interest expense of $177,225 and $602,697, respectively, related to the P&A Loan and (ii) $500,000 in direct costs from loan proceeds that were not used by the distributor for the marketing of the film and returned to the lender.

Production Service Agreement

During the year ended December 31, 2014, Dolphin Films entered into a financing agreement for the production of one of the Company’s feature films, Max Steel (the “Production Service Agreement”). The Production Service Agreement was for a total amount of $10,419,009 with the lender taking an $892,619 producer fee. The Production Service Agreement contained repayment milestones to be made during the year ended December 31, 2015, that if not met, accrued interest at a default rate of 8.5% per annum above the published base rate of HSBC Private Bank (UK) Limited until the maturity on January 31, 2016 or the release of the movie. Due to a delay in the release of Max Steel, the Company did not make the repayments as prescribed in the Production Service Agreement. As a result, the Company recorded accrued interest of $1,425,146 and $1,147,520, respectively, as of September 30, 2017 and December 31, 2016 in other current liabilities on the Company’s condensed consolidated balance sheets. The loan was partially secured by international distribution agreements entered into by the Company prior to the commencement of principal photography and the receipt of tax incentives. As a condition to the Production Service Agreement, the Company acquired a completion guarantee from a bond company for the production of the motion picture. The funds for the loan were held by the bond company and disbursed as needed to complete the production in accordance with the approved production budget. The Company recorded debt as funds were transferred from the bond company for the production.

As of September 30, 2017, and December 31, 2016 the Company had outstanding balances of $2,697,157 and $6,243,069, respectively, related to this debt on its condensed consolidated balance sheets.

DOLPHIN ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

Line of Credit

The Company’s subsidiary, 42West had a revolving line of credit with City National Bank under a revolving note, which matured on November 1, 2017. The revolving note was not renewed and the Company is seeking to establish a new credit facility. The note bears interest at the prime rate of City National Bank plus 0.875% per annum and is payable monthly. Amounts outstanding under the note are secured by substantially all of 42West’s assets and are guaranteed by the Principal Sellers of 42West. The maximum amount that could be drawn on the line of credit was $1,750,000 prior to its expiration; however, upon maturity of the note the Company no longer has the ability to borrow additional amounts under the line of credit. Upon closing of the acquisition of 42West, the line of credit had a balance of $500,000. On April 27, 2017, the Company drew an additional $250,000 from the line of credit to be used for working capital. As a result, the balance as of September 30, 2017 was $750,000. As of the date of this filing, City National Bank has not called the outstanding principal of the revolving note; however, the Company has sufficient liquidity to satisfy all of its outstanding obligations under the revolving note in such event. Under the revolving note, an event of default will occur if we fail to pay any principal when due after five days’ notice and an opportunity to cure.

Payable to Former Member of 42West

During 2011, 42West entered into an agreement to purchase the membership interest of one of its members. Pursuant to the agreement, the outstanding principal shall be payable immediately if 42West sells, assigns, transfers, or otherwise disposes all or substantially all of its assets and/or business prior to December 31, 2018. In connection with the Company’s acquisition of 42West, (note 4), payment of this redemption was accelerated, with $300,000 paid during April 2017, and the remaining $225,000 to be paid in January 2018. The outstanding balance at September 30, 2017 of $225,000 has been included in other current liabilities on the accompanying condensed consolidated balance sheet.

NOTE 9 — NOTES PAYABLE

Convertible Notes

2015 Convertible Debt

On December 7, 2015, the Company entered into a subscription agreement with an investor to sell up to $7,000,000 in convertible promissory notes of the Company. The promissory note would bear interest on the unpaid balance at a rate of 10% per annum, and became due and payable on December 7, 2016. The promissory note could have been prepaid at any time without a penalty. Pursuant to the subscription agreement, the Company issued a convertible note to the investor in the amount of $3,164,000. At any time prior to the maturity date, the investor had the right, at its option, to convert some or the entire convertible note into Common Stock. The convertible note had a conversion price of $10.00 per share. The outstanding principal amount and all accrued interest were mandatorily and automatically converted into Common Stock, at the conversion price, upon the average market price per share of Common Stock being greater than or equal to the conversion price for twenty trading days.

During the three months ended March 31, 2016, a triggering event occurred pursuant to the convertible note agreement. As such 316,400 shares of Common Stock were issued in satisfaction of the convertible note payable. For the nine months ended September 30, 2016, the Company recorded interest expense of $31,207 on its condensed consolidated statements of operations. No interest expense was recorded for the nine months ended September 30, 2017.

2017 Convertible Debt

On July 18, July 26, July 27, July 31, August 30, September 6, September 8 and September 22, 2017, the Company entered into subscription agreements pursuant to which it issued convertible promissory notes, each with substantially similar terms, for an aggregate principal amount of $875,000. Each of the convertible promissory notes bears interest at a rate of 10% per annum and matures one year from the date of issue, with the exception of one note in the amount of $75,000 which matures two years from the date of issue. The principal and any accrued interest of each of the convertible promissory notes are convertible by the respective holder at a price equal to either (i) the 90-trading day average price per share of common stock as of the date the holder submits a notice of conversion or (ii) if an Eligible Offering (as similarly defined in each of the convertible promissory notes) of common stock is made, 95% of the Public Offering Share price (as similarly defined in each of the convertible promissory notes).

DOLPHIN ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

Nonconvertible Notes

On September 20, 2017, the Company signed a promissory note in the amount of $150,000 with a maturity date of September 20, 2018. The promissory note bears interest at 10% per annum and may be repaid at any time without a penalty. The promissory note is held by an entity of which Allan Mayer, a director, shareholder and employee of the Company, is the trustee.

On June 14, 2017, the Company signed a promissory note in the amount of $400,000 with a two year term, expiring on June 14, 2019. The promissory note bears interest of 10% per annum and can be prepaid without a penalty after the initial six months.

On April 18, 2017, the Company signed a promissory note in the amount of $250,000 with an initial maturity date of October 18, 2017, bearing interest at 10% per annum. The maturity date of the promissory note has been extended to December 15, 2017 with an interest rate of 12%.

On April 10, 2017, the Company signed two promissory notes with an aggregate principal amount of $300,000 on substantially identical terms. Both promissory notes are held by one noteholder, and had an initial maturity date of October 10, 2017, bearing interest at 10% per annum. The maturity date of the promissory note has been extended to December 15, 2017 on substantially identical terms.

On July 5, 2012, the Company signed an unsecured promissory note in the amount of $300,000 bearing 10% interest per annum and payable on demand.

No principal payments were made on the promissory notes during the three and nine months ended September 30, 2017. The Company made interest payments in the aggregate amount of $26,459 and had a balance of $181,146 and $134,794 as of September 30, 2017 and December 31, 2016, respectively, of accrued interest recorded in other current liabilities in its condensed consolidated balance sheets, related to these promissory notes. The Company recorded interest expense for the three and nine months ended September 30, 2017 of $41,989 and $68,088, respectively, and $7,562 and $22,521 for the three and nine months ended September 30, 2016, respectively, related to these promissory notes. As of September 30, 2017 and December 31, 2016, the Company had a balance of $1,800,000 and $300,000, respectively, on its consolidated balance sheets in current liabilities and $475,000 and $0, respectively, in noncurrent liabilities relating to these notes payable.

NOTE 10 — LOANS FROM RELATED PARTY

On December 31, 2011, the Company issued an unsecured revolving promissory note (the “DE Note”) to DE LLC, an entity wholly owned by the Company’s CEO. The DE Note accrued interest at a rate of 10% per annum. DE LLC had the right at any time to demand that all outstanding principal and accrued interest be repaid with a ten-day notice to the Company. On March 4, 2016, the Company entered into a subscription agreement (the “Subscription Agreement”) with DE LLC. Pursuant to the terms of the Subscription Agreement, the Company and DE LLC agreed to convert the $3,073,410 aggregate amount of principal and interest outstanding under the DE Note into 307,341 shares of Common Stock. The shares were converted at a price of $10.00 per share. On the date of the conversion that market price of the shares was $12.00 and as a result the Company recorded a loss on the extinguishment of the debt of $614,682 on the condensed consolidated statement of operations for the nine months ended September 30, 2016. During the nine months ended September 30, 2016, the Company recorded interest expense in the amount of $32,008 on its condensed consolidated statement of operations.

DOLPHIN ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

In addition, DE LLC has previously advanced funds for working capital to Dolphin Films. During the year ended December 31, 2015, Dolphin Films agreed to enter into second Loan and Security Agreements with certain of DE LLC’s debtholders, pursuant to which the debtholders exchanged their DE Notes for notes issued by Dolphin Films totaling $8,774,327. See note 8 for more details. The amount of debt assumed by Dolphin Films was applied against amounts owed to DE LLC by Dolphin Films. During 2016, Dolphin Films entered into a promissory note with DE LLC (the “New DE Note”) in the principal amount of $1,009,624. The New DE Note is payable on demand and bears interest at 10% per annum. During the nine months ended September 30, 2017, the Company agreed to include certain script costs and other payables totaling $594,315 that were owed to DE LLC as part of the New DE Note. During the nine months ended September 30, 2017, the Company received proceeds related to the New DE Note from DE LLC in the amount of $1,388,000 and repaid DE LLC $681,773. As of September 30, 2017, and December 31, 2016, Dolphin Films owed DE LLC $1,734,867 and $684,326, respectively, that was recorded on the condensed consolidated balance sheets. Dolphin Films recorded interest expense of $45,055 and $112,473 for the three and nine months ended September 30, 2017.

As discussed in Note 9, the Company signed a promissory note and received $150,000 from an entity, of which Allan Mayer, director, shareholder and employee of the Company, is the trustee.

NOTE 11 — FAIR VALUE MEASUREMENTS

Warrants

During 2016, the Company issued Series G, H, I, J and K Common Stock warrants (the “Warrants”) for which the Company determined that the Warrants should be accounted for as derivatives (see Note 17), for which a liability is recorded in the aggregate and measured at fair value in the consolidated balance sheets on a recurring basis, and the change in fair value from one reporting period to the next is reported as income or expense in the consolidated statements of operations. On March 31, 2017, Warrants J and K were exercised.

The Company records the fair value of the liability in the condensed consolidated balance sheets under the caption “Warrant liability” and records changes to the liability against earnings or loss under the caption “Changes in fair value of warrant liability” in the condensed consolidated statements of operations. The carrying amount at fair value of the aggregate liability for the Warrants recorded on the condensed consolidated balance sheet at September 30, 2017 and December 31, 2016 is $2,774,583 and $20,405,190. Due to the change in the fair value of the Warrant Liability for the period in which the Warrants were outstanding during the three and nine months ended September 30, 2017, the Company recorded a gain on the change in fair value of the warrant liability of $1,396,094 and $7,685,607, respectively, for the three and nine months ended September 30, 2017, in the condensed consolidated statement of operations.

The Warrants outstanding at September 30, 2017 have the following terms:

	Issuance Date	Number of Common Shares	Per Share Exercise Price	Remaining Term (Months)	Expiration Date
Series G Warrants	November 4, 2016	750,000	$9.22	4	January 31, 2018
Series H Warrants	November 4, 2016	250,000	$9.22	16	January 31, 2019
Series I Warrants	November 4, 2016	250,000	$9.22	28	January 31, 2020

The Warrants have an adjustable exercise price due to a full ratchet down round provision, which would result in a downward adjustment to the exercise price in the event the Company completes a financing in which the price per share of the financing is lower than the exercise price of the Warrants in effect immediately prior to the financing.

Due to the existence of the full ratchet down round provision, which creates a path-dependent nature of the exercise prices of the Warrants, the Company concluded it is necessary to measure the fair value of the Warrants using a Monte Carlo Simulation model, which incorporates inputs classified as “level 3” according to the fair value hierarchy in ASC 820, Fair Value. In general, level 3 assumptions utilize unobservable inputs that are supported by little or no market activity in the subject instrument and that are significant to the fair value of the liabilities. The unobservable inputs the Company utilizes for measuring the fair value of the Warrant liability reflects management’s own assumptions about the assumptions that market participants would use in pricing the asset or liability as of the reporting date.

DOLPHIN ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

The Company determined the fair values of the Warrants by using the following key inputs to the Monte Carlo Simulation model at September 30, 2017:

	As of September 30, 2017
Inputs	Series G	Series H	Series I
Volatility (1)	71.2%	67.0%	76.3%
Expected term (years)	0.33	1.33	2.33
Risk free interest rate	1.107%	1.363%	1.520%
Common stock price	$8.40	$8.40	$8.44
Exercise price	$9.22	$9.22	$9.22

(1)

“Level 3” input.

The stock volatility assumption represents the range of the volatility curves used in the valuation analysis that the Company has determined market participants would use based on comparison with similar entities. The risk-free interest rate is interpolated where appropriate, and is based on treasury yields. The valuation model also included a level 3 assumption as to dates of potential future financings by the Company that may cause a reset of the exercise price.

Since derivative financial instruments are initially and subsequently carried at fair values, the Company’s income or loss will reflect the volatility in changes to these estimates and assumptions. The fair value is most sensitive to changes at each valuation date in the Company’s Common Stock price, the volatility rate assumption, and the exercise price, which could change if the Company were to do a dilutive future financing.

For the Warrants, which measured at fair value categorized within Level 3 of the fair value hierarchy, the following is a reconciliation of the fair values from December 31, 2016 to September 30, 2017:

	Warrants “G”, “H” and “I”	Warrants “J” and “K”	Total
Beginning fair value balance reported in the consolidated balance sheet at December 31, 2016	$6,393,936	$14,011,254	$20,405,190
Change in fair value (gain) reported in the statements of operations	(3,619,353)	(4,066,254)	(7,685,607)
Exercise of “J” and “K” Warrants	—	(9,945,000)	(9,945,000)
Ending fair value balance reported in the condensed consolidated balance sheet at September 30, 2017	$2,774,583	$—	$2,774,583

Put Rights

In connection with the 42West Acquisition (note 4), on March 30, 2017, the Company entered into Put Agreements with each of the Sellers. Pursuant to the terms and subject to the conditions set forth in the Put Agreements, the Company has granted the Sellers the right, but not obligation, to cause the Company to purchase up to an aggregate of 1,187,094 of their shares of Common Stock received as Stock Consideration for a purchase price equal to $9.22 per share during certain specified exercise periods set forth in the Put Agreements up until December 2020 (the “Put Rights”). During the nine months ended September 30, 2017, the Sellers, in accordance with the Put Agreements, caused the Company to purchase 116,591 shares of Common Stock for an aggregate amount of $1,075,000.

The Company records the fair value of the liability in the condensed consolidated balance sheets under the caption “Put Rights” and records changes to the liability against earnings or loss under the caption “Changes in fair value of put rights and contingent consideration” in the condensed consolidated statements of operations. The fair value of the Put Rights on the date of acquisition was $3,800,000. The carrying amount at fair value of the aggregate liability for the Put Rights recorded on the condensed consolidated balance sheet at September 30, 2017 is $3,700,000. Due to the change in the fair value of the Put Rights for the period in which the Put Rights were outstanding during the three and nine months ended September 30, 2017, the Company recorded a gain on the put rights of $200,000 and $100,000, respectively, in the condensed consolidated statement of operations. The Company measured the fair value of the Put Rights as of the date of the acquisition.

DOLPHIN ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

The Company utilized the Black-Scholes Option Pricing Model, which incorporates significant inputs that are not observable in the market, and thus represents a Level 3 measurement as defined in ASC 820. The unobservable inputs utilized for measuring the fair value of the Put Rights reflect management’s own assumptions about the assumptions that market participants would use in valuing the Put Rights as of the acquisition date and September 30, 2017.

The Company determined the fair value by using the following key inputs to the Black-Scholes Option Pricing Model:

Inputs	On the date of Acquisition (March 30, 2017)	As of September 30, 2017
Equity Volatility estimate	75%	82.5%
Discount rate based on US Treasury obligations	0.12%-1.70%	1.04%-1.62%

For the Put Rights, which measured at fair value categorized within Level 3 of the fair value hierarchy, the following is a reconciliation of the fair values from the date of acquisition (March 30, 2017) to September 30, 2017:

Beginning fair value balance on the Acquisition Date (March 30, 2017)	$3,800,000
Change in fair value (loss) reported in the statements of operations	(100,000)
Ending fair value balance reported in the condensed consolidated balance sheet at September 30, 2017	$3,700,000

Contingent Consideration

In connection with the 42West acquisition (note 4), the Sellers have the potential to earn up to $9,333,333 (1,727,551 shares of Common Stock) on achievement of adjusted EBITDA targets based on the operations of 42West over the three-year period beginning January 1, 2017 (the “Contingent Consideration”).

The Company records the fair value of the liability in the condensed consolidated balance sheets under the caption “Contingent Consideration” and records changes to the liability against earnings or loss under the caption “Changes in fair value of put rights and contingent consideration” in the condensed consolidated statements of operations. The fair value of the Contingent Consideration on the date of acquisition was $3,627,000. The carrying amount at fair value of the aggregate liability for the Contingent Consideration recorded on the condensed consolidated balance sheet at September 30, 2017 is $3,973,000. Due to the change in the fair value of the Contingent Consideration for the period in which the Contingent Consideration was outstanding during the three and nine months ended September 30, 2017, the Company recorded a loss on the contingent consideration of $230,000 and $346,000, respectively in the condensed consolidated statement of operations. The Company measured the fair value of the Contingent Consideration as of the date of the acquisition.

The Company utilized a Monte Carlo Simulation model, which incorporates significant inputs that are not observable in the market, and thus represents a Level 3 measurement as defined in ASC 820. The unobservable inputs utilized for measuring the fair value of the Contingent Consideration reflect management’s own assumptions about the assumptions that market participants would use in valuing the Contingent Consideration as of the acquisition date.

The Company determined the fair value by using the following key inputs to the Monte Carlo Simulation Model:

Inputs	On the date of Acquisition (March 30, 2017)	As of September 30, 2017
Risk Free Discount Rate (based on US government treasury obligation with a term similar to that of the Contingent Consideration)	1.03% -1.55%	1.31% - 1.62%
Annual Asset Volatility Estimate	72.5%	80%
Estimated EBITDA	$3,600,000 - $3,900,000	$3,600,000 - $3,900,000

DOLPHIN ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

For the Contingent Consideration, which measured at fair value categorized within Level 3 of the fair value hierarchy, the following is a reconciliation of the fair values from the date of acquisition (March 30, 2017) to September 30, 2017:

Beginning fair value balance on the Acquisition Date (March 30, 2017)	$3,627,000
Change in fair value reported in the statements of operations	346,000
Ending fair value balance reported in the condensed consolidated balance sheet at September 30, 2017	$3,973,000

There were no assets or liabilities carried at fair value on a recurring basis at September 30, 2016.

NOTE 12 — LICENSING AGREEMENT - RELATED PARTY

During 2008, the Company entered into a ten-year licensing agreement with DE LLC, a related party. Under the license, the Company is authorized to use DE LLC’s brand properties in connection with the creation, promotion and operation of subscription based Internet social networking websites for children and young adults. The license requires that the Company pays to DE LLC royalties at the rate of fifteen percent of net sales from performance of the licensed activities. The Company did not use any of the brand properties related to this agreement and as such, there was no royalty expense for the three and nine months ended September 30, 2017 and 2016.

NOTE 13 — DEFERRED REVENUE

During the year ended December 31, 2014, the Company entered into agreements with various entities for the international distribution rights of a motion picture that was in production. As required by the distribution agreements, the Company received $1,418,368 of deposits for these rights that was recorded as deferred revenue on its condensed consolidated balance sheet. During the year ended December 31, 2016, the Company delivered the motion picture to various international distributors and recorded $1,371,687 of revenue from production from these deposits. As of September 30, 2017 and December 31, 2016, respectively, the Company has a balance of $20,303 and $46,681 as deferred revenue on its condensed consolidated balance sheets.

NOTE 14 — VARIABLE INTEREST ENTITIES

VIEs are entities that, by design, either (1) lack sufficient equity to permit the entity to finance its activities without additional subordinated financial support from other parties, or (2) have equity investors that do not have the ability to make significant decisions relating to the entity’s operations through voting rights, or do not have the obligation to absorb the expected losses or the right to receive the residual returns of the entity. The most common type of VIE is a special-purpose entity (“SPE”). SPEs are commonly used in securitization transactions in order to isolate certain assets, and distribute the cash flows from those assets to investors. The legal documents that govern the transaction specify how the cash earned on the assets must be allocated to the SPE’s investors and other parties that have rights to those cash flows. SPEs are generally structured to insulate investors from claims on the SPE’s, assets by creditors of other entities, including the creditors of the seller of the assets.

The primary beneficiary of a VIE is required to consolidate the assets and liabilities of the VIE. The primary beneficiary is the party that has both (1) the power to direct the activities of an entity that most significantly impact the VIE’s economic performance; and (2) through its interests in the VIE, the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE. To assess whether the Company has the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance, the Company considers all the facts and circumstances, including its role in establishing the VIE and its ongoing rights and responsibilities.

To assess whether the Company has the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE, the Company considers all of its economic interests, including debt and equity investments, servicing fees, and derivative or other arrangements deemed to be variable interests in the VIE. This assessment requires that the Company apply judgment in determining whether these interests, in the aggregate, are considered potentially significant to the VIE.

DOLPHIN ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

The Company performs ongoing reassessments of (1) whether entities previously evaluated under the majority voting-interest framework have become VIEs, based on certain triggering events, and therefore would be subject to the VIE consolidation framework, and (2) whether changes in the facts and circumstances regarding the Company’s involvement with a VIE cause the Company’s consolidation conclusion to change. The consolidation status of the VIEs with which the Company is involved may change as a result of such reassessments. Changes in consolidation status are applied prospectively with assets and liabilities of a newly consolidated VIE initially recorded at fair value unless the VIE is an entity which was previously under common control, which in that case is consolidated based historical cost. A gain or loss may be recognized upon deconsolidation of a VIE depending on the carrying amounts of deconsolidated assets and liabilities compared to the fair value of retained interests and ongoing contractual arrangements.

The Company evaluated certain entities of which it did not have a majority voting interest and determined that it had (1) the power to direct the activities of the entities that most significantly impact their economic performance and (2) had the obligation to absorb losses or the right to receive benefits from these entities. As such the financial statements of Max Steel Productions, LLC and JB Believe, LLC are consolidated in the balance sheets as of September 30, 2017 and December 31, 2016, and in the statements of operations and statements of cash flows presented herein for the three and nine months ended September 30, 2017 and 2016. These entities were previously under common control and have been accounted for at historical costs for all periods presented.

Following is summary financial information for the VIE’s:

	Max Steel Productions LLC					JB Believe LLC
(in USD)	As of and for the nine months ended September 30, 2017	As of and for the three months ended September 30, 2017	As of December 31, 2016	As of and for the nine months ended September 30, 2016	As of and for the three months ended September 30, 2016	As of and for the nine months ended September 30, 2017	As of and for the three months ended September 30, 2017	As of December 31, 2016	As of and for the nine months ended September 30, 2016	As of and for the three months ended September 30, 2016
Assets	9,597,807	9,597,807	12,327,887	n/a	n/a	—	—	240,269	n/a	n/a
Liabilities	(12,578,388)	(12,578,411)	(15,922,552)	n/a	n/a	(6,752,271)	(6,752,271)	(7,014,098)	n/a	n/a
Revenues	4,572,665	1,398,839	n/a	1,140,000	1,140,000	53,136	—	n/a	3,786	—
Expenses	(3,958,581)	(575,366)	n/a	(2,253,056)	(1,711,325)	(31,578)	(27,786)	n/a	(392,416)	(131,825)

DOLPHIN ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

NOTE 15 — STOCKHOLDERS’ EQUITY (DEFICIT)

A.

Preferred Stock

The Company’s Amended and Restated Articles of Incorporation authorize the issuance of 10,000,000 shares of preferred stock. The Board of Directors has the power to designate the rights and preferences of the preferred stock and issue the preferred stock in one or more series.

On February 23, 2016, the Company amended its Articles of Incorporation to designate 1,000,000 preferred shares as “Series C Convertible Preferred Stock” with a $0.001 par value which may be issued only to an “Eligible Series C Preferred Stock Holder”. On May 9, 2017, the Board of Directors of the Company approved the amendment of the Company’s articles of incorporation to reduce the designation of Series C Convertible Preferred Stock to 50,000 shares with a $0.001 par value. The amendment was approved by the Company’s shareholders on June 29, 2017 and the Company filed Amended and Restated Articles of Incorporation with the State of Florida (‘the Second Amended and Restated Articles of Incorporation”) on July 6, 2017. Pursuant to the Second Amended and Restated Articles of Incorporation, each share of Series C Convertible Preferred Stock will be convertible into one share of common stock (one half of a share post-split), subject to adjustment for each issuance of common stock (but not upon issuance of common stock equivalents) that occurred, or occurs, from the date of issuance of the Series C Convertible Preferred Stock (the “issue date”) until the fifth (5th) anniversary of the issue date (i) upon the conversion or exercise of any instrument issued on the issued date or thereafter issued (but not upon the conversion of the Series C Convertible Preferred Stock), (ii) upon the exchange of debt for shares of common stock, or (iii) in a private placement, such that the total number of shares of common stock held by an “Eligible Class C Preferred Stock Holder” (based on the number of shares of common stock held as of the date of issuance) will be preserved at the same percentage of shares of common stock outstanding held by such Eligible Class C Preferred Stock Holder on such date. An Eligible Class C Preferred Stock Holder means any of (i) DE LLC for so long as Mr. O’Dowd continues to beneficially own at least 90% and serves on the board of directors or other governing entity, (ii) any other entity in which Mr. O’Dowd beneficially owns more than 90%, or a trust for the benefit of others, for which Mr. O’Dowd serves as trustee and (iii) Mr. O’Dowd individually. Series C Convertible Preferred Stock will only be convertible by the Eligible Class C Preferred Stock Holder upon the Company satisfying one of the “optional conversion thresholds”. Specifically, a majority of the independent directors of the Board, in its sole discretion, must have determined that the Company accomplished any of the following (i) EBITDA of more than $3.0 million in any calendar year, (ii) production of two feature films, (iii) production and distribution of at least three web series, (iv) theatrical distribution in the United States of one feature film, or (v) any combination thereof that is subsequently approved by a majority of the independent directors of the Board based on the strategic plan approved by the Board. While certain events may have occurred that could be deemed to have satisfied this criteria, the independent directors of the Board have not yet determined that an optional conversion threshold has occurred. Except as required by law, holders of Series C Convertible Preferred Stock will only have voting rights once the independent directors of the Board determine that an optional conversion threshold has occurred. Only upon such determination, will the Series C Convertible Preferred Stock be entitled or permitted to vote on all matters required or permitted to be voted on by the holders of common stock and will be entitled to that number of votes equal to three votes for the number of Conversion Shares (as defined in the Certificate of Designation) into which such Holder’s shares of the Series C Convertible Preferred Stock could then be converted.

The Certificate of Designation also provides for a liquidation value of $0.001 per share and dividend rights of the Series C Convertible Preferred Stock on parity with the Company’s Common Stock.

Effective July 6, 2017, the Company amended its Articles of Incorporation to among other things cancel previous designations of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock.

B.

Common Stock

The Company’s Articles of Incorporation previously authorized the issuance of 200,000,000 shares of Common Stock. 250,000 shares had been designated for the 2012 Omnibus Incentive Compensation Plan (the “2012 Plan”). Shares issuable under the 2012 Plan were not registered pursuant to a registration statement on Form S-8 and, consequently, no awards were granted under the 2012 Plan. On June 29, 2017, the shareholders of the Company approved the 2017 Plan that replaced the 2012 Plan. On August 7, 2017, the Company filed a registration statement on Form S-8 to register 1,000,000 shares of Common Stock issuable under the Plan. As of September 30, 2017, 59,320 shares of restricted stock were issued under the 2017 Plan. The shares of restricted stock were issued on August 21, 2017 and have a vesting period of six months (February 21, 2018). Employees that received the awards must remain employed by the Company until the vesting date or they risk the forfeiture of the award.

DOLPHIN ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

Effective February 23, 2016, the Company amended its Amended Articles of Incorporation to increase the number of authorized shares of its Common Stock from 200,000,000 to 400,000,000. Effective September 14, 2017, the Company amended its Amended and Restated Articles of Incorporation to effectuate a 1:2 reverse stock split. As a result, the number of authorized shares of Common Stock was reduced from 400,000,000 to 200,000,000 shares.

On February 16, 2017, the Company entered into a subscription agreement pursuant to which the Company issued and sold to an investor 50,000 shares of Common Stock at a price of $10.00 per share. This transaction provided $500,000 in proceeds for the Company.

On March 30, 2017, the Company entered into a Membership Interest Purchase Agreement to acquire a 100% membership interest in 42West. The Company issued 615,140 shares of Common Stock at a price of $9.22 per share related to this transaction. See note 4 for further details on the acquisition.

On March 30, 2017, KCF Investments LLC and BBCF 2011 LLC exercised Warrants J and K to purchase 1,085,000 and 85,000, respectively, of shares of Common Stock at a purchase price of $0.03 per share. This transaction provided $35,100 in proceeds for the Company. See note 17 for further discussion.

On March 30, 2017, the Principal Sellers of 42West, exercised put options in the aggregate amount of 43,381 shares of Common Stock and were paid an aggregate total of $400,000 on April 10, 2017.

On April 13, 2017, the Company issued the following shares of Common Stock as per the 42West Acquisition agreement; (i) 172,275 to certain designated employees and (ii) 50,000 shares as an estimate for the Purchase Consideration withheld on the date of closing related to the working capital.

On April 13, 2017, the Company issued 3,254 shares of Common Stock to a consultant for services rendered during the month ended March 31, 2017. The shares were issued at a purchase price of $9.22 per share.

On April 13, 2017, T Squared partially exercised Class E Warrants and acquired 162,885 shares of our common stock pursuant to the cashless exercise provision in the related warrant agreement. T Squared had previously paid down $1,675,000 for these shares.

On May 5, 2017, the Principal Sellers of 42West exercised put options in the aggregate amount of 32,538 shares of Common Stock and were paid an aggregate total of $300,000 on June 2, 2017.

On June 22, 2017, one of the Principal Sellers of 42West exercised a put option for 8,134 shares of Common Stock and was paid $75,000 on July 10, 2017.

On August 2, 2017, the Company issued 2,886 shares of Common Stock to a consultant for services rendered during the second quarter of 2017. The shares were issued at a purchase price of $10.00 per share.

On August 12 and August 15, 2017 the Principal Sellers of 42West exercised put options in the aggregate amount of 32,538 shares of Common Stock and were paid an aggregate total of $300,000 on September 1, 2017.

On August 21, 2017, the Company issued 59,320 shares of restricted stock to certain employees pursuant to the 2017 Plan (see further discussion of the 2017 Plan above).

On September 19 and September 20, 2017, two of the Principal Sellers of 42West exercised put options in the aggregate amount of 16,268 shares of Common Stock and were paid an aggregate of $150,000 on October 10, 2017.

As of September 30, 2017, and December 31, 2016, the Company had 9,367,057 and 7,197,761 shares of Common Stock issued and outstanding, respectively.

DOLPHIN ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

C.

Noncontrolling Interest

On May 21, 2012, the Company entered into an agreement with a note holder to form Dolphin Kids Clubs, LLC (“Dolphin Kids Clubs”). Under the terms of the agreement, Dolphin converted an aggregate amount of $1,500,000 in notes payable and received an additional $1,500,000 during the year ended December 31, 2012 for a 25% membership interest in the newly formed entity. The Company holds the remaining 75% and thus controlling interest in Dolphin Kids Clubs. The purpose of Dolphin Kids Clubs is to create and operate online kids clubs for selected charitable, educational and civic organizations. The agreement encompasses kids clubs created between January 1, 2012 and December 31, 2016. It was a “gross revenue agreement” and the Company was responsible for paying all associated operating expenses. On December 29, 2016, as part of a global agreement with the 25% member of Dolphin Kids Clubs, the Company entered into a Purchase Agreement and acquired the 25% noncontrolling interest of Dolphin Kids Clubs. In exchange for the 25% interest, the Company issued Warrant “J” that entitles the warrant holder to purchase shares of common stock at a price of $0.03 per share. See notes 11 and 17 for further discussion of Warrant “J”.

NOTE 16 — EARNINGS (LOSS) PER SHARE

The following table sets forth the computation of basic and diluted income (loss) per share:

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Numerator:
Net income (loss)	$6,172,578	$(11,540,729)	$9,575,304	$(22,799,765)
Preferred stock deemed dividend	—	—	—	(5,227,247)
Numerator for basic income (loss) per share	6,172,578	(11,540,729)	9,575,304	(28,027,012)
Change in fair value of Warrants “J” and “K” (note 11)	(1,396,094)	—	(7,685,607)	—
Change in fair value of Put rights	(200,000)	—	—	—
Numerator for diluted income (loss) per share	$4,576,484	$(11,540,729)	$1,889,697	$(28,027,012)
Denominator:
Denominator for basic EPS — weighted–average shares	9,336,826	5,337,108	8,640,543	3,801,626
Effect of dilutive securities:
Warrants	3,704	—	501,918	—
Employee nonvested stock awards	25,556	—	8,612	—
Shares issuable in January 2018 in connection with the 42West acquisition (Note 4)	980,911	—	328,767	—
Put rights in connection with the 42West acquisition (Note 4)	35,821	—	—	—
Denominator for diluted EPS — adjusted weighted-average shares assuming exercise of warrants	10,382,818	5,337,108	9,479,840	3,801,626
Basic income (loss) per share	$0.66	$(2.16)	$1.11	$(7.37)
Diluted Income (loss) per share	$0.44	$(2.16)	$0.20	$(7.37)

Basic income (loss) per share is computed by dividing income or loss attributable to the shareholders of Common Stock (the numerator) by the weighted-average number of shares of Common Stock outstanding (the denominator) for the period. The denominator for diluted income per share assumes that any instruments convertible into Common Stock such as warrants, convertible securities, and any other Common Stock equivalents, if dilutive, were exercised and included outstanding shares during the period. In periods of losses, diluted loss per share is computed on the same basis as basic loss per share, as the inclusion of any other potential shares outstanding would be anti-dilutive.

The denominator for calculating diluted income per share for the three and nine months ended September 30, 2017 assumes that dilutive warrants were exercised at the beginning of the period and that nonvested stock granted to employees had been included in outstanding shares since the beginning of the period, or the grant date if later. The denominator for diluted income per share for the three and nine months ended September 30, 2017 assumes that the shares issuable in January 2018 in connection with the 42West acquisition had been outstanding since the beginning of the periods, and for the three months ended September 30, 2017 the denominator assumes that dilutive put rights issued to the Sellers in connection with the 42West acquisition had been settled by the Company at the beginning of the period.

DOLPHIN ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

For warrants that are carried as liabilities at fair value, when exercise is assumed in the denominator for diluted earnings per share, the related change in the fair value of the warrants recognized in the consolidated statements of operations for the period, is added back or subtracted from net income during the period. For the three and nine months ended September 30, 2017, dilutive warrant shares outstanding were assumed to have been exercised and included in the denominator for diluted loss per share, and the related gains recorded in the condensed consolidated statements of operations due to recording the decrease in fair value of the warrant liabilities during the three- and nine-month periods was subtracted from net income to arrive at the numerator for basic and diluted income (loss) per share.

In periods when the put rights are assumed to have been settled at the beginning of the period in calculating the denominator for diluted income per share, the related change in the fair value of put right liability recognized in the consolidated statements of operations for the period, is added back or subtracted from net income during the period. The denominator for calculating diluted income per share for the three months ended September 30, 2016 assumes the put rights had been settled at the beginning of the period, and therefore, the related income due to the decrease in the fair value of the put right liability during the three months ended September 30, 2017 is subtracted from net income. The put rights were not assumed to have been settled during the nine months ended September 30, 2017, as the effect on diluted income per share would have been antidilutive.

For the three and nine months ended September 30, 2017, the Common Stock that is issuable in January 2018 in connection with the 42West Acquisition was assumed to have been issued during the period in arriving at the denominator for diluted loss per share.

Due to the net losses reported for the three and nine months ended September 30, 2016, common equivalent shares such as warrants were excluded from the computation of diluted loss per share, as inclusion would be anti-dilutive for the periods presented.

For the nine months ended September 30, 2016, the Company reflected the preferred stock deemed dividend of $5,227,247 (note 15) related to exchange of Series A for Series B Preferred Stock in the numerator for calculating basic and diluted loss per share, as the loss for holders of Common Stock would be increased by that amount. Due to the net losses reported, dilutive common equivalent shares were excluded from the computation of diluted loss per share.

NOTE 17 — WARRANTS

A summary of warrants outstanding at December 31, 2016 and issued exercised and expired during the nine months ended September 30, 2017 is as follows:

Warrants:	Shares	Weighted Avg. Exercise Price
Balance at December 31, 2016	2,945,000	$5.98
Issued	—	—
Exercised	1,332,885	1.28
Expired	—	—
Balance at September 30, 2017	1,612,115	$9.28

On March 10, 2010, T Squared Investments, LLC (“T Squared”) was issued Warrant “E” for 175,000 shares of the Company at an exercise price of $10.00 per share with an expiration date of December 31, 2012. T Squared can continually pay the Company an amount of money to reduce the exercise price of Warrant “E” until such time as the exercise price of Warrant “E” is effectively $0.004 per share. Each time a payment by T Squared is made to Dolphin, a side letter will be executed by both parties that state the new effective exercise price of Warrant “E” at that time. At such time when T Squared has paid down Warrant “E” to an exercise price of $0.004 per share or less, T Squared shall have the right to exercise Warrant “E” via a cashless provision and hold for six months to remove the legend under Rule 144 of the Securities Act. During the years ended December 31, 2010 and 2011, T Squared paid down a total of $1,625,000. During the year ended December 31, 2016, T Squared paid $50,000 for the issuance of Warrants G, H and I as described below. Per the provisions of the Warrant Purchase Agreement, the $50,000 was to reduce the exercise price of Warrant “E”. On April 13, 2017, T Squared exercised 162,885 warrants using the cashless exercise provision, in the warrant agreement and received 162,885 shares of the Common Stock. Since T Squared applied the $1,675,000 that it had previously paid the Company to pay down the exercise price of the warrants, the exercise price for the remaining 12,115 warrants was recalculated and is currently $6.20 per share of Common Stock. T Squared did not make any payments during the nine months ended September 30, 2017 to reduce the exercise price of the warrants.

DOLPHIN ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

During the year ended December 31, 2012, T Squared agreed to amend a provision in a preferred stock purchase agreement (the “Preferred Stock Purchase Agreement”) dated May 2011 that required the Company to obtain consent from T Squared before issuing any Common Stock below the existing conversion price as defined in the Preferred Stock Purchase Agreement. As a result, the Company has extended the expiration date of Warrant “E” (described above) to September 13, 2015 and on September 13, 2012, the Company issued 175,000 warrants to T Squared (“Warrant “F”) with an exercise price of $10.00 per share. Under the terms of Warrant “F”, T Squared has the option to continually pay the Company an amount of money to reduce the exercise price of Warrant “F” until such time as the exercise price of Warrant “F” is effectively $0.004 per share. At such time, T Squared will have the right to exercise Warrant “F” via a cashless provision and hold for six months to remove the legend under Rule 144 of the Securities Act. The Company agreed to extend both warrants until December 31, 2018 with substantially the same terms as herein discussed. T Squared did not make any payments during the nine months ended September 30, 2017 to reduce the exercise price of the warrants.

On September 13, 2012, the Company sold 175,000 warrants with an exercise price of $10.00 per share and an expiration date of September 13, 2015 for $35,000. Under the terms of these warrants, the holder has the option to continually pay the Company an amount of money to reduce the exercise price of the warrants until such time as the exercise price is effectively $0.004 per share. At such time, the holder will have the right to exercise the warrants via a cashless provision and hold for six months to remove the legend under Rule 144 of the Securities Act. The Company recorded the $35,000 as additional paid in capital. The Company agreed to extend the warrants until December 31, 2018 with substantially the same terms as herein discussed. The holder of the warrants did not make any payments during the nine months ended September 30, 2017 to reduce the exercise price of the warrants.

On November 4, 2016, the Company issued a Warrant “G”, a Warrant “H” and a Warrant “I” to T Squared (“Warrants “G”, “H” and “I”). A summary of Warrants “G”, “H” and “I” issued to T Squared is as follows:

Warrants:	Number of Shares	Exercise price at September 30, 2017	Original Exercise Price	Fair Value as of September 30, 2017	Fair Value as of December 31, 2016	Expiration Date
Warrant “G”	750,000	$9.22	$10.00	$1,043,761	$3,300,671	January 31, 2018
Warrant “H”	250,000	$9.22	$12.00	715,215	1,524,805	January 31, 2019
Warrant “I”	250,000	$9.22	$14.00	1,015,607	1,568,460	January 31, 2020
	1,250,000			$2,774,583	$6,393,936

The Warrants “G”, “H” and “I” each contain an antidilution provision which in the event the Company sells grants or issues any shares, options, warrants, or any instrument convertible into shares or equity in any form below the then current exercise price per share of the Warrants “G”, “H” and “I”, then the then current exercise price per share for the warrants that are outstanding will be reduced to such lower price per share. Under the terms of the Warrants “G”, “H” and “I”, T Squared has the option to continually pay the Company an amount of money to reduce the exercise price of any of Warrants “G”, “H” and “I” until such time as the exercise price of Warrant “G”, “H” and/or “I” is effectively $0.02 per share. The Common Stock issuable upon exercise of Warrants “G”, “H” and “I” are not registered and will contain a restrictive legend as required by the Securities Act. At such time when the T Squared has paid down the warrants to an exercise price of $0.02 per share or less T Squared will have the right to exercise the Warrants “G”, “H” and “I” via a cashless provision and hold for six months to remove the legend under Rule 144 of the Securities Act.

On March 30, 2016, the Company issued shares of Common Stock at a purchase price of $9.22 per share related to the acquisition of 42West (note 4). As a result, the exercise price of each of Warrants “G”, “H” and “I” were reduced to $9.22.

Due to the existence of the antidilution provision, the Warrants “G”, “H” and “I” are carried in the condensed consolidated financial statements as of September 30, 2017 and December 31, 2016 as derivative liabilities at fair value (see note 11).

On December 29, 2016, in connection with the purchase by the Company of 25% of the outstanding membership interests of Dolphin Kids Club, LLC, the termination of an Equity Finance Agreement and the debt exchange of First Loan and Security Notes, Web Series Notes and Second Loan and Security Notes (See note 8), the Company issued Warrant “J” and Warrant “K” (Warrants “J” and “K”) to the seller. Each of the Warrants “J” and “K” had an exercise price of $0.03 per share and an expiration date of December 29, 2020.

DOLPHIN ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

The Warrants “J” and “K” each contained an antidilution provision that in the event the Company sells grants or issues any shares, options, warrants, or any instrument convertible into shares or equity in any form below the current exercise price per share of Warrants “J” and “K”, then the current exercise price per share for the Warrants “J” and “K” that are outstanding will be reduced to such lower price per share. The Common Stock issuable upon exercise of Warrants “J” and “K” are not registered and will contain a restrictive legend as required by the Securities Act. At such time as the exercise price is $0.01 per share or less, the holder will have the right to exercise the Warrants “J” and “K” via a cashless provision and hold for six months to remove the legend under Rule 144 of the Securities Act.

Due to the existence of the antidilution provision, the Warrants “J” and “K” were carried in the condensed consolidated balance sheet as of December 31, 2016 as derivative liabilities at a fair value of $12,993,342 for Warrant “J” and $1,017,912 for Warrant “K” (see note 11). On March 30, 2017, the holders of Warrants J and K exercised their warrants and were issued 1,170,000 shares of Common Stock. The Company received $35,100 of proceeds from the transaction.

NOTE 18 — OTHER RELATED PARTY TRANSACTIONS

On December 31, 2014, the Company and its CEO renewed his employment agreement for a period of two years commencing January 1, 2015. The agreement stated that the CEO was to receive annual compensation of $250,000 plus bonus. In addition, the CEO was entitled to an annual discretionary bonus as determined by the Company’s Board of Directors. The CEO was eligible to participate in all of the Company’s benefit plans offered to its employees. As part of his agreement, he received a $1,000,000 signing bonus in 2012 that is recorded in accrued compensation on the condensed consolidated balance sheets. Any unpaid and accrued compensation due to the CEO under this agreement will accrue interest on the principal amount at a rate of 10% per annum from the date of this agreement until it is paid. The agreement included provisions for disability, termination for cause and without cause by the Company, voluntary termination by executive and a non-compete clause. The Company accrued $2,437,500 and $2,250,000 of compensation as accrued compensation and $909,834 and $735,211 of interest in other current liabilities on its condensed consolidated balance sheets as of September 30, 2017 and December 31, 2016, respectively, in relation to Mr. O’Dowd’s employment. The Company recorded interest expense related to accrued compensation of $60,388 and $174,623, respectively, for the three and nine months ended September 30, 2017 and $54,081 and $156,404, respectively, for the three and nine months ended September 30, 2016, on the condensed consolidated statements of operations.

On October 14, 2015, the Company and Merger Subsidiary, a wholly owned subsidiary of the Company, entered into a merger agreement with Dolphin Films and DE LLC, both entities owned by a related party. Pursuant to the Merger Agreement, Merger Subsidiary agreed to merge with and into Dolphin Films with Dolphin Films surviving the Merger. As a result, during the nine months ended September 30, 2016, the Company acquired Dolphin Films. As consideration for the Merger, the Company issued 2,300,000 shares of Series B Convertible Preferred Stock (“Series B”), par value $0.10 per share, and 50,000 shares of Series C Convertible Preferred Stock, par value $0.001 per share to DE LLC.

On March 30, 2017, in connection with the 42West Acquisition, the Company and Mr. O’Dowd, as personal guarantor, entered into four separate Put Agreements with each of the Sellers of 42West, pursuant to which the Company has granted each of the Sellers the right to cause the Company to purchase up to an aggregate of 1,187,094 of their shares of Common Stock received as Consideration for a purchase price equal to $9.22 per share during certain specified exercise periods up until December 2020. Pursuant to the terms of one such Put Agreement between Mr. Allan Mayer, a member of the board of directors of the Company, and the Company, Mr. Mayer exercised Put Rights and caused the Company to purchase 32,537 shares of Common Stock at a purchase price of $9.22 for an aggregate amount of $300,000, during the period between March 30, 2017 (42West Acquisition date) and September 30, 2017.

On March 30, 2017, KCF Investments LLC and BBCF 2011 LLC, entities under the common control of Mr. Stephen L Perrone, an affiliate of the Company, exercised Warrants “J” and “K” and were issued an aggregate of 1,170,000 shares of the Company’s Common Stock at an exercise price of $0.03 per share.

DOLPHIN ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

NOTE 19 — SEGMENT INFORMATION

As a result of the 42West Acquisition (note 4), the Company has determined that as of the second quarter of 2017, it operates two reportable segments, the Entertainment Publicity Division (“EPD”) and the Content Production Division (“CPD”). The EPD segment is comprised of 42West and provides clients with diversified services, including public relations, entertainment content marketing and strategic marketing consulting. CPD is comprised of Dolphin Entertainment, Dolphin Films, and Dolphin Digital Studios and specializes in the production and distribution of digital content and feature films.

The profitability measure employed by our chief operating decision maker for allocating resources to operating divisions and assessing operating division performance is operating income (loss). All segments follow the same accounting policies as those described in Note 3.

Salaries and related expenses include salaries, bonus, commission and other incentive related expenses. Legal and professional expenses primarily include professional fees related to financial statement audits, legal, investor relations and other consulting services, which are engaged and managed by each of the segments. In addition, general and administrative expenses include rental expense and depreciation of property, equipment and leasehold improvements for properties occupied by corporate office employees.

In connection with the 42West Acquisition, the Company assigned $9,110,000 of intangible assets, less the amortization during the six months between the 42West Acquisition date (March 30, 2017) and September 30, 2017 of $498,666, and Goodwill of $14,351,368 to the EPD segment. Information presented for the EPD segment is for the period between the 42West Acquisition date (March 30, 2017) and September 30, 2017.

	Three months ended September 30, 2017	Nine months ended September 30, 2017
Revenue:
EPD	$5,409,175	$10,546,716
CPD	1,398,839	4,625,801
Total	$6,808,014	$15,172,517

Segment operating income (loss):
EPD	$1,432,148	$2,200,996
CPD	308,054	(1,161,828)
Total	1,740,202	1,039,168
Interest expense	(424,187)	(1,273,166)
Other income, net	4,856,563	9,809,302
Income before income taxes	$6,172,578	$9,575,304

As of September 30, 2017
Total assets:
EPD	$27,682,381
CPD	6,079,839
Total	$33,762,220

DOLPHIN ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

NOTE 20 — COMMITMENTS AND CONTINGENCIES

Litigation

On or about January 25, 2010, an action was filed by Tom David against Winterman Group Limited, Dolphin Digital Media (Canada) Ltd., Malcolm Stockdale and Sara Stockdale in the Superior Court of Justice in Ontario (Canada) alleging breach of a commercial lease and breach of a personal guaranty. On or about March 18, 2010, Winterman Group Limited, Malcolm Stockdale and Sara Stockdale filed a Statement of Defense and Crossclaim. In the Statement of Defense, Winterman Group Limited, Malcolm Stockdale and Sara Stockdale denied any liability under the lease and guaranty. In the Crossclaim filed against Dolphin Digital Media (Canada) Ltd., Winterman Group Limited, Malcolm Stockdale and Sara Stockdale seek contribution or indemnity against Dolphin Digital Media (Canada) Ltd. alleging that Dolphin Digital Media (Canada) agreed to relieve Winterman Group Limited, Malcolm Stockdale and Sara Stockdale from any and all liability with respect to the lease or the guaranty. On or about March 19, 2010, Winterman Group Limited, Malcolm Stockdale and Sara Stockdale filed a Third-Party Claim against the Company seeking contribution or indemnity against the Company, formerly known as Logica Holdings, Inc., alleging that the Company agreed to relieve Winterman Group Limited, Malcolm Stockdale and Sara Stockdale from any and all liability with respect to the lease or the guaranty. The Third-Party Claim was served on the Company on April 6, 2010. On or about April 1, 2010, Dolphin Digital Media (Canada) filed a Statement of Defense and Crossclaim. In the Statement of Defense, Dolphin Digital Media (Canada) denied any liability under the lease and in the Crossclaim against Winterman Group Limited, Malcolm Stockdale and Sara Stockdale, Dolphin Digital Media (Canada) seeks contribution or indemnity against Winterman Group Limited, Malcolm Stockdale and Sara Stockdale alleging that the leased premises were used by Winterman Group Limited, Malcolm Stockdale and Sara Stockdale for their own use. On or about April 1, 2010, Dolphin Digital Media (Canada) also filed a Statement of Defense to the Crossclaim denying any liability to indemnify Winterman Group Limited, Malcolm Stockdale and Sara Stockdale. The ultimate results of these proceedings against the Company cannot be predicted with certainty. On or about March 12, 2012, the Court served a Status Notice on all the parties indicating that since more than (2) years had passed since a defense in the action had been filed, the case had not been set for trial and the case had not been terminated, the case would be dismissed for delay unless action was taken within ninety (90) days of the date of service of the notice. The Company has not filed for a motion to dismiss and no further action has been taken in the case. The ultimate results of these proceedings against the Company could result in a loss ranging from 0 to $325,000. On March 23, 2012, Dolphin Digital Media (Canada) Ltd filed for bankruptcy in Canada. The bankruptcy will not protect the Company from the Third-Party Claim filed against it. However, the Company has not accrued for this loss because it believes that the claims against it are without substance and it is not probable that they will result in loss. As of September 30, 2017, the Company has not received any other notifications related to this action.

A putative class action was filed on May 5, 2017, in the United States District Court for the Southern District of Florida by Kenneth and Emily Reel on behalf of a purported nationwide class of individuals who attended the Fyre Music Festival, or the Fyre Festival, in the Bahamas on April 28-30, 2017. The complaint names several defendants, including 42West, along with the organizers of the Fyre Festival, Fyre Media Inc. and Fyre Festival LLC, individuals related to Fyre and another entity called Matte Projects LLC. The complaint alleges that the Fyre Festival was promoted by Fyre as a luxurious experience through an extensive marketing campaign orchestrated by Fyre and executed with the assistance of outside marketing companies, 42West and Matte, but that the reality of the festival did not live up to the luxury experience that it was represented to be. The plaintiffs assert claims for fraud, negligent misrepresentation and for violation of several states’ consumer protection laws. The plaintiffs seek to certify a nationwide class action comprised of “All persons or entities that purchased a Fyre Festival 2017 ticket or package or that attended, or planned to attend, Fyre Festival 2017” and seek damages in excess of $5,000,000 on behalf of themselves and the class. The plaintiffs sought to consolidate this action with five other class actions also arising out of the Fyre Festival (to which 42West is not a party) in a Multi District Litigation proceeding, which request was denied by the panel. We believe the claims against 42West are without merit and that we have strong defenses to the claims.

DOLPHIN ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

Tax Filings

The Company accrued $120,000 for estimated penalties associated with not filing certain information returns. The penalties per return are $10,000 per entity per year. The Company received notification from the Internal Revenue Service concerning information returns for the year ended December 31, 2009. The Company responded with a letter stating reasonable cause for the noncompliance and requested that penalties be abated. During 2012, the Company received a notice stating that the reasonable cause had been denied. The Company decided to pay the penalties and not appeal the decision for the 2009 Internal Revenue Service notification. There is no associated interest expense as the tax filings are for information purposes only and would not result in further income taxes to be paid by the Company. The Company made payments in the amount of $40,000 during the year ended December 31, 2012 related to these penalties. At each of September 30, 2017 and December 31, 2016, the Company had a remainder of $40,000 in accruals related to these late filing penalties which is presented as a component of other current liabilities.

Kids Club

Effective February 1, 2017, the Company notified US Youth Soccer Association, Inc., with whom it had entered into an agreement to create, design and host the US Youth Soccer Clubhouse website, that it would not renew the agreement. The Company did not record any revenues or expenses related to this website for the three and nine months ended September 30, 2017 and 2016.

On July 1, 2016, the Company and United Way Worldwide mutually agreed to terminate the agreement and agreement create and host an online kids club to promote United Way’s philanthropic philosophy and encourage literacy programs. Pursuant to the terms of the agreement the Company was responsible for the creation and marketing of the website, developing and managing the sponsorship package, and hiring of certain employees to administer the program. Each school sponsorship package was $10,000 with the Company earning $1,250. The remaining funds were used for program materials and the costs of other partners. During the nine months ended September 30, 2017, management decided to discontinue the online kids clubs at the end of 2017.

The Company recorded revenues of $6,225 and $27,253 related to the online kids clubs during the three and nine months ended September 30, 2016. There were no revenues generated by the online kids clubs during the three and nine months ended September 30, 2017.

Incentive Compensation Plan

On June 29, 2017, the shareholders of the Company approved the 2017 Plan which replaced the 2012 Plan. The 2017 Plan was adopted as a flexible incentive compensation plan that would allow us to use different forms of compensation awards to attract new employees, executives and directors, to further the goal of retaining and motivating existing personnel and directors and to further align such individuals’ interests with those of the Company’s shareholders. Under the 2017 Plan, the total number of shares of Common Stock reserved and available for delivery under the 2017 Plan (the “Awards”), at any time during the term of the 2017 Plan, will be 1,000,000 shares of Common Stock. The 2017 Plan imposes individual limitations on the amount of certain Awards, in part with the intention to comply with Section 162(m) of the Code. Under these limitations, in any fiscal year of the Company during any part of which the 2017 Plan is in effect, no participant may be granted (i) stock options or stock appreciation rights with respect to more than 300,000 Shares, or (ii) performance shares (including shares of restricted stock, restricted stock units, and other stock based-awards that are subject to satisfaction of performance goals) that the Committee intends to be exempt from the deduction limitations under Section 162(m) of the Code, with respect to more than 300,000 Shares, in each case, subject to adjustment in certain circumstances. The maximum amount that may be paid out to any one participant as performance units that the Committee intends to be exempt from the deduction limitations under Section 162(m) of the Code, with respect to any 12-month performance period is $1,000,000 (pro-rated for any performance period that is less than 12 months), and with respect to any performance period that is more than 12 months, $2,000,000. Through August 21, 2017, the Company issued 59,320 Shares as Awards to certain employees. There is a vesting period of six months. Through September 30, 2017, the Company recorded compensation expense of $103,760 on its condensed consolidated statement of operations.

DOLPHIN ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

Employee Benefit Plan

The Company’s wholly owned subsidiary, 42West, has a 401(K) profit sharing plan that covers substantially all employees of 42West.  Contributions to the plan are at discretion of management. The Company’s contributions were approximately $58,848 and $206,916 for the three and nine months ended September 30, 2017, respectively.

Employment Contracts

During 2015, 42West entered into seven separate three-year employment contracts with senior level management employees. The contracts define each individual’s compensation, along with specific salary increases mid-way through the term of each contract. Each individual was also guaranteed a percentage of proceeds if 42West was sold during the term of their contract. The percentages vary by executive. Termination for cause, death or by the employee would terminate the Company’s commitment on each of the contracts. During the six months between the 42West Acquisition date (March 30, 2017) and September 30, 2017, one of the seven senior level management employees left the Company. On July 11, 2017, the Company entered into a three-year employment agreement with a senior level management employee. Per the terms of the employment agreement, the employee is entitled to a base salary with a guaranteed increase of at least 7.5% of the base salary after 18 months of employment and periodic reviews throughout the term of the employment agreement. The employment agreement contains provisions for termination as a result of death or disability and entitles the employee to bonuses, commission, vacations and to participate in all employee benefit plans offered by the Company.

As a condition to the closing of the 42West Acquisition described in note 4, each of the three Principal Sellers has entered into employment agreements (the “Employment Agreements”) with the Company and will continue as employees of the Company for a three-year term. Each of the Employment Agreements provides for a base salary with annual increases and bonuses if certain performance targets are met. In addition, the Employment Agreements grant each Principal Seller an annual stock bonus of $200,000 to be calculated using the 30-day trading average of the Company’s Common Stock. The Employment Agreements also contain provisions for termination and as a result of death or disability. During the term of the Employment Agreement, the Principal Sellers shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company as well as are entitled to paid vacation in accordance with the Company’s policy. Each of the Employment Agreements contains lock-up provisions pursuant to which each Principal Seller has agreed not to transfer any shares of Common Stock in the first year, no more than 1/3 of the Initial Consideration and Post-Closing Consideration received by such Seller in the second year and no more than an additional 1/3 of the Initial Consideration and Post-Closing Consideration received by such Seller in the third year, following the closing date of the 42West Acquisition.

Talent, Director, Producer and Other Participations

Per agreements with talent, directors and producers on certain projects, the Company will be responsible for bonus and back end payments upon release of a motion picture and achieving certain box office performance as determined by the individual agreements. The Company cannot estimate the amounts that will be due as these are based on future box office performance. In addition, payments may be due to the guarantor of the P&A loan of Max Steel from future domestic distribution revenues of the film. However, based on the information provided by our distributor, the motion picture is not expected to generate sufficient domestic distribution revenues to trigger these payments. As of September 30, 2017 and December 31, 2016, the Company had not recorded any liability related to these participations.

Leases

42West is obligated under an operating lease agreement for office space in New York, expiring in December 2026. The lease is secured by a standby letter of credit amounting to $677,354, and provides for increases in rent for real estate taxes and building operating costs. The lease also contains a renewal option for an additional five years.

42West is obligated under an operating lease agreement for office space in California, expiring in December 2021. The lease is secured by a cash security deposit of $44,788 and a standby letter of credit amounting to $100,000 at September 30, 2017. The lease also provides for increases in rent for real estate taxes and operating expenses, and contains a renewal option for an additional five years, as well as an early termination option effective as of February 1, 2019. Should the early termination option be executed, the Company will be subject to a termination fee in the amount of approximately $637,000. The Company does not expect to execute such option.

DOLPHIN ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2017

On November 1, 2011, the Company entered into a 60 month lease agreement for office space in Miami with an unrelated party. The lease expired on October 31, 2016 and the Company extended the lease until December 31, 2017 with substantially the same terms as the original lease.

On June 1, 2014, the Company entered into a 62 month lease agreement for office space in Los Angeles, California. The monthly rent is $13,746 with annual increases of 3% for years 1-3 and 3.5% for the remainder of the lease. The Company is also entitled to four half months of free rent over the life of the agreement. On June 1, 2017, the Company entered into an agreement to sublease the office space in Los Angeles, California. The sublease is effective June 1, 2017 through July 31, 2019 and the Company will receive (i) $14,891.50 per month for the first twelve months, with the first two months of rent abated and (ii) $15,338.25 per month for the remainder of the sublease.

Future minimum annual rent payments are as follows:

Period ended September 30, 2017
October 1, 2017 – December 31, 2017	$345,403
2018	1306,473
2019	1,329,613
2020	1,433,403
2021	1,449,019
Thereafter	4,675,844
$10,539,756

Rent expense, including escalation charges, amounted to approximately $292,415 and $924,389, respectively, for the three and nine months ended September 30, 2017.

Motion Picture Industry Pension Accrual

42West is a contributing employer to the Motion Picture Industry Pension Individual Account and Health Plans (collectively the “Plans”), two multiemployer pension funds and one multiemployer welfare fund, respectively, that are governed by the Employee Retirement Income Security Act of 1974, as amended. The Plans intend to conduct an audit of 42West’s books and records for the period June 7, 2011 through August 20, 2016 in connection with the alleged contribution obligations to the Plans. Based on a recent audit for periods prior to June 7, 2011, 42West expects that the Plan may seek to collect approximately $300,000 in pension plan contributions, health and welfare plan contributions and union once the audit is completed. The Company believes the exposure to be probable and has recognized this liability in other current liabilities on the condensed consolidated balance sheets as of September 30, 2017.

NOTE 21 – SUBSEQUENT EVENTS

On September 19 and September 20, 2017, two of the Principal Sellers of 42West exercised put options in the aggregate amount of 16,268 shares of Common Stock and were paid an aggregate of $150,000 on October 10, 2017.

On October 10 and 18, 2017, the Company entered into agreements with two note holders to extend the maturity date of each of their promissory notes until December 15, 2017. The interest rate for one of the promissory notes increased from 10% to 12%.

Financial Statements

For the Years Ended December 31, 2016 and 2015

42West, LLC

Independent Auditor’s Report

Chief Operating Officer
42West, LLC
220 West 42nd Street
12th Floor
New York, NY 10036

We have audited the accompanying financial statements of 42West, LLC, which comprise the balance sheets as of December 31, 2016 and 2015, and the related statements of operations, changes in members’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 42West, LLC as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

June 7, 2017

42West, LLC
Balance Sheets

	December 31,
	2016	2015
Assets
Current Assets:
Cash	$1,279,056	$2,161,073
Accounts receivable (net of allowance for doubtful accounts of $184,000 and $165,000, respectively)	1,337,806	1,168,921
Shares receivable	—	220,000
Prepaid income taxes	26,150	—
Total Current Assets	2,643,012	3,549,994

Property, Equipment and Leasehold Improvements, Net	1,115,515	785,733
Investments	220,000	—
Security Deposits	45,563	45,563
Total Assets	$4,024,090	$4,381,290

Liabilities and Members’ Equity
Current Liabilities:
Bank loans payable	$350,000	$—
Current portion of note payable to a former member	300,000	300,000
Accounts payable	435,110	350,441
Accrued expenses	261,053	712,792
Settlement accrual, current portion	300,000	340,000
Income taxes payable	—	94,817
Deferred rent, current portion	47,774	112,477
Deferred landlord reimbursement, current portion	98,501	98,501
Deferred tax liability	1,000	13,000
Total Current Liabilities	1,793,438	2,022,028

Long-Term Liabilities:
Note payable to a former member, net of current portion	225,000	525,000
Settlement accrual, noncurrent portion	—	260,000
Deferred rent, noncurrent portion	383,502	356,080
Deferred landlord reimbursement, noncurrent portion	385,794	484,295
Total Long-Term Liabilities	994,296	1,625,375
Total Liabilities	2,787,734	3,647,403
Members’ Equity	1,236,356	733,887
Total Liabilities and Members’ Equity	$4,024,090	$4,381,290

See accompanying notes to financial statements.

42West, LLC

Statements of Operations

	Year Ended December 31,
	2016	2015
Revenue	$18,563,749	$19,769,891
Operating Expenses	13,593,299	13,413,057
Operating Income Before Guaranteed Payments, Expenses Billed to Clients and Settlement Expense	4,970,450	6,356,834
Guaranteed Payments	1,197,660	1,197,660
Expenses Billed to Clients	1,234,064	1,633,701
Settlement Expense	40,000	60,000
Operating Income	2,498,726	3,465,473

Other Expenses:
Loss on disposal of equipment	—	43,138
Interest expense	21,505	14,825
Total Other Expenses	21,505	57,963

Income before Provision for Income Taxes	2,477,221	3,407,510
Provision for Income Taxes	59,752	225,140
Net Income	$2,417,469	$3,182,370

See accompanying notes to financial statements.

42West, LLC

Statements of Changes in Members’ Equity

	Year Ended December 31,
	2016	2015
Members’ Equity, Beginning of Period	$733,887	$17,517
Net income	2,417,469	3,182,370
Less: Members’ distributions	(1,915,000)	(2,466,000)
Members’ Equity, End of Period	$1,236,356	$733,887

See accompanying notes to financial statements.

42West, LLC

Statements of Cash Flows

	Year Ended December 31,
	2016	2015
Cash Flows From Operating Activities:
Net income	$2,417,469	$3,182,370
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	213,846	211,794
Deferred rent	(37,280)	(51,901)
Amortization of landlord reimbursement	(98,501)	(98,501)
Loss on disposal of equipment	—	43,138
Shares receivable	—	(220,000)
Changes in operating assets and liabilities:
Accounts receivable	(168,885)	189,310
Accounts payable	84,668	132,373
Accrued expenses	(451,739)	(118,642)
Settlement accrual	(300,000)	60,000
Deferred taxes	(12,000)	22,000
Income taxes payable/receivable	(120,967)	55,699
Net Cash Provided By Operating Activities	1,526,611	3,407,640

Cash Flows From Investing Activities:
Purchase of equipment and leasehold improvements	(543,628)	(78,495)
Net Cash Used In Investing Activities	(543,628)	(78,495)

Cash Flows From Financing Activities:
Repayment of note payable to a former member	(300,000)	(300,000)
Proceeds from revolving credit facility	350,000	—
Distributions	(1,915,000)	(2,466,000)
Net Cash Used In Financing Activities	(1,865,000)	(2,766,000)

Net (Decrease) Increase in Cash	(882,017)	563,145
Cash, Beginning of Period	2,161,073	1,597,928
Cash, End of Period	$1,279,056	$2,161,073

Supplemental Disclosures of Cash Flow Information:
Interest	$21,505	$14,825
Income taxes	$123,950	$147,441

Supplemental Disclosure of Noncash Investing Activities:
Conversion of shares receivable	$220,000	$—

See accompanying notes to financial statements.

42West, LLC

Notes to Financial Statements

1.  Principal Business Activities

Organization and Business Activities

42West, LLC (the “Company”) was organized, pursuant to the laws of the State of Delaware in March 2005, as a public relations firm specializing in “A” list entertainment industry clientele with offices in New York and California. The Company will continue in operation as provided for in the operating agreement.

Basis of Presentation

The accompanying financial statements for the years ended December 31, 2016 and 2015 are stated in conformity with generally accepted accounting principles. The operating results for the periods presented are not necessarily indicative of results that may be expected for any other period or for the full year. In the opinion of management, the accompanying financial statements contain all necessary adjustments, consisting only of those of a recurring nature, and disclosures to present fairly the Company’s financial position and the results of its operations and cash flows for the periods presented.

2.  Summary of Significant Accounting Policies

Use of Estimates in Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash

The Company maintains an account in a bank located in the New York metropolitan area. The excess of deposit balances reported by the bank over amounts that would have been covered by federal insurance was approximately $355,000 and $1,404,000 at December 31, 2016 and 2015, respectively.

Accounts Receivable and Allowance for Doubtful Accounts

The Company’s trade accounts receivable are recorded at amounts billed to customers, and presented on the balance sheet net of the allowance for doubtful accounts. The allowance is determined by various factors, including the age of the receivables, current economic conditions, historical losses and other information management obtains regarding the financial condition of customers. The policy for determining the past due status of receivables is based on how recently payments have been received. Receivables are charged off when they are deemed uncollectible.

Depreciation and Amortization

Property, equipment, and improvements are stated at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the lesser of the term of the related lease or the estimated useful lives of the assets.

Revenue Recognition

Revenue consists of fees from the performance of professional services and billings for direct costs reimbursed by clients. Fees are generally recognized on a straight-line or monthly basis which approximates the proportional performance on such contracts. Direct costs reimbursed by clients are billed as pass-through revenue with no mark-up.

Deferred revenue represents customer advances or amounts allowed to be billed under the contracts for work that has not yet been performed or expenses that have not yet been incurred.

42West, LLC

Notes to Financial Statements

Income Taxes

The Company is taxed as a partnership for federal, New York State, and California state tax purposes, whereby the Company’s income is reported by the members. Accordingly, no provision has been made for federal, New York State, and California State income taxes. The Company remains liable for New York City Unincorporated Business tax.

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that it believes these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If the Company determines that it would be able to realize deferred tax assets in the future in excess of their recorded amount, it would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

Guaranteed Payments

Guaranteed payments to members that are intended as compensation for services rendered are accounted for as Company expenses rather than as allocations of the Company’s net income.

Deferred Landlord Reimbursement

Deferred landlord reimbursement represents the landlord’s reimbursement for tenant improvements of the Company’s office space. Such amount is amortized on a straight-line basis over the term of the lease.

Deferred Rent

Deferred rent consists of the excess of the rent expense recognized on the straight-line basis over the payments required under certain office leases.

Investments

Investments in equity securities are recorded at cost. Under this method, the Company’s share of earnings or losses of such investee companies is not included in the balance sheet or statement of operations. However, impairment changes are recognized in the statement of operations. If circumstances suggest that the value of the investee company has subsequently been recovered, such recovery is not recorded.

Advertising Costs

Advertising costs, which are included in operating expenses, are charged to expense as incurred. Advertising expense amounted to approximately $32,000 and $72,000 for the years ended December 31, 2016 and 2015, respectively.

42West, LLC

Notes to Financial Statements

3.  Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers.” ASU 2014-09 represents a comprehensive new revenue recognition model that requires a company to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled to receive in exchange for those goods or services. This ASU sets forth a new five-step revenue recognition model which replaces the prior revenue recognition guidance in its entirety and is intended to eliminate numerous industry-specific pieces of revenue recognition guidance that have historically existed. In August 2015, the FASB issued ASU 2015-14, “ Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date,” which deferred the effective date of ASU 2014-09 by one year, but permits entities to adopt one year earlier if they choose (i.e., the original effective date). As such, ASU 2014-09 will be effective for annual and interim reporting periods beginning after December 15, 2018. In addition, during March 2016, April 2016, May 2016 and December 2016, the FASB issued ASU 2016-08, “Revenue from Contracts with Customers (Topic 606): Principal versus Agent Consideration (Reporting Revenue Gross versus Net,” ASU No. 2016-10, “Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing,” ASU  2016-12 “Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients” and ASU 2016-20, “Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers (Topic 606),” respectively. These additional amendments clarified the revenue recognition guidance on reporting revenue as a principal versus agent, identifying performance obligations, accounting for intellectual property licenses and on transition, collectability, noncash consideration and the presentation of sales and other similar taxes. The Company is currently evaluating the impact of this standard on the Company’s results of operations and financial position including possible transition alternatives.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842).” The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. ASU 2016-02 is effective for annual periods beginning after December 15, 2018, including interim periods within those annual periods, with early adoption permitted. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is currently evaluating the potential impact of the adoption of this standard.

4.  Property, Equipment and Leasehold Improvements

Property, equipment and leasehold improvements consist of:

	December 31,
	2016	2015
Furniture and fixtures	$611,893	$234,195
Computers and equipment	626,611	460,680
Leasehold improvements	804,770	804,770
	2,043,274	1,499,645
Less: Accumulated depreciation	(927,759)	(713,912)
	$1,115,515	$785,733

The Company depreciates furniture and fixtures over a useful life of seven years, computer and equipment over a useful life of five years, and leasehold improvements over the remaining term of the related lease (Note 12).

5.  Accrued Expenses

Accrued expenses consist of:

	December 31,
	2016	2015
Bonuses	$61,357	$583,437
Commissions	151,000	73,316
Credit card liabilities	—	30,318
Other accrued expenses	48,696	25,721
	$261,053	$712,792

42West, LLC

Notes to Financial Statements

6.  Line of Credit

The Company has a $1,500,000 revolving credit line agreement with City National Bank, which matures on April 1, 2017. Borrowings bear interest at the bank’s prime lending rate plus 0.875% (4.625% at December 31, 2016). The debt, including letters of credit outstanding, is collateralized by substantially all of the Company’s assets, and guaranteed by certain members of the Company. The credit agreement requires the Company to meet certain covenants and includes limitations on distributions to members. The Company is in compliance with covenants. At December 31, 2016, the outstanding loan balance was $350,000 and there was no outstanding loan balance at December 31, 2015. The Company incurred interest expense of $21,505 and $14,825 for the years ended December 31, 2016 and 2015, respectively.

7.  Note Payable to a Former Member

Effective August 31, 2011, the Company redeemed the interest of a member for $2,625,000. The redemption agreement includes certain terms relating to the adjustment of purchase price for failure to collect certain account receivables and provisions for acceleration of scheduled payments under conditions described in the agreement. As of December 31, 2012, all stated accounts receivable were collected. The note is payable in quarterly installments, as defined in the agreement, through September 30, 2018. In the event the Company defaults under the obligation, the former member will be entitled to receive a membership interest in proportion to the unpaid balance. The outstanding principal, along with any accrued interest, shall be payable in full  if any of the following transactions occur prior to December 31, 2018: (i) four or more of the current members sell at least 50% of their membership interest in the Company to any party other than a trust, current members, or employees; (ii) one or more third parties acquire more than 50% of membership interest in the Company, (iii) the Company sells, assigns, transfers, or otherwise disposes all or substantially all of its assets and/or business, or (iv) the Company is merged into another party whereby the Company ceases to exist, or the members no longer own a controlling interest in the Company.

Future payments on this redemption are as follows:

Period ended December 31,
2017	$300,000
2018	225,000
$525,000

8.  Investments

Investments, at cost, consist of the following:

	December 31,
	2016	2015
The Virtual Reality Company (“VRC”)	$220,000	$—

In exchange for services rendered to VRC throughout the year ended December 31, 2015, the Company received both cash consideration and a promissory note that was convertible into common stock of VRC. On April 7, 2016, VRC closed an equity financing round for approximately $22,700,000 of common stock issued to a third party investor, which triggered the conversion of all outstanding promissory notes into common stock of VRC. The Company’s $220,000 investment in VRC represents 344,890 shares of common stock, a less than 1% ownership interest in VRC. Investment in VRC is recorded at cost.

42West, LLC

Notes to Financial Statements

9.  Income Taxes

The components of income tax expense are as follows:

	Year Ended December 31,
	2016	2015
Current	$71,252	$203,140
Deferred	(12,000)	22,000
	$59,752	$225,140

The Company is a partnership and is not subject to federal or state income tax in general.  It is only subject to tax in New York City which has a statutory rate of 4%.  Net deferred assets and liabilities are as follows:

	December 31,
	2016	2015
Deferred tax assets:
Effect of cash basis accounting adjustments	$54,000	$34,000
Deferred tax liabilities:
Effect of cash basis accounting adjustments	(55,000)	(47,000)
Net deferred tax liability	$(1,000)	$(13,000)

The Company may be subject to examination by the Internal Revenue Service (“IRS”) as well as states for calendar years 2013 through 2016. The Company has not been notified of any federal or state income tax examinations.

10.  Employee Benefits Plan

The Company has a 401(k) profit sharing plan that covers substantially all employees. Contributions to the plan are at the discretion of the Company’s management. The Company’s contributions were approximately $228,000 and $221,000 for the years ended December 31, 2016 and 2015, respectively.

11.  Members’ Agreement

In the event of death, disability or withdrawal of a member, the Company is obligated to purchase the entire membership interest owned by such member, according to the terms as defined by the operating agreement.

In addition, the Company maintains key man life insurance and disability insurance for each member.

12.  Commitments and Contingencies

Leases

The Company is obligated under a sublease operating agreement for office space in New York expiring in December 2016. The lease provides for increases in rent for real estate taxes and building operating costs, all of which is personally guaranteed by certain members of the Company so long as the Company remains in possession of the subleased premises. On July 19, 2016, the Company entered into an operating lease agreement for new office space in New York commencing December 1, 2016. The lease is secured by a standby letter of credit amounting to $677,354, and provides for increases in rent for real estate taxes and building operating costs. The lease also contains a renewal option for an additional five years.

The Company is obligated under an operating lease agreement for office space in California, expiring in December 2021. The lease is secured by a cash security deposit of $44,788 and a standby letter of credit amounting to $100,000 at September 30, 2016. The lease also provides for increases in rent for real estate taxes and operating expenses, and contains a renewal option for an additional five years, as well as an early termination option effective as of February 1, 2019. Should the early termination option be executed, the Company will be subject to a termination fee in the amount of approximately $637,000. The Company does not expect to execute such option.

42West, LLC

Notes to Financial Statements

Future minimum annual rent payments are as follows:

Period ended December 31,
2017	$1,289,187
2018	1,303,478
2019	1,326,535
2020	1,433,403
2021	1,449,019
Thereafter	4,675,845
$11,477,467

Rent expense, including escalation charges, amounted to approximately $1,115,000 and $941,000 for the years ended December 31, 2016 and 2015, respectively.

Employment Contract

The Company entered into seven new three-year employment contracts with senior level management employees during 2015, none of which are equity partners. The contracts defined each individual’s compensation, along with specific salary increases mid-way through the term of each contract. Each individual was also guaranteed a percentage of proceeds if the Company was sold during the term of their contract. The percentages vary by executive. Termination by cause, death, or by the employee would terminate the Company’s commitment on each contract. Each employee is entitled to severance compensation if terminated without cause.

13.  Settlement Expense

The Company is a contributing employer to the Motion Picture Industry Pension, Individual Account, and Health Plans (collectively, the “Plans”), two multiemployer pension funds and one multiemployer welfare fund, respectively, that are governed by the Employee Retirement Income Security Act of 1974, as amended. In the past, the Company had disputed that certain employees were not union members and, as such, were not eligible to participate in the Plans. Pursuant to audit results that were settled during the year ended December 31, 2016 between the Plans and the Company, the employees were determined to be union members. Based on the Plans’ audit results for the period from June 6, 2007 through June 6, 2011, the Company was liable to the Plans for delinquent pension plan contributions, health and welfare plan contributions, and union dues in the amount of $340,000, which was expensed prior to January 1, 2014 and paid in August 2016.

The Plans intend to conduct a second audit of the Company’s books and records for the period from June 7, 2011 through August 20, 2016 in connection with the Company’s alleged contribution obligations to the Plans. Based on the settled audit by the Plans for the period from June 6, 2007 through June 6, 2011, the Company expects that the Plans may seek to collect approximately $300,000 in delinquent pension plan contributions, health and welfare plan contributions, and union dues from the Company after the audit is completed. The Company believes this exposure to be probable and, therefore, has recorded this liability and recognized the expenses ratably throughout the period under audit.

14.  Subsequent Events

On March 30, 2017 the Company and its members (the “Sellers”) entered into a Membership Interest Purchase Agreement (the “Agreement”) with Dolphin Digital Media, Inc. (“Dolphin”), a Florida corporation, whereby Dolphin agreed to purchase 100% of the membership interests of the Sellers in exchange for shares of common stock in Dolphin. As of March 30, 2017, the Company became a wholly-owned subsidiary of Dolphin.

42West, LLC

Notes to Financial Statements

Simultaneous with the execution of the Agreement, the Sellers transferred their membership interests in exchange for shares of Dolphin common stock, based on purchase price of (i) $18,666,667 (based on the Dolphin’s 30-trading-day average stock price prior to the closing date of $4.61 per share); (ii) minus the Company’s indebtedness at the time of closing; (iii) minus the Company’s transaction expenses; and (iv) plus the Company’s working capital at the time of closing in excess of $500,000, or minus the excess of $500,000 over the Company’s working capital at the time of closing. Pursuant to the Agreement, Dolphin issued 1,230,280 shares of common stock on the closing date to the Sellers, and will issue an additional 1,961,821 shares of common stock to the Sellers and certain employees on January 2, 2018. Dolphin also issued 344,550 shares of common stock to certain employees on April 13, 2017, and may issue up to 118,655 shares of common stock as bonuses to certain employees during 2017.

The Agreement provides for additional shares of Dolphin common stock to be calculated and issued to the selling members based on EBITDA of the Company’s business segment for each of the calendar years 2017, 2018, and 2019, subject to certain thresholds as defined in the Agreement. Pursuant to a promissory note agreement with a former member (Note 8), upon closing of this transaction the Company paid $300,000 in cash to the former member with the remaining $225,000 is to be paid in January 2018 as repayment of the promissory note, the total of which decreased the amount of common stock issued to the selling members.

Upon closing, three of the Sellers entered into employment agreements with Dolphin, and all of the Sellers entered into put agreements with Dolphin. Pursuant to the terms and subject to the conditions set forth in the put agreements, Dolphin has granted the Sellers the right, but not obligation, to cause Dolphin to purchase up to an aggregate of 2,374,187 of their shares of common stock received as consideration for a purchase price equal to $4.61 per share during certain specified exercise periods set forth in the put agreements through December 2020.

In addition, in connection with the transaction, on March 30, 2017, Dolphin entered into a registration rights agreement with the Sellers (the “Registration Rights Agreement”) pursuant to which the Sellers are entitled to rights with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”). All fees, costs and expenses of underwritten registrations under the Registration Rights Agreement will be borne by Dolphin. At any time after the one-year anniversary of the Registration Rights Agreement, Dolphin will be required, upon the request of such Sellers holding at least a majority of the consideration received by the Sellers, to file a registration statement on Form S-1 and use its reasonable efforts to effect a registration covering up to 25% of the consideration received by the Sellers. In addition, if Dolphin is eligible to file a registration statement on Form S-3, upon the request of such Sellers holding at least a majority of the consideration received by the Sellers, Dolphin will be required to use its reasonable efforts to effect a registration of such shares on Form S-3 covering up to an additional 25% of the consideration received by the Sellers. Dolphin is required to effect only one registration on Form S-1 and one registration statement on Form S-3, if eligible. The right to have the consideration received by the Sellers registered on Form S-1 or Form S-3 is subject to other specified conditions and limitations.

On April 27, 2017, the Company drew $250,000 from the Line of Credit to be used for working capital. In addition, the maturity date of the Line of Credit was extended to August 1, 2017. All other terms of the Line of Credit remain the same.

Subsequent events have been evaluated through June 7, 2017, which is the date the financial statements were available to be issued.

DOLPHIN ENTERTAINMENT, INC.

$5,011,875

Units

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PROSPECTUS

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Joint Book-Running Managers

Maxim Group LLC	Ladenburg Thalmann

December 20, 2017